As filed with the Securities and Exchange
            Commission on December 12, 2000 Registration No. 333-47084

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                              ---------------------

                        PRE-EFFECTIVE AMENDMENT NO. 2 TO
                         FORM S-1 REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                             ----------------------

                                 NCT GROUP, INC.
               (Exact name of Registrant as specified in Charter)

                        Delaware                            59-2501025
             (State or Other Jurisdiction                (I.R.S. Employer
                Of Incorporation or                      Identification No.)
                   Organization)

                 20 Ketchum Street, Westport, Connecticut 06880
                                 (203) 226-4447
       (Address, Including Zip Code, and Telephone Number, Including Area
               Code, of Registrant's Principal Executive Offices)

                                  CY E. HAMMOND
                 SENIOR VICE PRESIDENT, CHIEF FINANCIAL OFFICER
                 20 KETCHUM STREET, WESTPORT, CONNECTICUT 06880
                                 (203) 226-4447
     (Name and Address, Including Zip Code, and Telephone Number, Including
                        Area Code, of Agent for Service)
                  Copies of all communications and notices to:

                            WILLIAM P. O'NEILL, ESQ.
                              CROWELL & MORING LLP
                            1001 PENNSYLVANIA AVE, NW
                              WASHINGTON, DC 20004
                                 (202) 624-2500

          APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC:
   From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]


                                     CALCULATION OF REGISTRATION FEE


                                              PROPOSED MAXIMUM    PROPOSED MAXIMUM
TITLE OF SHARES TO BE       AMOUNT TO BE       AGGREGATE PRICE     AGGREGATE OFFERING         AMOUNT OF
     REGISTERED             REGISTERED(1)        PER UNIT               PRICE            REGISTRATION FEE
---------------------    ------------------   ----------------    ------------------     ----------------
    COMMON STOCK         90,761,040 SHARES       $0.3090 (2)       $28,045,161 (2)         $7,403.92 (2)


(1) Inaccordance with Rule 416 promulgated under the Securities Act of 1933, this registration statement also covers such indeterminate number of additional shares of common stock as may become issuable upon conversion of NCT Group, Inc.'s (the "Company") Series G Convertible Preferred Stock to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) promulgated under the Securities Act of 1933, based on the average of the high and low prices for the common stock on the NASD OTC Bulletin Board on September 25, 2000. The fees noted above were paid by the registrant on September 27, 2000 and September 28, 2000 in connection with the filing of this registration statement.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                                   PROSPECTUS

                                 NCT GROUP, INC.

                  90,761,040 shares of Common Stock for resale
                             by Selling Stockholders

NCT GROUP, INC.                               We design and develop products and
20 Ketchum Street                          license technologies which permit the
Westport, Connecticut 06880               manipulation of sound and signal waves
                                            to enhance signals and reduce noise.

Certain shareholders of NCT Group, Inc. (the "Selling Stockholders") are offering 90,761,040 shares of the Company's common stock for sale at prevailing market prices. The Company's common stock currently trades under the symbol "NCTI" on the NASD's OTC Bulletin Board. We will not receive any proceeds from the sale of our common stock by the Selling Stockholders except in circumstances where the net proceeds from such sales exceed our obligations to certain of the Selling Stockholders, if ever. The shares being offered hereby consist of:

o 23,529,412 shares of common stock that the Company may issue upon the conversion of the Company's secured convertible notes;

o 4,682,941 shares of common stock that the Company may issue as interest upon conversion of the Company's secured convertible notes;

o 83,625 shares of common stock that the Company may issue upon the exercise of replacement warrants the Company issued to the principals of the placement agent for certain of the Company's financing transactions;

o 4,820,000 additional shares of common stock of the Company that the Company may issue upon the conversion of issued and outstanding shares of the Company's Series G Convertible Preferred Stock in accordance with the Series G Certificate of Designations, as amended;

o 602,000 shares of common stock that the Company may issue to pay the cumulative dividend on the stated value of the issued and outstanding shares of the Company's Series G Convertible Preferred Stock as provided in the Series G Certificate of Designations, as amended;

o 12,500,000 shares of common stock that the Company may issue in exchange for 2,000 shares of common stock of its subsidiary, ConnectClearly.com, Inc., held by three accredited investors;

o 7,405,214 shares of common stock that the Company issued to acquire 100% of the capital stock of Theater Radio Network, Inc.;

o 7,126,548 shares of common stock that the Company issued in conjunction with its purchase of 100% of the common stock of Midcore Software, Inc.;

o 9,523,810 shares of common stock issued by the Company as prepaid development costs pursuant to an amended strategic alliance and technology development agreement with Infinite Technology Corporation, which may be acting as an underwriter with respect to the sale of such shares;

o    7,500,000 shares of common stock that the Company may issue in exchange for
     1,500  shares  of  convertible   preferred  stock  of  its  majority  owned
     subsidiary, Pro Tech Communications, Inc.;

o 300,000 shares of common stock that the Company may issue upon the exercise of a warrant the Company issued to a provider of debt financing to the Company and its subsidiary, Distributed Media Corporation;

o 10,000,000 shares of common stock that the Company may issue upon the exercise of warrants that the Company issued to the placement agent for certain completed private placements;

o 2,415,467 shares of common stock that the Company issued to certain consultants, service providers and trade vendors which may be acting as underwriters with respect to the sale of such shares, to settle and prepay current and future amounts due to them by the Company; and

o 272,023 shares of common stock that the Company issued in exchange for shares of common stock of NCT Audio Products, Inc.

                ------------------------------------------------

       This investment involves a High Degree of Risk. You should purchase shares only after carefully considering the risks described in the
                  "RISK FACTORS" section beginning on Page 15.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined that this
                       Prospectus is accurate or complete.
            Any representation to the contrary is a criminal offense.

   The information in this Prospectus is not complete and may be changed. The
    Selling Stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission becomes effective.
  This Prospectus is not an offer to sell these securities and neither we nor the Selling Stockholders are soliciting offers to buy these securities in any state where the offer or sale is not permitted.

                The date of this Prospectus is December 12, 2000.

                                TABLE OF CONTENTS

                                                               PAGE


             Prospectus Summary Information                        1
             The Company                                           1
             Recent Developments                                   3
             Risk Factors                                         15
             Use of Proceeds                                      31
             Selling Security Holders                             32
             Plan of Distribution                                 34
             Description of Securities to be Registered           35
             Interests of Named Experts and Counsel               35
             The Business                                         36
             Properties                                           56
             Legal Proceedings                                    57
             Market Price of Common Equity and Recent
              Sales of Unregistered Securities                    61
             Selected Financial Data                              62
             Management's Discussion and Analysis                 64
             Changes in and Disagreements with Accountants        81
             Directors and Executive Officers                     82
             Executive Compensation                               85
             Security Ownership of Certain Beneficial Owners      94
             Certain Relationships and Related Transactions       95
             Other Expenses of Issuance and Distribution          97
             Indemnification of Directors and Officers            97
             Exhibits and Financial Statements                    99
             Undertakings                                        113
             Signatures                                          114

                                 ---------------

IN DECIDING TO BUY OUR COMMON STOCK, YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. WE ARE NOT MAKING AN OFFER OF THESE SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THE DOCUMENT.

                         PROSPECTUS SUMMARY INFORMATION

     This summary section briefly describes the key aspects of both the Company and the offering covered by this prospectus. This section is a summary only and refers to more specific and comprehensive information found in subsequent sections. Investors should refer to these individual sections for a more detailed explanation of each topic.

     Whenever possible, the Company has provided definitions of its technologies within the text. Also note that market data presented in this prospectus are based on management's estimates, in reliance on third-party sources where possible. While our management believes these estimates are reasonable, in certain cases such estimates cannot be verified by information from or analysis by independent sources. Accordingly, the Company cannot give assurances that such market data are accurate or complete in all material respects.

THE COMPANY

     NCT Group, Inc. (formerly Noise Cancellation Technologies, Inc.) (hereinafter referred to as "NCT" or the "Company") designs and develops products and licenses technologies based upon its extensive portfolio of proprietary algorithms. The Company specializes in the utilization of sound and signal waves to electronically reduce or eliminate noise, improve signal-to-noise ratio and enhance sound quality. The Company develops its technologies to reduce or eliminate noise and enhance sound quality in a wide array of products. The Company designs some of its products so that other firms can integrate them with their own inventions and technologies to serve major markets in the transportation, manufacturing, commercial, consumer products and communications industries.

     The Company is organized into strategic business units which in May 2000, were realigned to comprise three groups: media, communications and technology. The media group currently consists of Distributed Media Corporation (formerly DistributedMedia.com, Inc.) (hereinafter referred to as "DMC"), DMC's subsidiary, DMC Cinema, Inc. ("Cinema") and NCT Audio Products, Inc. ("NCT Audio"). The communications group currently consists of NCT Hearing Products, Inc. ("NCT Hearing"), NCT Hearing's subsidiary, Pro Tech Communications, Inc. ("Pro Tech"), Noise Cancellation Technologies (Europe) Ltd. ("NCT Europe"), Midcore Software, Inc. ("Midcore") and ConnectClearly.com, Inc. ("CCC"). The technology group currently consists of Advancel Logic Corporation ("Advancel") and certain assets and operations held directly by the Company. Each of the Company's strategic business units is targeted to the commercialization of its own products in specific markets.

     As of October 31, 2000, the Company and its business units held 585 patents and related rights worldwide and an extensive library of know-how and other unpatented technology. These patents allow the Company to develop its product lines which include:

o Sight & Sound(TM)place-based audio and billboard media
o NoiseBuster(R)communications headsets,
o NoiseBuster Extreme!(TM)consumer headsets,
o Gekko(TM)flat speakers, frames, prints and subwoofers,
o ClearSpeech(R)microphones, speakers and other products,
o adaptive speech filters,
o the ProActive(R)line of industrial/commercial active noise reduction headsets,
o an aviation headset for pilots,
o an industrial muffler or "silencer,"
o quieting headsets for patient use in magnetic resonance imaging machines,
o an aircraft cabin quieting system,
o ClearSpeech(R)corporate intranet telephone software,
o voice communication web phone for integration into web sites,
o I-phone for full Intranet and Internet communications,
o in-theater advertising, and
o MidPoint Internet software.

     The Company also markets its technologies through licensing to third parties for fees and royalties. For example, during 1999, the Company expanded its cross license agreement with NXT plc (formerly known as Verity Group plc) and New Transducers Ltd. ("NXT"). The cross license agreement further allows for sublicensing.

     The Company's operating revenues are comprised of technology licensing fees and royalties, product sales, advertising and engineering and development services. Historically, the Company derived the majority of its revenues from engineering and development services. Management expects that technology licensing fees, royalties and product sales will become the principal sources of the Company's revenue as the commercialization of its technology proceeds. Operating revenues in 1999 consisted of approximately 31% in product sales, 19% in engineering and development services and 50% in technology licensing fees and royalties. For the nine months ended September 30, 2000, the Company's operating revenues consisted of approximately 13% in product sales, 1% in engineering and development services, 2% in advertising and 84% in technology licensing fees and royalties.

STRATEGY

     The Company's strategy is to leverage off its existing base of proprietary technology by expanding into areas outside of traditional active noise control such as communications, audio and microbroadcasting media. The Company's acquisition of certain assets and all of the intellectual property of Active Noise and Vibration Technologies, Inc. ("ANVT") in 1994 expanded NCT's portfolio of intellectual property and allowed the Company to license certain, formerly restricted jointly-held patents to unaffiliated third parties.

     We anticipate that as we establish distribution channels and as consumer awareness of our products increases, so, too, will product sales and revenues from licensing fees and royalties. The funds derived from these revenue sources will enable the Company to become less dependent on revenues derived from research, development and engineering. At the same time, NCT continues to strive to lower the cost of our products and enhance their technological performance.

     Finally, the Company recognizes that it cannot achieve its corporate mission without recruiting and retaining key personnel. As of October 31, 2000, the Company had 88 employees, including 27 engineers and associated technical staff members. Among our engineering staff and consultants are several scientists and inventors that we believe are preeminent in the active noise and vibration control field worldwide.

STRATEGIC ALLIANCES

     In addition to expanding our technological applications, the Company has entered into a number of strategic supply, manufacturing and marketing alliances with leading global companies. These alliances historically have funded a substantial portion of the Company's research and development. They also represent reliable sources of components, manufacturing expertise and capacity, and marketing and distribution capabilities. The Company has existing, continuing relationships with, among others, (1) Walker Manufacturing Company (a division of Tennessee Gas Pipeline Company, a wholly-owned subsidiary of Tenneco, Inc.), (2) AB Electrolux, (3) Ultra Electronics Ltd., (4) The Charles Stark Draper Laboratory, Inc., (5) Oki Electric Industry Co., Ltd. and (6) New Transducers Ltd. See "The Business" - Section G. - "Strategic Alliances" for further information.

RECENT DEVELOPMENTS

     Until  the  fourth  quarter  of 1999,  NCT Audio had  actively  pursued  an acquisition strategy. On August 14, 1998, NCT Audio agreed to acquire substantially all of the assets of Top Source Automotive, Inc. ("TSA"), an automotive audio system supplier. Earlier on June 11, 1998, NCT Audio had paid a non-refundable deposit of $1,450,000 towards the purchase price. The total purchase price was $10,000,000 and up to an additional $6,000,000 in possible future cash contingent payments. NCT Audio then paid Top Source Technologies, Inc. ("TST"), TSA's parent company (now also known as Global Technovations, Inc.), $2,050,000 on July 31, 1998. The money was held in escrow with all of the necessary securities and documents to evidence ownership of 20% of the total equity rights and interests in TSA. The shareholders of TST approved the transaction on December 15, 1998. When TST's shareholders approved the transaction, the $2,050,000 was delivered to TSA. In return, NCT Audio took ownership of the documentation and securities held in escrow.

     NCT Audio had an exclusive right, as extended, to purchase the assets of TSA through July 15, 1999. Under the terms of the original agreement, NCT Audio was required to pay TST $6.5 million on or before March 31, 1999 to complete the acquisition of TSA's assets. As consideration for an extension of such exclusive right from March 31, 1999 to May 28, 1999, NCT Audio agreed to pay TST a fee of $350,000, consisting of $20,685 in cash, $125,000 of NCT Audio's minority interest in TSA earnings, and a $204,315 note payable due April 16, 1999. If NCT Audio failed to pay the note by April 16, 1999, (a) the note would begin to accrue interest on April 17, 1999 at the lower of the rate of two times prime rate or the highest rate allowable by law; and (b) the $20,685 and $125,000 portion of the extension fee would no longer be credited toward the $6.5 million purchase price due at closing. If NCT Audio failed to pay the note by April 30, 1999, the $204,315 portion of the extension fee would no longer be credited toward the $6.5 million closing amount due. To date, NCT Audio has not paid the note. Further, if NCT Audio failed to close the contemplated transaction by May 28, 1999, NCT Audio would forfeit its minority earnings in TSA for the period June 1, 1999 through May 30, 2000. In addition, due to NCT Audio's failure to close the transaction by March 31, 1999, NCT Audio was required to pay a penalty premium of $100,000 of NCT Audio's preferred stock. In exchange for an extension from May 28, 1999 to July 15, 1999, NCT Audio relinquished 25% of its minority equity ownership in TSA, resulting in NCT Audio holding a 15% minority interest in TSA.

     On or about July 15, 1999, NCT Audio determined it would not proceed with the purchase of the assets of TSA, as structured, due primarily to its difficulty in raising the requisite cash consideration. Consequently, NCT Audio reduced its net investment in TSA to $1.2 million, representing its 15% minority interest, net of the above noted penalties, and recorded a $2.4 million charge in the quarter ended June 30, 1999 for the write-down of its investment to its estimated net realizable value. On September 30, 1999, Onkyo America, Inc. purchased substantially all of the assets of TSA and certain assets of TST used in TSA's operations. NCT Audio is due and seeks its pro rata share of the consideration paid by Onkyo America, less the penalties described above. In August 2000, Global Technovations announced that it had completed the purchase of 100% of the stock of Onkyo America. The amount which TST owes NCT Audio is in dispute; consequently, receipt of the funds is contingent on the outcome of the arbitration between the Company, TST and TSA. See "Risk Factors - Litigation" and "Legal Proceedings."

     On August 17, 1998, NCT Audio agreed to acquire all of the members' interest in Phase Audio LLC (doing business as Precision Power, Inc. or "PPI"), a supplier of custom-made automotive audio systems. NCT Audio intended to acquire such interest in exchange for shares of its common stock having an aggregate value of $2,000,000. NCT Audio also agreed to retire $8.5 million of PPI debt, but NCT Audio needed to obtain adequate financing before the transaction could be completed. NCT Audio provided PPI a working capital loan on June 17, 1998 in the amount of $500,000, evidenced by a demand promissory note. On August 18, 1998, NCT Audio provided PPI a second working capital loan in the amount of $1,000,000, also evidenced by a demand promissory note. These notes bear interest at a rate equal to the prime lending rate plus one percent (1.0%). The Company was not able to obtain the financing to consummate this transaction, and PPI experienced significant organizational changes which resulted in abandonment of the proposed acquisition. During the third quarter of 1999, the Company fully reserved the $1.5 million due from PPI plus interest thereon but continues to seek repayment of the notes. During the fourth quarter of 1999, NCT Audio suspended its acquisition strategy.

     On January 26, 1999, Carole Salkind, spouse of a former director and an accredited investor (the "Holder"), subscribed and agreed to purchase secured convertible notes of the Company in an aggregate principal amount of $4.0 million. On September 19, 1999, the Company and the Holder agreed to amend the terms of the conversion price of the secured convertible note subscription agreement and the notes. For a more detailed discussion of the secured convertible notes and the amendment, see "Risk Factors - Possible Future Dilution." This registration statement and prospectus includes 23,529,412 shares of common stock that may be required upon the conversion of the aggregate $4.0 million secured convertible notes along with 4,682,941 shares of common stock for interest.

     On June 24, 1999, the Board of Directors approved the issuance of up to 15,000,000 shares of the Company's common stock to be used to settle certain obligations of the Company. In connection therewith, management negotiated with certain vendors, consultants and creditors and in 1999, issued 13,154,820 shares of the Company's common stock to settle obligations owed by the Company. Of such shares, 12,759,778 shares of the Company's common stock were registered under Registration Statement No. 333-87757 filed on September 24, 1999, as amended October 28, 1999. In June 2000, a consultant surrendered 776,316 of such NCT shares of common stock to the Company for failure to fulfill its performance obligations.

     On July 19, 1999, DMC signed a convertible guaranteed term promissory note ("PRG Note") with Production Resource Group ("PRG") with an outstanding principal of up to $1.0 million. PRG was to provide lease financing to DMC for its Sight and Sound(TM) systems (the "Systems") as well as integration, installation and maintenance services to DMC. DMC received a portion of the PRG Note ($125,000) on July 22, 1999. Of the total amount of $1.0 million, $750,000 was deposited into an escrow account and used to pay rental and installation costs due from DMC with respect to the Systems. The PRG Note was to mature on July 19, 2001 and earn interest at ten percent (10%) per annum. PRG had the right to convert the PRG Note in whole or in part, at its election, into shares of DMC's common stock, without par value, at any time during the period from issuance through the maturity date. DMC also had the right to lease additional Systems from PRG with an aggregate value of up to $9.5 million, provided that PRG was reasonably satisfied with the success of the DMC business, including its technology and economics and the likelihood of its continued success. In connection with the PRG Note, DMC and the Company granted PRG a common stock warrant ("PRG Warrant") to purchase either 6,666,667 shares of the Company's common stock or an interest in DMC.

     On August 10, 1999, the Company entered into a subscription agreement to sell an aggregate stated value of up to $12.5 million (12,500 shares) of Series F Convertible Preferred Stock (the "Series F Preferred Stock"), in a private placement pursuant to Regulation D of the Securities Act, to five unrelated accredited investors through one dealer. The Company received $1.0 million for the sale of 8,500 shares of Series F Preferred Stock having an aggregate stated value of $8.5 million. At the Company's election, the investors may invest up to an additional $4.0 million in cash or in kind, at a future date. The Company treated the $4.0 million for DMC licenses, subscribed on September 10, 1999, as additional consideration for the Series F Preferred Stock. Each share of the Series F Preferred Stock has a par value of $0.10 and a stated value of one thousand dollars ($1,000), with an accretion rate of four percent (4%) per annum on the stated value. Each share of Series F Preferred Stock is convertible into fully paid and nonassessable shares of the Company's common stock, subject to certain limitations, as amended in January 2000.

     On September 10, 1999, NCT executed subscription agreements in the amount of $4 million for four DMC network affiliate licenses incorporating digital broadcasting station system ("DBSS") software. The initial $1 million was received on October 13, 1999; installments of $500,000 were received on November 12, 1999, November 19, 1999 and December 23, 1999; and installments of $250,000 were received on December 15, 1999 and December 30, 1999. The final $1 million installment was received on August 28, 2000. Such $4.0 million for DMC licenses was treated as additional consideration for the Series F Preferred Stock.

     On October 9, 1999, the Company, NCT Audio, Balmore Funds S.A. ("Balmore"), Austost Anstalt Schaan ("Austost") and LH Financial agreed, in principle, to settle all legal charges, claims and counterclaims which had individually or jointly been asserted against the parties. See a detailed description of the background of the litigation being settled at "Legal Proceedings." Such litigation settlement was approved by the court in March 2000.

     On October 9, 1999, pursuant to a securities exchange agreement, the Company, NCT Audio, Balmore and Austost agreed to exchange 532 shares of NCT Audio common stock held by Balmore and Austost for 17,333,334 shares of common stock of the Company. Such 17,333,334 shares of common stock of the Company were registered under Registration Statement No. 333-87757. The issuance of such shares of common stock was approved by the Company's Board of Directors on October 22, 1999. See "Risk Factors - Possible Future Dilution" for a more detailed discussion of these exchange shares. The Company recorded a non-cash charge, impairment loss from goodwill, of approximately $3.1 million in the fourth quarter of 1999 in connection with this transaction.

     On November 15, 1999, the Company's Board of Directors unanimously approved an amendment to the Company's Restated Certificate of Incorporation to increase the number of authorized shares of common stock of the Company. The amendment required the affirmative vote of a majority of the outstanding shares of common stock of the Company. As such, holders of the common stock of the Company were asked to approve and did approve an amendment to increase the authorized shares of common stock from 325,000,000 to 450,000,000 at the annual meeting of shareholders held on July 13, 2000. The Board of Directors also ratified the stand down by the Directors and senior officers of the Company of the reserve requirement for all options and warrants outstanding previously granted to this group.

     On November 15, 1999, the Board of Directors approved the issuance of shares of the Company's common stock to three accredited investors in a private placement pursuant to Regulation D of the Securities Act. Based on an offer on November 9, 1999 and pursuant to a securities purchase agreement dated December 27, 1999 among the parties, the Company issued 3,846,155 shares of common stock on December 28, 1999 for a total purchase price of $500,000. In addition, 288,461 shares of common stock were issued to the placement agent. These 4,134,616 shares of common stock were registered under Registration Statement No. 333-35210 filed on April 28, 2000, as amended June 13, 2000.

     Effective December 1, 1999, the Company and holders of the Company's Series F Preferred Stock agreed to amend the Series F Certificate of Designations, Rights and Preferences of the Series F Preferred Stock to increase the maximum number of conversion shares to seventy-seven million (77,000,000). The holders also agreed to waive certain notice and redemption requirements required of the Company. This action was considered to be in the best interests of the Company and its investor relationships. The amendment was approved by the Company's Board of Directors and became effective on January 27, 2000, when the Company filed such amendment to the Certificate of Designations with the Office of the Secretary of State of Delaware. The Company registered 28,560,000 shares of common stock of the Company that the Company may issue upon the conversion of shares of its Series F Preferred Stock in accordance with the amended Certificate of Designations under Registration Statement No. 33-25210 effective June 15, 2000

     On December 15, 1999, holders of the remaining 5,026 shares of the Company's Series E Convertible Preferred Stock ("Series E Preferred Stock") and holders of 974 shares of the Company's Series F Preferred Stock, an aggregate stated value of $6 million, exchanged such shares for eight DMC network affiliate licenses.

     In 1999, DMC (1) secured Compaq Computer Corporation as a charter DMC advertiser and an official supplier of customized components for the Sight & Sound(TM) system; (2) signed Wherehouse Entertainment, Inc. for the retail installation of 1,446 Sight & Sound(TM) systems; and (3) signed Barnes & Noble College Bookstores for the retail installation of multiple Sight & Sound(TM) systems in their entire network of 380 college bookstores. In January 2000, DMC announced the appointment of Interep Nontraditional Media ("Interep") as a DMC advertising sales representative. Management considers the appointment of Interep as a DMC advertising sales representative an important component to DMC's market penetration strategy. The Company may require additional capital to support and sustain the execution of the DMC strategy until DMC revenues generate a positive cash flow.

     On January 25, 2000, the Company's Board of Directors designated a new series of preferred stock based upon a negotiated term sheet. The Series G Convertible Preferred Stock (the "Series G Preferred Stock") consists of 5,000 designated shares, par value of $0.10 per share and a stated value of one thousand dollars ($1,000) per share with a cumulative dividend of four percent (4%) per annum on the stated value payable upon conversion in either cash or common stock. On March 6, 2000, the Company and an accredited investor entered into an agreement under which the Company sold an aggregate stated value of approximately $2.0 million (2,004 shares) of Series G Preferred Stock, in a private placement pursuant to Regulation D of the Securities Act for an aggregate of $1.75 million. The Company received $1.0 million for the sale at the closing and received the balance of $750,000 on June 28, 2000. Each share of Series G Preferred Stock is convertible into fully paid and nonassessable shares of the Company's common stock pursuant to a predetermined conversion formula which provides that the conversion price will be the lesser of (i) 80% of the average of the closing bid price for the common stock on the securities market on which the common stock is being traded for five (5) consecutive trading days prior to the date of conversion; or (ii) the fixed conversion price of $0.71925. As such, the Company registered 4,008,000 shares of its common stock, together with an additional 160,320 shares for the 4% per annum dividend, that the Company may issue upon the conversion of the Series G Preferred Stock and warrants for 167,500 shares which were issued in conjunction with the Series G Preferred Stock transaction under Registration Statement No. 333-35210 effective June 15, 2000. See "Risk Factors - Possible Future Dilution."

     On March 7, 2000, the Company, Austost and Balmore agreed to amend certain of the terms and conditions of the October 9, 1999 exchange agreement. Under the securities exchange agreement, Austost and Balmore were obligated to return 13,671,362 shares of NCT common stock to the Company. The amendment (i) allows Austost and Balmore to retain 3,611,111 returnable NCT shares in exchange for an additional 533 shares of NCT Audio common stock from a third party investor, which Austost and Balmore would deliver to NCT; and (ii) substitutes cash payments by Austost and Balmore to the Company in lieu of Austost's and Balmore's obligation to return the remaining returnable shares to the Company pursuant to the exchange agreement. The Company agreed that Austost and Balmore would retain 10,060,251 shares of the Company's common stock (the "Remaining Returnable Shares"), and Austost and Balmore agreed to pay the Company up to $10,000,000 in cash, subject to monthly limitations, from proceeds Austost and Balmore would realize from their disposition of such Remaining Returnable Shares. Austost and Balmore will realize a 10% commission on the proceeds from the sale of shares.

     On March 7, 2000, the Company's subsidiary, DMC, entered into a license agreement with Eagle Assets Limited to develop a portion of the DMC affiliate network in the New York City region. The total amount of the license fee was $2.0 million of which $1.6 million has been deferred at September 30, 2000.

     On March 14, 2000, the Company announced the formation and financing of a new web phone subsidiary, ConnectClearly.com, Inc. CCC will focus on e-commerce and electronic customer relationship management applications of NCT's proprietary Internet telephony software. During August 2000, the Company arranged $2.0 million in financing for this subsidiary, as discussed below.

     On March 27, 2000, the Company received the final $1.0 million installment from Carole Salkind for an additional secured convertible note with the same terms and conditions of the note executed on January 26, 1999.

     On March 30, 2000, DMC entered into a joint venture for the development of a DMC microbroadcasting media market in Israel. DMC entered into a license agreement for $2.0 million in connection with this transaction of which $1.6 million has been deferred at September 30, 2000. The joint venture is equally owned by DMC and its investment partner, Brookepark Limited. DMC's investor partner is responsible for funding the venture.

     On April 21, 2000, the Company's Board of Directors made several senior management changes. Mr. Jay Haft retired as Chairman of the Board of Directors but remains a Director of the Company. Mr. Michael Parrella was elected Chairman of the Board of Directors and retains his position as Chief Executive Officer. Ms. Irene Lebovics was elected President of the Company.

     On May 3, 2000, the Company announced that Delphi Automotive Systems has licensed the Company's ClearSpeech(R) noise, acoustic echo and live echo cancellation algorithms for use in their Mobile Multi Media Computing Platform for hands-free cellular communications in exchange for future per unit royalties.

     Effective May 8, 2000, the Company, Advancel and Infinite Technology Corporation ("ITC") entered into a strategic alliance and technology license agreement. Under the agreement, Advancel granted ITC exclusive rights to create, make, market, sell and license products and intellectual property based upon Advancel's Java Turbo-J(TM) technology and non-exclusive rights to Advancel's Java smartcard microprocessor core.

     On May 26, 2000, the Company, CCC, and two investors entered into two promissory notes of $250,000 each in a bridge financing arrangement. These notes were repaid in August 2000 from the proceeds of a $2.0 million equity financing arrangement for CCC as discussed below. Such notes accrued interest at 10% per annum.

     On June 2, 2000, the Company and DMC entered into a promissory note ("Roth Note") with Roth Bros, Inc. ("Roth") in the amount of $0.8 million that is restricted in its use for equipment purchase, rental and installation costs as it pertains to the installation of DBSS systems. The Roth Note matures twenty-four (24) months from the date of execution and earns interest at fifteen percent (15%) per annum. In connection with the Roth Note, Roth was granted a common stock warrant for the purchase of 300,000 shares of the Company's common stock. Such 300,000 shares of the Company's common stock are included under this registration statement and prospectus.

     On June 28, 2000, the Company executed a promissory note for $275,000 which was collateralized by the Remaining Returnable Shares. The Company received
$250,000 in proceeds from this note, reflecting an original issue discount provision of $25,000. The note matured on August 28, 2000 and was repaid by Austost and Balmore by selling Remaining Returnable Shares.

     Effective June 30, 2000, the Company, Advancel and ITC entered into a Technology License Amendment which amended and replaced the Strategic Alliance and Technology License Agreement which had an effective date of May 8, 2000. In consideration for certain exclusive rights granted by the Company to ITC, the Company received 1.2 million shares of ITC common stock (a fair market value of $6 million) and will receive on-going unit royalties. With the exception of certain rights granted to ST Microelectronics in 1998, the license grants ITC an exclusive irrevocable worldwide license to design, make, use, transfer, market and sell products and intellectual property incorporating or based upon the Company's TJ and T2J technology.

     Effective June 30, 2000, the Company, Advancel and ITC entered into a Strategic Alliance and Technology Development Amendment pursuant to which the Company will fund specific product application research and engineering development related to microprocessor and semiconductor chips. On September 7, 2000, the Company issued 9,523,810 shares of its common stock to ITC (the "ITC Shares") as prepaid research and engineering costs. Such shares are included under this registration statement and prospectus. If ITC does not realize $2.4 million in net proceeds from the sale of the ITC Shares, the Company is obligated to make up the difference in cash, additional shares of common stock of the Company, or the return of shares of ITC common stock held by the Company, at the Company's discretion. Similarily, if ITC realizes net proceeds in excess of such amount, it is obligated to refund the excess to the Company or to return the excess ITC Shares.

     In the ITC transaction, for financial reporting purposes in the three months ended September 30, 2000, the Company combined both its $6.0 million Technology License Amendment and its Strategic Alliance and Technology Development Amendment, and recognized a net $3.6 million of revenue.

     As noted, on July 13, 2000, at the Company's annual meeting of shareholders, the stockholders approved an amendment to increase the number of shares of common stock the Company is authorized to issue from 325 million to 450 million. Such amendment became effective on July 18, 2000 when the Company filed a Certificate of Amendment to its Restated Certificate of Incorporation with the Office of the Secretary of State of Delaware to comply with applicable Delaware General Corporation Law.

     Also on July 13, 2000, the stockholders approved an amendment to the Company's 1992 Stock Option Plan to increase the number of shares available for issuance thereunder from 30 million to 50 million.

     During July 2000, the Company received proceeds from two promissory notes for $275,000 each which were collateralized by the Remaining Returnable Shares. The Company received $500,000 in proceeds from these notes, reflecting an original issue discount of $25,000 per note. The notes matured in September 2000 and were repaid by Austost and Balmore by selling Remaining Returnable Shares.

     On August 10, 2000, the Company entered into an agreement with three accredited investors for the financing of its subsidiary, CCC. In connection with the initial funding of CCC, the Company issued 1,000 shares of CCC common stock to these investors in consideration for $1.0 million. These investors have agreed to acquire 1,000 additional shares of CCC common stock for another $1.0 million in August 2001. These shares of CCC common stock are exchangeable for shares of NCT common stock. This registration statement and prospectus includes 12,500,000 shares of common stock that may be issued upon the exchange of CCC common shares.

     On August 18, 2000, Cinema acquired 100% of the outstanding capital stock of Theater Radio Network, Inc. ("TRN"), a provider of entertainment audio programming in multiplex cinemas nationwide. In connection with this acquisition, the Company issued 7,405,214 restricted shares of its common stock based upon a trailing market price (as defined in the stock purchase agreement) of $0.3376 per share, for a total value of $2,500,000 and a 7.5% equity interest in Cinema. Such shares of common stock of the Company are included under this registration statement and prospectus. See "Risk Factors - Possible Future Dilution."

     On August 29, 2000, the Company acquired all of the outstanding capital stock of Midcore Software, Inc., a Connecticut corporation and provider of Internet infrastructure software for business networks, through a merger into NCT Midcore, Inc., a newly formed, wholly-owned subsidiary of the Company, which was subsequently renamed Midcore Software, Inc. In connection therewith, the Company issued 13,913,355 restricted shares of its common stock based upon a 10-day weighted average closing bid price of $0.34626 per share, an aggregate value of $4,817,638. Of these shares, 7,126,548 are included under this registration statement and prospectus. In addition, the purchase consideration includes $1,725,000 to be paid by the Company in cash over 36 months based upon earned royalties, as defined in the merger agreement. If after 36 months the total royalty has not been earned, then the parties have the right to collect the remaining unpaid balance through the issuance of the Company's common stock. See "Risk Factors - Possible Future Dilution."

     On September 12, 2000, NCT Hearing granted an exclusive license to Pro Tech Communications, Inc. for rights to certain NCT technologies for use in light weight cellular, multimedia and telephony headsets. In consideration for this license, NCT Hearing received approximately 23.4 million shares of Pro Tech's common stock, representing approximately 84% of Pro Tech's issued and outstanding common shares. Pro Tech sells high quality, light weight headsets to high-profile users, including the NASA space program and McDonald's. Pro Tech's common stock currently trades under the symbol "PCTU" on the NASD's OTC Bulletin Board. As a condition precedent to the transaction, the Company had arranged $1.5 million in equity financing for Pro Tech in the form of convertible preferred stock of Pro Tech (see below).

     On September 12, 2000, the Company granted a warrant to Libra Finance S.A. to purchase up to 10,000,000 shares of common stock at an exercise price of $0.317 per share, the closing bid price on September 12, 2000. Libra Finance S.A. is an affiliate of Austost and Balmore. The Company granted the warrant as consideration for advisory services with respect to its recent acquisitions and financings completed during the third quarter of 2000. Such shares are included in this registration statement and prospectus.

     On September 26, 2000, the Company's Board of Directors approved an amendment to the Series G Certificate of Designations, Rights and Preferences to increase the maximum share issuance amounts thereunder from 10 million shares to 24 million shares. This action was considered in the best interest of the Company and its investor relationships. The amendment became effective on September 27, 2000 when the Company filed it with the Office of the Secretary of State of Delaware. This registration statement and prospectus includes 4,820,000 shares of common stock of the Company along with 602,000 shares of common stock for the cumulative dividend that the Company may issue upon the conversion of our Series G Preferred Stock in accordance with the amended Certificate of Designations.

     On September 27, 2000, the Company filed name changes with the Office of the Secretary of State of Delaware for certain of its subsidiaries as follows:
Distributed Media Corporation was formerly known as DistributedMedia.com, Inc. and Midcore Software, Inc. was formerly known as NCT Midcore, Inc.

     On September 27, 2000, the Company entered into a private equity credit line with Crammer Road LLC ("Crammer"), pursuant to which the Company may issue its common stock to be sold by Crammer and Crammer would retain a portion of the proceeds received for NCT common stock sold. In conjunction with this transaction, the Company issued Crammer a warrant for 250,000 shares of the Company's common stock. The Company and Crammer are currently renegotiating certain provisions of the private equity credit agreement.

     On September 29, 2000, the Company entered into a Securities Purchase and Supplemental Exchange Rights Agreement with Pro Tech, Austost, Balmore and Zakeni Limited (Austost, Balmore and Zakeni Limited collectively the "Pro Tech Investors") to consummate the $1.5 million financing arranged by the Company for Pro Tech in connection with its sale of Pro Tech Series A Convertible Preferred Stock ("Pro Tech Preferred") to the Pro Tech Investors. Under such agreement, the Pro Tech Investors may elect to exchange their Pro Tech Preferred for shares of common stock of the Company at the then lowest average of the average closing bid price for a share of the Company's common stock as reported on the NASD OTC Bulletin Board for any consecutive five day period out of fifteen trading days preceding the date of such exchange, less a discount of 20%. This registration statement and prospectus includes 7,500,000 shares of the Company's common stock that the Pro Tech Investors may offer to sell if they elect to exchange their Pro Tech Preferred for the Company's common stock.

     On September 29, 2000, the Company and DMC signed separate agreements to license the use of certain technology for $1.0 million each with Vidikron of America, Inc. ("Vidikron"). The total amount of the license fees was $2.0 million of which the Company's revenue recognized was limited to $1.0 million in accordance with generally accepted accounting principles. The Company anticipates acquiring majority control of Vidikron during the fourth quarter of 2000 or in the first quarter of 2001.

     In December 2000, the Board of Directors approved the issuance of up to 12,000,000 shares of the Company's common stock to be used to settle certain obligations of the Company, including PRG as noted above. During 2000, 2,415,467 shares of the Company's common stock were issued to pay current and prepay future amounts due to certain consultants and suppliers. These shares of the Company's common stock are included under this registration statement and prospectus.

SUMMARY CONSOLIDATED FINANCIAL DATA

     The summary consolidated financial data set forth below is derived from the historical financial statements of the Company. The data set forth below is qualified in its entirety by and should be read in conjunction with the Company's consolidated financial statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations" that are included elsewhere in this registration statement and prospectus. Operating results for the three and nine months ended September 30, 2000 are not necessarily indicative of the results that may be expected for the year ending December 31, 2000.

                                                           (In thousands, except per share amounts)
                                                                     Years Ended December 31,
                                                    ------------------------------------------------------
                                                       1995        1996        1997       1998       1999
                                                    ------------------------------------------------------
STATEMENTS OF OPERATIONS DATA:
REVENUES
 Product sales, net                                 $  1,589    $   1,379   $   1,720  $  2,097   $   2,208
 Engineering and development services                  2,297          547         368       425       1,303
 Technology licensing fees and royalties               6,580        1,238       3,630       802       3,552
                                                    ----------  ----------  ---------  ---------  ---------
      Total revenues                                $ 10,466    $   3,164   $   5,718  $  3,324   $   7,063
                                                    ----------  ----------  ---------  ---------  ---------
COSTS AND EXPENSES:
 Cost of product sales                              $  1,579    $   1,586   $   2,271  $   2,235  $   2,767
 Cost of engineering and development services          2,340          250         316        275      2,216
 Selling, general and administrative                   5,416        4,890       5,217     11,238     11,878
 Research and development                              4,776        6,974       6,235      7,220      6,223
 Interest (income) expense, net                          (49)          17       1,397(3)    (429)       552
 Equity in net (income)loss of unconsolidated
   Affiliates                                            (80)          80          --         --         --
 Other (income) expense, net                             552          192         130     (3,032)(4)  7,198(5)
                                                     ----------  ----------  --------  ---------  ---------
       Total costs and expenses                      $14,534     $ 13,989    $ 15,566   $ 17,507   $ 30,834
                                                     ----------  ----------  --------  ---------  ---------
 Net loss                                            $(4,068)    $(10,825)   $ (9,848)  $(14,183)  $(23,771)
Less:
 Preferred stock dividend requirement                      -            -       1,623      3,200     10,567
 Accretion of difference between carrying
   Amount and redemption amount of
   Redeemable preferred stock                              -            -         285        485        494
Net (loss) attributable to common stockholders       $(4,068)    $(10,825)   $(11,756)  $(17,868)  $(34,832)
                                                     ==========  =========== =========  =========  =========
 Basic and diluted loss per share                    $ (0.05)    $  (0.11)   $  (0.09)  $  (0.12)  $  (0.18)
                                                     ==========  =========== =========  =========  =========

Weighted average number of common
  Shares outstanding(1) - basic and diluted           87,921      101,191     124,101    143,855    190,384
                                                     ==========  =========== =========  =========  =========


                                                     (In thousands, except per share amounts)
                                                      Three Months              Nine Months
                                                   Ended September 30,      Ended September 30,
                                                 ----------------------   ----------------------
                                                     1999        2000         1999        2000
                                                 ----------  ----------   ----------  ----------
STATEMENTS OF OPERATIONS DATA:
REVENUES:
   Technology licensing fees and royalties       $       8   $   7,316    $   3,509   $   7,906
   Product sales, net                                  574         422        1,802       1,205
   Advertising revenue                                   -         242            -         242
   Engineering and development services                128          29        1,303          59
                                                 ----------  ----------   ----------  ----------
          Total revenues                         $     710   $   8,009    $   6,614   $   9,412
                                                 ==========  ==========   ==========  ==========

COSTS AND EXPENSES:
   Cost of product sales                         $     634   $     268    $   1,717   $   1,045
   Royalty expense                                       -         177            -         363
   Cost of media sales                                   -         410            -         410
   Cost of engineering and development servies         761          27        1,664          54
   Selling, general and administrative               2,318       2,705        7,981       5,380
   Research and development                          1,644         720        5,102       3,351
   Other (income)/expense, net                       2,292        (222)       2,599       2,920(6)
   Write down of investment in unconsolidated
      affiliate                                          -           -        2,385           -
   Interest (income)/expense                            16         284          (41)      1,655
                                                 ----------  ----------   ----------  ----------
          Total costs and expenses               $   7,665   $   4,369    $  21,407   $  15,178
                                                 ----------  ----------   ----------  ----------

NET (LOSS)/INCOME                                $  (6,955)  $   3,640    $ (14,793)  $  (5,766)
                                                 ==========  ==========   ==========  ==========

   Preferred stock beneficial conversion feature $       -   $   3,569    $       -   $   3,569
   Preferred stock dividend requirement              5,327         375       10,567       1,104
   Accretion of difference between carrying
      amount and redemption amount of
      redeemable preferred stock                       131          15          315          87
                                                 ----------  ----------   ----------  ----------

NET LOSS ATTRIBUTABLE TO
COMMON STOCKHOLDERS                              $ (12,413)  $    (319)   $ (11,436)  $ (10,526)
                                                 ==========  ==========   ==========  ==========

Basicand diluted income/(loss) per share         $   (0.06)  $   (0.00)   $   (0.14)  $   (0.04)
                                                 ==========  ==========   ==========  ==========

Weighted average common shares outstanding -
   basic and diluted                               188,009     296,377      173,453     281,815
                                                 ==========  ==========   ==========  ==========

                                                 December 31,
                          ------------------------------------------------------
                              1995       1996      1997       1998       1999
                          ------------------------------------------------------
BALANCE SHEET DATA:                             (In thousands)
 Total assets             $  9,583    $  5,881   $ 17,361   $ 15,465  $  13,377

 Total current
   liabilities               2,699       3,271      2,984      5,937      7,728
 Long-term debt                105           -          -          -      4,107
 Accumulated deficit       (72,848)    (83,673)   (93,521)  (107,704)  (131,475)
 Stockholders' equity
   (deficit)(2)              6,884       2,610     14,377      3,426       (367)
 Working capital
  (deficiency)               1,734      (1,312)    11,696     (1,187)    (3,281)

                                      September 30, 2000
                                  -------------------------
                                  (In thousands, unaudited)
BALANCE SHEET DATA:
 Total assets                          $   37,936

 Total current liabilities                 15,127
 Long-term debt                             2,500
 Accumulated deficit                     (137,241)
 Stockholders' equity (deficit)(2)         14,051
 Working capital (deficiency)              (4,222)


(1) Excludes shares issuable upon the exercise of outstanding stock options, warrants and convertible preferred stock, since their effect would be antidilutive.

(2)  The Company has never declared nor paid cash dividends on its common stock.

(3) Includes interest expense of approximately $1.4 million relating to the beneficial conversion feature on convertible debt issued in 1997.

(4) Includes a $3.2 million gain from the exercise of an option received from NXT in connection with the cross license agreement entered into by the Company.

(5) Includes a $2.4 million charge in connection with the Company's write down of its investment in TSA to its estimated net realizable value; a $1.8 million reserve for promissory notes and pre-acquisition costs related to PPI; and a $3.1 million charge for the impairment of goodwill.

(6) Includes a non-cash charge of $3.1 million for the impairment of goodwill in NCT Audio.

EXECUTIVE OFFICES

     Our principal executive office is located at 20 Ketchum Street, Westport, Connecticut 06880. The telephone number is (203) 226-4447. NCT's corporate headquarters are located at 1025 West Nursery Road, Suite 120, Linthicum, Maryland 21090. The telephone number is (410) 636-8700.

                                  RISK FACTORS

     The shares of common stock covered by this registration statement and prospectus represent a speculative investment and entail elements of risk. Investors should carefully consider the following risk factors before making a decision to invest in the Company. Investors also should examine the information included in subsequent sections of and as exhibits to this registration statement and prospectus.

RISKS ASSOCIATED WITH FORWARD-LOOKING STATEMENTS

     This prospectus contains certain "forward-looking statements" - those which are not historical facts but rather estimates made by Company management. All forward-looking statements involve risks and uncertainties. The Company wishes to caution investors that the important factors discussed below have, or could, both (1) affect the Company's actual performance, and (2) cause actual performance to differ materially from our predictions.

     The Company believes that the assumptions underlying such forward looking statements are reasonable. At the same time, it would be prudent to remember that our assumptions could be inaccurate. Therefore, we cannot give any assurances that these statements will, in fact, be correct.

OUR CURRENT FINANCIAL CONDITION

     As of December 31, 1999, NCT had cash and cash equivalents amounting to $1.1 million, increasing from $0.5 million at December 31, 1998. At September 30, 2000, the Company's unrestricted cash and cash equivalents were $0.4 million. Management believes that currently available funds will not be sufficient to sustain the Company at present levels over the next 12 months. The Company's ability to continue as a going concern is dependent on funding from several revenue sources, including:

o     technology licensing fees and royalties,
o     product sales,
o     advertising, and
o     engineering and development revenues.

     The ability of any or all of these revenue sources to generate cash inflows is presently uncertain. In the event that these activities do not generate sufficient cash, management believes that the Company would have to raise additional working capital. There is no assurance, however, that the Company could raise such capital.

     The Company cannot give any assurance that it will be able to generate sufficient cash from the revenue sources outlined above. In that event, the Company will have to substantially cut back its level of operations. These reductions could, in turn, affect our relationships with our strategic partners and customers.

GOING CONCERN UNCERTAINTY

     We are unsure (1) whether future operations will be profitable or generate sufficient cash to fund the business, and (2) whether the Company can generate or rely upon sufficient public and private financings and other funding sources to meet our obligations.

     The Company's independent auditors issued a report on their audit of our consolidated financial statements as of and for the year ended December 31, 1999. Their report contained an explanatory paragraph that noted that certain factors raise substantial doubt as to our ability to continue as a going concern. Investors should read the auditors' report and examine the Company's financial statements.

PRIVATE PLACEMENT OF COMMON STOCK TO VENDORS

     During 1999, the Company issued 13,154,820 shares of common stock of the Company to settle certain of its obligations to certain suppliers and consultants, of which 12,759,778 shares were registered under Registration Statement No. 333-87757. In June 2000, a consultant surrendered 776,316 of such shares of common stock to the Company for failure to fulfill its performance obligations. During 2000, the Company issued an additional 2,415,467 shares of common stock to certain consultants and suppliers to settle and prepay current and future amounts due to them by the Company. Such 2,415,467 shares are included under this registration statement and prospectus. The issuance of these shares of common stock of the Company has an immediate, dilutive effect on existing holders of the Company's common stock. The Company anticipates paying for certain products and services to vendors by issuing additional shares of common stock until our cash flow from operations is sufficient to meet our operating costs, if ever. There is no assurance our vendors will accept our common stock in full or partial discharge of our obligations to them or in exchange for their agreement to provide products and services to us in the future. Further, the Company's issuance of common stock to vendors to discharge current and future obligations of the Company could be integrated with other private placements or public offerings by the Company of its common stock or convertible securities. Any such integration of our placements and offerings could lead to the vendors' rescission with respect to the common stock issued to them, requiring the Company immediately to use its cash on hand (if any) to payoff past obligations that it believed it had fully discharged.

NO HISTORY OF DIVIDENDS

     The Company has never declared or paid dividends on its common stock. We have no present intention to pay dividends on our common stock. The Company has, from time to time, fulfilled its dividend (or payment in kind) obligation on its preferred stock. See "Possible Future Dilution" below.

HISTORY OF OPERATING LOSSES AND ACCUMULATED DEFICIT

     The Company has incurred substantial losses from operations since its inception. These losses have been recurring and amounted to $137.2 million on a cumulative basis through September 30, 2000. The Company has funded these losses primarily from the sale of its common stock, including the exercise of warrants and options to purchase common stock. The Company also offsets its losses with technology licensing fees and the engineering and development funds it receives from its joint venture and strategic alliance partners.

     The Company incurred a net loss of $23.8 million for the year ended December 31, 1999. This loss was attributable in part to certain non-recurring charges (write-down of its investment in TSA, reserve for PPI promissory note, pre-acquisition costs related to PPI, and impairment of goodwill) and increased sales and marketing costs, including a substantial increase in sales and marketing personnel and advertising expenditures to facilitate the introduction of new products. The Company's net loss for the nine months ended September 30, 2000 was $5.8 million, attributable in part to the recording of an impairment of goodwill (non-cash charge) of $3.1 million in NCT Audio.

     To make a profit, NCT must independently and with its partners successfully develop, manufacture and sell a sufficiently large quantity of our products, as well as collect fees and royalties from licensing our proprietary technology. The Company can give no assurances, however, that future operations will be profitable enough to generate sufficient cash to fund such development, manufacturing and sales or that the Company can generate or rely upon sufficient funding sources to meet our obligations.

LIMITED REVENUES

     Although the Company has begun to actively market the sale and licensing of our products, operating revenues from inception in April 1986 to the date hereof have been limited. In total over the five years ended December 31, 1999, the Company has generated revenues as noted below:

o    $ 9.0 million from the sale of products,

o    $15.8 million from technology licenses and royalties, and

o    $ 4.9 million from engineering and development services.

     Despite  the   Company's   sales  of  products  in  a  limited   number  of
applications, significant further development will be necessary before many of our potential products will achieve expected commercial end-use applications.

POSSIBLE FUTURE DILUTION FROM THE EXERCISE OF OUTSTANDING OPTIONS, WARRANTS, CONVERTIBLE SECURITIES AND EXCHANGE RIGHTS

     The following sections discuss the risks associated with investing in the Company's common stock given that future dilution is possible. Specifically, these sections outline the myriad circumstances which could lead to a possible negative effect on the value per share of our common stock should holders of the Company's convertible securities, convertible notes, exchange rights, options and warrants convert their securities or notes or exercise their rights to acquire common stock. At December 31, 1999, the issued and outstanding shares of common stock and those required to be reserved for issuance exceeded the number of shares of common stock authorized. To alleviate this, the Directors and senior officers of the Company agreed, as necessary, to set aside the reserve requirement for all options and warrants previously granted to them. The Company's reserve requirements, in large part, are a function of the price of the Company's common stock. At its annual meeting held on July 13, 2000, the Company obtained the approval of its shareholders to increase the number of shares of common stock the Company is authorized to issue from 325,000,000 to 450,000,000. Nearly all of those additional shares have either been used by the Company in connection with recent acquisitions, or are reserved for future issuance upon the exercise of warrants, exchange rights and call rights granted by the Company in connection with financing arrangements recently put into place for the Company and its subsidiaries.

      The 1987 Stock Option Plan

     In 1987, the Company adopted the 1987 Stock Option Plan (the "1987 Plan"), which provides for the grant of up to 4,000,000 shares of common stock as either incentive or nonstatutory stock options. The 1987 Plan allows for the grant of incentive stock options to full-time employees, including directors and officers. It further allows for the grant of nonstatutory stock options to employees and non-employee directors of the Company. See Note 12 - "Notes to Financial Statements - Common Stock Options and Warrants" for a more detailed description of the 1987 Plan. As of October 31, 2000, the Company had outstanding options to purchase 1,350,000 shares of common stock under its 1987 Plan. All of such options are exercisable.

      The 1992 Stock Option Plan

     At the 1993 annual stockholders meeting, the Company's shareholders approved a stock option plan previously adopted in October 1992 by the Board of Directors covering 6.0 million shares of the Company's common stock (the "1992 Plan"). The 1992 Plan provides for the grant of options to purchase common stock and awards of restricted common stock to employees, officers and directors of the Company. At the 1996 annual stockholders meeting, shareholders approved an amendment to the 1992 Plan, increasing the number of shares covered to 10.0 million. The shareholders also approved the addition of active consultants as persons eligible to participate. At the 1998 annual stockholders meeting, shareholders again approved an amendment to the 1992 Plan, increasing the number of shares covered to 30.0 million and permitting outside directors to participate. The amendment also (1) deleted the formula for grants of awards of restricted common stock and options to purchase common stock to outside directors, and (2) directed that the Company's Board of Directors, or a committee appointed by the Board consisting of at least two outside directors, administer the 1992 Plan. On January 19, 2000, the Company's Board of Directors further amended the 1992 Plan, subject to shareholder approval, to increase the aggregate number of shares covered thereunder to 50.0 million. The Company's shareholders approved this amendment at the annual meeting held on July 13, 2000. On January 19, 2000, the Company's Board of Directors granted options to acquire 12,775,000 shares under the 1992 Plan, as amended, subject to shareholder approval.

     The Company is required to reserve 50.0 million shares of common stock for issuance in the event that option holders exercise their options to purchase shares or that the Company grants restricted stock under the 1992 Plan. Of these
50.0 million shares, 30.0 million have been registered under the Securities Act. As of October 31, 2000, the Company had outstanding options to purchase 38,749,370 shares of common stock under the 1992 Plan. As of October 31, 2000, the Company also had granted 240,000 shares of restricted stock under the 1992 Plan.

      The Directors' Stock Option Plan

     In 1994, the Company adopted (and has since amended twice) an option plan for certain directors (the "Directors' Plan"). At the 1995 annual stockholders meeting, shareholders approved the grant to two directors of the option to purchase a total of 725,000 shares of NCT common stock. The shareholders, at the 1996 annual meeting, approved an increase in the number of shares to 821,000 and made minor changes concerning the Directors' Plan's administration. The Company has reserved 821,000 shares of common stock for issuance upon the directors' exercise of their options. All of the shares are registered under the Securities Act. As of October 31, 2000, under the Directors' Plan, the Company had outstanding options to purchase 538,500 shares of common stock, all of which are currently exercisable.

      The PRG Warrant

     On July 19, 1999, PRG was granted a common stock warrant equal to, at PRG's election, either (i) the number of shares of the Company's common stock which may be purchased for an aggregate purchase price of $1,250,000 at the fair market value on July 19, 1999; or (ii) the number of shares representing five percent of the fully paid non-assessable shares of common stock of DMC at the purchase price per share equal to either (x) if a DMC qualified sale (a sale in one transaction in which the aggregate sales proceeds to DMC equal or exceed $5,000,000) has closed on or before December 31, 1999, the purchase price per share of DMC common stock or security convertible into DMC common stock by seventy-five percent (75%) or (y) if a DMC qualified sale has not closed on or before December 31, 1999, at an aggregate price of $1,250,000. The closing bid price on July 19, 1999 was $0.1875. As such, the Company has reserved 6,666,667 shares of common stock for the PRG Warrant.

      Other Investors' Warrants and Options

     As of October 31, 2000, the Company had reserved 378,984 additional shares of common stock for issuance upon the exercise of warrants and options; these warrants and options are not included in the above plans. The Company also has reserved 1,429,414 shares for issuance upon the exercise of warrants earlier granted to:

o an investor in an early 1997 private placement pursuant to Regulation S (the "Investor Warrant"),

o three placement agents in partial consideration for services rendered in connection with the 1997 and 1998 preferred stock placements described below,

o one financial consultant for services rendered in connection with another financing completed by the Company, and

o one consultant for services rendered in connection with the Company's efforts to complete development and licensing agreements with a large European company.

     In March 2000, the Company issued warrants for 167,500 shares of common stock in conjunction with the closing of the Series G Preferred Stock. See "Series G Preferred Stock" below.

     In June 2000, the Company issued warrants for 300,000 shares of common stock to the holder of an $0.8 million promissory note issued by the Company and DMC in June 2000. The 300,000 shares of common stock that the Company may issue under this warrant are included in this registration statement and prospectus.

     In September 2000, the Company issued warrants for 10 million shares of common stock to Libra Finance S.A. which served as placement agent for certain of the Company's recent financing transactions and had advised the Company with respect to its recent acquisitions. Such 10 million shares of common stock are included under this registration statement and prospectus.

     In September 2000, in conjunction with the execution of a private equity credit agreement, the Company issued the investor a warrant for 250,000 shares of NCT common stock.

     The aggregate reserve for outstanding non-plan stock options and warrants at October 31, 2000, excluding the PRG Warrant, was 18,788,664, all of which are fully vested and immediately exercisable.

     As of December 31, 1999, the weighted average exercise prices for the then exercisable options and warrants were $0.45 and $0.77, respectively. Options and warrants granted subsequent to December 31, 1999 have been granted at the fair market value of the Company's common stock when granted.

      The NCT Audio Initial Financing

     Between October 10, 1997 and December 4, 1997, NCT Audio sold 2,145 common shares for approximately $4.0 million in a private placement under Regulation D of the Securities Act (the "NCT Audio Initial Financing"). The terms of the sale allow the purchasers of NCT Audio's common stock to exchange their shares for an equally valued amount of the Company's common stock at a predetermined exchange ratio.

     To date, the Company has issued 22,756,622 shares of its common stock in exchange for 1,413 shares of NCT Audio common stock. Of such shares, 272,023 are included in this registration statement and prospectus, 404,612 were registered under Registration Statement No. 333-35210, another 17,333,334 were registered under Registration Statement No. 333-87757 and an additional 1,000,000 shares were registered under Registration Statement No. 333-64967. The Company has provided a reserve of 5,718,750 shares of its common stock for the exchange of 732 shares of NCT Audio common stock assuming a 5-day average closing bid price of $0.30.

      Secured Convertible Notes

     Carole Salkind, spouse of a former director and an accredited investor, subscribed and agreed to purchase secured convertible notes of the Company in an aggregate principal amount of $4.0 million. The first secured convertible note (the "Note") for $1.0 million was signed on January 26, 1999, and proceeds were received on January 28, 1999. The Note matures on January 25, 2001 and earns interest at the prime rate as published from time to time in The Wall Street Journal from the issue date until the Note becomes due and payable. The Holder has the right at any time on or prior to the day the Note is paid in full, to convert at any time, all or from time to time, any part of the outstanding and unpaid amount of the Note into fully paid and non-assessable shares of common stock of the Company at the conversion price. The conversion price, as amended by the parties on September 19, 1999, of the Note and any other notes, shall be the lesser of (i) the lowest closing transaction price for the common stock on the securities market on which the common stock is being traded, at any time during September 1999; (ii) the average of the closing bid price for the common stock on the securities market on which the common stock is being traded for five (5) consecutive trading days prior to the date of conversion; or (iii) the fixed conversion price of $0.17. In no event will the conversion price be less than $0.12 per share.

     In addition to this first Note, the Holder was required to purchase the remaining $3.0 million principal amount of secured convertible notes containing the same terms and maturity date as the initial Note on or before June 30, 1999. The Company agreed to extend such date for the purchase of remaining installments of secured convertible notes to April 15, 2000. On various dates, the Holder purchased additional installments of the remaining $3.0 million principal amount of the secured convertible notes. The Company received the final installment in March 2000.

     At the fixed conversion price of $0.17, the Company would be required to issue 23,529,412 shares of its common stock upon conversion of the aggregate $4.0 million of secured notes. The Company is including in this registration statement and prospectus all 23,529,412 shares, together with 4,682,941 shares of common stock to pay accrued interest (calculated at 9.5% per annum for two years) on all of the secured convertible notes.

      Preferred Stock

     To raise working capital, from time to time, the Company has issued shares of preferred stock generally convertible into or exchangeable for shares of NCT common stock. Such preferred stock includes the Company's Series C, D, E, F and G convertible preferred stock, NCT Audio's Series A Preferred Stock and Pro Tech's Series A Preferred Stock. Presently, only the Series G Convertible Preferred Stock (described below) and Pro Tech's Series A Preferred Stock are outstanding.

      The Series G Convertible Preferred Stock

     On January 25, 2000, the Board of Directors designated a new series of preferred stock based upon a negotiated term sheet. The Series G Preferred Stock consists of 5,000 designated shares, par value of $0.10 per share and a stated value of one thousand dollars ($1,000) per share with a cumulative dividend of four percent (4%) per annum on the stated value payable upon conversion in either cash or common stock. On March 6, 2000, the Company and an accredited investor entered into an agreement under which the Company sold an aggregate stated value of $2.0 million (2,004 shares) of Series G Preferred Stock, in a private placement pursuant to Regulation D of the Securities Act for an aggregate of $1.75 million. The Company received $1.0 million for the sale at the closing and received the balance of $750,000 on June 28, 2000, after the registration of shares of common stock for resale upon the conversion of the Series G Preferred Stock. Each share of Series G Preferred Stock is convertible into fully paid and nonassessable shares of the Company's common stock pursuant to a predetermined conversion formula which provides that the conversion price will be the lesser of (i) 80% of the weighted average of the closing bid price for the common stock on the securities market on which the common stock is being traded for five (5) consecutive trading days prior to the date of conversion; or
(ii) the fixed conversion price of $0.71925. The Company registered 4,008,000 shares of the Company's common stock, together with an additional 160,320 shares for the 4% per annum dividend, that the Company may issue upon the conversion of the Series G Preferred Stock and warrants for 167,500 shares which were issued in conjunction with the Series G Preferred Stock transaction under Registration Statement No. 333-35210 filed on April 28, 2000, as amended June 13, 2000. The warrants are exercisable at $0.71925 per share and expire on March 31, 2005. On various dates through September 30, 2000, an aggregate of 1,080 shares of Series G Preferred Stock have been converted into 4,037,728 shares of the Company's common stock. As of September 30, 2000, there are 924 shares of Series G Preferred Stock outstanding.

     On  September  27,  2000,  the  Series G  Preferred  Stock  Certificate  of
Designations was amended to obligate the Company to issue up to 24 million shares of its common stock upon the conversion of the 5,000 designated shares of Series G Preferred Stock. Such amendment was made in the interest of investor relations of the Company. This registration statement and prospectus includes 4,820,000 shares of common stock together with 602,000 shares for the 4% per annum cumulative dividend, that the Company may issue upon the conversion of the remaining issued and outstanding 924 shares of Series G Preferred stock. Such share amounts were calculated at 80% of $0.30 (estimated five-day average closing bid) with three years of dividends, then all increased in accordance with Series G Preferred Stock Registration Rights Agreement.

      ConnectClearly Transaction

     In connection with the initial funding of the Company's subsidiary, ConnectClearly.com, Inc., the Company issued 1,000 shares of CCC common stock to three accredited investors in consideration for $1.0 million. These investors have agreed to acquire 1,000 additional shares of CCC common stock for another $1.0 million in August 2001. These CCC common shares are exchangeable for shares of NCT common stock. This registration statement and prospectus includes 12,500,000 shares of common stock that may be issued upon the exchange of CCC common shares.

POSSIBLE FUTURE DILUTION FROM CONTINGENT EARN OUTS AND OTHER OBLIGATIONS ARISING FROM RECENT ACQUISITIONS

      TRN Acquisition

     On August 18, 2000, Cinema acquired 100% of the outstanding capital stock of Theater Radio Network, Inc., a provider of entertainment audio programming in multiplex cinemas nationwide. In connection with the acquisition, the Company issued 7,405,214 restricted shares of its common stock based upon a trailing market price (as defined in the stock purchase agreement) of $0.3376 per share, for a total value of $2,500,000 and a 7.5% equity interest in Cinema. Such shares are included under this registration statement and prospectus. The Company may be required to issue additional shares of common stock to the former shareholders of TRN in the future under certain earn out provisions. In addition, the Company is obligated to issue and register additional shares if the trailing market price of the Company's common stock prior to effectiveness of this registration statement is less than $0.3376.

      Midcore Acquisition

     On August 29, 2000, the Company acquired all of the outstanding capital stock of Midcore Software, Inc., provider of Internet infrastructure software for business networks, through a merger into NCT Midcore, Inc. In connection therewith, the Company issued 13,913,355 restricted shares of its common stock based upon a 10-day weighted average closing bid price of $0.34626 per share, for an aggregate value of $4,817,638. Of these shares, 7,126,548 are included under this registration statement and prospectus. In addition, the purchase consideration includes $1,725,000 to be paid by the Company in cash over 36 months based upon earned royalties, as defined in the merger agreement. If after 36 months the total royalty has not been earned, then the parties have the right to collect the remaining unpaid balance through the issuance of the Company's common stock. The Company is obligated to issue additional shares of its common stock if the value of certain shares issued at the closing is less than $1.5 million on the third anniversary of the closing. In addition, the Company is obligated to issue and register additional shares if the closing bid price of the Company's common stock prior to effectiveness of this registration statement in less than $0.34626.

      Pro Tech Preferred Stock

     On September 12, 2000, NCT Hearing granted Pro Tech a license for an exclusive right to certain NCT technologies for use in light weight cellular, multimedia and telephony headsets. As consideration for such license, Pro Tech issued approximately 23.4 million shares of its common stock to NCT Hearing as of September 13, 2000. A condition precedent to this transaction was that the Company arrange for $1.5 million equity financing for Pro Tech to be used for working capital purposes. On September 29, 2000, the Company entered into a Securities Purchase and Supplemental Exchange Rights Agreement with Pro Tech and the Pro Tech Investors to consummate the $1.5 million financing arranged by the Company for Pro Tech in connection with its sale of Pro Tech Series A Convertible Preferred Stock to the Pro Tech Investors. Under such agreement, the Pro Tech Investors may elect to exchange their Pro Tech Preferred for shares of common stock of the Company at the then lowest average of the average closing bid price for a share of the Company's common stock as reported on the NASD OTC Bulletin Board for any consecutive five day period out of fifteen trading days preceding the date of such exchange, less a discount of 20%. This registration statement and prospectus includes 7,500,000 shares of the Company's common stock that the Pro Tech Investors may offer to sell if they elect to exchange their Pro Tech Preferred for the Company's common stock.

PRIVATE EQUITY CREDIT AGREEMENT

     The Company and Crammer are presently renegotiating key terms of a private equity credit agreement which was executed on September 27, 2000, pursuant to which shares of the Company's common stock would be sold by Crammer who would retain part of the proceeds from their sale. The issuance and sale of such shares of the Company's common stock would have an immediate, dilutive effect on existing holders of the Company's common stock.

MATERIAL DEPENDENCE ON CERTAIN PATENT AND TRADEMARK RIGHTS

     As of October 31, 2000, the Company and its subsidiaries, held 585 patents and related rights worldwide and an extensive library of know-how and other unpatented technology. The Company cannot, however, give any assurances as to:

o the range or degree of protection provided by any of its patents or trademarks,

o that such patents, trademarks or licenses will provide protection that has any commercial significance or any competitive advantage,

o that such patents, trademarks or licenses will provide protection against competitors with similar technology or trademarks,

o that others will not obtain patents claiming aspects similar to those covered by the Company's owned or licensed patents or patent applications,

o that third parties will not challenge the Company's owned or licensed patents or patent applications, or

o that regulatory authorities will grant any pending patent or trademark application.

     The Company also believes that increased competition could result should its present, commercially significant patents or trademarks be invalidated or expire. This increased competition could have a material adverse effect on the Company's business prospects. While the Company intends to file extensions for certain patents, it cannot make any assurances that patent authorities will grant those extensions.

     The Company has conducted only limited patent and trademark searches. Thus, patents or trademarks superior to those held by the Company could already exist or be issued in the future to our competitors. This, too, could have a material adverse impact on the Company's business prospects. Further, the Company would have to expend substantial resources in obtaining and defending its patent and trademark rights to protect the present and future technology of NCT.

     There also has been an inquiry regarding the product design of one of the Company's products as it relates to a patent held by another company. A second competitor has implied that a possible conflict exists between the Company's application of certain of its technology and a recently granted patent of the competitor. The same competitor further implies that our use of a generic phrase to describe our product conflicts with a trademark for which the competitor has applied. The Company believes these claims are without merit and intends to conduct a vigorous defense. Even if the claims had some merit, we believe that we could modify our current design at little cost to avoid infringement. The Company does not believe these claims, even if unfavorably adjudicated, would result in damages having a material adverse effect on the business. See "Legal Proceedings" for further discussion.

     Competitors have filed notices of opposition with respect to two of NCT Audio's applications for trademarks. The Company and NCT Audio believe these claims are without merit and NCT Audio intends to prosecute its applications zealously. However, if authorities deny NCT Audio's applications, NCT could be required to (1) obtain a license to use the subject trademarks, or (2) refrain from using the trademarks and adopt others. Either of these options could involve significant expense, although neither should have a long-term, material adverse effect on the operating results of NCT Audio or the Company.

     The Company's policy is to enter into confidentiality agreements with all of its executive officers, key technical personnel and advisors. At the same time, we cannot give any assurances that such persons will not disclose Company know-how, inventions and other secret or unprotected intellectual property to third parties, whether in violation of those agreements or otherwise.

     Finally, it should be noted that annuities and maintenance fees for the Company's extensive patent portfolio are a significant portion of the Company's annual expenses. If, for the reasons described in "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources", it becomes necessary for the Company to reduce its level of operations, the Company will not be able to continue to meet the extensive monetary outlay for annuities and maintenance fees to keep all the patents and applications from becoming abandoned. The Company then will have to prioritize its portfolio accordingly.

RAPID TECHNOLOGICAL CHANGE AND COMPETITION

     NCT is using its existing technologies to enter into new business areas which are evolving and characterized by rapid technological change. The Company intends to engage continually in research and development activities. This includes improving our current products and developing new products. Our success, however, depends on the popularity of our products in the commercial arena, which the Company cannot guarantee. Because of this rapid pace of change, the Company also cannot guarantee that our products will not become unmarketable or obsolete by a competitor's more rapid introduction to the marketplace.

     The Company is aware of a number of direct competitors. Indirect competition also exists in the field of passive sound attenuation. The Company's principal competitors in active control systems include Bose Corporation, Lord Corporation, Matsushita Electric Industrial Co., Ltd., Sennheiser Electronic Corp. and Sony Corporation, among others. The Company's principal competitors in telecommunications signal processing include Lucent Technologies, Inc. and Texas Instruments, Incorporated. To the Company's knowledge, each of these companies is pursuing its own technology in fields similar to ours.

     NCT also believes that a number of other large companies, such as the major domestic and international communications, computer, automobile and appliance manufacturers, and aircraft parts suppliers and manufacturers have research and development efforts underway. Many of these companies are both well established and have substantially greater financial, management, technical, marketing and product development resources than the Company.

RELIANCE UPON STRATEGIC ALLIANCES AND COMMERCIAL ACCEPTANCE

     As previously described, the Company and its subsidiaries have entered into numerous strategic alliances related to the design, manufacture, marketing and distribution of our products. These agreements generally provide that in exchange for substantially all funding, the Company will license its technology to our partners and contribute a nominal amount of initial capital. Our partners also receive a preference in the distribution of cash and/or profits or royalties until the Company repays the funding, plus some interest in some instances. At September 30, 2000, however, there were no preferred distributions due to joint venture partners.

     The Company markets its products by identifying potential markets and teaming up with major domestic and international businesses to support product development, manufacturing and distribution. Our ability to enter and succeed in new markets is dependent on these companies' assessment of the Company and its products' profitability. Success also depends on end-users' acceptance of our products. For example, from 1995 through 1999, sales for active headsets did not increase at the rate anticipated, and demand for mufflers, kitchen exhaust and HVAC fan quieting systems was not at the volume anticipated.

     The Company also arranges for the supply of other products, such as integrated circuits, for its active control systems. The Company is able to do so by entering into alliances with dependable manufacturers believed also to be dependable sources of supply. The Company cannot, however, make assurances that these manufacturers will be able to meet the demands of the Company and our customers in the future.

CUMULATIVE LOSSES IN JOINT VENTURES

     When the Company's share of losses in an alliance is greater than its investment, the Company has no obligation to fund such additional losses. When this occurs, the Company suspends applying the equity method of accounting for its investment in the alliance. The Company estimates no material aggregate losses in its strategic alliances in excess of its investments which have not been recorded at September 30, 2000. NCT will not be able to record any equity income with respect to an entity until its share of future profits is large enough to recover any losses that have not yet been recorded.

DEPENDENCE UPON EXECUTIVE OFFICERS AND OTHER KEY PERSONNEL

     The Company's operations now and in the near future are in large part dependent upon the efforts of our executive officers and other key personnel. Only one senior vice president is contractually bound to remain with the Company. Moreover, the Company's growth and expansion into new products could require additional expertise in areas like manufacturing and marketing. This could put an additional strain on our human resources and may require hiring additional personnel or training existing personnel. Certain academicians now consult for the Company part-time but could terminate their association at any time.

     Certain employees and consultants have been approached by competitors, and the Company cannot give any assurances that these people will remain with NCT. The loss of key personnel or the failure to recruit new employees could impede the achievement of our new corporate mission.

POSSIBLE RISKS ASSOCIATED WITH AGREEMENTS WITH RELATED PARTIES

     Between 1993 and 1994, the Company entered into five agreements with QuietPower Systems, Inc. ("QSI"). Environmental Research Information, Inc. ("ERI") owns 33% of QSI and Jay M. Haft, a director of the Company and former Chairman of the Board of Directors, owns another 2% of QSI. Michael J. Parrella, Chairman of the Board of Directors and Chief Executive Officer of the Company, owns 12% of the outstanding capital of ERI and shares investment control over an additional 24% of its outstanding capital stock. The Company's Senior Vice
President, Business Development, hired in January 2000, owns 20% of the outstanding capital stock of ERI and 3% of the outstanding capital stock of QSI.

     In March 1995, the Company entered into a master agreement with QSI which granted QSI an exclusive worldwide license to market, sell and distribute various quieting products in the utility industry. Subsequently, the Company and QSI executed four letter agreements, primarily revising payment terms.

     On December 24, 1999, the Company executed a final letter agreement with QSI in which the Company agreed to write-off $239,000 of indebtedness owed by QSI in exchange for the return by QSI to the Company of its exclusive license to use NCT technology in various quieting products in the utility industry. Such amount, originally due on January 1, 1998, had been fully reserved by the Company.

DELISTING FROM NASDAQ NATIONAL MARKET SYSTEM

     Prior to the delisting of the Company's common stock as of the close of trading on January 6, 1999, the Company's common stock was listed on the NASDAQ National Market System ("NMS"). NASDAQ's rules require that in order to be and remain listed on NMS, a company must (1) have net tangible assets of $4.0 million, (2) a market value of publicly held shares of $5.0 million, and (3) a minimum bid price of $1.00 per share. NASDAQ will delist a company if it fails to meet any of these requirements for thirty (30) consecutive trading days.

     From April 30, 1998 to June 15, 1998, the minimum bid price for the Company's common stock fell below $1.00. NASDAQ notified the Company on June 16, 1998 of the deficiency and gave the Company ninety (90) days to regain compliance. The Company could regain compliance by meeting the standard for a minimum of ten (10) consecutive business days during the ninety day grace period.

     As of the given deadline, September 14, 1998, the Company had failed to achieve compliance. On that day, the Company requested a hearing with NASDAQ's Hearings Department. The department held the hearing on November 5, 1998. On January 6, 1999, NASDAQ notified the Company that it was delisting the Company's stock at the close of trading that day. On January 20, 1999, the Company requested a review of the delisting decision. On August 9, 1999, the NASDAQ Review Counsel denied that appeal. Thus, NCT's common stock will continue to be listed on the OTC Bulletin Board.

     The loss of the NASDAQ/NMS designation could have a material adverse effect on the Company's business prospects. NASDAQ provides brokers and others with immediate access to the best bid and asked prices, as well as other information, about our common stock. With the loss of the designation, stockholders may find it more difficult to buy, sell and obtain pricing information about our common stock. The Company also risks no longer qualifying as a "margin security" as defined by the Federal Reserve Board.

     The loss of the designation, coupled with a failure to have either (1) net tangible assets in excess of $2.0 million or (2) average revenue of at least $6.0 million for the last three years, could cause the common stock to become subject to the SEC's "penny stock" rules. The penny stock rules impose additional sales practice requirements on broker-dealers who sell penny stock securities to people who are not established customers or accredited investors. For example, the broker must make a special suitability determination for the buyer and the buyer must give written consent before the sale. The rules also require that the broker-dealer:

o    send buyers an SEC-prepared disclosure schedule before completing the sale,
     o disclose his commissions and current quotations for the security,

o disclose whether the broker-dealer is the sole market maker for the penny stock and, if so, his control over the market, and

o send monthly statements disclosing recent price information held in the customer's account and information on the limited market in penny stocks.

     These additional burdens may discourage broker-dealers from effecting transactions in penny stocks. Thus, if our common stock were to fall within the definition of a penny stock, the Company's liquidity could be reduced. In turn, there could be an adverse effect on the trading market for our common stock.

POSSIBLE VOLATILITY OF COMMON STOCK

     Historically, the market prices for the securities of emerging and high-technology companies have been highly volatile. Any future announcement concerning the Company or its competitors could have a significant impact on the price of our common stock.

BLANK CHECK PREFERRED STOCK

     The Board of Directors has total discretion in the issuance and determination of the rights and privileges of any shares of preferred stock which the Company may issue in the future. Such rights and privileges may be detrimental to the holders of common stock. The Company is authorized to issue
10.0 million shares of preferred stock. There were 924 shares of preferred stock issued and outstanding at September 30, 2000. If the Company were to issue preferred stock in the future, it could discourage or impede a tender offer, proxy contest or other similar transaction involving a change in control. Other shareholders may favor such a transaction. Management is not aware of any effort at present, however, to acquire or take control of the Company.

RECENT AUTHORITATIVE ACCOUNTING GUIDANCE

     SEC Staff Accounting Bulletin No. 101 ("SAB 101") was released on December 3, 1999 and provides the SEC staff's views in applying generally accepted accounting principles to selected revenue recognition issues. Generally, the staff believes that revenue relating to nonrefundable, up-front fees in certain arrangements for research and development activities should be deferred and recognized over the term of the agreement. The Company adopted SAB 101 during the second quarter of 2000, retroactive to January 1, 2000. The effect of the adoption was deferral of first quarter 2000 revenue and net income of $3.9 million.

     In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," ("SFAS 133"). As amended by SFAS No. 137, the Company is required to adopt SFAS 133 for all fiscal quarters of all fiscal years beginning after June 15, 2000. SFAS 133 establishes methods of accounting for derivative financial instruments and hedging activities related to those instruments as well as other hedging activities. Because the Company currently holds no derivative financial instruments and does not currently engage in hedging activities, adoption of SFAS 133 is expected to have no material impact on the Company's financial condition or results of operations.

LITIGATION

     By a letter dated September 9, 1997, counsel to competitor Andrea Electronics Corporation ("AECorp.") informed the Company that AECorp. believed NCT was improperly using the term "ANR Ready" and infringing upon a trademark owned by AECorp. Representatives of existing and/or potential customers also have informed the Company that AECorp. has made statements claiming that the Company's manufacture and/or sale of certain in-flight entertainment system products infringe a patent owned by the competitor. The Company received a notice dated March 24, 1998 from AECorp.'s intellectual property counsel notifying the Company of its concerns but did not confirm any intention to file suit against NCT. The Company, through special outside counsel, exchanged correspondence with AECorp., but the parties could not come to any resolution. The Company was informed by representatives of existing and/or potential customers that AECorp. was continuing to infer that the Company was infringing.

     On October 9, 1998, the Company's Board of Directors authorized litigation against AECorp. On November 17, 1998, the Company and NCT Hearing filed a complaint against AECorp. in the U.S. District Court, Eastern District of New York. The complaint requested that the court enter judgment in the Company's favor as follows:

o declare that the two AECorp. patents at issue are invalid and unenforceable and that the Company's products do not infringe upon them;

o declare that the two AECorp. patents at issue are unenforceable due to misuse by AECorp.;

o award the Company compensatory damages of no less than $5 million and punitive damages of $50 million for AECorp.'s tortious interference with the Company's prospective contractual advantages;

o enjoin AECorp. from stating or inferring that the Company's products or their use are infringing any AECorp.-owned patents; and

o    award any other relief the court deems appropriate.

     On or about  December 30, 1998,  AECorp.  filed its answer to the Company's
complaint.   AECorp.   generally  denied  the  above   allegations  and  brought
counterclaims against the Company. These include claims that the Company has:

o     infringed the two AECorp. patents at issue and the "ANR Ready" trademark;
o     violated the Lanham Act through NCT's use of the trademark; and
o     unfairly competed with AECorp. by using the trademark.

     The Company and NCT Hearing have since filed a Reply and requested that the court dismiss the counterclaims and enter judgment in favor of the Company and NCT Hearing. The Company and NCT Hearing also argued that AECorp. is prevented from recovering under certain equitable theories and defenses. In the opinion of management, after consultation with outside counsel, resolution of this suit should not have a material adverse effect on the Company's financial position or operations. However, in the event that the lawsuit does result in a substantial final judgment against the Company, said judgment could have a material effect on quarterly or annual operating results.

     On June 10, 1998, Schwebel Capital Investments, Inc. ("SCI") filed suit in a Maryland state court against the Company and Michael J. Parrella, its Chief Executive Officer and Director. The complaint alleges that the Company breached, and Mr. Parrella interfered with, a purported contract entered into "in 1996" between the Company and SCI. SCI claims that under the contract, the Company agreed to pay SCI commissions when NCT received capital from its investors. The complaint further alleged that SCI is due commissions totaling $1.5 million because the Company refused to honor SCI's right of first refusal. SCI seeks $1,673,000 in compensatory damages, $50,000 in punitive damages and $50,000 in attorneys fees from the Company. SCI also seeks $150,000 in compensatory damages, $500,000 in punitive damages and $50,000 in attorneys fees from Mr. Parrella. The Company has filed and the Court has granted two motions to strike or dismiss some of the plaintiff's claims. Management believes it has many meritorious defenses and intends to conduct a vigorous defense. In the event the case results in a substantial judgment against the Company, however, the judgment could have a severe material effect on quarterly or annual operating results. During the second quarter of 2000, the Company and SCI have had verbal discussions regarding a settlement. The Court has scheduled a pre-trial conference in this case for March 2001.

     On September 16, 1999, the Company filed a Demand for Arbitration before the American Arbitration Association in Wilmington, Delaware, against Top Source Technologies, Inc. and Top Source Automotive, Inc. (the "Respondents") alleging, among other things, breach of the asset purchase agreement (see "Recent Developments" above), breach of fiduciary duty as a majority shareholder and breach of obligation of good faith and fair dealing. The Company seeks rescission of the purchase agreement and recovery of monies paid to TST for TSA's assets. Concurrently, the Company commenced a preliminary injunction proceeding in the Delaware Court of Chancery, seeking to prevent TST from selling TSA's assets to Onkyo America pending completion of the arbitration proceeding. Such court action was subsequently withdrawn by the Company.

     On December 8, 1999, Respondents filed an answer and counterclaim in connection with the arbitration proceeding. Respondents asserted their counterclaim to recover (i) the monies and stock owned under the extension agreements (see "Recent Developments" above); (ii) the $1 million differential between the $9 million purchase price paid by Onkyo America for TSA's assets and the $10 million purchase price that NCT Audio had been obligated to pay; (iii) expenses associated with extending NCT Audio's time to close the transaction; and (iv) certain legal expenses incurred by Respondents.

     Management believes its position has merit. However, in the event the Demand for Arbitration does result in a substantial judgment against the Company, said judgment could have a material adverse effect on the Company's financial position and quarterly or annual operating results.

                                 USE OF PROCEEDS

     All of the shares of common stock offered hereby are being offered by the Selling Stockholders. The Company does not anticipate receiving any of the proceeds from their sale. As described above, if the net proceeds from the sale of the ITC Shares exceeds $2,400,000, the Company is entitled to receive the excess from the Selling Shareholder. In addition, should the net proceeds from the sale of shares of common stock placed with vendors and consultants in discharge of past and future obligations of the Company exceed the value of those obligations, the Company is entitled to receive the excess from the Selling Shareholder. Any net proceeds received by the Company from the sale of common stock by such Selling Stockholders will be used for working capital purposes. The Company estimates that expenses payable in connection with this registration statement will be approximately $60,000. There are no other material incremental expenses of the Company attributable solely to the issuance and distribution of the above-described shares.

                            SELLING SECURITY HOLDERS

     The following table sets forth certain information with respect to the Selling Stockholders. The shares of common stock set forth therein have been included in the registration statement of which this prospectus forms a part pursuant to registration commitments afforded to the Selling Stockholders by contractual obligations. The Company will not receive any proceeds from the sale of the shares by the Selling Stockholders except in circumstances where the net proceeds from such sales exceed our obligations to the Selling Stockholder, if ever. Certain Selling Stockholders, including ITC; Alliance Advisory Partners Micro Technology Group, L.L.C.; Piedmont Consultants, Inc.; Thacher Vendig & Company; Interep National Radio Sales; Michael Donahue; Kalkines, Arley, Zall & Bernstein LLP; Lev & Berlin, P.C.; Mesa Partners, Inc.; Track Marketing
Partners; and Trillium Entertainment, LLC., may be acting as underwriters with respect to the shares sold by them in this offering.

                                                                                       Beneficial
                                                                                       Ownership
                                                            Beneficial                 of Shares
                                                            Ownership    Number of     of Common
                                                            of Shares    Shares of     Stock After
                                                            Relation-    of Common       Common         Giving
                                                              ship        Stock at       Stock        Effect to
                                                             with the   September 19,   Offered       Proposed
Name of Selling Stockholder                                  Company       2000         For Sale         Sale
----------------------------------------------------------  ---------  -------------  -------------   --------------
Carole Salkind                                                         38,617,746 (1) 28,212,353(1)   10,405,393(2)

Bruce P. Rothman                                                           27,875         27,875               -
Robert L. Stanley                                                          27,875         27,875               -
James A. Steinkirchner                                                     27,875         27,875               -

The Endeavor Capital Investment Fund, S.A.                              5,546,995 (3)  5,422,000(3)      124,995 *

Austost Anstalt Schaan                                                 11,641,917 (4)  7,187,500(4)    4,454,417 (5)
Balmore  S.A.                                                          12,334,417 (4)  7,187,500(4)    5,146,917 (6)
Zakeni Limited                                                          5,625,000 (4)  5,625,000(4)            -
Libra Finance S.A.                                                     10,288,461     10,000,000         288,461 *

Jeff Arthur                                                             2,546,816      2,546,816               -
LaJuanda Barrera                                                          223,467        223,467               -
Robert Crisp                                                              567,536        567,536               -
Steven Esrick                                                           2,546,816      2,546,816               -
Allan Martin                                                            1,209,560      1,209,560               -
Sun State Capital Management Inc.                                         311,019        311,019               -

Clara W. Boan, Trustee for the Clara W. Boan Trust                        113,247        113,247               -
Cheryl Bray                                                                70,779         70,779               -
Paul Finkel                                                               113,247        113,247               -
Scott Hambley                                                              56,623         56,623               -
Barry Marshall-Johnson                                                  1,981,820      1,981,820               -
Hilda Marshall-Johnson and Barry Marshall-Johnson                         113,247        113,247               -
Michelle Jordano                                                          198,182        198,182               -
George Klein                                                              113,247        113,247               -
Edward Lau                                                                 99,091         99,091               -
Jerrold Metcoff                                                         5,783,397      1,894,909       3,888,488 (7)
Robert Millstein                                                          410,520        410,520               -
Mitchell Pines                                                            209,507        209,507               -
H. Sheparson Wild                                                         113,247        113,247               -
David B. Wilson                                                         4,310,707      1,412,388       2,898,319 *
Robert Wilson and Patricia Wilson                                         226,494        226,494               -

Infinite Technology Corporation                                         9,523,810      9,523,810               -

Roth Bros., Inc.                                                          300,000        300,000               -
Edward J. Frey Jr.                                                        272,023        272,023               -

Alliance Advisory Partners MicroTechnology Group, L.L.C.                  332,300        332,300               -
Piedmont Consultants, Inc.                                                300,000        300,000               -
Thacher Vendig & Company                                                  300,000        300,000

Interep National Radio Sales                                               57,143         57,143               -
Michael Donahue                                                            51,429         51,429               -
Kalkines, Arley, Zall & Bernstein LLP                                     323,909        323,909               -
Lev & Berlin, P.C.                                                        228,571        228,571               -
Mesa Partners, Inc.                                                        42,857         42,857               -
Track Marketing Partners                                                  707,829        707,829               -
Trillium Entertainment, LLC                                                71,429         71,429               -

                                                                      -------------  -------------   --------------
TOTAL                                                                 117,968,030     90,761,040      27,206,990
                                                                      =============  =============   ==============

*    Less than one percent (1.0%)

(1) Includes 23,529,412 shares of common stock for repayment of principal and 4,682,941 shares of common stock for payment of interest thereon which the Company may issue upon conversion of secured convertible notes (the "Notes") of the Company in the aggregate principal amount of $4.0 million held by the Selling Stockholder. Under the amended terms of the Secured Note Subscription Agreement and the Notes, the Notes are convertible into common stock of the Company at any time from issuance to maturity at a conversion price equal to the lesser of (i) $0.172, the lowest closing transaction price for the common stock on the OTC Bulletin Board at any time during September 1999, (ii) the average of the closing bid prices for such common stock on the OTC Bulletin Board for the five consecutive trading days ending one trading day prior to the date a conversion notice is sent to the Company; or (iii) $0.17, but in no event may such conversion price be less than $0.12 per share. Interest on the Notes is payable at the prime rate published from time to time in The Wall Street Journal. The shares of common stock for repayment of principal were calculated at an assumed conversion price of $0.17, as provided for in (iii) above. The shares of common stock for payment of interest were calculated at an assumed compound interest rate of 9.5% per annum for an assumed two-year period.

(2) Upon completion of the offering, the Selling Stockholder will own 3.2% of the Company's issued and outstanding common stock.

(3) Includes Selling Stockholder's share of the number of shares of common stock which the Company may issue upon conversion of the Company's Series G Preferred Stock in accordance with the Certificate of Designations, Preferences and Rights, as amended. Such share amount was determined by dividing the stated value of the issued and outstanding Series G Preferred Stock by 80% of an assumed 5-day average closing bid price of $0.30 plus cumulative dividends thereon calculated at 4% per annum for a three-year period, then applying a factor of 125% in accordance with the related Registration Rights Agreement. The number of shares of common stock issued upon conversion may be more or less than the amount shown depending on (i) the length of time the Series G Preferred Stock is held, (ii) the conversion price as determined under the Series G Conversion Formula, and
     (iii) the application of the 24,000,000 amended share limited on the Company's obligation to issue shares of common stock upon conversion of the Series G Preferred Stock.

(4) Includes each Selling Stockholder's pro rata share of the shares of the Company's common stock initially required to be registered pursuant to the Registration Rights Agreement entered into in conjunction with the ConnectClearly.com, Inc. private placement. Also includes each Selling Stockholder's pro rata share of shares of the Company's common stock that may be issued upon exchange of shares of Pro Tech's Series A Preferred Stock. Such pro rata share has been determined for each Selling Stockholder by dividing the stated value of Pro Tech Preferred Stock by 80% of an assumed 10-day average closing bid price of $0.30, then applying a factor of 115% in accordance with the related Registration Rights Agreement.

(5) Upon completion of the offering, the Selling Stockholder will own 1.4% of the Company's issued and outstanding common stock.

(6) Upon completion of the offering, the Selling Stockholder will own 1.6% of the Company's issued and outstanding common stock.

(7) Upon completion of the offering, the Selling Stockholder will own 1.2% of the Company's issued and outstanding common stock.


                              PLAN OF DISTRIBUTION

     The shares offered by this prospectus may be sold from time to time by Selling Stockholders, who consist of the persons named under "Selling Security Holders" above and those persons' pledgees, donees, transferees or other successors in interest. The Selling Stockholders may sell the shares on the NASD OTC Bulletin Board or otherwise, at market prices or at negotiated prices. They may sell shares by one or a combination of the following:

o a block trade in which a broker or dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

o purchase by a broker or dealer as principal and resale by the broker or dealer for its account pursuant to this prospectus;

o ordinary brokerage transactions and transactions in which a broker solicits purchasers;

o    privately negotiated transactions;

o if such a sale qualifies, in accordance with Rule 144 promulgated under the Securities Act rather than pursuant to this prospectus; and

o    any other method permitted pursuant to applicable law.

     In making sales, brokers or dealers engaged by the Selling Stockholders may arrange for other brokers or dealers to participate. Brokers or dealers will receive commissions or discounts from Selling Stockholders in amounts to be negotiated prior to the sale.

     With regard to the shares offered hereby, the Selling Stockholders and any broker-dealers that participate in the distribution may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act. Any proceeds or commissions received by them, and any profits on the resale of shares sold by broker-dealers, may be deemed to be underwriting discounts and commissions.

     If any Selling Stockholder notifies us that a material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file a prospectus supplement, if required pursuant to Rule 424(c) under the Securities Act, setting forth:

o    the name of each of the participating broker-dealers,

o    the number of shares involved,

o    the price at which the shares were sold,

o    the   commission   paid  or  discounts  or   concessions   allowed  to  the
     broker-dealers, where applicable,

o a statement to the effect that the broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and

o    any other facts material to the transaction.

     We are paying the expenses incurred in connection with preparing and filing this prospectus and the registration statement to which it relates, other than selling commissions. In addition, in the event the Selling Stockholders sell short shares of common stock issuable upon conversion of our Series G Preferred Stock, this prospectus may be delivered in connection with such short sales and the shares offered by this prospectus may be used to cover such short sales. To the extent, if any, that the Selling Stockholders may be considered "underwriters" within the meaning of the Securities Act, the sale of the shares by them shall be covered by this prospectus.

     We have advised the Selling Stockholders that the anti-manipulation rules under the Exchange Act may apply to sales of shares in the market and to the activities of the Selling Stockholders and their affiliates. In addition, we will make copies of this prospectus available to the Selling Stockholders and have informed them of the need for delivery of copies of this prospectus to purchasers at or prior to the time of any sale of the shares offered hereby.

                   DESCRIPTION OF SECURITIES TO BE REGISTERED

     This offering consists of an aggregate of 90,761,040 shares of common stock of the Company, par value $0.01 per share, that may be offered for sale by the Selling Stockholders. Each share of common stock has one vote in matters presented to the shareholders. The Company has never paid dividends on its common stock. Holders of the common stock will be subordinate to holders of the Company's Preferred Stock with respect to the payment of dividends, if any, and in any dissolution or liquidation of the Company.

                     INTERESTS OF NAMED EXPERTS AND COUNSEL

     Matters relating to the legality of 90,761,040 shares of common stock being offered by this prospectus have been reviewed for the Company by its outside counsel, Crowell & Moring LLP.

     The consolidated financial statements of the Company at December 31, 1998 and 1999 and for the years ended December 31, 1997, 1998 and 1999 and the related financial statement schedule included in this prospectus and as exhibits have been audited by Richard A. Eisner & Company, LLP, independent auditors, as set forth in their reports included therein (which contains an explanatory paragraph relating to the existence of substantial doubt about the Company's ability to continue as a going concern and which are based in part on the report of Peters Elworthy & Moore, Chartered Accountants). The financial statements and schedule referred to above are included in reliance upon such reports given upon the authority of such firms as experts in auditing and accounting.

     The financial statements of the Company's subsidiary, Noise Cancellation Technologies (Europe) Limited, at December 31, 1998 and 1999 and for the years ended December 31, 1997, 1998 and 1999 included in this prospectus and as exhibits have been audited by Peters Elworthy & Moore, Chartered Accountants, as set forth in their report included therein (which contains a paragraph on the dependence on NCT Group, Inc. for continued financial support) and have been so incorporated in reliance upon such report given upon the authority of such firm as experts in auditing and accounting.

                   INFORMATION WITH RESPECT TO THE REGISTRANT

BUSINESS

A.    General Development of Business

     NCT Group, Inc. is a leading technology developer with an extensive portfolio of proprietary algorithms and a wide variety of product offerings for consumer, commercial and industrial applications. The Company specializes in the utilization of sound and signal waves to reduce noise, improve signal-to-noise ratio and enhance sound quality. Commercial application of the Company's technologies is comprised of a number of product offerings, including NoiseBuster(R) consumer and communications active noise reduction ("ANR") headsets; ProActive(R) ANR industrial earmuffs and headsets; Gekko(TM) flat speakers; and ClearSpeech(R) microphones, speakers and other products. In addition to products, NCT's innovative algorithms are available for licensing to manufacturers for use in commercial and consumer products.

     During 1999, the Company focused its efforts on the development of DMC. DMC is a wholly-owned subsidiary of NCT which was formed in November 1998. DMC is a microbroadcasting media company that delivers licensed CD-quality music as well as on-air and billboard advertising to out-of-home commercial and professional venues via a digital network of place-based microbroadcasting stations, called Sight & Sound(TM). The Sight & Sound(TM) system consists of a central control network that communicates to a digital broadcast station, which plays music selections and advertisements through flat panel speakers. The speaker grilles double as visual billboards. The speakers will be provided by NCT Audio Products, Inc.

     As of October 31, 2000, the Company and its business units held 585 patents and related rights worldwide and an extensive library of know-how and other proprietary technology. These patents allow the Company to develop major product lines, which include:

o    NoiseBuster(R) ANR communications headsets
o    NoiseBuster(R) ANR consumer headphones
o    ProActive(R) industrial/commercial ANR headsets
o    Gekko(TM) flat speakers, frames, prints and subwoofers
o    ClearSpeech(R) microphones, speakers and other products
o    ClearSpeech(R) corporate intranet telephone software

     The Company also markets its technologies through licensing to third parties for fees and royalties. During 1999, the Company entered into a new technology license agreement with Lernout & Hauspie Speech Products N.V. ("L&H"), has expanded its cross-license agreement with New Transducers Ltd. and has received royalties pursuant to several of its technology license agreements.

     The Company's operating revenues are comprised of technology licensing fees and royalties, product sales, advertising and engineering and development services. Historically, the Company derived the majority of its revenues from engineering and development services and technology licensing fees. As distribution channels are established and as product sales, market acceptance and awareness of the commercial applications of the Company's technologies build, revenues from technology licensing fees, royalties and product sales are projected to fund an increasing share of the Company's requirements. The revenues from these sources, if realized, will reduce the Company's dependence on revenues from engineering and development services. Total revenues for 1999 consisted of approximately 31% in product sales, 19% in engineering and development services and 50% in technology licensing fees and royalties, and for the nine months ended September 30, 2000 consisted of approximately 13% in product sales, 2% in advertising, 1% in engineering and development services and 84% in technology license fees and royalties.

     The Company has entered into a number of strategic supply, manufacturing and marketing alliances with leading global companies to commercialize its technology. These strategic alliances historically have funded a majority of the Company's research and development and provided the Company with reliable sources of components, manufacturing expertise and capacity, as well as extensive marketing and distribution capabilities. NCT has continuing relationships with Walker Manufacturing Company (a division of Tennessee Gas Pipeline Company, a wholly owned subsidiary of Tenneco, Inc.), AB Electrolux, Ultra Electronics Ltd., The Charles Stark Draper Laboratory, Inc., Oki Electric Industry Co., Ltd. and New Transducers Ltd., among others, in order to penetrate major markets more rapidly and efficiently, while minimizing the Company's own capital expenditures. See G. "Strategic Alliances" and Note 3 - "Notes to Financial Statements" for further discussion.

     An important factor for the Company's continuing development of its technology is its ability to recruit and retain key personnel. As of October 31, 2000, the Company had 88 employees, including 27 engineers and associated technical staff members.

     The Company was incorporated in Nevada on May 24, 1983. In April 1985, the Company moved its corporate domicile to Florida and assumed its former name, Noise Cancellation Technologies, Inc. In January 1987, following the assumption of control of the Company by the present management, the Company's state of incorporation was changed to Delaware. At the annual meeting of stockholders of the Company on October 20, 1998, the stockholders approved changing the name of the Company from Noise Cancellation Technologies, Inc. to NCT Group, Inc. effective October 21, 1998.

     NCT's executive offices are located at 20 Ketchum Street, Westport, Connecticut 06880; telephone number (203) 226-4447. The Company's corporate headquarters and research and product development facility are located in Linthicum, Maryland; telephone number (410) 636-8700. The Company's European operations are conducted through its product development and marketing facility in Cambridge, England. The Company also maintains a presence in the Pacific Rim. The Company's DMC and Advancel operations are located in Westport, Connecticut.

     The Company is organized into strategic business units which in May 2000, were realigned to comprise three groups: communications, media and technology. Each of the strategic business units is targeted to the commercialization of its own products in specific markets. The media group currently consists of Distributed Media Corporation, DMC's subsidiary, DMC Cinema, Inc. and NCT Audio Products, Inc. The communications group currently includes of NCT Hearing Products, Inc., NCT Hearing's subsidiary, Pro Tech Communications, Inc., Noise Cancellation Technologies (Europe) Ltd., Midcore Software, Inc. and ConnectClearly.com, Inc. The technology group currently consists of Advancel
Logic Corporation. Refer to Note 17 - "Notes to Financial Statements" for further information about the Company's business segments.

B.    Business Strategy

     The Company's strategy is to leverage off its existing base of proprietary technology by expanding into areas outside of traditional active noise and vibration control to reach markets having greater opportunities such as communications, audio, e-business and microbroadcasting media. The acquisition of certain assets and all of the intellectual property of Active Noise and Vibration Technologies, Inc. ("ANVT") in 1994 broadened the Company's portfolio of intellectual property and removed restrictions on the Company regarding licensing a series of patents developed by Professor G.B.B. Chaplin relating to active noise cancellation technology (the "Chaplin Patents") to unaffiliated third parties (see C. "Technology"). The Company can license the Chaplin Patents directly to unaffiliated third parties, which provides the Company with a greater ability to earn technology licensing fees and royalties from such patents. Thus, while the Company continues to focus on products that the Company believes will generate near term revenue, it is increasing its emphasis on technology licensing fees and royalties. Further, the Company is working continuously to lower the cost of its products and improve their technological performance.

C.    Technology

     Active Noise Reduction ("ANR"). ANR systems are particularly effective at reducing low frequency noise. ANR creates sound waves that are equal in frequency but opposite in phase to the noise. The illustration which follows shows the relationship, in time, of a noise signal, an anti-noise signal and the residual noise that results when they meet.

                             ACTIVE NOISE REDUCTION

                  --------------------------------------------

                                [GRAPHIC OMITTED]
                  --------------------------------------------


     Signal Enhancement. NCT's technology also can be used to attenuate unwanted signals that enter into a communications network, as when background noise enters telecommunications or radio systems from a telephone receiver or microphone. The Company has developed patented technology that will attenuate the background noise "in-wire," so that the signals carried by the communications network include less of the unwanted noise, allowing the speaker to be heard more clearly over the network. An application of this technology is in-wire attenuation of siren noise over two-way radio communications between emergency vehicles and dispatchers at hospitals and police or fire stations.

     Silicon Micromachined Microphone ("SMM"). In 1994, NCT purchased the exclusive rights to manufacture and commercialize a SMM as a technically superior and less expensive alternative to currently available electret microphones. The SMM has potential applications not only in the audible range of frequencies, but in the ultrasonic range as well.

     ClearSpeech(R) Adaptive Speech Filter ( "ASF"). The ClearSpeech(R) algorithm removes noise from voice transmissions. ASF is effective against a variety of stationary noises whose amplitude and pitch change slowly compared to the spectral variations characteristic of human speech. ASF applications include teleconferencing systems, cellular telephones and "airphones," telephone switches, echo cancellers, and communications systems in which background noise is predominant. ASF is currently available for use on three hardware platforms including personal computers ("PCs") and fixed and floating digital signal processors ("DSP").

     ClearSpeech(R)-Acoustic Echo Cancellation ("AEC"). AEC removes acoustic echoes in hands-free full duplex communication systems. AEC is an adaptive, frequency-based algorithm that continuously tracks and updates the changes in the acoustic path between the loudspeaker and the microphone to eliminate the acoustic echo. The algorithm can be changed to accommodate different audio bandwidths and acoustic tail lengths for use in a variety of applications such as cellular telephony, audio and video teleconferencing, computer telephony, gaming and voice recognition.

     ClearSpeech(R)-Compression and TurboCompression ("CTC"). CTC maximizes bandwidth efficiency in wireless, satellite and intra- and Internet transmissions and creates smaller, more efficient voice files while maintaining speech quality. The compression can be combined with ASF technology to further improve the compression rate and voice quality. CTC comes in two versions and can be implemented as either a fixed or variable-rate speech coder. CTC has many applications such as: intranet and Internet telephony, audio and video conferencing, PC voice and music, telephone answering devices, real-time multimedia multitasking, toys and games, and playback devices such as a personal digital assistant ("PDA") and global positioning satellite ("GPS") navigation systems.

     ClearSpeech(R)-Reference Noise Filter ("RNF"). RNF isolates and removes interfering signals, such as background radio, television, machine and siren noise, so communications can be heard more clearly. RNF algorithm was designed to remove interference from a desired signal in applications where a reference signal for the interference is available.

     Java Processor Core. Advancel is a participant in the native Java embedded microprocessor market. The purpose of the Java(TM) (Java is a trademark of Sun Microsystems, Inc.) platform is to simplify application development by providing a platform for the same software to run on many different kinds of computers and other smart devices. Advancel has been developing a family of processor cores, which will execute instructions written in both Java bytecode and C (and C++) significantly enhancing the rate of instruction execution. The potential for applications consists of the next generation home appliances and automotive applications, manufacturers of smartcard processors, hearing aids and mobile communications devices.

     Flat Panel Transducer ("FPT"). NCT patented FPT technology utilizes piezo electric drivers mounted on flat rigid surfaces to create a unique wide dispersion sound field. Unlike conventional speakers that deliver sound through air in a pistonic fashion, the FPT design delivers sound throughout the surface of the panel being driven. This distributed mode method of delivering wide dispersion sound is what NCT has termed Sweet Space(TM), which floods a room with sound. Uses for FPT technology include home theatre, professional, automotive and aircraft applications.

     Digital Broadcasting Station System ("DBSS") Software. DBSS software is being utilized by DMC to deliver customized music programming to each site. Advertising is scheduled and updated via a communications link such as the Internet. The software also performs status checking, play log functions and other diagnostic functions made available to the central control network.

D.    NCT Proprietary Rights and Protection

     NCT holds a large number of patents and patent applications. The Company's intellectual property strategy has been to build upon its base of core technology patents with newer advanced technology patents developed by, purchased by or exclusively licensed to the Company. In many instances, the Company has incorporated the technology embodied in its core patents into patents covering specific product applications, including the products' design and packaging. The Company believes this building-block approach provides greater protection to the Company than relying solely on the original core patents. As its patent holdings increase, the Company believes the importance of its core patents will diminish from a competitive viewpoint.

     The Company purchased certain assets of ANVT in 1994, which included all of ANVT's intellectual property rights. Among the ANVT intellectual property rights were ANVT's interest in the ten basic Chaplin Patents which are now solely owned by NCT as the sole shareholder of Chaplin Patents Holding Co., Inc., formerly a joint venture with ANVT. These patents cover inventions made by Professor G.B.B. Chaplin in the late 1970s and early 1980s (some of which have now expired).

     The Chaplin Patents form only one group of core patents upon which NCT's technology is based. In March 1990, the Company acquired exclusive ownership of 10 patents developed under the auspices of the National Research Development Corporation ("NRDC"), an organization sponsored by the British Government. Among other things, the NRDC patents, of which the Swinbanks and Ross patents are the most important, utilize the adaptive feed forward approach to active noise control. The Swinbanks patent covers an improved method of analyzing the incoming noise or vibration through the use of a "frequency domain" adaptive filter which splits the incoming noise into different frequency bands for analysis and recombines the data to generate the anti-noise signal. The Ross patent covers the use of a "time domain" filter which uses input and error signals to enhance a system's ability to compensate for feedback from actuators to sensors. Without this filter, the system will detect and begin canceling its own self-generated anti-noise.

     As part of the purchase of certain ANVT assets, the Company acquired all the rights to nine inventions previously belonging to the Topexpress Group in the United Kingdom. The international patent coverage of these inventions varies but eight have been granted patent protection with numerous counterpart foreign applications still pending. Among the other intellectual property acquired from ANVT are patents relating to active auto mufflers and noise suppression headrests, several patent applications on advanced algorithms, active noise headsets and many related disclosures and various disclosures in other areas of active attenuation of noise and vibration. In addition, the Company acquired the rights to three basic inventions known as the Warnaka patents.

     The Company has built upon these core patents with a number of advanced patents and patent applications. These include the Digital Virtual Earth patent, which covers digital feedback control, and patents on multi-channel noise control. The Company also has applied for patents on combined feedforward and feedback control, control using harmonic filters, filters for signal enhancement and speech filtering, control systems for noise shaping and others.

     In 1994, the Company obtained a license for the exclusive rights to the SMM technology developed by Draper in Cambridge, Massachusetts. At this time, four patents describing the basic technology have been issued.

     In 1995, the Company acquired several U.S. patents dealing with ASF which are used in the Company's ClearSpeech(R) product line.

     Since 1996, the Company has been granted 393 new patents.

     The Company holds or has rights to 317 inventions as of October 31, 2000, including 117 United States patents and over 468 corresponding foreign patents for a total of 585 patents and related rights. The Company has pending 155 U.S. and foreign patent applications. NCT's engineers have made 155 invention disclosures for which the Company is in the process of preparing patent applications. The Company's patents have expiration dates ranging from 2000 through 2016, with the majority occurring during or after 2009.

      The Company has been granted the following trademarks:

         Mark                         Field of Use
      ----------                    -----------------
      NCT logo                      Company logo
      NoiseBuster(R)                headsets
      NoiseEater(R)                 HVAC systems
      ClearSpeech(R)                adaptive speech filter products
      VariActive(R)                 headsets
      ProActive(R)                  headsets

      The Company has also applied for 12 trademarks including:

         Mark                         Field of Use
      ---------                     ------------------
      Gekko(TM)                     flat audio speakers
      ArtGekko(TM)                  flat audio speakers
      Sweet Space(TM)               flat audio speakers
      Sight & Sound(TM)             microbroadcasting

     The Gekko(TM) and Art Gekko(TM) trademark applications have been challenged by another trademark holder on the grounds of similarity and confusion in a proceeding currently pending before the U.S. Trademark Office.

     No assurance can be given as to the range or degree of protection any patent or trademark issued to, or licensed by, the Company will afford or that such patents, trademarks or licenses will provide protection that has commercial significance or will provide competitive advantages for the Company's products. No assurance can be given that the Company's owned or licensed patents or trademarks will afford protection against competitors with similar patents, products or trademarks. No assurance exists that the Company's owned or licensed patents or trademarks will not be challenged by third parties, invalidated, or rendered unenforceable. Furthermore, there can be no assurance that any pending patent or trademark applications or applications filed in the future will result in the issuance of a patent or trademark. The invalidation, abandonment or expiration of patents or trademarks owned or licensed by the Company which the Company believes to be commercially significant could permit increased competition, with potential adverse effects on the Company and its business prospects.

     The Company has conducted only limited patent and trademark searches and no assurances can be given that patents or trademarks do not exist or will not be issued in the future that would have an adverse effect on the Company's ability to market its products or maintain its competitive position with respect to its products. Substantial resources may be required to obtain and defend patent and trademark rights of the Company.

     The Company's policy is to enter into confidentiality agreements with all of its executive officers, key technical personnel and advisors, but no assurances can be made that Company know-how, inventions and other secret or unprotected intellectual property will not be disclosed to third parties by such persons.

     Finally, it should be noted that annuities and maintenance fees for the Company's extensive patent portfolio are a significant portion of the Company's annual expenses. If, for the reasons described in "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources," it becomes necessary for the Company to reduce its level of operations, the Company will not be able to continue to meet the extensive monetary outlay for annuities and maintenance fees to keep all the patents and applications from becoming abandoned, NCT then will have to prioritize its portfolio accordingly.

E.    Existing Products

      NCT Hearing Products

     NoiseBuster(R). NCT is currently marketing its NoiseBuster(R) personal active noise reduction headphone for consumers at a suggested retail price of $39. This active headphone selectively reduces unwanted noise generated by aircraft engines, lawnmowers, street traffic, household appliances and other annoying noise sources, while permitting the user to hear desired sounds, such as human conversation, warning signals or music. The product can also be used with an aircraft's in-flight entertainment system or a portable audio device. The Company is marketing the NoiseBuster(R) through distribution channels, including electronics retail stores, specialty catalogues and directly through a toll-free "800" number and on the Internet. Initial product shipments of the original NoiseBuster(R) were made in September 1993. Product shipments of the current NoiseBuster(R) began during the first quarter of 1997.

     The NoiseBuster(R) line has been expanded to include communications headsets for cellular, multimedia and telephony. The products are the first ANR offerings for these applications and improve speech intelligibility in the presence of background noise. Product shipments began during the first quarter of 1998.

     ProActive(R). In 1995, the Company introduced its ProActive(R) line of active noise reduction headsets for use in commercial and industrial settings. The line includes a high performance earmuff and headset which combine NCT's active noise cancellation technology for reduction of low frequency noise with passive hearing protection. The ProActive(R) is the first fully contained, cordless product of its kind, providing workers with the utmost in mobility and comfort.

     NB-PCU. The Company is working with a leading manufacturer and supplier of aircraft cabin products on the integration of NCT's active noise control technology into in-flight passenger entertainment systems. As a component of the system, NCT also has developed a low-cost headset specifically for in-flight use to be used in conjunction with the integrated electronics. NCT's technology electronically reduces aircraft engine noise while enhancing the audibility of desired sounds like speech, music and warning signals. Lowering the engine drone also can help alleviate the anxiety and fatigue often associated with flying. While the system is in use, passengers inside an aircraft cabin can carry on conversations at a comfortable level or hear in-flight movies and music without over amplification and distortion. The system is currently being installed in first and business class cabins on new United Airlines aircraft and in cabins of five other airlines.

      NCT Communications Products

     ClearSpeech(R)-Mic. This is the first digital noise reduction microphone system for use with hands-free car kits. The product substantially reduces background road, tire, wind, engine and traffic noise from hands-free calls, allowing the person receiving the call to hear voice more clearly and with less frustration and anxiety.

     ClearSpeech(R)-Speaker. This product cleans background noise from the incoming speech signal over a two-way or mobile radio for the utmost in intelligibility. The system is suitable for use with mobile radios, fleet communication systems, marine radios and many other communication systems.

     NCT Audio Products

     Gekko(TM) flat speaker. In 1998, NCT Audio launched the Gekko(TM) flat speakers and ArtGekko(TM) printed grille collection. This was the first product launched by NCT Audio to the consumer audio market utilizing the Company's patented FPT technology. With this technology, these products deliver Sweet Space(TM) sound that floods the room with sound as opposed to conventional speakers which deliver sound like a spotlight. The Gekko(TM) flat speakers are thin wall hanging speakers that are designed to accept high quality reproductions of the world's most popular artwork, which is the ArtGekko(TM) line of replacement prints and decorative frames. The art is printed on acoustically transparent material, which allows all sound from the flat speaker to pass freely. The images were licensed from several major international publishers who have access to or represent the rights for over three million pieces of art. The ArtGekko(TM) collection includes 422 images and 14 different frame styles.

      Revenues

            Product Revenues

     The following table sets forth the percentage contribution of the separate classes of the Company's products to the Company's product revenues for the year ended December 31, 1999 (in thousands).

                              Year ended
                          December 31, 1999
                         ---------------------
                                       As a %
            Products       Amount    of Total
                         ---------   ---------
      Hearing Products     $  682       30.9%
      Communications          670       30.3%
      Audio Products          856       38.8%
                         ---------   ---------
            Total         $ 2,208      100.0%
                         =========   =========

     For the three and nine months ended September 30, 1999 and 2000, product revenues consisted of the following (in thousands):

               Three Months Ended September 30,  Nine Months Ended September 30,
               --------------------------------  -------------------------------
                 Amount     As a % of Total        Amount        As a % of Total
               ------------ -------------------  -------------- ----------------
Product        1999   2000     1999     2000      1999    2000    1999     2000
-------------  ------ ----- --------- ---------  ------- ------ -------- -------
Headsets       $ 116  $213     20.2%    50.4%    $  524  $  493   29.1%    40.9%

Communications   184    69     32.1%    16.3%       647     382   35.9%    31.7%

Audio            282   102     49.1%    24.1%       637     288   35.3%    23.9%

Other             (8)   39     (1.4%)    9.2%        (6)     42   (0.3%)    3.5%
               ------ ----- --------- ---------  ------- ------ -------- -------
Total          $ 574  $423    100.0%   100.0%    $1,802  $1,205  100.0%   100.0%
               ====== ===== ========= =========  ======= ====== ======== =======

        Technology Licensing Fees and Royalty Revenues

     The following table sets forth the percentage contribution of the separate classes of the Company's technology to the Company's technology licensing and royalty revenue for the year ended December 31, 1999 (in thousands).

                              Year ended
                           December 31, 1999
                        ------------------------
                                        As a %
          Technology        Amount     of Total
          ----------      ---------   ----------
       Audio               $   506        14.2%
       Advancel              1,100        31.0%
       Hearing                 157         4.4%
       Communications          906        25.5%
       DMC                     850        23.9%
       Other                    33         1.0%
                          ---------   ----------
            Total          $ 3,552       100.0%
                          =========   ==========

     Technology licensing fees and royalties were approximately 91% and 84% of total revenues for the three and nine months ended September 30, 2000, respectively. Such 2000 revenue was predominantly due to the revenue recognized from the license to Infinite Technology Corporation of $3.6 million, license to Pro Tech of $2.5 million and DMC licenses of approximately $1.8 million as explained in "Management's Discussion and Analysis - Results of Operations."

F.    Products Under Development

      NCT Hearing Products

     NCT is continually striving to develop lower cost, higher performance headset products. There are currently advanced headset models under development which utilize NCT's proprietary digital technology for both the consumer and industrial markets.

      SMM

     Silicon Micromachined Microphone. The ability to integrate additional circuitry on the SMM chip has proven attractive to potential users. The SMM's low noise floor and adjustable sensitivity improve voice recognition in high ambient noise environments. NCT is working with voice processing and computer hardware companies to utilize the SMM to enhance the performance of their systems. In the first quarter of 1996, NCT released initial prototypes of the devices. In December 1997, the Company announced that Siemens Semiconductors of Siemens AG ("Siemens") had licensed the Company's SMM technology and that Siemens would develop, manufacture and market the SMM. Prototype samples were received. Full production is scheduled to commence in late 2000.

      NCT Communications

     ClearSpeech(R) Product Line. NCT is continuously improving the quality and functionality of the ClearSpeech(R) Microphone and ClearSpeech(R) Speaker products to improve market penetration. NCT has both noise and echo cancellation on a variety of DSPs including Analog-Devices' and Texas Instruments' general purpose DSPs so that third party developers may integrate the technology into their applications. NCT also has extended the availability of PC development tools by creating software developer's kits for noise and echo cancellation and speech compression.

      NCT Audio

     FPT-based products. NCT Audio is developing new, lower-cost products for the consumer market by exploring new printing processes and alternatives to the current electronics. NCT Audio has continued this development in 2000.

G.    Strategic Alliances

     The Company's transition from a firm primarily engaged in research and development to one engaged in the licensing, production, marketing and sale of technologies and applications has been facilitated by the establishment and maintenance of strategic alliances with major domestic and international business concerns. In exchange for the benefits to such concerns' own products offered by the Company's technology, these alliances under the terms of their joint venture agreements or licenses provide marketing, distribution and manufacturing capabilities for the Company's products and enable the Company to limit the expense of its own research and development activities. In order to ensure dependable sources of supply and to maintain quality control and cost effectiveness for components and integrated circuits incorporated in the Company's applications and products, an important element of the Company's strategy has been to identify and enter into alliances with integrated circuit manufacturers that will develop and produce custom-made chips for NCT product applications, and with manufacturers of components that will supply and integrate components for NCT technologies. The following summarizes the Company's key alliances:

  ----------------------------------------------------------------------
                                   Date Initial
                                   Relationship
     Key Strategic Alliances       Established        Applications
  ------------------------------- --------------- ----------------------

  Walker Manufacturing Company      Nov. 1989     Mufflers, Industrial
  (a division of Tennessee Gas                    Silencers and Other
  Pipeline Company)                               Vehicular
                                                  Applications

  AB Electrolux                     Oct. 1990     Consumer Appliances

  Ultra Electronics Ltd.            June 1991     Aircraft Cabin
                                                  Quieting Systems

  The Charles Stark Draper          July 1994     Microphones
  Laboratory, Inc.

  New Transducers Ltd.              Mar. 1997     Flat Panel
                                                  Transducers

  Oki Electric Industry Co.,        Oct. 1997     Communications
  Ltd.

  Infineon Technologies AG I Gr.    Dec. 1997     Microphones
      (formerly Siemens AG)

  VLSI Technology, Inc.             Feb. 1998     Communications

  STMicroelectronics SA &           Nov. 1998     Java(TM)platform
      STMicroelectronics S.r.l.

  Lernout & Hauspie Speech          Mar. 1999     Communications
  Products N.V.
  ----------------------------------------------------------------------

     Walker Manufacturing Company (a division of Tennessee Gas Pipeline Company, a wholly-owned subsidiary of Tenneco, Inc.) (U.S.) and Walker Electronic Mufflers, Inc. (a wholly-owned subsidiary of Tennessee Gas Pipeline Company, a wholly-owned subsidiary of Tenneco, Inc.) (U.S.) ("WEM")

     In November 1989, NCT signed its strategic alliance with Walker, a world-leading manufacturer of automotive parts and mufflers. The alliance consisted of a Joint Venture and Partnership Agreement with ownership in the resulting joint venture, Walker Noise Cancellation Technologies ("WNCT"), shared equally between NCT Muffler, Inc. and WEM. On November 15, 1995, the Company and Walker executed a series of related agreements (the "Restructuring Agreements") regarding the Company's commitment to help fund $4.0 million of product and technology development work and the transfer of the Company's 50% interest in WNCT to Walker. The Restructuring Agreements provided for the transfer of the Company's interest in WNCT to Walker, the elimination of the Company's previously expensed obligation to fund the remaining $2.4 million of product and technology development work, the transfer to Walker of certain Company owned tangible assets related to the business of WNCT, the expansion of certain existing technology licenses and the Company's performance of certain future research and development activities for Walker at Walker's expense. WNCT is currently producing and selling industrial silencers on which the Company receives a royalty.

      AB Electrolux (Sweden) ("Electrolux")

     The Company's relationship with Electrolux, one of the world's leading producers of white goods, was initiated in October 1990. The Company signed its current agreement with Electrolux, a Joint Development and Supply Agreement, in June 1991. This agreement provides for NCT to design, develop and supply active systems for quieting Electrolux products. Electrolux has agreed to purchase the electronic components for its active noise control products exclusively from NCT, provided the Company and its supply joint ventures are price and quality competitive. To date, NCT has completed development of two household appliance products for Electrolux. No date has been established for product introduction.

      Ultra Electronics Ltd. (U.K.) ("Ultra")

     Since 1991, NCT and Ultra (and Ultra's predecessor, part of the Dowty Group), have been designing and developing systems to enhance passenger comfort by quieting aircraft passenger compartments in certain propeller-driven aircraft, which Ultra sells to the worldwide turbo-prop aircraft market. In May 1993, Ultra and the Company signed a teaming agreement to produce and install the NCT cabin quieting system on the SAAB 340 aircraft. Deliveries under this agreement began in 1994. In March 1995, the Company and Ultra amended the teaming agreement and concluded a licensing and royalty agreement for $2.6 million. Under this agreement, Ultra will pay the Company a royalty of 1.5% of sales of products incorporating NCT technology beginning in 1998. See Note 3 - "Notes to Financial Statements - Joint Ventures and Other Strategic Alliances" for further discussion.

      The Charles Stark Draper Laboratory, Inc. (U.S.) ("Draper")

     In July 1994, NCT and Draper of Cambridge, Massachusetts entered into an agreement whereby NCT became the exclusive licensee to a new silicon micromachined microphone developed by Draper. Under the terms of the agreement and subsequent agreements, Draper will perform engineering services for NCT to further develop the technology. The SMM technology can be used in a wide variety of applications within the acoustic and communications fields.

      New Transducers Ltd. (U.K.) ("NXT")

     NXT and the Company executed a cross licensing agreement (the "Cross License") on March 28, 1997. Under the terms of the Cross License, the Company licensed patents and patents pending which relate to FPT technology to NXT, and NXT licensed patents and patents pending which relate to parallel technology to the Company. In consideration of the license, during the first quarter 1997 NCT recorded a $3.0 million license fee from NXT and the Company will receive royalties on future NXT licensing and product revenue. On April 15, 1997, NXT plc, NXT and the Company executed several agreements and other documents (the "New Agreements") which terminated the Cross License, and certain related agreements and replaced them with a new cross license (the "New Cross License"), and new related agreements. The material changes effected by the New Agreements included the inclusion of NXT plc as a party along with its wholly-owned subsidiary NXT and provided that the license fee payable to NCT could be paid in ordinary shares of stock. The subject license fee was paid to the Company in ordinary shares of NXT plc stock which were subsequently sold by the Company. On September 27, 1997, NXT plc, NXT, NCT Audio and the Company executed several agreements and other documents, terminating the New Cross License and a related security deed and replacing them with new agreements (respectively, the "Cross License Agreement dated September 27, 1997" and the "Master License Agreement"). The material changes effected by the most recent agreements included an expansion of the fields of use applicable to the exclusive licenses granted to NXT plc and NXT and an increase in the royalties payable on future licensing and product revenues. On February 9, 1999, NCT Audio and NXT expanded the Cross
License Agreement dated September 27, 1997 to increase NXT's fields of use to include aftermarket ground-based vehicles and aircraft sound systems. The amendments also increased the royalties due NCT Audio from NXT to 10% from 6% and increased the royalties due NXT from NCT Audio to 7% from 6%. In consideration for granting these expanded licensing rights, each party received a license fee. See Note 3 - "Notes to Financial Statements - Joint Ventures and Other Strategic Alliances" for further discussion.

      Oki Electric Industry Co., Ltd. (Japan) ("Oki")

     In October 1997, the Company and Oki executed a license agreement. Under the terms of the agreement, which included an up-front license fee and future per unit royalties, Oki licensed the Company's ClearSpeech(R) noise cancellation algorithm for integration into large-scale integrated circuits for communications applications. The Company has granted Oki the right to manufacture, use and sell products incorporating the algorithm. The algorithm is specifically designed to remove background noise from speech and other transmitted signals, greatly improving intelligibility and clarity of communications.

      Infineon Technologies AG I Gr (formerly Siemens Semiconductors, Siemens AG)(Germany) ("Infineon")

     In December 1997, the Company and Infineon executed a license agreement. Under the terms of the agreement, which included an up-front license fee and future per unit royalties, Infineon licensed the Company's SMM and will develop, manufacture and market such microphones as surface mountable devices. The SMM technology delivers microphone technology on a silicon chip, a breakthrough in the microphone marketplace. Infineon and the Company have targeted the SMM to the multimedia, cellular phone, wireless phone, voice recognition and other related markets. The SMM's small chip dimensions of only 3 mm on each side make it useful for packaging into products with tight size constraints, such as noise canceling ear plugs and hearing aids.

      VLSI Technology, Inc. (France) ("VLSI")

     In February 1998, the Company and VLSI executed a license agreement. Under the terms of the agreement, which included up-front development fees and future per unit royalties, VLSI licensed the Company's ClearSpeech(R) noise cancellation and echo cancellation algorithms for use with VLSI's current and future integrated circuits targeted to the digital cellular and personal communications systems ("PCS") phone market, as well as emerging computer telephony markets. The noise cancellation algorithm is specifically designed to remove background noise from speech and other transmitted signals, greatly improving intelligibility and clarity of communications. The echo cancellation algorithm cancels acoustical echo for hands-free telephony operations including cellular and speaker phones.

      STMicroelectronics SA & STMicroelectronics S.r.l (France and Italy) ("ST")

     In November 1998, Advancel and ST executed a license agreement. Under the terms of the agreement, which included a license fee, a minimum royalty within two years and future per unit royalties, ST licensed Advancel's tiny2J(TM) for Java(TM) ("T2J-processor core") to combine it with its proven secure architecture and advanced nonvolatile memory technology, to offer a new generation of secure microcontrollers for smartcard applications. The T2J-processor core is the ideal architecture to accelerate the execution of Javacard(TM)-based smartcard applications such as electronic purse credit/debit card functions, ID cards that provide authorized access to networks and subscriber identification modules that secure certain PCS cellular phones against fraud.

      Lernout & Hauspie Speech Products N.V. (Belgium) ("L&H")

     On March 31, 1999, the Company signed a license agreement with L&H. The agreement provides the Company with a worldwide, non-exclusive, non-transferable license to selected L&H technology for use in NCT's ClearSpeech(R) products. The Company recorded a prepaid royalty of $0.9 million. On April 12, 1999, the Company granted a worldwide non-exclusive, non-transferable license to L&H. The agreement provides L&H access to NCT's present and future noise and echo cancellation algorithms for use in L&H's technology. In consideration of the Company's grant of a license to L&H, the Company recognized a non-refundable royalty fee of $0.8 million. During the third quarter of 1999, the Company and L&H agreed to offset the balances owed each other. H. Marketing and Sales

     In addition to marketing its technology through its strategic alliances as described above, as of October 31, 2000, the Company has an internal sales and marketing force of 14 employees, 4 independent sales representatives and its executive officers and directors. The independent sales representatives may earn commissions of generally up to 6% of revenues generated from sales of NCT products to customers the sales representatives introduced to NCT and up to 5% of research and development funding revenues provided by such customers.

     Note 18 - "Notes to Financial Statements" sets forth financial information relating to foreign and domestic operations and sales for the years ended December 31, 1997, 1998 and 1999.

     The Company does not have a significant foreign exchange transaction risk because the majority of its non-U.S. revenue is denominated and settled in U.S. dollars. The remaining inter-company revenue, eliminated in consolidation, is in British pounds sterling and the Company's underlying cost is also in pounds sterling, creating a natural foreign exchange protection.

I.    Concentrations of Credit Risk

     The Company sells its products and services to OEMs, distributors and end users in various industries worldwide. As outlined below, the Company's two largest customers accounted for approximately 42% of revenues during 1999 and 10% of gross accounts receivable at December 31, 1999. For the nine months ended September 30, 2000, three customers comprised approximately 76% of total revenues and three customers each exceeded 10% of the September 30, 2000 accounts receivable, net of reserves. The Company does not require collateral or other security to support customer receivables.

 (in thousands)
                                         As of December 31, 1999,
                                       And for the year then ended
                                       -----------------------------
                                       Accounts
              CUSTOMER                 Receivable         Revenues
 ------------------------------------  -----------        ----------
 STMicroelectronics SA and
   STMicroelectronics S.r.l                $   33           $ 2,156
 Lernout & Hauspie Speech Products              -               800
 N.V.
 All Other                                    204             4,107
                                       -----------        ----------
                               Total       $  237           $ 7,063
                                       ===========        ==========

     The Company regularly assesses the realizability of its accounts receivable and performs a detailed analysis of its aged accounts receivable. When quantifying the realizability of accounts receivable, the Company takes into consideration the value of past due receivables and the collectibility of such receivables, based on credit worthiness.

     Financial   instruments   which   potentially   subject   the   Company  to
concentration of credit risk consist principally of cash and cash equivalents and trade receivables. The Company's cash equivalents consist of commercial paper and other investments that are readily convertible into cash and have original maturities of three months or less. The Company primarily maintains its cash and cash equivalents in two banks.

J.    Competition

     The Company is aware of a number of direct competitors. The Company's principal competitors in active control systems include Bose Corporation, Lord Corporation, Matsushita Electric Industrial Co., Ltd., Sennheiser Electronic Corp. and Sony Corporation, among others. The Company's principal competitors in speech applications include IBM Corporation, Lucent Technologies, Inc. and Texas Instruments, Incorporated. To the Company's knowledge, each of such entities is pursuing its own technology, either on its own or in collaboration with others, and has commenced attempts to commercially exploit such technology. NCT also believes that a number of other large companies, such as the major domestic and foreign communications, computer, automobile and appliance manufacturers, as well as aircraft parts suppliers and manufacturers, have research and development efforts underway that could be potentially competitive to NCT. These companies are well established and have substantially greater management, technical, financial, marketing and product development resources than NCT.

K.    Government Contracts

     The Company has acted as a government subcontractor in connection with its performance of certain engineering and development services. Government contracts provide for cancellation at the government's sole discretion, in which event the contractor or subcontractor may recover its actual costs up to the date of cancellation, plus a specified profit percentage. Governmental expenditures for defense are subject to the political process and to rapidly changing world events, either or both of which may result in significant reductions in such expenditures in the proximate future. Government contracts are not viewed as a significant part of the Company's business. No such contracts were in effect during 1999 or as of the date hereof during 2000.

L.    Research and Development

     Company-sponsored research and development expenses aggregated $6.2 million, $7.2 million and $6.2 million for the fiscal years ended December 31, 1997, 1998 and 1999, respectively, and $0.7 million and $3.4 million for the three and nine months ended September 30, 2000, respectively.

M.    Environmental Regulation Compliance

     Compliance with Federal, state and local provisions regulating the discharge of materials into the environment, or otherwise relating to the protection of the environment, does not have any material effect upon the capital expenditures, earnings or competitive position of the Company.

     Compliance by existing and potential customers of the Company with Federal, state and local laws and regulations pertaining to maximum permissible noise levels occurring from the operation of machinery or equipment or the conduct of other activities could be beneficial to sellers of noise reduction products and enhance demand for certain applications of the Company's technology, as well as products developed or to be developed by the Company. At the present time, it is premature to determine what quantitative effect such laws and regulations could have on the sale of the Company's products and technology.

N.    Employees

     The Company had 88 employees as of October 31, 2000. None of such employees is represented by a labor union. The Company considers its relationships with employees to be satisfactory.

O.    Acquisitions and Proposed Transactions

     NCT Audio had actively pursued an acquisition strategy until the fourth quarter of 1999. During 1998, NCT Audio had signed three letters of intent, an agreement to purchase, and one definitive purchase agreement (now expired) pursuant to which it would acquire 100% of the stock or assets of certain companies. By acquiring companies that specialize in different segments of the audio market in various locations around the world, management believed it could improve profitability of the combined companies by sharing some resources, eliminating redundant expenses and increasing revenue by leveraging each company's distribution channels. Some of the synergistic opportunities that would be achieved with the acquisitions included the ability to (1) leverage the extensive dealer networks; (2) gain access to worldwide consumer audio markets and establish automotive audio aftermarket accounts; (3) increase product distribution of all acquisition companies in world markets; (4) cross-sell the acquisition companies' products among distribution channels; and (5) maximize the warehousing and distribution facilities.

     On August 14, 1998, NCT Audio agreed to acquire substantially all of the assets of Top Source Automotive, Inc., a wholly owned subsidiary of Top Source Technologies, Inc.. TSA, located in Troy, Michigan, specializes in the design and manufacture of speaker enclosures that maximize audio output for automotive OEMs, Tier One suppliers, and key aftermarket accounts. TSA's systems are factory installed on Chrysler Corporation's Wrangler model line and are also offered as dealer installed accessory packages. Earlier on June 11, 1998, NCT Audio had paid a non-refundable deposit of $1,450,000 towards the purchase price. The total purchase price was $10,000,000 with up to an additional $6,000,000 in possible future cash contingent payments. The shareholders of TST approved the transaction on December 15, 1998.

     NCT Audio then paid TST $2,050,000 on July 31, 1998. The money was held in escrow with all of the necessary securities and documents to evidence ownership of 20% of the total equity rights and interests in TSA by TST. When TST's shareholders approved the transaction, the $2,050,000 was delivered to TST. In return, NCT Audio took ownership of the documentation and securities.

     NCT Audio had an exclusive right, as extended, to purchase the assets of TSA through July 15, 1999. Under the terms of the original agreement, NCT Audio was required to pay TST $6.5 million on or before March 31, 1999 to complete the acquisition of TSA's assets. As consideration for an extension of such exclusive right from March 31, 1999 to May 28, 1999, NCT Audio agreed to pay TST a fee of $350,000, consisting of $20,685 in cash, $125,000 of NCT Audio's minority interest in TSA earnings, and a $204,315 note payable due April 16, 1999. If NCT Audio failed to pay the note by April 16, 1999, (a) the note would begin to accrue interest on April 17, 1999 at the lower of the rate of two times prime rate or the highest rate allowable by law; and (b) the $20,685 and $125,000 portion of the extension fee would no longer be credited toward the $6.5 million purchase price due at closing. If NCT Audio failed to pay the note by April 30, 1999, the $204,315 portion of the extension fee would no longer be credited toward the $6.5 million closing amount due. To date, NCT Audio has not paid the note. Further, if NCT Audio failed to close the contemplated transaction by May 28, 1999, NCT Audio would forfeit its minority earnings in TSA for the period June 1, 1999 through May 30, 2000. In addition, due to NCT Audio's failure to close the transaction by March 31, 1999, NCT Audio was required to pay a penalty premium of $100,000 of NCT Audio's preferred stock. In exchange for an extension from May 28, 1999 to July 15, 1999, NCT Audio relinquished 25% of its minority equity ownership in TSA, or 5% of TSA's outstanding stock. As a result, NCT Audio now has a 15% minority interest in TSA.

     On or about July 15, 1999, NCT Audio determined it would not proceed with the purchase of the assets of TSA, as structured, due primarily to its difficulty in raising the requisite cash consideration. Consequently, NCT Audio reduced its net investment in TSA to $1.2 million, representing its 15% minority interest, net of the above noted penalties, and recorded a $2.4 million charge in the quarter ended September 30, 1999 for the write-down of its investment to its estimated net realizable value. On September 30, 1999, Onkyo America purchased substantially all of the assets of TSA and certain assets of TST used in TSA's operations. NCT Audio is due and seeks its pro rata share of the consideration paid by Onkyo America, less the penalties described above. The amount which TST owes NCT Audio is in dispute; consequently, receipt of the funds is contingent on the outcome of the arbitration between the Company, TST and TSA. See "Legal Proceedings."

     On August 17, 1998, NCT Audio agreed to acquire all of the members' interest in Phase Audio LLC. PPI, located in Phoenix, Arizona, designs and manufactures high performance amplifiers, preamplifiers, subwoofers, signal processors and speakers for the automotive audio aftermarket. PPI has a network of over 600 dealers for its products throughout the U.S. NCT Audio would acquire the interest in exchange for shares of its common stock having an aggregate value of $2,000,000. NCT Audio had also agreed to retire approximately $8.5 million of PPI debt, but NCT Audio had to obtain adequate financing before the transaction could have been completed. In addition, NCT Audio provided PPI a working capital loan on June 17, 1998 in the amount of $500,000, which is evidenced by a demand promissory note. On August 18, 1998, NCT Audio provided PPI a second working capital loan in the amount of $1,000,000, which is also evidenced by a demand promissory note. The unpaid principal balance of these notes bears interest at a rate equal to the prime lending rate plus one percent (1.0%).

     As noted, the transaction was contingent on NCT Audio obtaining outside financing to retire the PPI debt. On January 6, 1999, the PPI members notified NCT Audio that, while they remain willing to do the transaction, they may choose at some point to abandon the transaction because NCT Audio had not obtained the financing in a timely manner. They also notified NCT Audio that in lieu of the $2,000,000 in NCT Audio common stock, they would insist that NCT Audio pay them that amount in cash at any closing. PPI has experienced significant organizational changes which has resulted in abandonment of the proposed acquisition. During the third quarter of 1999, the Company fully reserved the $1.5 million due from PPI plus interest thereon but continues to seek repayment of the notes. During the fourth quarter of 1999, NCT Audio suspended activities associated with execution of its acquisition strategy, including the previously intended plan to acquire PPI.

     On January 28, 1999, NCT Audio entered into a letter of intent to purchase 100% of the common stock of another speaker manufacturer (the "Third Acquisition"). As previously noted, NCT Audio suspended its acquisition strategy and therefore, decided not to enter into binding agreements to consummate the Third Acquisition.

     On August 18, 2000, Cinema acquired 100% of the outstanding capital stock of Theater Radio Network, Inc., a provider of entertainment audio programming in multiplex cinemas nationwide. In connection with this acquisition, the Company issued 7,405,214 restricted shares of its common stock based upon a trailing market price of $0.3376 per share, for a total value of $2,500,000 and a 7.5% equity interest in Cinema.

     On August 29, 2000, the Company acquired all of the outstanding capital stock of Midcore Software, Inc., a Connecticut corporation and provider of Internet infrastructure software for business networks, through a merger into NCT Midcore, Inc., a newly formed, wholly-owned subsidiary of the Company, which was subsequently renamed Midcore Software, Inc. In connection therewith, the Company issued 13,913,355 restricted shares of its common stock based upon a 10-day weighted average closing bid price of $0.34626 per share, for an aggregate value of $4,817,638. In addition, the purchase consideration includes $1,725,000 to be paid by the Company in cash over 36 months based upon earned royalties, as defined in the merger agreement. If after 36 months the total royalty has not been earned, then the parties have the right to collect the remaining unpaid balance through the issuance of the Company's common stock.

     On September 12, 2000, NCT Hearing granted an exclusive license to Pro Tech Communications, Inc. for rights to certain NCT technologies for use in light weight cellular, multimedia and telephony headsets. In consideration for this license, the Company received approximately 23.4 million shares of Pro Tech's common stock representing approximately 84% of Pro Tech's issued and outstanding shares. Pro Tech sells high quality, light weight headsets to high-profile users, including the NASA space program and McDonald's. Pro Tech's common stock currently trades under the symbol "PCTU" on the NASD's OTC Bulletin Board. As a condition precedent to the transaction, the Company had arranged $1.5 million in equity financing for Pro Tech in the form of convertible preferred stock of Pro Tech. Such convertible preferred stock is convertible into shares of Pro Tech's common stock or exchangeable for shares of NCT's common stock.

P.    Business Segments

     For a full discussion of business  segments and geographic  areas, see Note
17. - "Notes to Financial  Statements" - Business  Segment  Information and Note
18. - "Notes to Financial Statements" - Geographical Information.

Q.    Available Information

     We file annual, quarterly and special reports, proxy statements and other information with the Securities Exchange Commission ("SEC"). You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York, and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC's Website at "http://www.sec.gov."

PROPERTIES

     The Company's principal executive office is located in Westport, Connecticut where it leases approximately 18,700 square feet of space. The lease expires in March 2010 and provides for monthly rental of approximately $28,000 for the first five years and $31,000 per month for the next five years. This facility also houses the Company's subsidiary, DMC, and sales and marketing offices which were previously located in Stamford, Connecticut. Effective August 31, 2000, this facility also houses the Company's subsidiary, Advancel.

     The Company's corporate headquarters are located at the site of its research and technical support laboratory in Linthicum, Maryland, where it leases approximately 40,000 square feet of space under leases which expire in July 2003. The leases provide for current monthly rentals of approximately $36,000, subject to annual inflationary adjustments. Utilizing early partial termination features of the leases, the Company is in the process of downsizing its space in the Maryland facility to approximately 19,000 square feet.

     The Company's majority owned subsidiary, Advancel, had maintained its research and engineering facility in San Jose, California, where it leased approximately 6,000 square feet of space under a lease which expired in August 2000. The lease provided for monthly rentals of approximately $13,000, subject to annual inflationary adjustments. Effective August 31, 2000, Advancel closed the San Jose, California facility and relocated its operations to Westport, Connecticut.

     The Company's European operations are conducted in Cambridge, England where it leases 4,000 square feet of space under a lease which expires in April 2007, and provides for a current monthly rental of approximately $4,000, subject to annual inflationary adjustments.

     Until July 2000, the Company maintained a sales and marketing office in Tokyo, Japan, where it leased approximately 800 square feet of space under a lease which expired in May 2000, and provided for a monthly rental of approximately $3,000. Although the Company does not lease office space in Asia, the Company continues to operate and maintain a presence in the Pacific Rim.

     Pro Tech's executive, sales and manufacturing offices presently occupy approximately 5,000 square feet of space located at 3309 and 3311 Industrial 25th Street, Fort Pierce, Florida, pursuant to three leases expiring on November 30, 2000. Pro Tech has entered into a new five-year lease agreement effective February 1, 2001 for approximately 13,000 square feet at an average annual cost of approximately $109,000.

LEGAL PROCEEDINGS

     By a letter dated September 9, 1997, outside counsel to Andrea Electronics Corporation ("AECorp.") notified the Company that AECorp. believed the Company's use of the term "ANR Ready" constituted the use of a trademark owned by AECorp. The Company has also been informed by representatives of existing and/or potential customers that AECorp. made statements claiming the Company's manufacture and/or sale of certain in-flight entertainment system products may infringe a patent owned by AECorp. On March 25, 1998, the Company received from AECorp.'s intellectual property counsel a letter dated March 24, 1998, announcing  and  notifying  the Company of the  issuance of U.S.  patent  Number
5,732,143 to AECorp. and enclosing a copy of the patent. The subject letter appears to be one of notice and information and did not contain any claim of infringement. Following that date, additional correspondence was exchanged between Company counsel and counsel to AECorp. The Company again was informed by representatives of existing and/or potential customers that AECorp. was continuing to make statements inferring that the Company's manufacture and/or sale of certain in-flight entertainment system products may infringe patents owned by AECorp.

     On October 9, 1998, the Board of Directors of the Company authorized the commencement of litigation against AECorp. On November 17, 1998, the Company and NCT Hearing filed a complaint in the United States District Court, Eastern District of New York against AECorp. requesting that the Court enter judgment in their favor as follows: (i) declare that the two subject AECorp. patents and all claims thereof are invalid and unenforceable and that the Company's products do not infringe any valid claim of the subject AECorp. patents; (ii) declare that the subject AECorp. patents are unenforceable due to their misuse by AECorp.;
(iii) award compensatory damages in an amount of not less than $5,000,000 as determined at trial and punitive damages of $50,000,000 for AECorp.'s tortious interference with prospective contractual advantages of the Company; (iv) enjoin AECorp. from stating in any manner that the Company's products, or the use of the Company's products, infringe on any claims of the subject AECorp. patents; and (v) award such other and further relief as the Court may deem just and proper.

     On or about December 30, 1998, AECorp. filed its Answer and Counterclaims against the Company and NCT Hearing. In its answer, AECorp. generally denies the Company's and NCT Hearing's allegations, asserts certain procedural affirmative defenses and brings counterclaims against the Company and NCT Hearing alleging that the Company has: (i) infringed the two subject AECorp. patents and AECorp.'s "ANR Ready" mark; (ii) violated the Lanham Act through the Company's use of such mark; and (iii) unfairly competed with AECorp. through the use of such mark. On or about January 26, 1999, the Company and NCT Hearing filed a Reply to AECorp.'s counterclaims generally denying AECorp.'s counterclaims, asserting certain affirmative defenses to AECorp.'s counterclaims and requesting that: (i) the counterclaims be dismissed with prejudice; (ii) the Court enter judgment that the term "ANR Ready" is not a valid trademark; (iii) the Court enter judgment that the Company and NCT Hearing have not infringed any trademark right of AECorp.; (iv) the Court enter judgment that the Company and NCT Hearing have not engaged in any form of federal or state statutory or common law unfair competition; (v) the Court enter judgment that AECorp. is precluded from recovery of any claim of right to the term "ANR Ready" by the equitable doctrine of estoppel; (vi) the Court enter judgment that AECorp. is precluded from recovering any damages from the Company and NCT Hearing by the equitable doctrine of laches; (vii) the Court award the Company and NCT Hearing their costs and reasonable attorneys' fees; and (viii) the Court enter judgment granting the relief requested in the Company's and NCT Hearing's complaint as well as such other and further relief as the Court deems just and proper. Discovery in this suit commenced in mid-1999 and is continuing, although a trial date has not been set. In the opinion of management, after consultation with outside counsel, resolution of this suit should not have a material adverse effect on the Company's financial position or operations. However, in the event that the lawsuit does result in a substantial final judgment against the Company, said judgment could have a material effect on quarterly or annual operating results.

     On June 10, 1998, Schwebel Capital Investments, Inc. filed suit against the Company and Michael J. Parrella, then its President, Chief Executive Officer and a Director of the Company, in the Circuit Court for Anne Arundel County,
Maryland. The summons and complaint alleged the Company breached, and Mr. Parrella interfered with, a purported contract entered into "in 1996" between the Company and SCI under which SCI was to be paid commissions by the Company when the Company received capital from investors who purchased debentures or convertible preferred stock of the Company during a period presumably commencing on the date of the alleged contract and allegedly extending at least to May 1, 1998. In this regard, the complaint alleged that SCI by virtue of a purported right of first refusal that the Company did not honor, is entitled to commissions totaling $1,500,000 in connection with the Company's sale of $13,300,000 of preferred stock and a subsidiary of the Company's sale of $4,000,000 of stock convertible into stock of the Company. In the complaint SCI demands judgment against the Company for compensatory damages of $1,673,000, punitive damages of $50,000 and attorneys' fees of $50,000 and demands judgment against Mr. Parrella for compensatory damages of $150,000, punitive damages of $500,000 and attorneys' fees of $50,000 as well as unspecified other appropriate relief. On July 23, 1998, the Company and Mr. Parrella filed a motion to strike the complaint or, in the alternative, to dismiss the tortious interference with contract claim and the punitive damages claim. On or about August 26, 1998, plaintiffs filed an amended complaint and a response to the Company's and Mr. Parrella's motion to strike. On September 15, 1998, the Company and Mr. Parrella filed a motion to strike the amended complaint. On or about September 25, 1998, the Company and Mr. Parrella served the plaintiff with their first request for the production of documents. On November 12, 1998, the Court granted the Company's and Mr. Parrella's motion to dismiss the tortious interference with contracts claim and the punitive damages claim. On or about November 25, 1998, SCI filed a second amended complaint, which abandoned the punitive damages claim and the claim against Mr. Parrella. Since then, there have been no further developments in this suit. In the opinion of management, after consultation with outside counsel, resolution of this suit should not have a material adverse effect on the Company's financial position or operations. However, in the event that the lawsuit does result in a substantial final judgment against the Company, said judgment could have a material effect on quarterly or annual operating results. During the second quarter of 2000, the Company and SCI have had verbal discussions regarding a settlement. The Court has scheduled a pre-trial conference in this case for March 2001.

     On June 25, 1998, Mellon Bank FSB filed suit against Alexander Wescott & Co., Inc. ("AWC") and the Company in the United States District Court, Southern District of New York. In the complaint, Mellon demands judgment against AWC and the Company in the amount of $326,000 by reason of its having paid each of AWC and the Company such sum when acting as escrow agent for the Company's private placement of securities with certain institutional investors identified to the Company by AWC. On or about July 27, 1998, AWC filed its Answer, Counterclaim and Cross-claim requesting: (i) dismissal of Mellon's Amended Complaint against AWC; (ii) commissions in the amount of $688,000 to be paid by the Company to AWC; (iii) issuance to AWC of 784,905 shares of the Company's common stock registered for resale under the Securities Act; (iv) a declaration that AWC is entitled to retain the $326,000 sought by Mellon; and (v) delivery of a warrant to purchase 461.13 shares of common stock of NCT Audio. On or about August 20, 1998, the Company filed its reply to AWC's cross-claims. In March 2000, the Company, Mellon and AWC reached an agreement, which was subsequently approved by the Court, in which all matters were resolved, with no material financial or other consequence to the Company.

     On December 15, 1998, Balmore Funds S.A. ("Balmore") and Austost Anstalt Schaan ("Austost") filed suit against the Company's majority owned subsidiary, NCT Audio, and the Company in the Supreme Court of the State of New York County of New York. The complaint alleged an action for breach of contract, common law fraud, negligent misrepresentation, deceptive trade practices under Section 349 of the General Business Law of the State of New York, and money had and received, all arising out of NCT Audio's and the Company's alleged unlawful conduct in connection with an agreement entered into with plaintiffs for the sale of shares of common stock of NCT Audio to the plaintiffs in a private placement in December 1997. In this regard, the complaint alleged that: (i) NCT Audio breached an alleged agreement with plaintiffs to register shares of NCT Audio's common stock purchased by plaintiffs or, in the alternative, shares of the Company's common stock exchangeable for such shares of NCT Audio's common stock under certain circumstances and to pay penalties set forth in the alleged agreement; (ii) that NCT Audio made representations that were materially false and misleading through its facsimiles of non-negotiated agreements as substitutions for the alleged contract between the parties; (iii) that NCT Audio and the Company acted negligently and violated duties of full, fair and complete disclosure to the plaintiffs; (iv) that NCT Audio and the Company engaged in deceptive trade practices under Section 349 of the New York General Business Law; and (v) that as a result thereof, NCT Audio and the Company possess money that in equity and good conscience should not to be retained by NCT Audio and the Company. In the complaint the plaintiffs demand judgment against NCT Audio and the Company: (i) for damages in an amount to be determined but not less than $1,819,000; (ii) for punitive damages in the amount of $3,000,000; (iii) requiring NCT Audio and the Company to register the shares of common stock of NCT Audio held by the plaintiffs; (iv) alternatively, rescission with the return of plaintiffs' $1,000,000 plus interest; (v) for treble damages, reasonable attorney's fees and costs pursuant to Section 349 and 350 of the New York General Business Law; and (vi) such other and further relief as the Court may deem just and proper. On January 14, 1999, NCT Audio and the Company filed removal papers to move the suit to the United States District Court for the Southern District of New York and on January 22, 1999, NCT Audio and the Company filed with that Court Defendants' Answer, Affirmative Defenses, Counterclaims and Third-Party Complaint. On October 9, 1999, the Company, Balmore and Austost agreed, in principle, on a mutual release and settlement, subject to court approval, whereby all charges, claims and counterclaims which have been individually or jointly asserted against the parties will be dropped. Court approval was received in March 2000.

     On September 16, 1999, certain former shareholders and optionees of Advancel filed a Demand for Arbitration against the Company with the American Arbitration Association in San Francisco, California. The primary remedy the claimants seek is rescission of the Stock Purchase Agreement, the return of the Advancel stock surrendered in conjunction with the purchase of Advancel by the Company and damages to be determined by arbitration. The Company filed a response and counterclaim on October 13, 1999. On April 25, 2000, both parties reached a resolution of the matter. The parties withdrew all charges and claims with the exception of the following. Regarding the Stock Purchase Agreement, NCT and Advancel did not release the Claimants from any claims arising out of or relating to Claimants' use, misuse, destruction or theft of NCT and/or Advancel's property, confidential information, trade secrets or intellectual property or any claims arising out of or relating to the Proprietary Information and Invention Agreements. Also, NCT and Advancel did not release Claimants from any of their obligations under the Non-compete Covenants. NCT has no further obligations to the Claimants under the Stock Purchase Agreement as a result of the resolution of this matter which was of no financial or other consequence to the Company.

     On September 16, 1999, NCT Audio filed a Demand for Arbitration before the American Arbitration Association in Wilmington, Delaware, against TST and TSA (the "Respondents") alleging, among other things, breach of the asset purchase agreement by which TSA was to sell its assets to NCT Audio, breach of fiduciary duty as a majority shareholder owed to NCT Audio which holds 15% of the outstanding stock of TSA, and breach of obligation of good faith and fair dealing. NCT Audio seeks rescission of the purchase agreement and recovery of monies paid to TST for TSA's assets. Concurrently, NCT Audio commenced a preliminary injunction proceeding in the Delaware Court of Chancery, seeking to prevent TST from selling TSA's assets to Onkyo America pending completion of the arbitration proceeding. Such court action was subsequently withdrawn by the Company.

     On December 8, 1999, Respondents filed an answer and counterclaim in connection with the arbitration proceeding. Respondents asserted their counterclaim to recover (i) the monies and stock owned under the extension agreements; (ii) the $1 million differential between the $9 million purchase price paid by Onkyo America for TSA's assets and the $10 million purchase price that NCT Audio had been obligated to pay under the asset purchase agreement;
(iii) expenses associated with extending NCT Audio's time to close the transaction; and (iv) certain legal expenses incurred by Respondents.

     Management believes its position has substantial merit. However, in the event the Demand for Arbitration does result in a substantial judgment against the Company, said judgment could have a material effect on the Company's financial position and quarterly or annual operating results.

     The Company believes there are no other material patent infringement claims, litigation matters or unasserted claims other than the matters discussed above that could have a material adverse effect on the financial position and results of operations of the Company.

MARKET PRICE OF THE REGISTRANT'S COMMON EQUITY AND RECENT SALES OF UNREGISTERED SECURITIES IN PRIVATE PLACEMENTS

     Prior to the January 6, 1999 delisting of the Company's common stock from NASDAQ's National Market System, the Company's common stock was listed on the NASDAQ/NMS under the symbol "NCTI". See "Risk Factors - Delisting from NASDAQ National Market System." The Company's common stock currently trades on the NASD OTC Bulletin Board under the symbol "NCTI". High and low last sale information for the Company's common stock for specified quarterly periods is set forth below:

                       2000                 1999                     1998
               -------------------  ---------------------  ---------------------
               HIGH        LOW         HIGH        LOW        HIGH        LOW
               ----------  -------  -----------  --------  ---------  ----------
1st Quarter    $1.660      $0.160     $0.440      $0.190     $0.938     $0.875
2nd Quarter    $1.225      $0.370     $0.480      $0.230     $0.719     $0.656
3rd Quarter    $0.520      $0.302     $0.285      $0.172     $0.563     $0.531
4th Quarter*   $0.406      $0.195     $0.225      $0.115     $0.344     $0.281
* through 12/05/00

     On December 4, 2000, the last reported sale of the Company's common stock as reported by the NASD OTC Bulletin Board was $0.225. As of November 30, 2000, there were approximately 55,000 holders of record of the Company's common stock.

     See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources" for a description of the Company's sales of unregistered securities during the year ended December 31, 1999 and the period ended September 30, 2000.

SELECTED FINANCIAL DATA

     The selected consolidated financial data set forth below is derived from the historical financial statements of the Company. The data set forth below is qualified in its entirety by and should be read in conjunction with the Company's financial statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations" that are included elsewhere in this registration statement and prospectus. Operating results for the three and nine months ended September 30, 2000 are not necessarily indicative of the results that may be expected for the year ending December 31, 2000.

                                                              (In thousands, except per share amounts)
                                                                     Years Ended December 31,
                                                    ------------------------------------------------------
                                                       1995        1996        1997       1998       1999
                                                    ------------------------------------------------------
STATEMENTS OF OPERATIONS DATA:
REVENUES
 Product sales, net                                 $  1,589    $   1,379   $   1,720  $  2,097   $   2,208
 Engineering and development services                  2,297          547         368       425       1,303
 Technology licensing fees and royalties               6,580        1,238       3,630       802       3,552
                                                    ----------  ----------  ---------  ---------  ---------
      Total revenues                                $ 10,466    $   3,164   $   5,718  $  3,324   $   7,063
                                                    ----------  ----------  ---------  ---------  ---------
COSTS AND EXPENSES:
 Cost of product sales                              $  1,579    $   1,586   $   2,271  $   2,235  $   2,767
 Cost of engineering and development services          2,340          250         316        275      2,216
 Selling, general and administrative                   5,416        4,890       5,217     11,238     11,878
 Research and development                              4,776        6,974       6,235      7,220      6,223
 Interest (income) expense, net                          (49)          17       1,397(3)    (429)       552
 Equity in net (income)loss of unconsolidated
   Affiliates                                            (80)          80          --         --         --
 Other (income) expense, net                             552          192         130     (3,032)(4)  7,198(5)
                                                     ----------  ----------  --------  ---------  ---------
       Total costs and expenses                      $14,534     $ 13,989    $ 15,566   $ 17,507   $ 30,834
                                                     ----------  ----------  --------  ---------  ---------
 Net loss                                            $(4,068)    $(10,825)   $ (9,848)  $(14,183)  $(23,771)
Less:
 Preferred stock dividend requirement                      -            -       1,623      3,200     10,567
 Accretion of difference between carrying
   Amount and redemption amount of
   Redeemable preferred stock                              -            -         285        485        494
Net (loss) attributable to common stockholders       $(4,068)    $(10,825)   $(11,756)  $(17,868)  $(34,832)
                                                     ==========  =========== =========  =========  =========
 Basic and Diluted loss per share                    $ (0.05)    $  (0.11)   $  (0.09)  $  (0.12)  $  (0.18)
                                                     ==========  =========== =========  =========  =========

Weighted average number of common
  Shares outstanding(1) - basic and diluted           87,921      101,191     124,101    143,855    190,384
                                                     ==========  =========== =========  =========  =========


                                                     (In thousands except per share amounts)
                                                      Three Months              Nine Months
                                                   Ended September 30,      Ended September 30,
                                                 ----------------------   ----------------------
                                                     1999        2000         1999        2000
                                                 ----------  ----------   ----------  ----------
STATEMENTS OF OPERATIONS DATA:
REVENUES:
   Technology licensing fees and royalties       $       8   $   7,316    $   3,509   $   7,906
   Product sales, net                                  574         422        1,802       1,205
   Advertising revenue                                   -         242            -         242
   Engineering and development services                128          29        1,303          59
                                                 ----------  ----------   ----------  ----------
          Total revenues                         $     710   $   8,009    $   6,614   $   9,412
                                                 ==========  ==========   ==========  ==========

COSTS AND EXPENSES:
   Cost of product sales                         $     634   $     268    $   1,717   $   1,045
   Royalty expense                                       -         177            -         363
   Cost of media sales                                   -         410            -         410
   Cost of engineering and development servies         761          27        1,664          54
   Selling, general and administrative               2,318       2,705        7,981       5,380
   Research and development                          1,644         720        5,102       3,351
   Other (income)/expense, net                       2,292        (222)       2,599       2,920(6)
   Write down of investment in unconsolidated
      affiliate                                          -           -        2,385           -
   Interest (income)/expense                            16         284          (41)      1,655
                                                 ----------  ----------   ----------  ----------
          Total costs and expenses               $   7,665   $   4,369    $  21,407   $  15,178
                                                 ----------  ----------   ----------  ----------

NET (LOSS)/INCOME                                $  (6,955)  $   3,640    $ (14,793)  $  (5,766)
                                                 ==========  ==========   ==========  ==========

   Preferred stock beneficial conversion feature $       -   $   3,569    $       -   $   3,569
   Preferred stock dividend requirement              5,327         375       10,567       1,104
   Accretion of difference between carrying
      amount and redemption amount of
      redeemable preferred stock                       131          15          315          87
                                                 ----------  ----------   ----------  ----------

NET LOSS ATTRIBUTABLE TO
COMMON STOCKHOLDERS                              $ (12,413)  $    (319)   $ (11,436)  $ (10,526)
                                                 ==========  ==========   ==========  ==========

Basicand diluted income/(loss) per share         $   (0.06)  $   (0.00)   $   (0.14)  $   (0.04)
                                                 ==========  ==========   ==========  ==========

Weighted average common shares outstanding -
   basic and diluted                               188,009     296,377      173,453     281,815
                                                 ==========  ==========   ==========  ==========

                                                 December 31,
                          ------------------------------------------------------
                              1995       1996      1997       1998       1999
                          ------------------------------------------------------
BALANCE SHEET DATA:                             (In thousands)
 Total assets             $  9,583    $  5,881   $ 17,361   $ 15,465  $  13,377

 Total current
   liabilities               2,699       3,271      2,984      5,937      7,728
 Long-term debt                105           -          -          -      4,107
 Accumulated deficit       (72,848)    (83,673)   (93,521)  (107,704)  (131,475)
 Stockholders' equity
   (deficit)(2)              6,884       2,610     14,377      3,426       (367)
 Working capital
  (deficiency)               1,734      (1,312)    11,696     (1,187)    (3,281)

                                      September 30, 2000
                                  -------------------------
                                  (In thousands, unaudited)
BALANCE SHEET DATA:
 Total assets                          $   37,936

 Total current liabilities                 15,127
 Long-term debt                             2,500
 Accumulated deficit                     (137,241)
 Stockholders' equity (deficit)(2)         14,051
 Working capital (deficiency)              (4,222)


(1) Excludes shares issuable upon the exercise of outstanding stock options, warrants and convertible preferred stock, since their effect would be antidilutive.

(2)  The Company has never declared nor paid cash dividends on its common stock.

(3) Includes interest expense of approximately $1.4 million relating to the beneficial conversion feature on convertible debt issued in 1997.

(4) Includes a $3.2 million gain from the exercise of an option received from NXT in connection with the cross license agreement entered into by the Company.

(5) Includes a $2.4 million charge in connection with the Company's write down of its investment in TSA to its estimated net realizable value; a $1.8 million reserve for promissory notes and pre-acquisition costs related to PPI; and a $3.1 million charge for the impairment of goodwill.

(6) Includes a non-cash charge of $3.1 million for the impairment of goodwill in NCT Audio.


MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion should be read in conjunction with the Company's consolidated financial statements and the notes thereto included herein.

A.    Forward-Looking Statements

     Statements in this registration statement and prospectus which are not historical facts are forward-looking statements which involve risks and uncertainties. The Company's actual results in fiscal 2000 and beyond may differ materially from those expressed in any forward-looking statements made by, or on behalf of, the Company. Important factors that could cause actual results to differ materially include but are not limited to the Company's ability to: achieve profitability; achieve a competitive position in design, development, licensing, production and distribution of technologies and electronic systems; produce a cost effective product that will gain acceptance in relevant consumer and other product markets; increase revenues from products; realize funding from technology licensing fees, royalties, product sales, advertising and engineering and development services to sustain the Company's current level of operation; timely introduce new products; continue its current level of operations to support the fees associated with the Company's patent portfolio; maintain satisfactory relations with its customers; attract and retain key personnel; prevent invalidation, abandonment or expiration of patents owned or licensed by the Company and expand its patent holdings to diminish reliance on core patents; have its products utilized beyond noise attenuation and control; maintain and expand its strategic alliances; and protect Company know-how, inventions and other secret or unprotected intellectual property.

B.    Overview

     The Company is a technology developer with an extensive portfolio of proprietary algorithms and a variety of product offerings for consumer, commercial and industrial applications. The Company specializes in the utilization of sound and signal waves to reduce noise, improve signal-to-noise ratio and enhance sound quality. Commercial application of the Company's technologies is comprised of a number of product offerings, including NoiseBuster(R) consumer and communications ANR headsets; ProActive(R) ANR industrial earmuffs and headsets; Gekko(TM) flat speakers; and ClearSpeech(R) microphones, speakers and other products. In addition to products, NCT's algorithms are available for licensing to manufacturers for use in commercial and consumer products.

     During 1999, the Company focused its efforts on the development of DMC, a wholly owned subsidiary of NCT which was formed in November 1998. DMC is a microbroadcasting media company that delivers licensed CD-quality music as well as on-air and billboard advertising to out-of-home commercial and professional venues via a digital network of place-based microbroadcasting stations, called Sight & Sound(TM). The Sight & Sound (TM) system consists of a central control network that communicates to a digital broadcast station, which plays music selections and advertisements through flat panel speakers. The speaker grilles double as visual billboards. The speakers will be provided by NCT Audio.

     As of October 31, 2000, the Company and its business units held 585 patents and related rights worldwide and an extensive portfolio of proprietary algorithms, library of know-how and other unpatented technology. Management believes that its intellectual property portfolio prevents other competitors and potential competitors from participating in certain commercial areas without licenses from the Company. The Company's intellectual property allows it to develop its major product lines.

     The Company has continued to make substantial investments in its technology and intellectual property and has incurred development costs for engineering prototypes, pre-production models and field testing of several products. Management believes that the Company's investment in its technology has resulted in the expansion of the value of its intellectual property portfolio and improvement in the functionality, speed and cost of components and products.

     The Company's operating revenues are comprised of technology licensing fees and royalties, product sales, advertising and engineering and development services. Operating revenues in 1999 consisted of approximately 31% in product sales, 19% in engineering and development services and 50% in technology licensing fees and royalties. For the nine months ended September 30, 2000, operating revenues consisted of approximately 13% in product sales, 84% in technology licensing fees and royalties 2% in advertising and 1% in engineering and development services. The Company continues its transition from a firm focused principally on research and development of new technology to a firm focused on the commercialization of its technology through technology licensing fees, royalties and product sales. Historically, the Company derived the majority of its revenues from engineering and development funding provided by established companies willing to assist the Company in the development of its active noise and vibration control technology, and from technology license fees paid by such companies. Management expects that technology licensing fees, royalties and product sales will become the principal sources of the Company's revenue as the commercialization of its technology proceeds. As distribution channels are established and as product sales and market acceptance and awareness of the commercial applications of the Company's technologies build as anticipated by management, revenues from technology licensing fees, royalties and product sales are forecasted to fund an increasing share of the Company's requirements. The generation of cash from these revenue sources, if realized, will reduce the Company's dependence on engineering and development funding.

     The Company continued its practice of marketing its technology through licensing to third parties for fees, generally by obtaining technology license fees when initiating joint ventures and alliances with new strategic partners, and subsequent royalties. The Company has entered into a number of alliances and strategic relationships with established firms for the integration of its technology into products. The speed with which the Company can achieve the commercialization of its technology depends in large part upon the time taken by these firms and their customers for product testing and their assessment of how best to integrate the Company's technology into their products and manufacturing operations. While the Company works with these firms on product testing and integration, it is not always able to influence how quickly this process can be completed.

     Presently,  the Company is selling products through three of its alliances:
Walker is manufacturing and selling industrial silencers; Ultra is installing production model aircraft cabin quieting systems in the SAAB 340 turboprop aircraft; and Oki is integrating ClearSpeech(R) algorithm into large scale integrated circuits for communications applications. Management believes these developments, and others previously disclosed, help demonstrate the range of commercial potential for the Company's technology and will contribute to the Company's transition from engineering and development to technology licensing fees, royalties and product sales. The Company is entitled to receive royalties from Walker on its sales of industrial silencers, from Ultra on its sales of aircraft cabin quieting systems and from Oki on its sales of communications products. In addition, the Company is entitled to royalties from NXT on its sale of certain audio products and from suppliers to United Airlines and other major carriers for integrated noise cancellation active-ready passenger headsets.

     Through the September 2000 acquisition of Pro Tech, the Company has expanded its presence in the telecommunications headset market. Pro Tech is currently expanding its headset product line for telephony, cellular and multimedia communications and is positioning itself to increase market share in the lightweight headset market.

     The Company is certified  under the  International  Standards  Organization product quality program known as "ISO 9000" and continues to successfully maintain its certification. The availability of high-quality, low-cost electronic components for integration into the Company's products also is critical to the commercialization of the Company's technology. The Company is working with its strategic partners and other suppliers to reduce the size and cost of the Company's systems, so that the Company will be able to offer low-cost electronics and other components suitable for high-volume production.

     Since its inception, the Company has incurred substantial losses from operations which have been recurring and amounted to $137.2 million on a cumulative basis through September 30, 2000. These losses, which include the costs for development of products for commercial use, have been funded primarily from (1) the sale of common stock, including the exercise of warrants or options to purchase common stock, (2) the sale of preferred stock convertible into common stock, (3) technology licensing fees, (4) royalties, (5) product sales and (6) engineering and development funds received from strategic partners and customers.

     The Company's internally generated funds in 1999 were not sufficient to cover the operating costs of the Company. The Company was able to continue its operations during 1999 by raising additional capital to fund its operations for 1999 and beyond. The ability of the Company's revenue sources, especially its technology license fees, royalties and product sales, to generate significant cash for the Company's operations is critical to its long term success. The Company cannot predict whether it will be successful in obtaining market acceptance of its new products or in completing its current negotiations with respect to licenses and royalty revenues.

     In 1999, the Company entered into certain transactions which provided additional funding. These transactions included the issuance of secured convertible notes; the Series E and Series F Convertible Preferred Stock private placements; issuance of shares of common stock, in lieu of the cash owed to suppliers and consultants, to settle certain obligations of the Company; and a private placement of shares of common stock. All of these transactions are described in greater detail below under "Liquidity and Capital Resources" and in
Note 11 in the "Notes to the Financial Statements."

     As of December 31, 1999, cash and cash equivalents amounted to $1.1 million and working capital (deficit) was $(3.3) million. At September 30, 2000, cash and cash equivalents were $0.4 million and working capital (deficit) was $(4.2) million. Management believes that currently available funds will not be sufficient to sustain the Company for the next 12 months. Such funds consist of available cash and cash from the exercise of warrants and options, the funding derived from technology licensing fees and royalties and product sales and engineering development revenue. Reducing operating expenses and capital expenditures alone may not be sufficient, and continuation as a going concern is dependent upon the level of realization of funding from technology licensing fees and royalties and product sales and engineering and development revenue, all of which are presently uncertain. In the event that technology licensing fees, royalties and product sales, and engineering and development revenue are not realized as planned, then management believes additional working capital financing must be obtained through the private placement of additional equity of the Company in the form of common stock, convertible preferred stock and/or convertible debt. There is no assurance any such financing is or would become available.

     There can be no assurance that sufficient funding will be provided by technology license fees, royalties and product sales and engineering and development revenue. In that event, the Company would have to substantially reduce its level of operations. These reductions could have an adverse effect on the Company's relationships with its strategic partners and customers. Uncertainty exists with respect to the adequacy of current funds to support the Company's activities until positive cash flow from operations can be achieved, and with respect to the availability of financing from other sources to fund any cash deficiencies.

     The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates continuity of operations, realization of assets and satisfaction of liabilities in the ordinary course of business. The propriety of using the going concern basis is dependent upon, among other things, the achievement of future profitable operations and the ability to generate sufficient cash from operations, public and private financings and other funding sources to meet its obligations. The uncertainties described in the preceding paragraphs raise substantial doubt at September 30, 2000 about the Company's ability to continue as a going concern. The accompanying consolidated Financial Statements do not include any adjustments relating to the recoverability of the carrying amount of recorded assets or the amount of liabilities that might result from the outcome of these uncertainties.

C.    Results of Operations

Three months ended September 30, 2000 compared to three months ended September 30, 1999.

     Total revenues for the three months ended September 30, 2000 totaled $8.0 million, compared to $0.7 million for three months ended September 30, 1999, or an increase of $8.3 million.

     The Company's technology licensing fees and royalties recognized totaled $7.3 million for the three months ended September 30, 2000 compared to $8,000 for the three months ended September 30, 1999, an increase of $7.3 million, primarily due to the Company's technology licensing fees agreements with ITC, Vidikron and Pro Tech. In the ITC transaction, the Company combined both its $6.0 million license agreement and its Strategic Alliance and Technology Development Amendment which calls for future payment of $2.5 million to ITC, for financial reporting purposes and recognized a net $3.6 million of revenue. In the Vidikron transaction, compliance with EITF No. 86-29, "Nonmonetary
Transactions: Magnitude of Boot and the Exceptions to the Use of the Fair Value," whereby the revenue recognized from the sale of two (2) technology licenses to Vidikron was limited to $1.0 million as compared to the fair value of such licenses of approximately $2.0 million. In addition, the Company recognized approximately $2.5 million in license revenue, as limited by EITF 86-29, in the Company's acquisition of Pro Tech. In the transaction with Pro Tech the Company granted an exclusive license to Pro Tech for rights to certain NCT technologies for use in lightweight headsets in cellular, multimedia and telephony markets. The Company received 23.4 million shares of Pro Tech's common stock, net of shares issued to an outside consultant, representing approximately 83% of the common stock issued and outstanding. The amounts recognized on these three licenses represent the license fee revenue applicable to the minority interest shareholders.

     The Company continues to realize royalties from other existing licensees including Ultra, Oki and suppliers to United Airlines and other carriers. Royalties from these and other licensees are expected to account for a greater share of the Company's revenue in future periods.

     The Company continues its efforts to expand its media business segment and for the three months ended September 30, 2000, generated advertising revenue of $0.2 million and media revenue of $0.2 million with cost of sales associated with such revenue amounting to approximately $0.4 million and $0.02 million, respectively, for the same period.

     Product sales were $0.4 million for the three months ended September 30, 2000 compared to $0.6 million for the three months ended September 30, 1999, a decrease of $0.2 million primarily due to lack of cash to fund advertising and the acquisition of new product inventory.

     For the three months ended September 30, 2000 cost of product sales was $0.3 million compared to $0.6 million for the three months ended September 30, 1999, a decrease of $0.3 million, or 50 %. The decrease was primarily due to lower sales for the quarter ending September 30, 2000.

     For the three months ended September 30, 2000, selling, general and administrative expenses amounted to $2.7 million as compared to $2.3 million for the three months ended September 30, 1999, an increase of $0.4 million, or 17.4%, primarily due to the costs associated with the growth of DMC.

     For the three months ended September 30, 2000, research and development expenditures amounted to $0.7 million as compared to $1.6 million for the three months ended September 30, 1999, a decrease of $0.9 million or 56.3%. Research and development formerly conducted at Advancel has been outsourced to ITC commencing in the third quarter of 2000. The Company continues to focus on products utilizing its hearing, audio, communications and microphone technologies, products which have been developed within a short time period and are targeted for rapidly emerging markets.

Nine months ended September 30, 2000 compared to nine months ended September 30, 1999.

     For the nine months ended September 30, 2000, total revenues amounted to $9.4 million, compared to $6.6 million for the nine months ended September 30, 1999, or an increase of 42.4%.

     Consistent with the Company's objectives, technology licensing fees and royalties increased to $7.9 million in the first nine months of 2000 as compared to $3.5 million for the same period in 1999, an increase of $4.4 million, primarily due to the technology license fee for the licensing of the Company's TJ and T2J Technology to ITC and the licensing agreements with Pro Tech and Vidikron. In the ITC transaction, the Company combined both its $6.0 million license agreement and its Strategic Alliance and Technology Development Amendment which calls for future payment of $2.5 million to ITC, for financial reporting purposes and recognized a net $3.6 million of revenue. In the transaction with Pro Tech, the Company granted an exclusive license to Pro Tech for rights to certain NCT technologies for use in lightweight headsets in cellular, multimedia and telephony markets. The Company received 23.3 million shares of Pro Tech's common stock representing approximately 84% of the common stock issued and outstanding. At September 30, 2000, the Company recognized approximately $2.5 million of license fee revenue with respect to this transaction as limited by EITF 86-29, in the Company's acquisition of Pro Tech. In the transaction with Vidikron, the Company and DMC signed separate agreements to license the use of certain technology for $1.0 million each with Vidikron.
The fair value of the license fees was $2.0 million but due to the Company's compliance with EITF No. 86-29, the revenue the Company was allowed to recognize from the sale of these two (2) technology licenses to Vidikron was limited to $1.0 million. Such amounts recognized on each of these three licenses represent the license fee revenue applicable to the minority interest shareholders.

     During the second quarter of 2000, retroactive to January 1, 2000, the Company adopted the accounting policies of SAB 101. Adopting SAB 101 effective January 1, 2000, required the Company to restate its first quarter 2000 revenues, deferring recognition of $3.9 million of previously recognized DMC license fees. Such deferred revenue is being amortized over three years in accordance with the Company's interpretation of SAB 101. The Company has recognized $0.8 million of such revenue in the nine months ended September 30, 2000.

     The Company continues to realize royalties from other existing licensees including Ultra, Oki and suppliers to United Airlines and other carriers. Royalties from these and other licensees are expected to account for a greater share of the Company's revenue in future periods.

     For the nine months ended September 30, 2000, product sales were $1.2 million compared to $1.8 million for nine months ended September 30, 1999, a decrease of $0.6 million or 33.3%, primarily due to lack of cash to fund advertising and the acquisition of new product inventory.

     For the nine months ended September 30, 2000, cost of product sales amounted to $1.0 million versus $1.7 million for nine months ended September 30, 1999, a decrease of $0.7 million or 41.2%. The decrease was primarily due to a reduction of product sales for the nine months ended September 30, 2000 as compared to the nine months ended September 30, 1999. For the nine months ended September 30, 2000 product margin increased to 13.3% as compared to 4.7% during the nine months ended September 30, 1999 due primarily to the sale of product inventory and reduction of new product manufacture.

     The gross margin on engineering and development services increased to 8.5% for the nine months ended September 30, 2000 from (27.7%) for the same period in 1999 due primarily through attrition of Advancel employees and completion of certain on going contracts.

     For the nine months ended September 30, 2000, selling, general and administrative expenses totaled $5.4 million as compared to $8.0 million for the nine months ended September 30, 1999, a decrease of $2.6 million or 32.5%, primarily due to a decrease in litigation and patent expenses as well as a decrease in selling and marketing related expenses, primarily advertising and headcount and travel related expenses.

     For the nine months ended September 30, 2000, research and development expenditures totaled $3.4 million as compared to $5.1 million for the nine months ended September 30, 1999, a decrease of $1.7 million or 33.3%, primarily through attrition of Advancel employees in 1999. Commencing in the third quarter of 2000, research and development formerly conducted at Advancel has been outsourced to ITC. The Company continues to focus on products utilizing its hearing, audio, communications and microphone technologies, products which have been developed within a short time period and are targeted for rapidly emerging markets.

     For the nine months ended September 30, 2000, other expenses include one-time, non-cash charges of $3.1 million for impairment of goodwill. This is related to the Company's ownership of NCT Audio, and results from conversions and exchanges of NCT Audio's common stock and preferred stock for the Company's common stock.

Year ended December 31, 1999 compared to year ended December 31, 1998.

     Total revenues in 1999 increased by 112% to $7.1 million from $3.3 million in 1998 reflecting increases in each of the Company's revenue sources. Total costs and expenses during the same period increased by 76% or $13.3 million, primarily due to the write down of an investment in an unconsolidated affiliate ($2.4 million), the impairment of goodwill ($3.1 million) and a reserve for promissory notes and pre-acquisition costs ($1.8 million). Further, 1998 other income/expense included a $3.2 million gain from the sale of NXT stock.

     Technology licensing fees and royalties increased by 343% or $2.8 million to $3.6 million from $0.8 million in 1998. The technology licensing fees and royalties for 1999 were primarily due to the $0.2 million technology license fee and $0.9 million prepaid royalty from STMicroelectronics S.A. ("ST"), an $0.8 million license fee from L&H and other technology licensing fees and royalties aggregating $1.7 million. (See Note 3 - "Notes to Financial Statements").

     Product sales increased in 1999 by 5% to $2.2 million from $2.1 million in 1998 reflecting the increased sales of the Gekko(TM) flat speakers, the NoiseBuster(R) product line and the ClearSpeech(R) product line.

     Revenue from engineering and development services increased in 1999 by 207% to $1.3 million from $0.4 million in 1998 primarily due to the contract between Advancel Logic Corporation ("Advancel") and ST. (See Note 3 - "Notes to the Financial Statements".)

     Cost of product sales increased 24% to $2.8 million in 1999 from $2.2 million in 1998 and the product margin deteriorated to (25)% from (7)% in 1998. The negative margin of $0.6 million in 1999 was primarily due to charges of $0.4 million for slow movement of inventory and tooling obsolescence related to the NoiseBuster(R) product lines and NCT Audio's subwoofers, $0.4 million for royalty expense and $0.2 million for the write down of NCT Audio's raw materials. The negative margin of $0.1 million in 1998 was primarily due to reserves for slow moving inventory and charges for tooling obsolescence in the amount of $0.5 million related to the NoiseBuster(R) product lines.

     Cost of engineering and development services increased in 1999 by 706% to $2.2 million primarily due to the contract between Advancel and ST. The gross margin on engineering and development service was a loss of (70%) for 1999 due to the recording of a reserve for estimated expenses to complete the ST project.

     Selling, general and administrative expenses for the year increased by 5% or $0.6 million to $11.8 million from $11.2 million in 1998 which was primarily due to amortization of goodwill and increased legal expenses (please refer to "Legal Proceedings").

     Research and development expenditures in 1999 decreased by 14% to $6.2 million from $7.2 million in 1998, primarily due to decreased spending on research and development and the reduction in force in August 1999 (please refer to "Legal Proceedings").

     Included in the Company's total expenses were non-cash expenditures for depreciation and amortization of $2.0 million for 1999 and $1.0 million in 1998.

     The Company reduced its investment in an unconsolidated affiliate to 15% of equity and recorded a $2.4 million charge for the write-down of its investment to its estimated net realizable value.

     In 1999, the Company recorded $3.1 million for the impairment of goodwill. The Company also recorded a reserve of $1.8 million for the PPI promissory notes including interest expense and pre-acquisition costs. Interest expense includes $0.3 million for a beneficial conversion feature and non-cash interest charges related to the convertible notes. The 1998 other income consists of the gain the Company realized upon the exercise of a stock option and the subsequent sale of NXT plc ordinary shares. The option had been acquired by the Company in connection with a cross license agreement among the Company, NXT plc and NXT.

     In 1999, interest income decreased to less than $0.1 million from $0.4 million in 1998 principally due to lower cash resources. Interest expense increased to $0.4 million in 1999 from less than $0.1 million in 1998, primarily due to the issuance of convertible notes during 1999.

     The Company has net operating loss carryforwards of $101.2 million and research and development credit carryforwards of $1.7 million for federal income tax purposes at December 31, 1999. No tax benefit for these operating losses has been recorded in the Company's financial statements. The Company's ability to utilize its net operating loss carryforwards may be subject to an annual limitation.

Year ended December 31, 1998 compared to year ended December 31, 1997.

     Total revenues in 1998 decreased by 42% to $3.3 million from $5.7 million in 1997. Total expenses during the same period increased by 12% or $1.9 million, primarily reflecting the increasing efforts in sales and marketing to introduce new products.

     Technology licensing fees and royalties decreased by 78% or $2.8 million to $0.8 million from $3.6 million in 1997. The 1997 amount is primarily due to the $3.0 million technology license fee from Verity and other technology licensing fees aggregating $0.6 million. See Note 3 - "Notes to Financial Statements".

     Product sales increased in 1998 by 22% to $2.1 million from $1.7 million in 1997 reflecting the introduction of the Gekko(TM) flat speakers and increased sales in the NoiseBuster(R) product line and the ClearSpeech(R) product line.

     Revenue from engineering and development services remained constant at $0.4 million primarily due to the de-emphasis of engineering development funding as a primary source of revenue for the Company.

     Cost of product sales decreased 2% to $2.2 million from $2.3 million in 1997 and the product margin increased to (7)% from (32)% in 1997. The negative margin of $0.1 million and $0.6 million in 1998 and 1997, respectively, were primarily due to reserves for slow moving inventory and tooling obsolescence in the amount of $0.5 million and $0.7 million in 1998 and 1997, respectively, related to the aviation and industrial headset product lines.

     Cost of engineering and development services remained constant at $0.3 million primarily due to the de-emphasis of engineering development funding as a primary source of revenue for the Company as noted above.

     Selling, general and administrative expenses for the year increased by 115% or $6.0 million to $11.2 million from $5.2 million for 1997 which was primarily due to increased efforts in sales and marketing to introduce new products. Sales and marketing personnel increased by 43% from 1997. In addition, there has been an increase in consultants for the Company's focus on international sales. Advertising increased by 227% or $1.2 million to $1.7 million from $0.5 million primarily due to the introduction of new products through catalogs, mailings and increased participation in trade shows.

     Research and development expenditures for 1998 increased by 16% to $7.2 million from $6.2 million in 1997, primarily due to the acquisition of Advancel.

     Included in the Company's total expenses were non-cash expenditures for depreciation and amortization of $1.0 million for 1998 and $0.9 million in 1997.

     Other income in 1998 was $3.3 million compared to zero in 1997. The 1998 other income consists of the gain the Company realized upon the exercise of a stock option and the subsequent sale of NXT plc ordinary shares. The option had been acquired by the Company in connection with a cross license agreement among the Company, NXT plc and NXT.

     In 1998, interest income increased to $0.4 million from $0.1 million in 1997 principally from funds on hand at the end of 1997.

     The Company has net operating loss carryforwards of $85.8 million and research and development credit carryforwards of $1.6 million for federal income tax purposes at December 31, 1998. No tax benefit for these operating losses has been recorded in the Company's financial statements. The Company's ability to utilize its net operating loss carryforwards may be subject to an annual limitation.

D.    Liquidity and Capital Resources

     The Company has incurred substantial losses from operations since its inception, which have been recurring and amounted to $137.2 million on a cumulative basis through September 30, 2000. These losses, which include the costs for development of products for commercial use, have been funded primarily from (1) the sale of common stock, including the exercise of warrants or options to purchase common stock, (2) the sale of preferred stock convertible into common stock, (3) convertible debt, (4) technology licensing fees, (5) royalties, (6) product sales, and (7) engineering and development funds received from strategic partners and customers.

     Management believes that currently available funds will not be sufficient to sustain the Company for the next 12 months. Such funds consist of available cash and cash from the exercise of warrants and options, the funding derived from technology licensing fees, royalties, product sales and engineering and development revenue. Reducing operating expenses and capital expenditures alone will not be sufficient and continuation as a going concern is dependent upon the level of realization of funding from technology licensing fees, royalties product sales and engineering and development services, all of which are presently uncertain. In the event that anticipated technology licensing fees, royalties, product sales and engineering and development services are not realized, then management believes additional working capital financing must be obtained. There is no assurance any such financing is or would become available.

     There can be no assurance that funding will be provided by technology licensing fees, royalties, product sales, engineering and development services. In that event, the Company would have to substantially cut back its level of operations. These reductions could have an adverse effect on the Company's relations with its strategic partners and customers. Uncertainty exists with respect to the adequacy of current funds to support the Company's activities until positive cash flow from operations can be achieved, and with respect to the availability of financing from other sources to fund any cash deficiencies. These uncertainties raise substantial doubt at September 30, 2000 about the Company's ability to continue as a going concern.

     Pursuant to the amended Exchange Agreement between the Company and Austost and Balmore (See Note 12 - "Notes to the Condensed Consolidated Financial Statements" for further details), Austost and Balmore would retain 10,060,251 shares of the Company's Common Stock (the "Remaining Returnable Shares"), and Austost and Balmore would agree to pay the Company up to $10.0 million in cash, subject to monthly limitations, from proceeds that Austost and Balmore would realize from their disposition of such Remaining Returnable Shares. Austost and Balmore would realize a 10% commission on the proceeds from the sale of shares. The fair market value of such shares at September 30, 2000 was approximately $1.8 million, net of commissions.

     At September 30, 2000, cash and cash equivalents were $0.4 million. Cash balances are invested in interest bearing money market accounts. The Company's investment objective is preservation of capital while earning a moderate rate of return.

     The Company's working capital deficit was $(4.2) million at September 30, 2000, compared to a deficit of $(3.3) million at December 31, 1999. This $0.9 million increase was primarily due to additional DBSS installation expenses which utilized the remainder of the restricted cash at September 30, 2000.

     For the nine months ended September 30, 2000, the net cash used in operating activities was $7.3 million compared to $6.6 million for the nine months ended September 30, 1999. The increase in net cash used in operating activities for the nine months ended September 30, 2000 of $0.7 million is primarily due to the reduction of accounts payable and accrued expenses.

     At September 30, 2000, net inventory increased by $0.5 million from June 30, 2000 due primarily from the acquisition of Pro Tech.

     The net cash provided by financing activities amounted to $6.3 million, primarily due to the additional $1.0 million secured convertible note (see Note 8 - "Notes to the Condensed Consolidated Financial Statements" for further details), net proceeds of $2.0 million from the Series G Preferred Stock financing (see Note 12 - "Notes to the Condensed Consolidated Financial Statements" for further details) and $1.0 million proceeds from the sale of subsidiary common stock (see Note 12 - "Notes to the Condensed Consolidated Financial Statements" for further details).

     The Company has no lines of credit with banks or other lending institutions and therefore has no unused borrowing capacity.

     Because the Company did not meet its revenue targets for 1999, it was necessary for the Company to enter into certain transactions, which provided additional funding for working capital purposes and to consummate certain acquisitions, as follows:

      Funding from the Series E Convertible Preferred Stock

     In 1999, the Company received net proceeds of $3.5 million from the Series E Preferred Stock placement. On December 30, 1998, the Company entered into a series of subscription agreements to sell 8,145 shares of Series E Preferred Stock, with a stated value of up to $8.2 million in consideration of $2.1 million, to six accredited investors through one dealer. The sale of the shares occurred in a private placement pursuant to Regulation D of the Securities Act. The Company also issued and sold 1,700 shares of Series E Preferred Stock, an aggregate amount of $1.7 million of Series E Preferred Stock to three accredited investors through the same dealer in exchange for $1.7 million of the Company's Series C Preferred Stock held by the three investors. The Company also issued and sold 735 shares of Series E Preferred Stock, an aggregate amount of $0.7 million of Series E Preferred Stock to four accredited investors, in exchange and consideration for an aggregate 2.1 million shares of the Company's common stock held by the four investors.

     In March 1999, the Company signed a license agreement to exchange 3,600 shares of Series E Preferred Stock for four DMC network affiliate licenses. The Company, in accordance with its revenue recognition policy, realized only $0.9 million on the issuance of such licenses in consideration of receipt of 3,600 shares of Series E Convertible Preferred Stock.

     In April 1999, the Company entered into a subscription agreement to sell 1,874 shares of Series E Preferred Stock, with a stated value of up to $1.9 million in consideration of $1.9 million to four accredited investors through one dealer.

     Each share of Series E Preferred Stock is convertible into common stock of the Company according to the conversion formula described in the subscription agreements. The conversion terms of the placement require the Company to file a registration statement on either (1) a Form S-3 under certain conditions, or (2) a Form S-1 under other specified conditions. The shares of the Series E Preferred Stock become convertible into common stock of NCT at any time beginning at the earlier of (1) ninety days after the closing date of the placement, (2) five days after the Company receives a "no review" status from the SEC in connection with filing one of the above registration statements, or
(3) the effective date of any registration statement.

     The conversion terms of the Series E Preferred Stock also provide that in no event shall the Company be obligated to issue more than 30,000,000 shares of its common stock in the aggregate in connection with the conversion of the 10,580 shares of Series E Preferred Stock which have been designated. The Company registered an aggregate of 26,648,696 shares of common stock for the conversion and payment of accretion of the Series E. The conversion terms further provide that the Company will be required to make certain payments if it fails to effect a conversion in a timely manner and may have to redeem the excess of the stated value over the amount permitted to be converted into common stock. During 1999, holders of 3,828 shares of Series E Preferred Stock elected to convert their shares into 26,608,942 shares of common stock of the Company. In December 1999, holders of the remaining 5,026 shares of the Company's Series E Preferred Stock and holders of 974 shares of the Company's Series F Preferred Stock, an aggregate stated value of $6.0 million, exchanged such shares for eight DMC network affiliate licenses. No shares of Series E Preferred Stock are presently outstanding.

      Secured Convertible Notes

     In 1999, the Company received proceeds aggregating $3.0 million from the issuance of secured convertible notes as described herein. Carole Salkind, spouse of a former director and an accredited investor, subscribed and agreed to purchase secured convertible notes of the Company in an aggregate principal amount of $4.0 million. A secured convertible note for $1.0 million was signed on January 26, 1999, and proceeds were received on January 28, 1999. The Note is to mature on January 25, 2001 and earn interest at the prime rate as published from time to time in The Wall Street Journal from the issue date until the Note becomes due and payable. The Holder shall have the right at any time on or prior to the day the Note is paid in full, to convert at any time, all or from time to time, any part of the outstanding and unpaid amount of the Note into fully paid and non-assessable shares of common stock of the Company at the conversion price. The conversion price, as amended by the parties on September 19, 1999, of the notes and any future notes, shall be the lesser of (i) the lowest closing transaction price for the common stock on the securities market on which the common stock is being traded, at any time during September 1999; (ii) the average of the closing bid price for the common stock on the securities market on which the common stock is being traded, for five (5) consecutive trading days prior to the date of conversion; or (iii) the fixed conversion price of $0.17. In no event will the conversion price be less than $0.12 per share. The Holder shall purchase the remaining $3.0 million principal amount of the secured convertible notes on or before June 30, 1999. The Company has agreed to extend such date for the purchase of remaining installments of secured convertible notes to April 15, 2000. On various dates, the Holder has purchased additional installments of the remaining $3.0 million principal amount of the secured convertible notes. As of March 27, 2000, the Company had received proceeds aggregating $4.0 million from the Holder and had issued secured convertible notes with the same terms and conditions of the Note described above.

      The Series F Convertible Preferred Stock

     The Company received $1.0 million for the sale of shares of its Series F Convertible Preferred Stock as outlined herein. On August 10, 1999, the Company entered into a subscription agreement (the "Series F Subscription Agreement") to sell an aggregate stated value of up to $12.5 million (12,500 shares) of Series F Preferred Stock, in a private placement pursuant to Regulation D of the Securities Act, to five unrelated accredited investors through one dealer. The Company received $1.0 million for the sale of 8,500 shares of Series F Preferred Stock having an aggregate stated value of $8.5 million. At the Company's election, the investors could invest up to an additional $4.0 million (4,000 shares) in cash or in kind, at a future date. Each share of the Series F Preferred Stock has a par value of $0.10 per share and a stated value of one thousand dollars ($1,000) with an accretion rate of four percent (4%) per annum on the stated value. Each share of Series F Preferred Stock is convertible into a number of fully paid and nonassessable shares of the Company's common stock, subject to certain limitations pursuant to a predetermined conversion formula. On September 10, 1999, the Company received subscription agreements from four of the accredited investors in the amount of $4.0 million for four DMC network affiliate licenses. While the investors agreed upon the exchange of 8,500 shares of Series F Preferred Stock having aggregate stated value of $8.5 million, for consideration of $1.0 million, current accounting policy dictates that the additional $4.0 million for the DMC licenses is to be considered as additional consideration for the Series F Preferred Stock.

     Under the terms of the Series F Subscription Agreement, the Company was required to file a registration statement ("the Series F Registration Statement") on Form S-1 on or prior to a date which is no more than forty-five
(45) days from the date that the Company has issued a total of 1,000 shares of Series F Preferred Stock, covering the resale of all of the registrable securities (the "Series F Closing Date"). The shares of Series F Preferred Stock became convertible into shares of common stock at any time commencing after the earlier of (i) forty-five (45) days after the Series F Closing Date; (ii) five
(5) days after the Company received a "no review" status from the SEC in connection with the Series F Registration Statement; or (iii) the effective date of the Series F Registration Statement.

     The conversion terms of the Series F Preferred Stock provided that the Company would not be obligated to issue more than 35,000,000 shares of its common stock in the aggregate in connection with the conversion of the 12,500 shares of Series F Preferred Stock. In the interest of investor relations of the Company, the maximum number of conversion shares was increased to 77,000,000 shares of NCT common stock. The pro rata portion of the shares of common stock issuable upon conversion of the 8,500 shares of Series F Preferred Stock issued and outstanding, or 23,800,000 shares of the Company's common stock, were registered together with 1,944,000 shares of common stock which may be issued, under Registration Statement No. 333-87757. The issuance of the additional 1,944,000 shares would enable the Company to pay the 4% per annum accretion on the stated value of the issued and outstanding shares of Series F Preferred Stock. The Company is given the right to pay the accretion in either cash or common stock.

     On January 27, 2000, the Series F Preferred Stock Certificate of Designations was amended to obligate the Company to issue up to seventy-seven million shares of its common stock upon the conversion of the 12,500 designated shares of Series F Preferred Stock, as noted above. Such increase in the number of shares of common stock was made in the interest of investor relations of the Company. As such, 28,560,000 shares of common stock for the conversion of shares of Series F Preferred Stock pursuant to the amended Series F Preferred Stock Certificate of Designations were registered under Registration Statement No. 333-35210.

     The Series F Subscription Agreement also provides that the Company would be required to make certain payments in the event of its failure to effect conversion in a timely manner. In connection with the Series F Preferred Stock, the Company would be obligated to redeem the excess of the stated value over the amount permitted to be converted into common stock. Such additional amounts would be treated as obligations of the Company. In December 1999, 974 shares of the Company's Series F Preferred Stock, together with 5,026 shares of the Company's Series E Preferred Stock, were exchanged for eight DMC network affiliate licenses. At various dates through August 21, 2000 the other 7,526 shares of Series F Preferred Stock have been converted into 48,776,638 shares of the Company's common stock. Presently, there are no shares of Series F Preferred Stock outstanding.

     During 2000, the Company entered into private placements of its securities which provided additional funding. These transactions include the issuance of Series G Convertible Preferred Stock, the issuance of Company common stock in connection with the acquisition of TRN and Midcore, issuance of common stock to fund the technology development by ITC, and the grant of warrants to Libra Finance S.A. in connection with its role in the Company's financing efforts.

     On March 6, 2000, the Company and an accredited investor entered into an agreement under which the Company sold an aggregate stated value of $2.0 million (2,004 shares) of Series G Convertible Preferred Stock (the "Series G Preferred Stock") in a private placement pursuant to Regulation D of the Securities Act for an aggregate of $1.75 million. The Series G Preferred Stock consists of 5,000 designated shares, par value of $0.10 per share and a stated value of one thousand dollars ($1,000) per share with a cumulative dividend of four percent (4%) per annum on the stated value payable upon conversion in either cash or common stock. The Company received $1.0 million for the sale at the closing and received the balance of $750,000 on June 28, 2000. Each share of Series G Preferred Stock is convertible into fully paid and nonassessable shares of the Company's common stock pursuant to a predetermined conversion formula which provides that the conversion price will be the lesser of (i) 80% of the average of the closing bid price for the common stock on the securities market on which the common stock is being traded for five (5) consecutive trading days prior to the date of conversion; or (ii) the fixed conversion price of $0.71925. The Company registered 4,008,000 shares of the Company's common stock, together with an additional 160,320 shares for the 4% per annum dividend, that the Company may issue upon the conversion of the Series G Preferred Stock and warrants for 167,500 shares which were issued in conjunction with the Series G Preferred Stock transaction under Registration Statement No. 333-35210 filed on April 28, 2000, as amended June 13, 2000. The warrants are exercisable at $0.71925 per share and expire on March 31, 2005. On various dates through September 30, 2000, an aggregate of 1,080 shares of Series G Preferred Stock have been converted into 4,037,728 shares of the Company's common stock. As of September 30, 2000, there are 924 shares of Series G Preferred Stock outstanding.


      Supplier and Consultant Shares

     In 1999, the Company issued 13,154,820 shares of common stock of the Company to settle certain of its obligations to certain suppliers and consultants, of which 12,759,778 shares were registered under Registration Statement No. 333-87757. The issuance of these shares of common stock of the Company represented $2.5 million of obligations for which the Company did not need to use its cash resources. In June 2000, a consultant surrendered 776,316 of such NCT shares of common stock to the Company for failure to fulfill its performance obligations. During 2000, 2,415,467 shares of the Company's common stock were issued to pay current and future amounts due to certain consultants and suppliers. These shares of the Company's common stock are included under this registration statement and prospectus.

      Private Placement of Common Stock

     In 1999, the Company issued shares of its common stock for a total purchase price of $500,000 in a private placement pursuant to Regulation D of the Securities Exchange Act of 1933. The Company has certain contingent obligations under a securities purchase agreement, dated as of December 27, 1999 (the "Purchase Agreement"), among the Company, Austost, Balmore and Nesher, Inc. ("Nesher"). Based on an offer as of November 9, 1999, the Company, Austost, Balmore and Nesher entered into the Purchase Agreement whereby the Company, on December 28, 1999, issued a total of 3,846,155 shares (the "SPA Shares") to Austost, Balmore and Nesher for a total purchase price of $500,000. The price of the SPA Shares was $0.13 per share, which was $0.03, or 19%, less than the closing bid price of the Company's common stock as reported by the OTC Bulletin Board on November 8, 1999, and $0.015, or 10%, less than the closing bid price of the Company's common stock as reported by the OTC Bulletin Board on December 27, 1999. This per share price may be subject to decrease upon the application of a reset provision contained in the Purchase Agreement as described below.

     Under the reset provision, on June 26, 2000, and again on September 25, 2000, the Company may be required to issue additional shares to one or more of Austost, Balmore or Nesher if the sum of certain items on those dates is less than 120% of the total purchase price paid by Austost, Balmore and Nesher for the SPA Shares. Those items are: (i) the aggregate market value of the SPA Shares held by Austost, Balmore and Nesher (based on the per share closing bid price on those dates); (ii) the market value of any SPA Shares transferred by Austost, Balmore and Nesher as permitted under the Purchase Agreement (based on the per share closing bid price on the date of transfer); and (iii) any amounts realized by Austost, Balmore and Nesher from sales of any such shares prior to June 26, 2000 or September 25, 2000, as the case may be. The number of additional shares of common stock that the Company would be obligated to issue in such case would be a number of shares having an aggregate market value (based on the per share closing bid price on such date) that, when added to the sum of items (i), (ii) and (iii) set forth above, would equal 120% of the total purchase price paid for the SPA Shares. The Company's contingent obligations hereunder expired on September 25, 2000.

     There can be no assurance that additional funding will be provided by technology licensing fees, royalties and product sales and engineering and development revenue, or by private placements of the Company's securities. The Company anticipates seeking shareholder approval to authorize additional shares of common stock in the future if it becomes necessary to continue to fund its working capital requirements by raising additional funds. If such authorization is not forthcoming or investors are not interested in buying our stock, the Company would have to cut back its level of operations substantially in order to conserve cash. These reductions could have an adverse effect on the Company's relations with its strategic partners and customers. (See Note 1 - "Notes to Financial Statements".)

     The Company believes that the level of financial resources available to it may be a critical component in the Company's ability to continue as a going concern. The Company may elect to raise additional capital, from time to time, through equity or debt financing in order to capitalize on business opportunities and market conditions.

     The accompanying Financial Statements have been prepared assuming that the Company will continue as a going concern, which contemplates continuity of operations, realization of assets and satisfaction of liabilities in the ordinary course of business. The propriety of using the going concern basis is dependent upon, among other things, the achievement of future profitable operations and the ability to generate sufficient cash from operations, public and private financings and other funding sources to meet its obligations. The uncertainties described in the preceding paragraphs raise substantial doubt at September 30, 2000 about the Company's ability to continue as a going concern. The accompanying Financial Statements do not include any adjustments relating to the recoverability of the carrying amount of recorded assets or the amount of liabilities that might result from the outcome of these uncertainties.

E.    Capital Expenditures

     The Company intends to continue its business strategy of working with supply, manufacturing, distribution and marketing partners to commercialize its technology. The benefits of this strategy include: (i) dependable sources of electronic and other components, which leverages on their purchasing power, provides important cost savings and accesses the most advanced technologies;
(ii) utilization of the manufacturing capacity of the Company's allies, enabling the Company to integrate its active technology into products with limited capital investment; and (iii) access to well-established channels of distribution and marketing capability of leaders in several market segments.

     The Company's strategic agreements have enabled the Company to focus on developing product applications for its technology and limit the Company's capital requirements.

     There were no material commitments for capital expenditures as of September 30, 2000, and no other material commitments are anticipated in the near future.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

     There have been no disagreements with independent accountants on accounting and financial disclosure matters as of the Company's 1999 10-K filing, filed as of April 14, 2000.

     On July 17, 2000, the Company notified its independent accountants, Richard
A. Eisner & Co., LLP ("RAE") that the auditing services of RAE would no longer be required. RAE's dismissal was approved by the Company's Board of Directors. RAE originally was selected as the Company's independent accountants in January 1995 to audit the Company's consolidated financial statements as of and for the year ended December 31, 1994.

     During the two fiscal years ended December 31, 1999, and during the subsequent interim period preceding their dismissal as the Company's independent accountants, there were no disagreements with RAE on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement(s), if not resolved to the satisfaction of RAE, would have caused it to make reference to the subject matter of the disagreement(s) in connection with its report. RAE's reports on the Company's consolidated financial statements as of and for the years ended December 31, 1999 and December 31, 1998, did not contain any adverse opinion and were not qualified or modified as to audit scope or accounting principles.

     Also on July 17, 2000, the Company engaged the accounting firm of Goldstein Golub Kessler LLP ("GGK") as independent accountants to audit the consolidated financial statements of the Company for the fiscal year ending December 31, 2000. The engagement was authorized by the Company's Board of Directors. During the fiscal year ended December 31, 1999, and the subsequent period, neither the Company nor any person on the Company's behalf consulted GGK regarding either the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company's consolidated financial statements.

DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT

     The following table sets forth the names, ages, positions and the offices held by each of the executive officers and directors of the Company as of September 30, 2000.

      Name                  Age   Positions and Offices

 Michael J. Parrella        53    Chairman of the Board of Directors
                                  and Chief Executive Officer
 Jay M. Haft                64    Director
 John J. McCloy II          62    Director
 Samuel A. Oolie            64    Director
 Cy E. Hammond              46    Senior Vice President,
                                  Chief Financial Officer,
                                  Treasurer and Assistant Secretary
 Paul Siomkos, P.E.         54    Senior Vice President, Operations
 Irving M. Lebovics         49    Senior Vice President, Global Sales
 James A. McManus           60    President and Chief Executive Officer of
                                  Distributed Media Corporation
 Irene Lebovics             47    President and Secretary
 Michael A. Hayes, Ph.D.    47    Senior Vice President, Chief Technical Officer
 Jonathan M. Charry, Ph.D.  52    Senior Vice President, Corporate Development

     Michael J. Parrella currently serves as Chairman of the Board of Directors and Chief Executive Officer of the Company. Mr. Parrella was elected Chairman of the Board of Directors of the Company on April 21, 2000, on which date he relinquished the position of President. From November 1994 to July 1995, Mr. Parrella served as Executive Vice President of the Company. Prior to that, from February 1988 until November 1994, he served as President and Chief Operating Officer of the Company. He initially became a director in 1986 after evaluating the application potential of the Company's noise cancellation technology. At that time, he formed an investment group to acquire control of the Board of Directors and to raise new capital to restructure the Company and its research and development efforts. Mr. Parrella also serves as Chief Executive Officer and Acting President of NCT Audio a position to which he was elected on September 4, 1997. He became a director of NCT Audio on August 25, 1998. On January 5, 2000, Mr. Parrella was elected Acting Chief Executive Officer of Advancel. Mr. Parrella is a director of Advancel, serves as Chairman of the Board of DMC, and serves as Chairman of the Board of NCT Hearing.

     Jay M. Haft currently serves as a director of the Company and had served as Chairman of the Board of Directors of the Company until April 21, 2000. From November 1994 to July 1995, he served as President of the Company. He also serves as a director of the Company's subsidiaries, NCT Audio, DMC, Advancel and NCT Hearing. Mr. Haft is a strategic and financial consultant for growth stage companies. He is currently of counsel to Parker Duryee Rosoff & Haft, in New York. He was previously a senior corporate partner of such firm (1989-1994) and prior to that, a founding partner of Wofsey, Certilman, Haft et al (1966-1988). Mr. Haft is active in international corporate finance, mergers and acquisitions, as well as in the representation of emerging growth companies. He has actively participated in strategic planning and fund raising for many high-tech companies, leading edge medical technology companies and technical product, service and marketing companies. He is a Managing General Partner of Gen Am "1" Venture Fund, an international venture capital fund. Mr. Haft is a director of numerous public and private corporations, including RVSI, Inc. (OTC), DCAP Group, Inc. (OTC), Encore Medical Corporation (OTC), Viragen, Inc. (OTC), PC Service Source, Inc. (OTC), DUSA Pharmaceuticals, Inc. (OTC), Oryx Technology Corp. (OTC), and Thrift Management, Inc. (OTC). He served as a Commissioner on the Florida Commission for Government Accountability to the People. Mr. Haft serves as Treasurer of the Miami City Ballet and is a Trustee of Florida International University.

     John J. McCloy II currently serves as a director of the Company. He served as Chief Executive Officer of the Company from September 1987 to November 1994 and as Chairman of the Board of Directors of the Company from September 1986 to November 1994. In addition, he served as the Company's Chief Financial Officer from November 1990 to February 1993 and as its Secretary-Treasurer from October 1986 to September 1987. Mr. McCloy was appointed a director of NCT Audio on November 14, 1997. Since 1981, he has been a private investor concentrating on venture capital and early stage investment projects in a variety of industries. Mr. McCloy is the Chairman of Mondial Ltd. and Unified Waste Services. He is a director of American University in Cairo and the Sound Shore Fund, Inc.

     Sam Oolie currently serves as a director of the Company. Since his appointment on September 4, 1997, Mr. Oolie has also served as a director of NCT Audio. He is Chairman of NoFire Technologies, Inc., a manufacturer of high-performance, fire-retardant products, and has held that position since
August 1995. Since July 1985, he has also served as Chairman of Oolie Enterprises, an investment company. Mr. Oolie currently serves as a director of Avesis, Inc. and Comverse Technology, Inc. He served as a director of CFC Associates, a venture capital partnership, from January 1984 to December 1999.

     Cy E. Hammond currently serves as Senior Vice President, Chief Financial Officer, Treasurer and Assistant Secretary of the Company. He joined the Company as Controller in January 1990 and was appointed a Vice President in February 1994. Mr. Hammond also serves as Acting Chief Financial Officer and Treasurer of NCT Audio, a position to which he was elected on September 4, 1997, and Acting Chief Financial Officer, Treasurer and Assistant Secretary for Advancel, a position to which he was elected on January 5, 2000. During 1989, he was Treasurer and Director of Finance for Alcolac, Inc., a multinational specialty chemical producer. Prior to 1989 and from 1973, Mr. Hammond served in several senior finance positions at the Research Division of W.R. Grace & Co., the last of which included management of the division's worldwide financial operations.

     Paul Siomkos, P.E. joined NCT in April 1998 as Senior Vice President of Operations. Prior to NCT, Mr. Siomkos held the position of Director of Operations at Perkin-Elmer, a major technology product manufacturer. For more than 20 years, Mr. Siomkos managed a production volume in excess of $250 million. Mr. Siomkos holds a Bachelor's in Mechanical Engineering from the City College of New York, a Master's in Industrial Engineering from Columbia University and an MBA in Finance from the University of Connecticut. He is also a licensed Professional Engineer.

     Irving M. Lebovics currently serves as Senior Vice President, Global Sales. He joined the Company in February 1998 as Vice President, Worldwide Sales. From January 1996 to February 1998 Mr. Lebovics was a principal of Enhanced Signal Processing which exclusively sold the Company's technologies to large original equipment manufacturers. From 1993 to 1996, Mr. Lebovics served as Vice
President of Sales for Kasten Chase Applied Research, a wide area network hardware and software provider to companies such as Dow Jones and the Paris and Madrid stock exchanges. From 1985 to 1993, Mr. Lebovics served as Vice President of Sales for Relay Communications, a provider of PC-to-mainframe communications software and Microcom, Inc. (which acquired Relay Communications), a leading provider of modems and local area network equipment including bridges and routers. Irving M. Lebovics is the spouse of Irene Lebovics, President of the Company.

     James McManus currently serves as President and Chief Executive Officer of DMC, a position he has held since March 1999. Prior to that and from April, 1998, he served as a consultant to DMC. He started his career as a Certified Public Accountant in California. During the 10 years he spent with the Disney Company in the financial area, the company's activities included the development of Audio-Animatronics, Walt Disney World, Disney Theme Hotels, the City Planning Board for Lake Buena Vista, Florida, and Disney's joint venture with Florida Telephone. Subsequent to Disney, he designed and executed a financial turnaround plan for Great Adventure Park in New Jersey. Later, Mr. McManus ran his own computer consulting firm for several years providing customized computer systems for small and medium size businesses. He was a member of the Radio City Music Hall management team that revitalized New York's famous landmark, first as Chief Financial Officer and then for 10 years as President and CEO. Mr. McManus has always been active in the business community with involvement as Director, New York Council of the Boy Scouts of America; Director, Hugh O'Brian Youth
Organization; Director, Association to Help Retarded Children; The Mayor's Summer Youth Jobs Program and many others.

     Irene Lebovics currently serves as President and Secretary, NCT Group, Inc., and President of NCT Hearing, a wholly-owned subsidiary of the Company. On January 5, 2000, Ms. Lebovics was elected Acting Chief Marketing Officer and Secretary of Advancel. She joined the Company as Vice President of NCT and President of NCT Medical Systems (NCTM) in July 1989. In March 1990, NCTM became part of NCT Personal Quieting and Ms. Lebovics served as President. In January 1993, she was appointed Senior Vice President of the Company. In November 1994, Ms. Lebovics became President of NCT Hearing. From August 1, 1995, to May 1, 1996, she also served as Secretary of the Company. Ms. Lebovics has held various positions in product marketing with Bristol-Myers, a consumer products company, and in advertising with McCaffrey and McCall.

     Michael A. Hayes, Ph.D. currently serves as Senior Vice President, Chief Technical Officer after joining the Company in 1996. On January 5, 2000, he was appointed Acting Chief Technical Officer of Advancel. During 1995 and 1994, Dr. Hayes served as Deputy Project Director, Research Support for Antarctic Support Associates, with operations in Chile, New Zealand, Australia, and Antarctica. From 1991 to 1994, he served as Deputy Program Manager, Special Payloads, for Martin Marietta Government Services (formerly General Electric Government Services) while directly managing critical spacecraft sub-system and instrument development for Goddard Space Flight Center. Prior to 1991, Dr. Hayes served as a research faculty member at Georgia Institute of Technology, and as a Senior Process Engineer at Texas Instruments.

     Jonathan M. Charry, Ph.D. currently serves as Senior Vice President of Corporate Development. Dr. Charry was formerly Chairman and CEO of Digital Power Networks, Inc. and Environmental Research Information, Inc. He has held appointments as a Rockefeller Foundation Fellow and Assistant Professor at the Rockefeller University, Adjunct Professor in Applied Social Psychology at New York University, and Senior Research Scientist at the New York Institute of Basic Research. He is a member of the American Psychological Association, The Rockefeller University Chapter of Sigma Xi, the American Association for the Advancement of Science, and the New York Academy of Sciences.

EXECUTIVE COMPENSATION

A.      Executive Compensation and Summary Compensation Table

     Set forth below is certain information for the three fiscal years ended December 31, 1999, 1998 and 1997 relating to compensation received by the Company's Chief Executive Officer and the other four most highly compensated officers of the Company whose total annual salary and bonus for the fiscal year ended December 31, 1999 exceeded $100,000 (collectively the "Named Executive Officers").


                                                                                   Securities
                                                                                    Underlying        All
 Name and Principal                                             Other Annual     Options/Warrants     Other
      Position             Year       Salary($)     Bonus($)    Compensation ($)      SARs (#)      Compensation
------------------------- --------  ------------  -----------  --------------    ----------------  --------------
Michael J. Parrella(1)     1999      $120,000     $ 168,678    $      22,008      6,812,500 (1)      $ 6,418 (4)
  Chairman of Board and    1998       120,000       205,889           20,615     12,000,000 (2)        5,918 (4)
  Chief Executive Officer  1997       120,000       243,058           15,348      3,062,500 (3)        5,218 (4)

Cy E. Hammond              1999        94,000        92,941           12,000        175,000 (5)            -
  Senior Vice President,   1998        94,000        42,570           12,000        500,000 (2)            -
  Chief Financial Officer  1997        94,000        65,939                -        150,000 (6)            -
  Treasurer and
  Assistant  Secretary

Paul D. Siomkos            1999       150,000             -           12,000        150,000                -
  Senior Vice President,   1998       105,192 (7)    78,125(7)         8,367      1,000,000 (2)            -
   Operations

Irving M. Lebovics         1999       150,000 (8)         -            9,000        250,000                -
  Senior Vice President,   1998       113,375 (9)         -            4,125        600,000 (2)            -
   Global Sales            1997             -             -                -        100,000 (9)            -

James A. McManus           1999       101,846 (10)   59,410(10)            -        250,000                -
  President and
  Chief Executive Officer,
  DMC


(1) Mr. Parrella served as the Company's President and Chief Executive Officer during fiscal 1999. On April 21, 2000, Mr. Parrella assumed the role of Chairman of the Board of Directors and relinquished the position of President. In addition to a grant under the 1992 Plan for the purchase of 5,000,000 shares, includes replacement grants of warrants and options that would have otherwise expired in 1999. Includes a warrant to purchase 862,500 shares of the Company's common stock and an option granted under the 1987 Plan to purchase 250,000 shares of the Company's common stock as new grants due to the extension of the expiration dates from 1999 to February 1, 2004. In addition, includes various options under the 1992 Plan to acquire 699,500 shares of the Company's common stock as new grants due to the extension of expiration dates from 1999 to February 1, 2004.

(2) On December 4, 1998, the following options were cancelled: as to Mr. Parrella, 6,000,000 shares; as to Mr. Hammond, 250,000 shares; as to Mr. Siomkos, 500,000 shares; and as to Mr. Lebovics, 300,000 shares. Such options had been granted to employees on various dates in 1998 at exercise prices up to $1.0625 per share and were replaced by new grants for the same number of shares on December 4, 1998 at an exercise price of $0.3125 per share, the then fair market value of the stock.

(3) Includes a warrant to purchase 862,500 shares of the Company's common stock and an option granted under the 1987 Plan to purchase 250,000 shares of the Company's common stock as new grants due to the extension of the expiration dates for an additional two years.

(4) Consists of annual premiums for a $2.0 million personal life insurance policy paid by the Company on behalf of Mr. Parrella.

(5) Includes a warrant to purchase 25,000 shares of the Company's common stock as a new grant due to the extension of the expiration date from 1999 to February 1, 2004.

(6) Includes a warrant to purchase 25,000 shares of the Company's common stock as a new grant due to the extension of the expiration date for an additional two years.

(7) Mr. Siomkos was employed by the Company effective March 23, 1998. The 1998 bonus represents the fair market value on the date of award of 100,000 shares of the Company's common stock issued in connection with his offer of employment.

(8) Mr. Lebovics' compensation is comprised of a base salary of $120,000 per annum, a non-recoverable draw of $30,000 per annum and an automobile allowance of $9,000 per annum.

(9) Mr. Lebovics was employed by the Company effective February 13, 1998. From January 1, 1996 to February 12, 1998, his services were rendered to the Company by Enhanced Signal Processing ("ESP"), a firm in which Mr. Lebovics was a principal. During that period, ESP received $0.5 million from the Company, which included but was not limited to Mr. Lebovics' services. While Mr. Lebovics was employed by ESP, the Company granted ESP options to purchase 400,000 shares of the Company's common stock, of which options to purchase 200,000 shares were assigned to Mr. Lebovics.

(10) Mr. McManus, President and Chief Executive Officer of DMC was hired effective March 1, 1999. Prior to that and from April 1998, Mr. McManus served as a consultant to DMC. In accordance with his letter of employment, Mr. McManus is paid a salary at the rate of $120,000 per annum and a guaranteed first year bonus of $70,000. The amount herein represents payments for the period employed in 1999.

B.    Stock Options and Warrants

      The following table summarizes the Named Executive Officers' stock option and warrant activity during 1999:

                                   Options and Warrants Granted in 1999

                                                                            Potential Realized Value
                            Shares       Percent of                           at Assumed Annual
                          Underlying   Total Options                         Rates of Stock Price
                           Options     And Warrants                         Appreciation for Option
                             and        Granted to   Exercise                and Warrant Term (6)
                          Warrants       Empoyees      Price   Expiration  ----------   ------------
      Name                 Granted      in 1999 (2)  Per Share    Date          5%           10%
---------------------   -------------  ------------  ---------  ----------  -----------  ------------
Michael J. Parrella     5,000,000 (1)     69.2%       $0.41     04/13/09    $1,289,234    $3,267,172
                          862,500 (3)     66.0% (3)    0.75     02/01/04       178,720       394,924
                          250,000 (4)    100.0% (4)    0.50     02/01/04        34,535        76,314
                           15,000 (5)     93.4% (5)  0.6875     02/01/04         2,849         6,296
                           15,000 (5)     93.4% (5)  0.6876     02/01/04         2,850         6,297
                          500,000 (5)     93.4% (5)  0.6563     02/01/04        90,662       200,339
                           15,000 (5)     93.4% (5)  0.6562     02/01/04         2,719         6,009
                           15,000 (5)     93.4% (5)  0.7187     02/01/04         2,978         6,582
                          139,500 (5)     93.4% (5)    0.75     02/01/04        28,906        63,875

Cy E. Hammond             150,000 (1)      2.1%        0.41     04/13/09        38,667        98,015
                           25,000 (3)      1.9% (3)    0.75     02/01/04         5,180        11,447

Paul D. Siomkos           150,000 (1)      2.1%        0.41     04/13/09        38,677        98,015

Irving M. Lebovics        250,000 (1)      3.5%        0.41     04/13/09        64,462       163,359

James A. McManus          250,000 (1)      3.5%        0.41     04/13/09        64,462       163,359


(1) Options to acquire these shares were granted pursuant to the 1992 Plan. Vesting of such 1999 grants is as follows: 16% on the date of grant (April 13, 1999); 12% on each of the first and second anniversaries; 30% after the first and second year of profitability but in no case later than five years from the date of grant (April 13, 2004). These options were granted with an exercise price of $0.41 per share, the fair market value of the Company's common stock on the date of grant.

(2) Percentages for the grants described in (1) above are based upon the aggregate total granted under the 1992 Plan less amounts granted to consultants and non-employee directors (i.e., directors other than Messrs. Haft and Parrella) and amounts attributable to replacement grants. Percentages for grants attributable to the re-granting of options and warrants which would have otherwise expired in 1999 are determined based upon the aggregate total re-granted under the applicable plan less amounts granted to non-employee directors and consultants.

(3) Represents replacement grants of warrants. These warrants are vested. Expiration dates for such warrants to purchase common stock of the Company were extended five years from the date re-granted. The expiration date for such warrants had previously been extended for an additional two years from the original expiration dates in 1997. The exercise price of such warrants was not revised from the original exercise price and exceeded the fair market value of the stock on the date re-granted.

(4) Represents replacement options under the 1987 Plan. These options are vested.

(5) Represents replacement grants under the 1992 Plan. Expiration dates for re-granted options were extended to expiration dates equal to the lesser of five years from the date re-granted or ten years from the original grant date. These options are vested. In the aggregate, these options represent 93.4% of the options re-granted under the 1992 Plan.

(6) The dollar amounts on these columns are the result of calculations of the respective exercise prices at the assumed 5% and 10% rates of appreciation compounded annually through the applicable expiration date. Actual gains realized, if any, on stock option exercises and common stock holdings are dependent on the future performance of the Company's common stock and overall market conditions. 1999 Aggregated Option and Warrant Exercises and December 31, 1999 Option and Warrant Values

     The following table sets forth certain information with respect to the exercise of options and warrants to purchase common stock during the fiscal year ended December 31, 1999, and the unexercised options and warrants held and the value thereof at that date, by each of the Named Executive Officers.


                                                          Number of Shares
                         Number                              Underlying                Value of Unexercised
                          of                            Unexercised Options            In-the-Money Options
                        Shares                            and Warrants at                 And Warrants at
                       Acquired                           December 31, 1999              December 31, 1999
                          on           Value     ----------------------------------  --------------------------
    Name               Exercise (#)   Realized   Exercisable (#)  Unexercisable (#)  Exercisable  Unexercisable
---------------------  ------------  ----------  ---------------  -----------------  -----------  -------------

Michael J. Parrella            -     $     -        7,037,000         8,200,000       $      -     $      -

Cy E. Hammond                  -           -          518,718           276,000              -            -

Paul D. Siomoks                -           -          274,000           376,000              -            -

Irving M. Lebovics             -           -          540,000           210,000              -            -

James A. McManus               -           -          100,000           150,000              -            -


                                  10-Year Option/Warrant Repricings

     The following table summarizes for the Named Executive Officers the stock options and warrants which have been repriced during the ten-year period ending December 31, 1999.

     From time to time, the Company issues replacement grants for options and warrants that would otherwise expire. In 1999, the Board of Directors re-granted such options and warrants that would have otherwise expired in 1999 to applicable employees and active consultants. All of such options and warrants were fully vested. The new term for the replacement options was the lesser of 5 years from the date re-granted or 10 years from the original grant date. Warrants were re-granted for 5 years. Such replacement options and warrants were granted at the original exercise price which in every case exceeded the fair market price of the Company's common stock of $0.24 on February 1, 1999, the date of the new grant.

                            Number of   Market                        Length of
                            Securities  Price of   Exercise            Option
                            Underlying  Stock at   Price at             Term
                             Options/   Time of    Time of            Remaining
                             Warrants   Repricing  Repricing   New    at Date of
                             Reprice or     or         or    Exercise Repricing
                              Amended   Amendment  Amendment   Price   Amend-
    Name               Date     (#)        ($)        ($)       ($)       ment
-------------------- -------   ---------  ---------  --------- -------  --------

Michael J. Parrella   2/1/99    862,500     $0.24       $0.75     $0.75  0 years
                      2/1/99    250,000     $0.24       $0.50     $0.50  0 years
                      2/1/99     15,000     $0.24     $0.6875   $0.6875  0 years
                      2/1/99     15,000     $0.24     $0.6876   $0.6876  0 years
                      2/1/99    500,000     $0.24     $0.6563   $0.6563  0 years
                      2/1/99     15,000     $0.24     $0.6562   $0.6562  0 years
                      2/1/99     15,000     $0.24     $0.7187   $0.7187  0 years
                      2/1/99    139,500     $0.24       $0.75     $0.75  0 years
                     12/4/98  6,000,000   $0.3125     $1.0625   $0.3125  9 years
                     1/22/97    862,500     $0.50       $0.75     $0.75  0 years
                     1/22/97    250,000     $0.50       $0.50     $0.50  0 years

Cy E. Hammond        2/1/99      25,000     $0.24       $0.75     $0.75  0 years
                    12/4/98     250,000   $0.3125     $1.0313   $0.3125  9 years
                    1/22/97      25,000     $0.50       $0.75     $0.75  0 years

Paul D. Siomkos     12/4/98     500,000   $0.3125     $0.7813   $0.3125  9 years

Irving M. Lebovics  12/4/98     300,000   $0.3125     $1.0313   $0.3125  9 years



C.    Compensation Arrangements with Certain Officers and Directors

     Mr. Parrella's incentive bonus is equal to 1% of the cash received by the Company upon the execution of transactions with unaffiliated parties. Such arrangement has been in effect since the initial award by the Compensation Committee on February 1, 1996.

     In February 1998, the Company entered into an employment agreement with Paul Siomkos, its then new Senior Vice President of Operations. The term of this employment agreement is four years. Such agreement provides for a base salary of $150,000 and that the amount of any incentive bonus be at the sole discretion of the Company. Mr. Siomkos receives an automobile allowance of $1,000 per month.

     In March 1999, the Company hired James McManus as the President and Chief Executive Officer of the Company's subsidiary, DistributedMedia.com, Inc. In conjunction therewith, the Company entered into a letter of employment which provides for a base annual salary of $120,000, annual 5% increases of his base salary, a guaranteed first year bonus of $70,000 and $50 per site installed with DMC's DBSS (digital broadcasting station system) during Mr. McManus' first year of employment.

D.    Compensation Committee Interlocks and Insider Participation

     During the fiscal year ended December 31, 1999, John McCloy, Stephen Carlquist and Sam Oolie served as members of the Compensation Committee of the Company's Board of Directors. Each of Messrs. McCloy, Carlquist and Oolie also served as members of the Board of Directors of NCT Audio since their respective appointments in 1997. Mr. Carlquist resigned as director of the Company and director of NCT Audio on September 23, 1999. Prior to his resignation, Mr. Carlquist was Chairman of the Compensation Committee.

     The Company and QSI entered into nine agreements from 1993 to 1997. The Company's relationship with QSI was terminated in fiscal 1999. See "Certain Relationships and Related Transactions" for further information.

     On January 26, 1999, Carole Salkind, an accredited investor and spouse of Mort Salkind, a director of the Company who resigned on January 19, 1999, subscribed and agreed to purchase secured convertible notes of the Company in an aggregate principal amount of $4.0 million. During fiscal 1999, the Company received an aggregate of $3.0 million proceeds for the secured convertible notes. The Company received the remaining $1.0 million installment on March 27, 2000. See "Certain Relationships and Related Transactions" for further information.

E.    Board Compensation Committee Report on Executive Compensation

     Mr. Haft served as Chairman of the Company's Board of Directors since July 17, 1996. He also has served as Chairman of the Executive Committee of the Board of Directors since July 1995. From November 1994 through July 1995, Mr. Haft was Chief Executive Officer of the Company. Mr. Haft continues to receive compensation from the Company. The total compensation paid by the Company to Mr. Haft in 1999, 1998 and 1997 was $85,500 ($12,500 of which was paid in shares of common stock of the Company in lieu of cash), $96,000 and $96,000, respectively. At the June 24, 1999 meeting of the Board of Directors, Mr. Haft's total compensation was reduced to an annual rate of $75,000 effective July 1, 1999. On February 1, 1999, Mr. Haft was re-granted a warrant to acquire 218,500 shares of common stock of the Company at an exercise price of $0.75. In addition, he was re-granted options under the Directors' Plan to acquire an aggregate of 538,500 shares of common stock as follows: 90,000 shares at an exercise price of $0.6875; 45,000 shares at an exercise price of $0.6562; 45,000 shares at an exercise price of $0.7187; and 358,500 shares at an exercise price of $0.75. These warrants and options are fully vested and expire February 1, 2004. These replacement grants were all at exercise prices in excess of the fair market value on the date re-granted. On April 13, 1999, Mr. Haft was granted an option under the 1992 Plan to acquire 100,000 shares of common stock at an exercise price of $0.41 per share, the fair market value of the stock on the grant date. The vesting requirements are as follows: 40% immediately and 30% on each of the first and second anniversaries of the date of grant. These options expire on April 13, 2009.

     Mr. Parrella has served as the Company's Chief Executive Officer since June 19, 1997 and has served as its President since July 1995. Mr. Parrella's base salary for 1999 was continued at the rate of $120,000 per annum, the same as his base salary in 1998 and 1997. Mr. Parrella also is eligible for a cash incentive bonus. As previously reported, in May 1995, in recognition of the efforts of Mr. Parrella under the difficult conditions the Company was then facing and in recognition of the importance of his continued services to the then ongoing restructuring program, the Board of Directors awarded Mr. Parrella a cash bonus of 1% of the cash to be received by the Company upon the establishment of certain significant business relationships. Such percentage bonus was made contingent upon the execution of relevant documentation or other form of closing with regard to these relationships. Effective January 1, 1996, this percentage bonus arrangement was extended indefinitely until modified or terminated by the Company's Board of Directors. Under this percentage bonus arrangement during 1999, Mr. Parrella was paid a bonus of $168,678. Also in 1999, the Company paid Mr. Parrella a $22,008 annual automobile allowance and the Company paid the $5,918 annual premium for a $2.0 million personal life insurance policy on his behalf.

     Certain of Mr. Parrella's options and warrants which would have expired in 1999 were re-granted to him on February 1, 1999 as follows: a warrant for 862,500 shares at an exercise price of $0.75 per share and expiration date of February 1, 2004, an option under the 1987 Plan to acquire 250,000 shares of common stock at $0.50 per share and expiration date of February 1, 2004 and various options under the 1992 Plan aggregating 699,500 shares at prices ranging from $0.66562 to $0.75 with expiration date of February 1, 2004. The exercise price of all of Mr. Parrella's replacement grants exceeded the fair market value of the stock on the date of the new grants. On April 13, 1999, Mr. Parrella was granted an option under the 1992 Plan to purchase 5,000,000 shares of the Company's common stock. The exercise price is $0.41 per share which was the closing bid price of the Company's common stock on April 13, 1999, the date of grant. Vesting requirements are as follows: as to 800,000 shares, immediately; as to 600,000 shares, April 13, 2000; as to another 600,000 shares, April 13, 2001; as to 1,500,000 shares, after the first year of profitability; as to the remaining 1,500,000 shares, after the second year of profitability. Regardless of the vesting requirements, the options become exercisable after five years, or after April 13, 2004.

     The base salary of Mr. Hammond, as Senior Vice President, Chief Financial Officer, Treasurer and Assistant Secretary, was $94,000 for 1999, the same as his salary in 1998 and 1997. On April 13, 1999, Mr. Hammond was elected to the additional offices of Treasurer and Assistant Secretary of the Company. In recognition of Mr. Hammond's efforts in connection with the Company's private placements of convertible preferred stock, generating other cash resources for the Company and other accomplishments, Mr. Hammond was awarded a cash bonus of $92,941 in 1999. Also in 1999, the Company paid Mr. Hammond a $12,000 annual automobile allowance. On February 1, 1999, a warrant for the purchase of 25,000 shares of common stock which had an expiration date in 1999, was re-granted with an expiration date of February 1, 2004 at an exercise price of $0.75. Such exercise price exceeded the fair market value of the common stock on the date of the replacement grant. On April 13, 1999, Mr. Hammond was granted an option to acquire 150,000 shares of common stock of the Company at an exercise price of $0.41 per share, the fair market value on the date of grant. The vesting requirements are as follows: 16% immediately, 12% on each of the first and second anniversaries of the date of grant, 30% after each of the first and second years of profitability of the Company, but in any case, all options become exercisable after the fifth anniversary.

     The base salary of Mr. Siomkos, as Senior Vice President, Operations, was $150,000. In addition, Mr. Siomkos was paid a $12,000 automobile allowance. Mr. Siomkos was granted an option to acquire 150,000 shares of common stock of the Company at an exercise price of $0.41 per share, the fair market value on the date of grant. The vesting requirements are as follows: 16% immediately, 12% on each of the first and second anniversaries of the date of grant, 30% after each of the first and second years of profitability of the Company, but in any case, all options become exercisable after the fifth anniversary.

     Mr. Lebovics joined the Company in February 1998 as Vice President, Worldwide Sales, at a base salary of $95,000. In addition to the salary, Mr. Lebovics received a non-refundable draw of $25,000 per annum. On July 15, 1998, Mr. Lebovics' base salary was increased to $120,000 and the non-refundable draw was also increased to $30,000 per annum. Mr. Lebovics was promoted to Senior Vice President, Global Sales in January 1999. Mr. Lebovics was granted an option to acquire 250,000 shares of common stock of the Company at an exercise price of $0.41 per share, the fair market value on the date of grant. The vesting requirements are as follows: 16% immediately, 12% on each of the first and second anniversaries of the date of grant, 30% after each of the first and second years of profitability of the Company, but in any case, all options become exercisable after the fifth anniversary.

     The base salary and guaranteed first year bonus of Mr. McManus, President and Chief Executive Officer of DMC, were established at $120,000 and $70,000, respectively. Mr. McManus was granted an option to acquire 250,000 shares of common stock of the Company at an exercise price of $0.41 per share, the fair market value on the date of grant. The vesting requirements are as follows: 40% immediately and 30% on each of the first and second anniversaries of the date of grant.

     Because of the Company's uncertain business prospects and limited cash resources, in determining the appropriate levels of compensation for the Chief Executive Officer and the Named Executive Officers, the Compensation Committee did not deem it relevant or useful to consider the compensation practices of other companies having more certain prospects and greater cash resources. Rather, the Compensation Committee took into consideration the contribution being made to the Company's development efforts by these officers; the absence, in certain instances, of any material increase in salary or other cash compensation for any of the past several years; the importance of the Company continuing to receive their services and the benefit of their knowledge of the Company's technologies; and the Company's ability to provide them with adequate levels of remuneration either in cash or in securities. Accordingly, it is the opinion of the Committee that the above-described rates of compensation are reasonable in light of these factors and the financial condition of the Company.


                                          THE COMPENSATION COMMITTEE


                                          By:   /s/ SAM OOLIE
                                                /s/ JOHN MCCLOY

      F.    Performance Graph

     Note: The stock price performance shown on the graph below is not necessarily indicative of future price performance.

                                 NCT Group, Inc.
                              Stock Performance (1)


                                [OBJECT OMITTED]



                               12/31/94  12/31/95  12/31/96  12/31/97  12/31/98  12/31/99
 ----------------------------------------------------------------------------------------
 NCT                              100       83        54        150        37       18
 -----------------------------------------------------------------------------------------
 NASDAQ Composite Index           100      141       174        213       300      546
 -----------------------------------------------------------------------------------------
 NASDAQ Electronic Components
    Stock Index (2)               100      166       286        300       464      910
 -----------------------------------------------------------------------------------------

(1) Assumes an investment of $100.00 in the Company's common stock and in each index on December 31, 1994.

(2) The Company has selected the NASDAQ Electronic Components Stock Index composed of companies in the electronics components industry listed on the NASDAQ National Market System. Because the Company knows of no other publicly owned company whose business consists solely or primarily of the development, production and sale of systems for the cancellation or control of noise and vibration by electronic means and other applications of the Company's technology, it is unable to identify a peer group or an appropriate published industry or line of business index other than the NASDAQ Electronics Components Stock Index.

Security Ownership of Certain Beneficial Owners and Management

     The following table sets forth, as of August 31, 2000, information concerning the shares of common stock beneficially owned by each person who, to the knowledge of the Company, is (1) the holder of 5% or more of the common stock of the Company, (2) each person who presently serves as a director of the Company, (3) the five most highly compensated executive officers of the Company (including the Company's Chief Executive Officer) in the last fiscal year, and
(4) all executive officers and directors of the Company as a group. Except as otherwise noted, each beneficial owner has sole investment and voting power with respect to the listed shares.

                                        Amount and
                                         Nature of           Approximate
                                        Beneficial           Percentage
         Name of Beneficial Owner      Ownership (1)          Of Class
                                                                 (1)
      -------------------------------  --------------        ------------

      Michael J. Parrella                 10,145,888   (2)          3.1%
      Jay M. Haft                          2,032,681   (3)             *
      John J. McCloy                       2,581,998   (4)             *
      Sam Oolie                            1,049,813   (5)             *
      Cy E. Hammond                          686,718   (6)             *
      Paul D. Siomkos                        447,000   (7)             *
      Irving M. Lebovics                   1,220,517   (8)             *
       James A. McManus                      230,000   (9)             *
      All Executive Officers and          20,014,165  (10)          5.9%
      Directors as a
      Group (10 persons)
      Carole Salkind                      38,617,746  (11)         11.1%

  * Less than one percent.

(1) Assumes the exercise of currently exercisable options or warrants to purchase shares of common stock. The percentage of class ownership is calculated separately for each person based on the assumption that the person listed on the table has exercised all options and warrants currently exercisable by that person, but that no other holder of options or warrants has exercised such options or warrants.

(2) Includes 862,500 shares issuable upon the exercise of currently exercisable warrants, 9,274,500 shares issuable upon the exercise of currently exercisable options and 8,888 shares held in custody for Mr. Parrella's dependent children.

(3) Includes 218,500 shares issuable upon the exercise of currently exercisable warrants, 10,000 shares from a stock award granted by the Company and 1,703,500 shares issuable upon the exercise of currently exercisable options.

(4) Includes 862,500 shares issuable upon the exercise of currently exercisable warrants, 5,000 shares from a stock award granted by the Company, 1,135,000 shares issuable upon the exercise of currently exercisable options and 300,000 shares held by the John J. McCloy II Family Trust for which the named person's spouse serves as trustee, shares as to which Mr. McCloy has no voting or investment power.

(5) Includes 25,000 shares from a stock award granted by the Company, 710,000 shares issuable upon the exercise of currently exercisable options, 75,000 shares owned by the named person's spouse, as to which Mr. Oolie has no voting or investment power, 20,000 shares owned by Oolie Enterprises, and 44,313 shares held by the Oolie Family Support Foundation.

(6) Includes 25,000 shares issuable upon the exercise of currently exercisable warrants and 661,718 shares issuable upon the exercise of currently exercisable options.

(7) Includes 447,000 shares issuable upon the exercise of currently exercisable options. In February 2000, Mr. Siomkos sold 100,000 shares of the Company's common stock that had been granted to him by the Company as a stock incentive award upon his employment in 1998.

(8) Includes 630,000 shares issuable upon the exercise of currently exercisable options and 590,517 shares owned jointly with his spouse. Irving Lebovics is married to Irene Lebovics who is also employed by the Company and serves as its President and Secretary. Ms. Lebovics holds a warrant to acquire 201,250 shares and various options to acquire an aggregate of 2,391,300 shares of common stock of the Company, shares as to which Mr. Lebovics disclaims beneficial ownership.

(9) Includes 215,000 shares issuable upon the exercise of currently exercisable options and 10,000 shares owned by the named person's spouse, as to which Mr. McManus has no voting or investment power.

(10) Includes 2,169,750 shares issuable to 3 directors and 2 executive officers of the Company upon the exercise of currently exercisable warrants, 16,195,018 shares issuable to 10 persons upon the exercise of currently exercisable options, and 40,000 shares from stock awards issued by the Company to 3 directors. Excludes options to acquire 14,779,000 shares from the Company which are not presently exercisable but become exercisable over time by the 10 executive officers and directors of the Company as a group.

(11) Carole Salkind's address is 801 Harmon Cove Towers, Secaucus, New Jersey 07094. Includes 23,529,412 shares issuable upon the conversion of secured convertible notes calculated at a conversion price of $0.17 per share on the aggregate of four million dollars ($4,000,000) of convertible secured notes outstanding. Such beneficial ownership indicated herein is based on information contained in Form 13D/A filed by Ms. Salkind with the Securities and Exchange Commission on April 3, 2000. Also includes 4,682,941 shares of common stock for interest calculated at 9.5% per annum for two years on the secured convertible notes. Excludes shares beneficially owned by Morton Salkind, Ms. Salkind's husband and a former director of the Company, as to which she has no voting or investment power.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

A.    Transactions with Management and Certain Relationships

     Between 1993 and 1994, the Company entered into five agreements with Quiet Power Systems, Inc. ("QSI"). Environmental Research Information, Inc. ("ERI") owns 33% of QSI, and Jay M. Haft, former Chairman of the Board of Directors of the Company, owns another 2% of QSI. Michael J. Parrella, Chairman of the Board of Directors and Chief Executive Officer of the Company, owns 12% of the outstanding capital of ERI and shares investment control over an additional 24% of its outstanding capital. The Company's Senior Vice President, Business Development, hired in January 2000, owns 20% of the outstanding capital stock of ERI and 3% of the outstanding capital stock of QSI. In March 1995, the Company entered into a master agreement with QSI which granted QSI an exclusive worldwide license to market, sell and distribute various quieting products in the utility industry. Subsequently, the Company and QSI executed four letter agreements, primarily revising payment terms. On December 24, 1999, the Company executed a final agreement with QSI in which the Company agreed to write-off $239,000 of indebtedness owed by QSI in exchange for the return by QSI to the Company of its exclusive license to use NCT technology in various quieting products in the utility industry. Such amount, originally due on January 1, 1998, had been fully reserved by the Company.

B.    Indebtedness of Management

     On January 26, 1999, Carole Salkind, an accredited investor and spouse of a former director of the Company, subscribed and agreed to purchase secured convertible notes of the Company in an aggregate principal amount of $4.0 million. A secured convertible note (the "Note") for $1.0 million was signed on January 26, 1999, and the Company received the proceeds on January 28, 1999. The Note matures on January 25, 2001 and earns interest at the prime rate as published from time to time in The Wall Street Journal from its issue date until the Note becomes due and payable. The Holder has the right at any time on or prior to the day the Note is paid in full to convert at any time, all or from time to time, any part of the outstanding and unpaid amount of the Note into fully paid and non-assessable shares of common stock of the Company at the conversion price. The conversion price, as amended by the parties on September 19, 1999, of the Note and any future notes, is the lesser of (i) the lowest closing transaction price for the common stock on the securities market on which the common stock is being traded at any time during September 1999; (ii) the average of the closing bid price for the common stock on the securities market on which the common stock is being traded for five (5) consecutive trading days prior to the date of conversion; or (iii) the fixed conversion price of $0.17. In no event will the conversion price be less than $0.12 per share. The Holder agreed to purchase the remaining $3.0 million principal amount of the secured convertible notes on or before April 15, 2000, as extended. On various dates, the Holder purchased additional installments of the remaining $3.0 million principal amount of the secured convertible notes. As of March 31, 2000, the Company had received proceeds aggregating $4.0 million from the Holder and had issued secured convertible notes with the same terms and conditions of the Note described above.

C.    Compliance with Section 16(a) of the Exchange Act

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's officers and directors, and persons who own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than 10% shareholders are required by regulations of the Securities and Exchange Commission to furnish the Company with copies of all such reports. Based solely on its review of the copies of such reports received by it, or written representations from certain reporting persons that no reports were required for those persons, the Company believes that all filing requirements applicable to its officers, directors, and greater than 10% shareholders were complied with during the period from January 1, 1999 to December 31, 1999.

                  OTHER INFORMATION NOT REQUIRED IN PROSPECTUS

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The  following  table  sets  forth the  estimated  expenses  payable by the
registrant  with  respect  to  the  offering   described  in  this  registration
statement:

          Securities and Exchange Commission
              registration fee                      $7,403.92
          Legal Fees and expenses                   30,000.00*
          Accounting fees and expenses              16,000.00*
          Miscellaneous expenses                     6,596.08*
                                                  ------------
                                         Total     $60,000.00*
                                                  ============
* Estimated

INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Article VIII of the Registrant's Restated Certificate of Incorporation provides as follows:

     (a) Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer, of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except as provided in paragraph (b) hereof, the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation. The right to indemnification conferred in this Section shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if the Delaware General Corporation Law requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Section or otherwise. The Corporation may, by action of its Board of Directors, provide indemnification to employees and agents of the Corporation with the same scope and effect as the foregoing indemnification of directors and officers.

     (b) If a claim under paragraph (a) of this Section is not paid in full by the Corporation within thirty days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the Delaware General Corporation Law for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

     (c) The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Section shall not be exclusive of any right which any person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, by-law, agreement, vote of stockholders or disinterested directors or otherwise.

     (d) The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) (1) Financial Statements. The following financial statements are filed as part of this Registration Statement Form S-1.

Independent Auditors' Report

Consolidated Balance Sheets as of December 31, 1998 and December 31, 1999

Consolidated   Statements  of   Operations   and   Consolidated   Statements  of
Comprehensive Loss for the years ended December 31, 1997, 1998 and 1999

Consolidated Statements of Stockholders' Equity for the years ended December 31, 1997, 1998 and 1999

Consolidated Statements of Cash Flows for the years ended December 31, 1997, 1998 and 1999

Notes to Financial Statements

Condensed Consolidated Statements of Operations and Condensed Consolidated Statements of Comprehensive (Loss)/Income for the three and nine months ended September 30, 1999 and 2000 (unaudited)

Condensed Consolidated Balance Sheets as of December 31, 1999 and September 30, 2000 (unaudited)

Condensed Consolidated Statements of Cash Flows for the nine months ended September 30, 1999 and 2000 (unaudited)

Notes to Condensed Consolidated Financial Statements (unaudited)

(a)    (2)   Financial Statement Schedules.

Report of Independent Auditors with Respect to Schedule.

Schedule II.  Valuation and Qualifying Accounts.

Other financial statement schedules are omitted because the conditions requiring their filing do not exist or the information required thereby is included in the consolidated financial statements filed or notes thereto.

(a)   (3)   Exhibits.

The exhibits listed on the accompanying Index to Exhibits are filed as part of this Registration Statement on Form S-1.

                                 NCT Group, Inc.
                         Index to Exhibits Item 16(a)(3)

Exhibit
Number      Description of Exhibit

     2(a) Stock Purchase Agreement dated August 21, 1998, among the Company, Advancel Logic Corporation and the Holders of the Outstanding Capital Stock of Advancel Logic Corporation, incorporated by reference to Exhibit 2 of the Company's Registration Statement on Form S-3 (Registration No. 333-64967) filed on September 30, 1998, as amended by Amendment No. 1 thereto filed on October 30, 1998.

     3(a) Restated Certificate of Incorporation of the Company filed in the Office of the Secretary of State of the State of Delaware on September 23, 1996, incorporated herein by reference to Exhibit 3(a) to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1996.

     3(b) Certificate of Amendment of the Restated Certificate of Incorporation of the Company filed in the Office of the Secretary of State of the State of Delaware on June 20, 1997, incorporated by reference to Exhibit 3(a) to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997.

* 3(c) Certificate of Amendment of the Restated Certificate of Incorporation of the Company filed in the Office of the Secretary of State of the State of Delaware on October 21, 1998.

     3(d) Certificate of Designations, Preferences and Rights of Series C Convertible Preferred Stock of the Company filed in the Office of the Secretary of State of the State of Delaware on October 29, 1997, incorporated by reference to Exhibit 3(c) to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997.

     3(e) Certificate of Increase in the Number of Shares in the Series C Convertible Preferred Stock of the Company filed in the Office of the Secretary of State of the State of Delaware on November 14, 1997, incorporated by reference to Exhibit 3(d) to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997.

     3(f) Certificate of Designations, Preferences and Rights of Series D Convertible Preferred Stock of the Company filed in the Office of the Secretary of State of the State of Delaware on July 24, 1998, incorporated by reference to Exhibit 4 of the Company's Registration Statement on Form S-3 (Registration No. 333-64967) filed on September 30, 1998, as amended by Amendment No. 1 thereto filed on October 20, 1998.

     3(g) By-laws of the Company, incorporated herein by reference to Exhibit 3(b) to Amendment No. 1 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1991.

     3(h) Certificate of Amendment of the Restated Certificate of Incorporation of the Company filed in the Office of the Secretary of the State of Delaware on July 29, 1999, incorporated herein by reference to Exhibit 3(h) to the Company's Quarterly Report on Form 10-Q for the period ended June 30, 1999.

     3(i) Certificate of Amendment of the Restated Certificate of Incorporation of the Company filed in the Office of the Secretary of the State of Delaware on July 18, 2000, incorporated by reference to the Company's Registration Statement on Form S-8 filed on October 13, 2000.

     4(a) Warrant to purchase 125,000 shares of common stock of the Company at a purchase price of $.20 per share issued to John J. McCloy II, incorporated herein by reference to Exhibit 4(a) to Amendment No. 1 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1991.

     4(b) Warrant #BW-1-R to purchase 862,500 shares of common stock of the Company at a purchase price of $.75 per share issued to John J. McCloy II, incorporated herein by reference to Exhibit 4(b) to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996.

     4(c) Warrant #BW-2-R to purchase 862,500 shares of common stock of the Company at a purchase price of $.75 per share issued to Michael J. Parrella, incorporated herein by reference to Exhibit 4(c) to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996.

     4(d) Warrant #BW-4-R to purchase 201,250 shares of common stock of the Company at a purchase price of $.75 per share issued to Irene Lebovics, incorporated herein by reference to Exhibit 4(d) to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996.

     4(e) Warrant #BW-9-R and #BW-46-R to purchase 218,500 shares of common stock of the Company at a purchase price of $.75 per share issued to Jay M. Haft, incorporated herein by reference to Exhibit 4(e) to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996.

     4(f) Secretary's Certificate dated March 20, 1998, as to a two (2) year extension of the expiration dates of the Warrants described in 4(b),
            (c), (d) and (e) above, incorporated herein by reference to Exhibit 4(f) to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997.

     4(g) Warrant Agreement, dated as of January 20, 1988, between the Company and American Stock Transfer Company, as Warrant Agent, relating to certain warrants to purchase common stock of the Company at a price of $.40 per share issued to Sam Oolie, Oolie Enterprises, John J. McCloy II, and Michael J. Parrella, incorporated herein by reference to Exhibit 4(g) to Amendment No. 1 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1991.

*    4(h)   Certificate  of   Designations,  Preferences  and Rights of Series E
            Convertible Preferred Stock of the Company filed in the Office of the Secretary of State of the State of Delaware on December 24, 1998.

     4(i) Certificate of Designations, Preferences and Rights of Series F Convertible Preferred Stock of the Company filed in the Office of the Secretary of the State of Delaware on September 8, 1999.

     4(j) Certificate of Amendment of Certificate of Designations, Preferences and Rights of Series F Convertible Preferred Stock of the Company filed in the Office of the Secretary of the State of Delaware on January 27, 2000.

     4(k) Certificate of Designations, Preferences and Rights of Series G Convertible Preferred Stock of the Company filed in the Office of the Secretary of the State of Delaware on March 6, 2000.

     4(l) Corrected Certificate of Designations, Preferences and Rights of Series G Convertible Preferred Stock of the Company filed in the Office of the Secretary of the State of Delaware on March 10, 2000.

     4(m) Certificate of Amendment of the Certificate of Designations, Preferences and Rights of Series G Convertible Preferred Stock of the Company filed in the Office of the Secretary of the Sate of Delaware on September 27, 2000, incorporated herein by reference to
            Exhibit 4(m) of the Company's Pre-effective Amendment No. 1 to Registration Statement on Form S-1 (Registration No. 333-47084) filed on October 25, 2000.

     5      Opinion of Crowell & Moring LLP.

**  10(a)   1987 Incentive  Stock Option Plan,  incorporated herein by reference to Exhibit 10(b) to Amendment No. 1 on  Form  S-1  to  the Company's
            Registration  Statement on  Form  S-18 (Registration  No. 33-19926).

**  10(b)   Stock Option Agreement, dated as of February 26, 1987, between  the
            Company and John J. McCloy II,  incorporated herein by reference  to
            Exhibit 10(b) to Amendment  No. 1 to the Company's  Annual Report on
            Form 10-K for the fiscal year ended December 31, 1991.

**  10(c)   Stock Option Agreement, dated as of February 26, 1987,  between  the
            Company and Michael J. Parrella, incorporated herein by reference to Exhibit 10(c) to Amendment No. 1 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1991.

**  10(d)   Stock Option Agreement, dated as of February 26, 1987,  between  the
            Company and Sam Oolie, incorporated herein by  reference to  Exhibit
            10(d) to Amendment No. 1 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1991.

**  10(e)   Stock  Option  Agreement, dated  as  of June 17, 1987,  between  the
            Company and John J. McCloy II,  incorporated  herein by reference to
            Exhibit 10(f) to Amendment  No. 1 to the Company's  Annual Report on
            Form 10-K for the fiscal year ended December 31, 1991.

**  10(f)   Stock Option  Agreement,  dated  as of  March 29, 1990,  between the
            Company and Jay M. Haft, incorporated herein by reference to Exhibit
            10(m) to Amendment No. 1 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1991.

   10(g) Lease, dated December 20, 1991, between West Nursery Land Holding Limited Partnership ("West Nursery") and the Company, as amended by a letter amendment, dated December 20, 1991, between West Nursery and the Company, incorporated herein by reference to Exhibit 10(u) to Amendment No. 1 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1991.

   10(h) Lease, dated February 26, 1991, between West Nursery and the Company, as amended by a letter amendment, dated February 26, 1991, between West Nursery and the Company, incorporated herein by reference to Exhibit 10(v) to Amendment No. 1 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1991.

   10(i) Lease (undated), between West Nursery and the Company, as amended by a letter amendment, dated April 23, 1990, between West Nursery and the Company, incorporated herein by reference to Exhibit 10(w) to Amendment No. 1 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1991.

   10(j) Agreement, dated March 4, 1991, between West Nursery and the Company as amended by the First Amendment of Agreement, dated December 20, 1991, between West Nursery and the Company, incorporated herein by reference to Exhibit 10(x) to Amendment No. 1 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1991.

   10(k) Patent Assignment Agreement, dated as of June 21, 1989, among George B.B. Chaplin, Sound Alternators Limited, the Company, Active Noise and Vibration Technologies, Inc. and Chaplin Patents Holding Co., Inc., incorporated herein by reference to Exhibit 10(aa) to Amendment No. 2 on Form S-1 to the Company's Registration Statement on Form S-18 (Registration No. 33-19926).

   10(l) Joint Venture and Partnership Agreement, dated as of November 8, 1989, among the Company, Walker Manufacturing Company, a division of Tenneco, Walker Electronic Mufflers, Inc. and NCT Muffler, Inc., incorporated herein by reference to Exhibit (c)(1) to the Company's Current Report on Form 8-K, dated November 8, 1989, as amended on Form 8, dated January 24, 1990.

   10(l)(1) Letter Agreement between Tenneco Automotive, a division of Tennessee
            Gas Pipeline Company, and the Company dated November 22, 1993, incorporated herein by reference to Exhibit 10(a) to the Company's Current Report on Form 8-K dated November 22, 1993.

   10(l)(2) Stock Purchase Agreement between Tenneco  Automotive,  a division of
            Tennessee Gas Pipeline Company, and the Company dated December 14, 1993, incorporated herein by reference to Exhibit 10(b) to the Company's Current Report on Form 8-K dated November 24, 1993.

   10(l)(3) Transfer Agreement among Walker Manufacturing Company a division of Tennessee Gas Pipeline Company, Walker Electronic Mufflers, Inc., the Company, NCT Muffler, Inc., Chaplin Patents Holding Co., Inc. and Walker Noise Cancellation Technologies dated November 15, 1995, incorporated herein by reference to Exhibit 10(l)(3) to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995. ***

   10(l)(4) License   Agreement  between  Chaplin  Patents  Holding  Co.,  Inc.
            and Walker Electronic Mufflers, Inc. dated November 15, 1995, incorporated herein by reference to Exhibit 10(l)(4) to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995. ***

   10(l)(5) License   Agreement   between  the  Company  and  Walker  Electronic
            Mufflers, Inc. dated November 15, 1995, incorporated herein by reference to Exhibit 10(l)(5) to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995. ***

   10(l)(6) Support,  Research and Development Agreement among Walker Electronic
            Mufflers, Inc., the Company, NCT Muffler, Inc. and Chaplin Patents Holding Co., Inc. dated November 15, 1995, incorporated herein by reference to Exhibit 10(l)(6)to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995. ***

   10(l)(7) Mutual Limited  Release  by (i) the  Company, NCT  Muffler, Inc. and
            Chaplin Patent Holding Co., Inc. and (ii) Tennessee Gas Pipeline Company and Walker Electronic Mufflers, Inc. dated November 15, 1995, incorporated herein by reference to Exhibit 10(l)(7) to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995. ***

   10(m) Technical Assistance and License Agreement, dated March 25, 1991, among the Company, Foster Electric Co., Ltd. and Foster/NCT Headsets International Ltd., incorporated herein by reference to Exhibit
            10(nn) to   Amendment No. 1 to the Company's Annual Report on Form
            10-K   for  the   fiscal   year   ended  December 31, 1991.***

   10(m)(1) Amendment, dated April 16, 1991, to Technical Assistance and License
            Agreement, dated March 25, 1991, among the Company, Foster Electric Co., Ltd. and Foster/NCT Headsets International Ltd., incorporated herein by reference to Exhibit 10(nn)(1) to Amendment No. 5 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1991.

   10(m)(2) Letter  Agreement  between  Foster  Electric  Co.,  Ltd.  and the
            Company dated November 22, 1993, incorporated herein by reference to Exhibit 10(b) to the Company's Current Report on Form 8-K dated November 22, 1993.

   10(m)(3) Letter   agreement among Foster  Electric  Co.,  Ltd.,   Foster  NCT
            Headsets International, Ltd. and the Company dated July 28, 1995, incorporated herein by reference to Exhibit 10(a) of the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1995.

   10(n) Joint Development Cooperation Agreement, dated June 28, 1991, between AB Electrolux and the Company, incorporated herein by reference to Exhibit 10(oo) to Amendment No. 3 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1991.***

   10(n)(1) Amendments to the Joint  Development  Cooperation  Agreement,  dated
            June 28, 1991, between AB Electrolux and the Company as set forth in the First Amendment to Joint Development Cooperation Agreement, dated September 1, 1993, between AB Electrolux and the Company, incorporated herein by reference to Exhibit 10(z)(1) to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1994.***

   10(n)(2) Second Amendment to Joint Development  Cooperation Agreement,  dated
            January, 1994 between AB Electrolux and the Company, incorporated herein by reference to the Exhibit 10(z)(2) to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1994.

   10(o) Letter Agreement, dated March 19, 1992, between Siemens Medical Systems, Inc. and NCT Medical Systems, Inc., incorporated herein by reference to Exhibit 10(pp) to Amendment No. 1 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1991.

   10(o)(1) OEM Agreement  between the Company and Siemens AG dated November 24,
            1993, incorporated herein by reference to Exhibit 10(a) to the Company's Current Report on Form 8-K dated November 24, 1993.

** 10(p) Noise Cancellation Technologies, Inc. Stock Incentive Plan (as adopted April 14, 1993, and amended through August 16, 1996), incorporated herein by reference to Exhibit 4 to the Company's
            Registration Statement on Form S-8 filed with the Securities & Exchange Commission on August 30, 1996 (Reg. No. 333-11213).

   10(q) Master Agreement between Noise Cancellation Technologies, Inc. and Quiet Power Systems, Inc. dated March 27, 1995, incorporated herein by reference to Exhibit 10(a) of the Company's Current Report on Form 8-K filed with the Securities and Exchange commission on August 4, 1995.

   10(q)(1) Letter Agreement between Noise  Cancellation  Technologies, Inc. and
            QuietPower Systems, Inc. dated April 21, 1995, incorporated herein by reference to Exhibit 10(b) of the Company's Current Report on Form 8-K filed August 4, 1995.

   10(q)(2) Letter Agreement between Noise  Cancellation  Technologies, Inc. and
            QuietPower Systems, Inc. dated May 21, 1996, incorporated herein by reference to Exhibit 10(q)(2) of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996.

   10(q)(3) Letter Agreement between Noise  Cancellation  Technologies, Inc. and
            QuietPower Systems, Inc. dated April 9, 1997, incorporated herein by reference to Exhibit 10(q)(3) of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996.

   10(r) Asset Purchase Agreement, dated September 16, 1994, between Active Noise and Vibration Technologies, Inc. and the Company, incorporated herein by reference to Exhibit 2 to the Company's Current Report on Form 8-K filed September 19, 1994.

** 10(s)    Noise  Cancellation  Technologies,  Inc.  Option Plan for Certain
            Directors (as adopted  November 15, 1994 and  amended   through
            August 16, 1996), incorporated herein by reference to Exhibit 4 to the Company's Registration Statement on Form S-8 filed with the Securities and Exchange Commission on August 30, 1996
            (Reg. No. 333-11209).

   10(t) Variation of Teaming Agreement between Noise Cancellation Technologies, Inc. and Ultra Electronics Limited dated April 6,
            1995, incorporated herein by reference to Exhibit 10(c) of the Company's Current Report on Form 8-K filed August 4, 1995.

   10(t)(1) Agreement  for Sale and Purchase of Part of the Business and Certain
            Assets among Noise Cancellation Technologies, Inc., Noise Cancellation Technologies (UK) Limited and Ultra Electronics Limited dated April 6, 1995, incorporated herein by reference to Exhibit 10(d) of the Company's Current Report on Form 8-K filed August 4, 1995.

   10(t)(2) Patent  License  Agreement  among Noise  Cancellation  Technologies,
            Inc., Noise Cancellation Technologies (UK) Limited and Ultra Electronics Limited dated April 6, 1995, incorporated herein by reference to Exhibit 10(e) of the Company's Current Report on Form 8-K filed August 4, 1995.

   10(t)(3) License   Agreement   between  Chaplin  Patents  Holding  Co.,  Inc.
            and Ultra Electronics Limited dated April 6, 1995, incorporated herein by reference to Exhibit 10(f) of the Company's Current Report on Form 8-K filed August 4, 1995.

   10(t)(4) Patent Sub-License Agreement among Noise Cancellation  Technologies,
            Inc., Noise Cancellation Technologies (UK) Limited and Ultra Electronics Limited dated May 15, 1995, incorporated herein by reference to Exhibit 10(g) of the Company's Current Report on Form 8-K filed August 4, 1995.

** 10(u) Agreement among Noise Cancellation Technologies, Inc., Noise Cancellation Technologies (UK) Limited, Dr. Andrew John Langley, Dr. Graham Paul Eatwell and Dr. Colin Fraser Ross dated April 6, 1995, incorporated herein by reference to Exhibit 10(h) of the Company's Current Report on Form 8-K filed August 4, 1995.

   10(v) Securities Purchase Agreement dated April 8, 1996, by and among the Company and Kingdon Associates, L.P., Kingdon Partners, L.P. and M. Kingdon Offshore NV, together with Exhibit A-1 thereto, Form of Secured Convertible Note and Exhibit A-2 thereto, Registration Rights Agreement, incorporated herein by reference to Exhibit 10(a) of the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1996.

   10(v)(1) Security  Agreement  dated April 10,  1996,  between the Company and
            Kingdon Associates, L.P., Kingdon Partners, L.P. and M. Kingdon Offshore NV, dated August 13, 1996, incorporated herein by reference to Exhibit 10(b) of the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1996.

   10(v)(2) Notices of Exercise of Options to Purchase  common  stock by Kingdon
            Associates, L.P., Kingdon Partners, L.P., and M. Kingdon Offshore, NV, dated August 13, 1996, incorporated by reference to Exhibit 10(c) to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1996.

   10(v)(3) Notices  of  Conversion  of  Secured  Convertible Notes by Kingdon
            Associates, L.P., Kingdon Partners, L.P. and M. Kingdon Offshore NV, dated August 13, 1996, incorporated herein by reference to
            Exhibit 10(d) to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1996.

   10(w)(1) Cross License Agreement dated April 15, 1997, among Verity Group plc, New Transducers Limited and Noise Cancellation Technologies, Inc., incorporated by reference to Exhibit 10(a) to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997.***

   10(w)(2) Security  Deed  dated  April  14,  1997,  from  Noise   Cancellation
            Technologies, Inc. to Verity Group plc, incorporated by reference to
            Exhibit 10(b) to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997.

   10(w)(3) Common  Stock  Purchase  Option  dated  April 15,  1997,  from Noise
            Cancellation Technologies, Inc. to Verity Group plc, incorporated by reference to Exhibit 10(c) to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997.

   10(w)(4) Letter  Agreement  dated  April 17,  1997,  from Noise  Cancellation
            Technologies, Inc. to Verity Group plc, incorporated by reference to
            Exhibit 10(d) to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997.

   10(x)(1) New Cross License  Agreement dated  September 27, 1997, among Verity
            Group plc, New Transducers Limited, Noise Cancellation Technologies, Inc. and NCT Audio Products, Inc., incorporated by reference to
            Exhibit 10(a) to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1997.

   10(x)(2) Master  License  Agreement  dated  September  27, 1997,  between New
            Transducers Limited and NCT Audio Products, Inc., incorporated by reference to Exhibit 10(b) to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1997.

   10(x)(3) Letter  Agreement dated September 27, 1997, from Noise  Cancellation
            Technologies, Inc. to Verity Group plc, incorporated by reference to
            Exhibit 10(c) to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1997.

   10(x)(4) License   Agreement  dated  September  4,  1997,   between  Noise
            Cancellation Technologies, Inc. and NCT Audio Products, Inc., incorporated by reference to Exhibit 10(d) to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1997.

   10(y) License Agreement dated July 15, 1998, between the Company and NCT Hearing Products, Inc., incorporated by reference to Exhibit 10 of the Company's Quarterly Report on Form 10-Q for the period ended September 30, 1998.

   10(z) License Agreement dated January 25, 1999, between NCT Group, Inc. and DistributedMedia.com, Inc., incorporated by reference
            to  Exhibit 10 to the Company's    Quarterly   Report   on   Form
            10-Q   for   the   quarter   ended September 30, 1999.

   10(aa) Securities Exchange Agreement, dated as of October 9, 1999, among the Company, Austost Anstalt Schaan and Balmore Funds, S.A. incorporated by reference to Exhibit 10(a) of the Company's Current Report on Form 8-K filed on January 12, 2000.

   10(ab) Registration Rights Agreement, dated as of October 9, 1999, among the Company, Austost Anstalt Schaan and Balmore Funds, S.A. incorporated by reference to Exhibit 10(b) of the Company's Current Report on Form 8-K filed on January 12, 2000.

   10(ac) Securities Purchase Agreement, dated as of December 27, 1999, among the Company, Austost Anstalt Schaan, Balmore Funds, S.A. and Nesher, Inc. incorporated by reference to Exhibit 10(c) of the Company's Current Report on Form 8-K filed on January 12, 2000.

   10(ad) Registration Rights Agreement, dated as of December 27, 1999, among the Company, Austost Anstalt Schaan, Balmore Funds, S.A.. Nesher, Inc. and Libra Finance S.A. incorporated by reference to Exhibit 10(d) of the Company's Current Report on Form 8-K filed on January 12, 2000.

   10(ae)   Amendment No. 1 to the  Securities   Exchange  Agreement, dated  as
            of March 7, 2000, among the Company, Austost Anstalt Schaan and Balmore Funds, S.A., incorporated by reference to Exhibit 10(ae) of the Company's Annual Report on Form 10-K filed on April 14, 2000.

   10(af) Letter Agreements dated December 1, 1999, between the Company and holders of Series F Preferred Stock: Atlantis Capital Fund; Canadian Advantage Limited Partners; Dominion Capital Fund, Ltd.; The
            Endeavour   Capital  Fund,  S.A.;  and  Sovereign   Partners,  LP.
            incorporated by reference to Exhibit 10(af) of the Company's Registration Statement on Form S-1 filed on April 20, 2000.

   10(ag) Strategic Alliance and Technology License Agreement entered into as of May 8, 2000 among NCT Group, Inc., Advancel Logic Corporation and Infinite Technology Corporation, incorporated by reference to
            Exhibit 10(ag) of the Company's Pre-effective Amendment No. 1 to the Registration Statement on Form S-1 filed on June 13, 2000.

   10(ah) License Agreement Amendment dated effective June 30, 2000, between NCT Group, Inc., Advancel Logic Corporation and Infinite Technology Corporation, incorporated herein by reference to Exhibit 10 of the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2000.

   10(ai) Agreement and Plan of Merger dated August 29, 2000, among NCT Group, Inc, NCT Midcore, Inc. and Midcore Software, Inc., incorporated herein by reference to Exhibit 2 of the Company's Current Report on Form 8-K filed on September 13, 2000.

   10(aj) Stock Purchase Agreement dated August 18, 2000 by and between NCT Group, Inc., DistributedMedia.com, Inc., DMC Cinema, Inc. and Jeff Arthur, LaJuanda Barrera, Robert Crisp, Steven Esrick and Alan Martin, incorporated herein by reference to Exhibit 10(aj) of the Company's Pre-effective Amendment No. 1 to Registration Statement on Form S-1 (Registration No. 333-47084) filed on October 25, 2000.

   10(ak) Securities Purchase and Supplemental Exchange Rights Agreement dated August 10, 2000 by and among ConnectClearly.com, Inc. NCT Group, Inc. and Austost Anstalt Schaan, Balmore S.A. and Zakeni Limited, incorporated herein by reference to Exhibit 10(ak) of the Company's Pre-effective Amendment No. 1 to Registration Statement on Form S-1 (Registration No. 333-47084) filed on October 25, 2000.

   10(al)   Strategic  Alliance  and Technology   Development  Amendment  dated
            effective June 20, 2000, between NCT Group, Inc., Advancel Logic Corporation and Infinite Technology Corporation, incorporated herein by reference to Exhibit 10(al) of the Company's Pre-effective Amendment No. 1 to Registration Statement on Form S-1 (Registration No. 333-47084) filed on October 25, 2000.

   10(am) Securities Purchase and Supplemental Exchange Rights Agreement dated September 29, 2000 by and among Pro Tech Communications, Inc., NCT Group, Inc., Austost Anstalt Schaan, Balmore S.A. and Zakeni Limited, incorporated herein by reference to Exhibit 10(am) of the Company's Pre-effective Amendment No. 1 to Registration Statement on Form S-1 (Registration No. 333-47084) filed on October 25, 2000.

   10(an) Stock Purchase Agreement between NCT Hearing Products, Inc. and Pro Tech Communications, Inc. dated as of September 13, 2000.

   10(ao) License Agreement between NCT Hearing Products, Inc. and Pro Tech Communications, Inc. dated September 12, 2000.

*  21       Subsidiaries

   23(a)    Consent of Richard A. Eisner & Company, LLP

   23(b)    Consent of Peters Elworthy & Moore, Chartered Accountants.

   23(c)    Consent of Crowell & Moring LLP is contained in Exhibit 5.

*  27       Financial Data Schedule.

*  99(a)    Letter  from  Peters  Elworthy  & Moore, Chartered Accountants, to
            Noise Cancellation Technologies, Inc. regarding audited financial statements of the Company's U.K. subsidiaries and reports of Peters
            Elworthy & Moore, Chartered Accountants, on their audits of such financial statements as at December 31, 1998 and for the year ended
            December 31, 1998.

   99(b) Letter from Peters Elworthy & Moore, Chartered Accountants, to Noise Cancellation Technologies, Inc. regarding audited financial statements of the Company's U.K. subsidiaries and reports of Peters Elworthy & Moore, Chartered Accountants, on their audits of such financial statements as at December 31, 1997 and for the year ended December 31, 1997, incorporated by reference to Exhibit 99(a) to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997.

   99(c) Letter from Peters Elworthy & Moore, Chartered Accountants, to Noise Cancellation Technologies, Inc. regarding audited financial statements of the Company's U.K. subsidiaries and reports of Peters Elworthy & Moore, Chartered Accountants, on their audits of such financial statements as at December 31, 1996 and for the year ended December 31, 1996, incorporated by reference to Exhibit 99(b) to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996.

*  99(d)    Letter from Peters Elworthy & Moore, Chartered Accountants, to Noise
            Cancellation Technologies,  Inc. regarding   confirmation  that  the
            accounts of the Company's  U.K.  subsidiaries  for  the  year ended
            December  31,  1998   were  audited  under   auditing   standards
            substantially   similar  to  US General Accepted Auditing Standards.

   99(e) Letter from Peters Elworthy & Moore, Chartered Accountants, to Noise Cancellation Technologies, Inc. regarding confirmation that the accounts of the Company's U.K. subsidiaries for the year ended December 31, 1997 were audited under auditing standards substantially similar to US General Accepted Auditing Standards, incorporated by reference to Exhibit 99(d) to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997.

   99(f) Employment Agreement by and between the Company and Paul D. Siomkos, dated February 26, 1998, incorporated by reference to Exhibit 99 to the Company's Quarterly Report on Form 10-Q for the period ended June 30, 1998.

*  99(g)    Letter  from  Peters  Elworthy  & Moore,  Chartered Accountants, to
            Noise Cancellation  Technologies,  Inc. regarding  confirmation that the accounts for the year ended December 31, 1996 were audited under auditing  standards  substantially  similar to US  General  Accepted
            Auditing Standards.
-----------------------

* Filed with the Company's Annual Report on Form 10-K for its fiscal year ended December 31, 1998.

** Pertains to a management contract or compensation plan or arrangement.

*** Confidential treatment requested for portions of this document. Such portions have been omitted from the document and identified by asterisks. Such portions also have been filed separately with the Commission pursuant to the Company's application for confidential treatment.

                            FINANCIAL STATEMENT INDEX

                                                              Page

Independent Auditors' Report                                            F-1

Consolidated Balance Sheets as of December 31, 1998 and 1999            F-2

Consolidated   Statements  of  Operations  and  Consolidated
Statement  of Comprehensive Loss for the years ended
December 31, 1997, 1998 and 1999                                        F-3

Consolidated Statements of Stockholders' Equity for the years
ended December 31, 1997, 1998 and 1999                                  F-4

Consolidated Statements of Cash Flows for the years ended
December 31, 1997, 1998 and 1999                                        F-7

Notes to Financial Statements                                           F-8

Condensed Consolidated  Statements of Operations and Condensed
Consolidated Statements of Comprehensive (Loss)/Income for the
three and nine months ended September 30, 1999 and 2000 (unaudited)     F-48

Condensed Consolidated Balance Sheets as of December 31, 1999
and September 30, 2000 (unaudited)                                      F-49

Condensed  Consolidated  Statements of Cash Flows for the nine
months ended September 30, 1999 and 2000 (unaudited)                    F-50

Notes to Condensed Consolidated Financial Statements (unaudited)        F-51

INDEPENDENT AUDITORS' REPORT

Board of Directors and Stockholders of
NCT Group, Inc.

We have audited the accompanying consolidated balance sheets of NCT Group, Inc. and subsidiaries (the "Company") as of December 31, 1998 and 1999, and the related consolidated statements of operations, comprehensive loss, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the 1997, 1998 and 1999 financial statements of the Company's two foreign subsidiaries. These subsidiaries accounted for revenues of approximately $67,000, $28,000 and $4,000 for the years ended December 31, 1997, 1998 and 1999, respectively, and assets of approximately $301,000, $218,000 and $164,000 as of December 31, 1997, 1998
and 1999, respectively. These statements were audited by other auditors whose reports have been furnished to us, one of which contained a paragraph on the subsidiary's dependence on NCT Group, Inc. for continued financial support. Our opinion, insofar as it relates to the amounts included for these entities, is based solely on the reports of the other auditors.


We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the reports of other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audits and the reports of the other auditors, the financial statements enumerated above present fairly, in all material respects, the consolidated financial position of NCT Group, Inc. and subsidiaries as of December 31, 1998 and 1999 and the consolidated results of their operations and their consolidated cash flows for each of the years in the three-year period ended December 31, 1999 in conformity with generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has not been able to generate sufficient cash flow from operating activities to sustain its operations and since it has incurred net losses since inception and has a working capital deficiency, it has been and continues to be dependent on equity financing and joint venture arrangements to support its business efforts. These factors raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ RICHARD A. EISNER & COMPANY, LLP
New York, New York
February 25, 2000

With respect to Note 11
March 7, 2000

NCT GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

(in thousands)
                                                                December 31,
                                                              1998        1999
                                                         ----------  -----------
                 ASSETS (Note 8)
Current assets:
     Cash and cash equivalents                           $     529    $   1,126
     Restricted cash                                             -          667
     Accounts receivable, net                                  716          237
     Inventories, net of reserves                            3,320        2,265
     Other current assets                                      185          152
                                                         ----------  -----------
                    Total current assets                 $   4,750    $   4,447

Property and equipment, net                                    997          449
Goodwill, net                                                1,506        3,497
Patent rights and other intangibles, net                     2,881        2,296
Other assets                                                 5,331        2,688
                                                         ----------  -----------
                                                         $  15,465    $  13,377
                                                         ==========  ===========

       LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
     Accounts payable                                    $   3,226    $   3,647
     Accrued expenses                                        1,714        3,189
     Accrued payroll, taxes and related expenses               241           64
     Customers' advances                                         -           21
     Other liabilities                                         756          807
                                                         ----------  -----------
                    Total current liabilities            $   5,937    $   7,728
                                                         ----------  -----------

Convertible notes and accrued interest                   $       -    $   4,107
                                                         ----------  -----------

Commitments and contingencies

Minority interest in consolidated subsidiary
     Preferred stock, $.10 par value, 1,000
     shares authorized;  60 and 3 shares
     issued and outstanding, respectively
     (redemption amount $6,102,110 and $317,162,
     respectively)                                       $   6,102    $     317
                                                         ----------  -----------
Common stock subject to resale guarantee                 $       -        1,592
                                                         ----------  -----------

Stockholders' equity:
Preferred stock, $.10 par value, 10,000,000
  shares authorized
     Series C issued and outstanding 700 and
     0 shares, respectively (redemption amount
     $731,222 and $0, respectively)                      $     702     $      -
     Series D issued and outstanding 6,000 and 0
     shares, respectively (redemption amount
     $6,102,110 and $0, respectively)                        5,240            -
     Series E issued and outstanding 10,580 and 0
     shares, respectively (redemption amount
     $10,582,319 and $0, respectively)                       3,298            -
     Series F issued and outstanding 0 and 4,715
     shares respectively (redemption amount
     $0 and $4,789,407, respectively)                            -        2,790
Common stock, $.01 par value, authorized: 255,000,000
  and 325,000,000 shares, respectively; issued:
  156,337,316 and 268,770,739 shares respectively            1,563        2,688
Additional paid-in-capital                                 107,483      130,865
Accumulated deficit                                       (107,704)    (131,475)
Other comprehensive loss:
     Cumulative translation adjustment                          45           65
Stock subscriptions receivable                              (4,000)      (1,000)
Unearned portion of compensatory stock, warrants
  and options                                                 (238)         (55)
Expenses to be paid with common stock                            -       (1,282)
Treasury stock (6,078,065 shares of common stock)           (2,963)      (2,963)
                                                         ----------  -----------
                    Total stockholders' equity           $   3,426    $    (367)
                                                         ----------  -----------
                                                         $  15,465    $  13,377
                                                         ==========  ===========
See notes to Financial Statements.

NCT GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)
                                                    Years ended December 31,
                                                   1997       1998       1999
                                                 ---------  --------- ---------
REVENUES:
  Technology licensing fees and royalties        $  3,630   $    802   $  3,552
  Product sales, net                                1,720      2,097      2,208
  Engineering and development services                368        425      1,303
                                                 ---------  ---------  ---------
          Total revenues                         $  5,718   $  3,324   $  7,063
                                                 ---------  ---------  ---------

COSTS AND EXPENSES:
  Costs of product sales                         $  2,271   $  2,235   $  2,767
  Costs of engineering and development services       316        275      2,216
  Selling, general and administrative               5,217     11,238     11,801
  Research and development                          6,235      7,220      6,223
  Write down of investment in
    unconsolidated affiliate                            -          -      2,385
  Reserve for promissory notes and
    pre-acquisition costs                               -          -      1,788
  Impairment of goodwill                                -          -      3,125
  Provision for doubtful accounts                     130        232         77
  Other (income) expense                                -     (3,264)      (100)
  Interest expense (includes $1,420 and $204
    of discounts on beneficial conversion
    feature on convertible debt in 1997 and 1999)   1,514          9        578
  Interest income                                    (117)      (438)       (26)
                                                 ---------  ---------  ---------
          Total costs and expenses               $ 15,566   $ 17,507   $ 30,834
                                                 ---------  ---------  ---------

NET (LOSS)                                       $ (9,848)  $(14,183)  $(23,771)

  Preferred stock beneficial conversion feature     1,623      3,200     10,567
  Accretion of difference between carrying
    amounts and Redemption amount of redeemable
    preferred stock                                   285        485        494
                                                 ---------  ---------  ---------

NET (LOSS) ATTRIBUTABLE TO COMMON STOCKHOLDERS   $(11,756)  $(17,868)  $(34,832)
                                                 =========  =========  =========

Weighted average number of common shares
  outstanding                                     124,101    143,855    190,384
                                                 =========  =========  =========

BASIC AND DILUTED NET LOSS PER COMMON SHARE      $  (0.09)  $  (0.12)  $  (0.18)
                                                 =========  =========  =========
See notes to Financial Statements.


NCT GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

(in thousands)
                                                    Years ended December 31,
                                                    1997       1998       1999
                                                 ---------  ---------  ---------
NET (LOSS)                                       $ (9,848)  $(14,183)  $(23,771)

Other comprehensive income/(loss)
  Currency translation adjustment                     (23)       (74)        20
                                                 ---------  ---------  ---------
COMPREHENSIVE (LOSS)                             $ (9,871)  $(14,257)  $(23,751)
                                                 =========  =========  =========
See notes to Financial Statements.

NCT GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

(In thousands of dollars and shares)

                                                 Series C                       Series D                       Series E
                                       Convertible Preferred Stock    Convertible Preferred Stock    Convertible Preferred Stock
                                      -----------------------------  -----------------------------  -----------------------------
                                           Shares       Amount            Shares       Amount            Shares       Amount
                                         ----------   ----------        ----------   ----------        ----------   ----------
Balance at December 31, 1996                    -     $      -                 -     $      -                 -     $      -

Sale of common stock                            -            -                 -            -                 -            -
Shares issued upon exercise
  of warrants & options                         -            -                 -            -                 -            -
Sale of Series C preferred
stock, less expenses of $1,387                 13       11,863                 -            -                 -            -
Discount on beneficial conversion
  price to preferred shareholders               -       (3,313)                -            -                 -            -
    Accretion and amortization of
      discount on beneficial conversion
      price to preferred shareholders           -        1,908                 -            -                 -            -
Sale of subsidiary common stock,
  less expenses of $65                          -            -                 -            -                 -            -
Common stock issued upon conversion of
  convertible debt less expenses of $168        -            -                 -            -                 -            -
Net loss                                        -            -                 -            -                 -            -
Currency translation adjustment                 -            -                 -            -                 -            -
Restricted shares issued for
  Directors' compensation                       -            -                 -            -                 -            -
Warrant issued in conjunction with
  convertible debt                              -            -                 -            -                 -            -
Compensatory stock options and warrants         -            -                 -            -                 -            -
                                         ----------   ----------        ----------   ----------        ----------   ----------
Balance at December 31, 1997                   13     $ 10,458                 -     $      -                 -     $      -

Shares issued in consideration for
  patent rights                                 -            -                 -            -                 -            -
Return of shares for
  subscription receivable                       -            -                 -            -                 -            -
Conversion of Series C preferred stock,
  less expenses of $53                        (12)     (11,726)                -            -                 2        1,577
   Accretion and amortization of
    discount on beneficial conversion
    price to preferred shareholders             -        1,970                 -            -                 -            -
Offering of Series A preferred stock
  in subsidiary                                 -            -                 -            -                 -            -
   Discount on beneficial conversion
    price to preferred shareholders             -            -                 -            -                 -            -
   Accretion and amortization of
    discount on beneficial conversion
    price to preferred shareholders             -            -                 -            -                 -            -
Sale of Series D preferred stock,
  less expenses of $862                         -            -                 6        5,138                 -            -
   Discount on beneficial conversion
    price to preferred shareholders             -            -                 -         (673)                -            -
   Accretion and amortization of
    discount on beneficial conversion
    price to preferred shareholders             -            -                 -          775                 -            -
Sale of Series E preferred stock                -            -                 -            -                 9        4,735
   Discount on beneficial conversion
    price to preferred shareholders             -            -                 -            -                 -       (3,179)
   Accretion and amortization of
    discount on beneficial conversion
    price to preferred shareholders             -            -                 -            -                 -          165
Exchange of subsidiary common stock
  for parent common stock                       -            -                 -            -                 -            -
Payment of stock subscription receivable        -            -                 -            -                 -            -
Repurchase of common shares                     -            -                 -            -                 -            -
Acquisition of Advancel,
  less expenses of $24                          -            -                 -            -                 -            -
Other                                           -            -                 -            -                 -            -
Net Loss                                        -            -                 -            -                 -            -
Currency translation adjustment                 -            -                 -            -                 -            -
Restricted shares issued for compensation       -            -                 -            -                 -            -
Compensatory stock options and warrants         -            -                 -            -                 -            -
                                         ----------   ----------        ----------   ----------        ----------   ----------
Balance at December 31, 1998                    1     $    702                 6     $  5,240                11     $  3,298

Sale of common stock, less
  expenses of $17                               -            -                 -            -                 -            -
   Less common stock subject to resale          -            -                 -            -                 -            -
Conversion of Series C preferred stock         (1)        (730)                -            -                 -            -
   Accretion and amortization of
    discount on beneficial conversion
    price to preferred shareholders             -           28                 -            -                 -            -
Exchange of Series A preferred stock
  in subsidiary                                 -            -                 -            -                 -            -
   Accretion and amortization of
    discount on beneficial conversion
    price to preferred shareholders             -            -                 -            -                 -            -
Conversion of Series D preferred stock          -            -                (6)      (5,273)                -            -
   Accretion and amortization of
    discount on beneficial conversion
    price to preferred shareholders             -            -                 -           33                 -            -
Sale of Series E preferred stock,
  less expenses of $487                         -            -                 -            -                 2         (487)
   Conversion of Series E preferred stock       -            -                 -            -                (4)      (2,443)
   Exchange of Series E preferred stock
    for license fees                            -            -                 -            -                (9)      (3,631)
   Discount on beneficial conversion
    price to preferred shareholders             -            -                 -            -                 -       (2,666)
   Accretion and amortization of
    discount on beneficial conversion
    price to preferred shareholders             -            -                 -            -                 -        5,929
Sale of Series F preferred stock,
  less expenses of $104                         -            -                 -            -                 -            -
   Conversion of Series F preferred stock       -            -                 -            -                 -            -
   Exchange of Series F preferred stock
    for license fees                            -            -                 -            -                 -            -
   Discount on beneficial conversion price
    to preferred shareholders                   -            -                 -            -                 -            -
   Accretion and amortization of discount
    on beneficial conversion price
    to preferred shareholders                   -            -                 -            -                 -            -
Exchange of subsidiary common stock
  for parent common stock                       -            -                 -            -                 -            -
Shares issued in consideration for
  patent rights                                 -            -                 -            -                 -            -
Shares issued for settlement
  obligations/prepayments                       -            -                 -            -                 -            -
   Less common stock subject to resale          -            -                 -            -                 -            -
Warrant issued in conjunction with
  convertible debt                              -            -                 -            -                 -            -
Beneficial conversion feature
  on convertible note                           -            -                 -            -                 -            -
Net loss                                        -            -                 -            -                 -            -
Currency translation adjustment                 -            -                 -            -                 -            -
Shares issued upon exercise
  of warrants & options                         -            -                 -            -                 -            -
Compensatory stock options and warrants         -            -                 -            -                 -            -
                                         ----------   ----------        ----------   ----------        ----------   ----------
Balance at December 31, 1999                    -     $      -                 -     $      -                 -     $      -
                                         ==========   ==========        ==========   ==========        ==========   ==========

See notes to Financial Statements.

NCT GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

(In thousands of dollars and shares)

                                                Series F
                                       Convertible Preferred Stock           Common Stock              Additional     Accumu-
                                      -----------------------------  -----------------------------      Paid-In        lated
                                           Shares       Amount            Shares       Amount           Capital       Deficit
                                         ----------   ----------        ----------   ----------        ----------   ----------
Balance at December 31, 1996                    -     $      -           111,615     $  1,116          $  85,025    $ (83,673)

Sale of common stock                            -            -             2,857           29                471            -
Shares issued upon exercise
  of warrants & options                         -            -             1,996           20              1,115            -
Sale of Series C preferred stock,
  less expenses of $1,387                       -            -                 -            -                  -            -
Discount on beneficial conversion
  price to preferred shareholders               -            -                 -            -              3,313            -
   Accretion and amortization of
    discount on beneficial conversion
    price to preferred shareholders             -            -                 -            -             (1,908)           -
Sale of subsidiary common stock,
  less expenses of $65                          -            -                 -            -              3,573            -
Common stock issued upon conversion of
  convertible debt less expenses of $168        -            -            16,683          167              4,714            -
Net loss                                        -            -                 -            -                  -       (9,848)
Currency translation adjustment                 -            -                 -            -                  -            -
Restricted shares issued for
  Directors' compensation                       -            -                10            -                  2            -
Warrant issued in conjunction
  with convertible debt                         -            -                 -            -                 34            -
Compensatory stock options and warrants         -            -                 -            -                 40            -
                                         ----------   ----------        ----------   ----------        ----------   ----------
Balance at December 31, 1997                    -     $      -           133,161     $  1,332          $  96,379    $ (93,521)

Shares issued in consideration for
  patent rights                                 -            -             1,250           12                494            -
Return of shares for
  subscription receivable                       -            -                 -            -                  -            -
Conversion of Series C preferred stock,
  less expenses of $53                          -            -            20,665          207              9,889            -
   Accretion and amortization of
    discount on beneficial conversion
    price to preferred shareholders             -            -                 -            -             (1,970)           -
Offering of Series A preferred stock
  in subsidiary                                 -            -                 -            -               (862)           -
   Discount on beneficial conversion
    price to preferred shareholders             -            -                 -            -                673            -
   Accretion and amortization of
    discount on beneficial conversion
    price to preferred shareholders             -            -                 -            -               (775)           -
Sale of Series D preferred stock,
  less expenses of $862                         -            -                 -            -                  -            -
   Discount on beneficial conversion
    price to preferred shareholders             -            -                 -            -                673            -
   Accretion and amortization of
    discount on beneficial conversion
    price to preferred shareholders             -            -                 -            -               (775)           -
Sale of Series E preferred stock                -            -                 -            -                  -            -
   Discount on beneficial conversion
    price to preferred shareholders             -            -                 -            -              3,179            -
   Accretion and amortization of
    discount on beneficial conversion
    price to preferred shareholders             -            -                 -            -               (165)           -
Exchange of subsidiary common stock
  for parent common stock                       -            -             1,135           11                545            -
Payment of stock subscription receivable        -            -                 -            -                  -            -
Repurchase of common shares                     -            -                 -            -                  -            -
Acquisition of Advancel,
  less expenses of $24                          -            -                 -            -               (151)           -
Other                                           -            -                 1            -                (48)           -
Net Loss                                        -            -                 -            -                  -      (14,183)
Currency translation adjustment                 -            -                 -            -                  -            -
Restricted shares issued for compensation       -            -               125            1                 96            -
Compensatory stock options and warrants         -            -                 -            -                301            -
                                         ----------   ----------        ----------   ----------        ----------   ----------
Balance at December 31, 1998                    -     $      -           156,337     $  1,563          $ 107,483    $(107,704)

Sale of common stock, less
  expenses of $17                               -            -             4,135           41                442            -
   Less common stock subject to resale          -            -                 -            -               (600)           -
Conversion of Series C preferred stock          -            -             1,512           15                715            -
   Accretion and amortization of
    discount onbeneficial conversion
    price to preferred shareholders             -             -                -            -                (28)           -
Exchange of Series A preferred stock
  in subsidiary                                 -             -           11,700          117              9,189            -
   Accretion and amortization of
    discount on beneficial conversion
    price to preferred shareholders             -             -                -            -                (68)           -
Conversion of Series D preferred stock          -             -           12,274          123              5,150            -
   Accretion and amortization of
    discount on beneficial conversion
    price to preferred shareholders             -             -                -            -                (33)           -
Sale of Series E preferred stock,
  less expenses of $487                         -             -                -            -                  -            -
   Conversion of Series E preferred stock       -             -           26,609          266              2,177            -
   Exchange of Series E preferred stock
    for license fees                            -             -                -            -              2,781            -
   Discount on beneficial conversion
    price to preferred shareholders             -             -                -            -              2,666            -
   Accretion and amortization of
    discount on beneficial conversion
    price to preferred shareholders             -             -                -            -             (5,929)           -
Sale of Series F preferred stock,
  less expenses of $104                         9         4,896                -            -                  -            -
   Conversion of Series F preferred stock      (3)       (1,652)          25,306          253              1,399            -
   Exchange of Series F preferred stock
    for license fees                           (1)         (574)               -            -                574            -
   Discount on beneficial conversion
    price to preferred shareholders             -        (4,884)               -            -              4,884            -
   Accretion and amortization of
    discount on beneficial conversion
    price to preferred shareholders             -         5,004                -            -             (5,004)           -
Exchange of subsidiary common stock for
  parent common stock                           -             -           17,738          178              2,454            -
Shares issued in consideration for
  patent rights                                 -             -                -            -                 88            -
Shares issued for settlement
  obligations/prepayments                       -             -           13,155          132              2,371            -
Less common stock subject to resale             -             -                -            -               (537)           -
Warrant issued in conjunction with
  convertible debt                              -             -                -            -                446            -
Beneficial conversion feature on
  convertible note                              -             -                -            -                204            -
Net loss                                        -             -                -            -                  -      (23,771)
Currency translation adjustment                 -             -                -            -                  -            -
Shares issued upon exercise
  of warrants & options                         -             -                5            -                  -            -
Compensatory stock options and warrants         -             -                -            -                 41            -
                                         ----------   ----------        ----------   ----------        ----------   ----------
Balance at December 31, 1999                    5     $   2,790          268,771     $  2,688          $ 130,865    $(131,475)
                                         ==========   ==========        ==========   ==========        ==========   ==========

See notes to Financial Statements.

NCT GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

(In thousands of dollars and shares)


                                                                        Unearned        Expenses
                                                                        Portion of      to be paid
                                        Cumulative      Stock           Compensatory    with           Treasury Stock
                                        Translation     Subscription    Option/         Common       ------------------
                                        Adjustment      Receivable      Warrant         Stock         Shares   Amount       Total
                                        -----------------------------------------------------------  -------- ---------    ---------
Balance at December 31, 1996            $   142         $     -          $     -        $     -            -   $     -     $  2,610

Sale of common stock                          -               -                -              -            -         -          500
Shares issued upon exercise
  of warrants & options                       -             (64)               -              -            -         -        1,071
Sale of Series C preferred stock,
  less expenses of $1,387                     -               -                -              -            -         -       11,863
Discount on beneficial conversion price
  to preferred shareholders                   -               -                -              -            -         -            -
   Accretion and amortization of
    discount on beneficial conversion
    price to preferred shareholders           -               -                -              -            -         -            -
Sale of subsidiary common stock,
  less expenses of $65                        -            (326)               -              -            -         -        3,247
Common stock issued upon conversion
  of convertible debt
  less expenses of $168                       -               -                -              -            -         -        4,881
Net loss                                      -               -                -              -            -         -       (9,848)
Currency translation adjustment             (23)              -                -              -            -         -          (23)
Restricted shares issued for
  Directors' compensation                     -               -                -              -            -         -            2
Warrant issued in conjunction
  with convertible debt                       -               -                -              -            -         -           34
Compensatory stock optionsand warrants        -               -                -              -            -         -           40
                                        -----------------------------------------------------------  ------------------    ---------
Balance at December 31, 1997            $   119          $ (390)         $     -        $     -            -    $    -     $ 14,377

Shares issued in consideration
  for patent rights                           -               -                -              -            -         -          506
Return of shares for
  subscription receivable                     -              64                -              -          158       (64)           -
Conversion of Series C preferred stock,
  less expenses of $53                        -               -                -              -            -         -          (53)
   Accretion and amortization of
    discount on beneficial conversion
    price to preferred shareholders           -               -                -              -             -        -            -
Offering of Series A preferred
  stock in subsidiary                         -               -                -              -             -        -         (862)
   Discount on beneficial conversion
    price to preferred shareholders           -               -                -              -             -        -          673
   Accretion and amortization of
    discount on beneficial conversion
    price to preferred shareholders           -               -                -              -             -        -         (775)
Sale of Series D preferred stock,
  less expenses of $862                       -               -                -              -             -        -        5,138
   Discount on beneficial conversion
    price to preferred shareholders           -               -                -              -             -        -            -
   Accretion and amortization of
    discount on beneficial conversion
    price to preferred shareholders           -               -                -              -             -        -            -
Sale of Series E preferred stock              -          (4,000)               -              -         2,100     (735)           -
   Discount on beneficial conversion
    price to preferred shareholders           -               -                -              -             -        -            -
   Accretion and amortization of
    discount on beneficial conversion
    price to preferred shareholders           -               -                -              -             -        -            -
Exchange of subsidiary common stock
  for parent common stock                     -               -                -              -             -        -          556
Payment of stock subscription receivable      -             326                -              -             -        -          326
Repurchase of common shares                   -               -                -              -         5,607   (3,292)      (3,292)
Acquisition of Advancel,
  less expenses of $24                        -               -              (94)             -        (1,787)   1,128          883
Other                                         -               -                -              -             -       -           (48)
Net Loss                                      -               -                -              -             -       -       (14,183)
Currency translation adjustment             (74)              -                -              -             -       -           (74)
Restricted shares issued for compensation     -               -                -              -             -       -            97
Compensatory stock options and warrants       -               -             (144)             -             -       -           157
                                        -----------------------------------------------------------  ------------------    ---------
Balance at December 31, 1998            $    45         $(4,000)         $  (238)       $     -         6,078 $(2,963)     $  3,426

Sale of common stock, less
  expenses of $17                             -               -                -              -             -       -           483
   Less common stock subject to resale        -               -                -              -             -       -          (600)
Conversion of Series C preferred stock        -               -                -              -             -       -             -
   Accretion and amortization of
    discount on beneficial conversion
    price to preferred shareholders           -               -                -              -             -       -             -
Exchange of Series A preferred stock
  in subsidiary                               -               -                -              -             -       -         9,306
   Accretion and amortization of
    discount on beneficial conversion
    price to preferred shareholders           -               -                -              -             -       -           (68)
Conversion of Series D preferred stock        -               -                -              -             -       -             -
   Accretion and amortization of
    discount on beneficial conversion
    price to preferred shareholders           -               -                -              -             -       -             -
Sale of Series E preferred stock,
  less expenses of $487                       -           4,000                -              -             -       -         3,513
   Conversion of Series E preferred stock     -               -                -              -             -       -             -
   Exchange of Series E preferred stock
    for license fees                          -               -                -              -             -       -          (850)
   Discount on beneficial conversion
    price to preferred shareholders           -               -                -              -             -       -             -
   Accretion and amortization of
    discount on beneficial conversion
    price to preferred shareholders           -               -                -              -             -       -             -
Sale of Series F preferred stock,
  less expenses of $104                       -          (1,000)               -              -             -       -         3,896
   Conversion of Series F preferred stock     -               -                -              -             -       -             -
   Exchange of Series F preferred stock
    for license fees                          -               -                -              -             -       -             -
   Discount on beneficial conversion
    price to preferred shareholders           -               -                -              -             -       -             -
   Accretion and amortization of
    discount on beneficial conversion
    price to preferred shareholders           -               -                -              -             -       -             -
Exchange of subsidiary common stock
  for parent common stock                     -               -                -              -             -       -         2,632
Shares issued in consideration
  for patent rights                           -               -                -              -             -       -            88
Shares issued for settlement
  obligations/prepayments                     -               -                -         (2,503)            -       -             -
   Less common stock subject to resale        -               -                -          1,221             -       -           684
Warrant issued in conjunction with
  convertible debt                            -               -                -              -             -       -           446
Beneficial conversion feature on
  convertible note                            -               -                -              -             -       -           204
Net loss                                      -               -                -              -             -       -       (23,771)
Currency translation adjustment              20               -                -              -             -       -            20
Shares issued upon exercise of
  warrants & options                          -               -                -              -             -       -             -
Compensatory stock options and warrants       -               -              183              -             -       -           224
                                        -----------------------------------------------------------  ------------------    ---------
Balance at December 31, 1999            $    65         $(1,000)          $  (55)      $ (1,282)        6,078 $(2,963)     $   (367)
                                        ===========================================================  ==================    =========

See notes to Financial Statements.

NCT GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands of dollars)                                           Years Ended December 31,
                                                               --------------------------------
                                                                  1997        1998        1999
                                                               ---------   ---------   ---------
Cash flows from operating activities
  Net loss                                                     $ (9,848)   $(14,183)   $(23,771)
  Adjustments to reconcile net loss to net
   cash used in operating activities:
     Depreciation and amortization                                  899       1,030       1,970
     Common stock options and warrants issued
      as consideration for:
        Compensation                                                 42         301         224
        Interest on debentures                                       51           -           -
        Convertible debt                                             34           -           -
        Operating expenses                                            -           -         401
     Costs incurred related to convertible debt                     211           -         102
     Write down of investment in unconsolidated affiliate             -           -       2,385
     Discount on beneficial conversion feature on
      convertible debt                                            1,420           -         204
     Provision for tooling costs and write off                      515         151         180
     Provision for inventory                                          -           -         199
     Provision for doubtful accounts                                130         232          77
     Impairment of goodwill                                           -           -       3,125
     Reserve for promissory note and pre-acquisition costs            -           -       1,788
     Preferred stock received for license fee                         -           -        (850)
     (Gain) loss on disposition of fixed assets                      (4)         34           -
     Changes in operating assets and liabilities:
       (Increase) decrease in accounts receivable                  (127)       (193)        209
       (Increase) decrease in license fees receivable               (50)          8         192
       (Increase) decrease in inventories, net of reserves         (433)     (1,986)        858
       (Increase) in other assets                                   (12)        (12)     (1,168)
       Increase in accounts payable and accrued expenses            135       1,816       2,851
       Increase (decrease) in other liabilities                    (414)         48         427
                                                               ---------   ---------   ---------
     Net cash used in operating activities                     $ (7,451)   $(12,754)   $(10,597)
                                                               ---------   ---------   ---------

Cash flows from investing activities:
  Capital expenditures                                         $   (244)   $   (548)   $    (51)
  Increase in restricted cash                                         -           -        (667)
  Acquisition of patent rights                                        -        (822)          -
  Acquisition of Advancel (net of $100 cash acquired)                 -          40           -
  Acquisition and advances, including $135 of costs                   -      (5,134)          -
  Sale of capital equipment                                          67          46           -
                                                               ---------   ---------   ---------
    Net cash used in investing activities                      $   (177)   $ (6,418)   $   (718)
                                                               ---------   ---------   ---------

Cash flows from financing activities:
  Proceeds from:
    Convertible notes (net)                                    $  3,199    $      -    $  4,000
    Sale of common stock (net)                                      500         (51)        483
    Sale of Series C preferred stock (net)                       11,863         (53)          -
    Sale of Series D preferred stock (net)                            -       5,138           -
    Sale of Series E preferred stock (net)                            -           -       3,513
    Sale of Series F preferred stock (net)                            -           -       3,896
    Sale of subsidiary Series A preferred stock (net)                 -       5,138           -
    Sale of subsidiary common stock (net)                         3,247         (21)          -
    Exercise of stock purchase warrants and options               1,071           -           -
    Collections on subscriptions receivable                           -         326           -
    Purchase of treasury stock                                        -      (3,292)          -
                                                               ---------   ---------   ---------
      Net cash provided by financing activities                $ 19,880    $  7,185    $ 11,892
                                                               ---------   ---------   ---------

Effect of exchange rate changes on cash                        $    (16)   $    (88)   $     20

Net increase (decrease) in cash and cash equivalents           $ 12,236    $(12,075)   $    597
Cash and cash equivalents - beginning of period                     368      12,604         529
                                                               ---------   ---------   ---------
Cash and cash equivalents - end of period                      $ 12,604    $    529    $  1,126
                                                               =========   =========   =========
Cash paid for interest                                         $      8    $      9    $      4
                                                               =========   =========   =========

See Note 9 for issuance of common stock for patents and acquisitions. See Note 12 with respect to issuance of securities for compensation. See notes to Financial Statements.

                        NCT GROUP, INC. AND SUBSIDIARIES
                        NOTES TO THE FINANCIAL STATEMENTS

1.    Background:

     NCT Group, Inc. ("NCT" or the "Company") designs, develops, licenses, produces and distributes technologies and products based upon its extensive portfolio of proprietary algorithms. The Company specializes in the utilization of sound and signal waves to electronically reduce or eliminate noise and vibration, improve signal-to-noise ratio and enhance sound quality. The Company develops its technologies for integration into a wide range of products for applications serving major markets in the transportation, manufacturing, commercial, consumer products and communications industries. The Company designs some of its applications so that other firms can integrate them with their own inventions and technologies to develop such technology into commercial applications, to integrate the applications into existing products and to distribute such technologies and products into various industrial, commercial and consumer markets. The Company also markets its technologies through licensing to third parties for fees and royalties. Commercial application of the Company's technologies is comprised of a number of product lines, including NoiseBuster(R) communications headsets and NoiseBuster Extreme!(TM) consumer headsets; Gekko(TM) flat speakers; flat panel transducers ("FPT"); ClearSpeech(R) microphones, speakers and other products; adaptive speech filters; the ProActive(R) line of industrial/commercial active noise reduction headsets; an aviation headset for pilots; an industrial muffler or "silencer" for use with large vacuums and blowers; quieting headsets for patient use in magnetic resonance imaging machines; and an aircraft cabin quieting system.

     The Company has incurred substantial losses from operations since its inception, which have amounted to $131.5 million on a cumulative basis through December 31, 1999. These losses, which include the costs for development of products for commercial use, have been funded primarily from the sale of preferred stock and common stock, including the exercise of warrants or options to purchase common stock, and by technology licensing fees and royalties and engineering and development funds received from joint venture and other strategic partners.

     Cash and cash equivalents amounted to $1.1 million at December 31, 1999. In addition, the Company had $3.3 million negative working capital at December 31, 1999. Management believes that currently available funds will not be sufficient to sustain the Company at present levels for the next 12 months. The Company's ability to continue as a going concern is dependent on funding from several sources, including available cash, cash from the exercise of warrants and options, and cash inflows generated from the Company's revenue sources: technology licensing fees and royalties, product sales, and engineering and development services. The level of realization of funding from the Company's revenue sources is presently uncertain. In the event that anticipated technology licensing fees and royalties, product sales, and engineering and development services do not generate sufficient cash, management believes additional working capital financing must be obtained. There is no assurance any such financing is or would become available.

     In the event that funding from internal sources is insufficient, the Company would have to substantially cut back its level of spending which could substantially curtail the Company's operations. These reductions could have an adverse effect on the Company's relations with its strategic partners and customers. Uncertainty exists about the adequacy of current funds to support the Company's activities until positive cash flow from operations can be achieved, and uncertainty exists about the availability of financing from other sources to fund any cash deficiencies. See Note 11 with respect to recent financing.

     The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates continuity of operations, realization of assets and satisfaction of liabilities in the ordinary course of business. The propriety of using the going concern basis is dependent upon, among other things, the achievement of future profitable operations and the ability to generate sufficient cash from operations, public and private financings and other funding sources to meet its obligations. The uncertainties described in the preceding paragraphs raise substantial doubt at December 31, 1999 about the Company's ability to continue as a going concern. The accompanying consolidated financial statements do not include any adjustments relating to the recoverability and classification of the carrying amount of recorded assets or the amount and classification of liabilities that might result should the Company be unable to continue as a going concern.

2.    Summary of Significant Accounting Policies:

Principles of Consolidation:

     The consolidated financial statements include the accounts of the Company and its majority-owned subsidiaries after elimination of all material inter-company transactions and accounts. Investments in affiliates in which the Company maintains significant influence, but not control, (20% to 50% ownership) are accounted for by the equity method. All other investments in affiliates are carried at cost.

Revenue Recognition:

     Revenue is recognized when earned. Revenue from product sales is recognized when the product is shipped. Revenue from engineering and development services is generally recognized and billed as the services are performed. However, for certain engineering and development services contracts, revenue is recognized using the percentage of completion method after 10% of the total estimated costs have been incurred. Under the percentage of completion method, revenues and gross profit are recognized as work is performed based on the relationship of actual costs incurred to total estimated costs at completion. Estimated losses are recorded when identified. Revenues recognized under the percentage of completion method amounted to $0, $0.1 million and $1.3 million for the years ended December 31, 1997, 1998 and 1999, respectively.

     For technology licensing fees paid by joint venturers, co-venturers, strategic partners or other licensees which are nonrefundable, revenue is recognized upon execution of the license agreement unless it is subject to completion of any performance criteria specified within the agreement, in which case it is deferred until such performance criteria is met. Royalties are frequently required pursuant to license agreements or may be the subject of separately executed royalty agreements. Revenue from royalties is recognized ratably over the royalty period based upon periodic reports submitted by the royalty obligor or based on minimum royalty requirements.

Advertising:

     Advertising costs are expensed as incurred. Advertising expense for years ended December 31, 1997, 1998 and 1999 was $0.5 million, $1.7 million and $1.2 million, respectively.


Cash and cash equivalents:

     Cash equivalents consist of commercial paper and other investments that are readily convertible into cash and have original maturities of three months or less. Restricted cash consists of the balance of an escrow account established in conjunction with the issuance of a convertible promissory note (see Note 8).

Inventories:

     Inventories are stated at the lower of cost or market. Cost is determined on an average cost basis. The Company assesses the realizability of inventories by periodically conducting a complete physical inventory and reviewing the movement of inventory on an item-by-item basis to determine the value of items which are slow moving and obsolete. The potential for near-term product engineering changes and/or technological obsolescence and current realizability are considered in determining the adequacy of inventory reserves. At December 31, 1998 and 1999, the Company's inventory reserves were $0.5 million.

Property and Equipment:

     Property and equipment are stated at cost. Depreciation is computed over the estimated useful lives of the depreciable assets using the straight-line method. Leasehold improvements are amortized over the shorter of the useful lives or the related lease term.

Goodwill, Patent Rights and Other Intangible Assets:

     The excess of the cost over the fair value of net assets of purchased businesses is recorded as goodwill. Goodwill is also recorded by the Company on the acquisition of minority interests of a subsidiary of the Company for shares of the Company's common stock. Goodwill is amortized on a straight-line basis over five years. Goodwill amortization expense was $0, less than $0.1 million and $1.0 million for 1997, 1998 and 1999, respectively. Accumulated goodwill amortization was less than $0.1 million and $4.2 million at December 31, 1998 and 1999, respectively.

     Patent rights and other intangible assets are stated at cost and are amortized on a straight-line basis over the remaining useful lives, ranging from one to fifteen years. Amortization expense was $0.3 million, $0.5 million and $0.6 million for 1997, 1998 and 1999, respectively. Accumulated amortization was $2.3 million and $2.9 million at December 31, 1998 and 1999, respectively.

     The Company examines the carrying value of goodwill, patent rights and other intangible assets to determine whether there are any impairment losses. If indicators of impairment were present in intangible assets used in operations, and future undiscounted cash flows were not expected to be sufficient to recover the assets' carrying amount, an impairment loss would be charged to expense in the period identified.

     The Company recognized an impairment loss from goodwill of $3.1 million in 1999. No other events have been identified that would indicate an impairment of the value of material intangible assets recorded in the accompanying consolidated financial statements.

Foreign currency translation:

     The currency effects of translating the financial statements of the Company's foreign entities that operate in local currency environments, notably the United Kingdom operations, are included in the "cumulative translation adjustment" component of stockholders' equity. The currency transaction gains and losses are included in the consolidated statements of operations and were not material for any periods presented.

Loss per common share:

     The Company reports loss per common share in accordance with Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings Per Share." Generally, the per share effects of potential common shares such as warrants, options, convertible debt and convertible preferred stock have not been included, as the effect would be antidilutive (see Notes 11 and 12). However, when preferred stock will be convertible to common stock at a conversion rate that is at a discount from the common stock market price at the time of issuance, the discounted amount is an assured incremental yield, the "beneficial conversion feature," to the preferred shareholders and is accounted for as an embedded dividend to preferred shareholders. The Company has reflected such beneficial conversion feature as a preferred stock dividend and as an adjustment to the net loss attributable to common stockholders.

Concentrations of Credit Risk:

     The Company's financial instruments that are exposed to concentrations of credit risk consist of cash and cash equivalents and trade receivables. The Company maintains its cash and cash equivalents in two banks. The total cash balances are insured by the F.D.I.C. up to $100,000 per bank. Deposits in excess of federally insured limits were $1.6 million at December 31, 1999. The Company's trade accounts receivable result primarily from sales of products and services to original equipment manufacturers ("OEMs"), distributors and end users in various industries worldwide. During 1999, two customers each had 10% or greater of the total revenue recognized, an aggregate of 42% of the 1999 total revenue. These same two customers accounted for approximately 10% of accounts receivable before allowances at December 31, 1999. The Company does not require collateral or other security to support customer receivables.

     The Company regularly assesses the realizability of its accounts receivable and performs a detailed analysis of its aged accounts receivable. When quantifying the realizability of accounts receivable, the Company takes into consideration the value of past due receivables and the collectibility of such receivables based on credit worthiness.

Use of Estimates:

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

Stock-Based Compensation:

     The Company reports stock-based compensation in accordance with Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123"). The provisions of SFAS No. 123 allow the Company to either expense the estimated fair value of stock options and warrants or to continue to follow the intrinsic value method set forth in APB Opinion 25, "Accounting for Stock Issued to Employees" ("APB 25") but disclose the pro forma effects on net income (loss) had the fair value of the options or warrants been expensed. The Company has elected to continue to apply APB 25 in accounting for its employee options and warrants. (See Note 12.)

Comprehensive Loss:

     The Company reports comprehensive loss in accordance with Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS No. 130"). The provisions for SFAS No. 130 require the Company to report the changes in stockholders' equity from all sources during the period other than those resulting from investments by and distributions to shareholders. Accordingly, the consolidated statements of comprehensive loss are presented, while accumulated other comprehensive loss is included on the balance sheet as a component of stockholders' equity. Due to availability of net operating losses, there is no tax effect associated with any component of other comprehensive loss. Comprehensive loss includes gains and losses on foreign currency translation adjustments.

Segments of an Enterprise and Related Information:

     The Company has adopted Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS No. 131"). SFAS No. 131 requires the Company to disclose the following information for each reporting segment: general information about factors used to identify reportable segments; the basis of organization, and the sources of revenues; information about reported profit or loss and segment assets; and reconciliations of certain reported segment information to consolidated amounts. (See Note 17.)

3.   Joint Ventures and Other Strategic Alliances:

     The Company and certain of its majority-owned subsidiaries have entered into agreements to establish joint ventures and other strategic alliances related to the design, development, manufacture, marketing and distribution of its technologies and products containing such technologies. These agreements generally provide that the Company license technology and contribute a nominal amount of initial capital and that the other parties provide substantially all of the funding to support the venture or alliance. This support funding often includes amounts paid or services rendered for engineering and development. In exchange for this funding, the other parties generally receive a preference in the distribution of cash and/or profits from the joint ventures or royalties from these alliances until such time that the support funding (plus an "interest" factor in some instances) is recovered. At December 31, 1999, there were no preferred distributions due to joint venture partners from future profits of the joint ventures.

     When the Company's share of cumulative losses equals its investment and the Company has no obligation or intention to fund such additional losses, the Company suspends the equity method of accounting. The Company will not resume the equity method of accounting until its share of future profits is sufficient to recover any cumulative losses that have not previously been recorded. At December 31, 1999, the aggregate amount of the Company's share of losses in these joint ventures in excess of the Company's investments which has not been recorded was zero.

     Certain of the joint ventures become suppliers to the Company and to other of the joint ventures and transfer products to the related entities based upon pricing formulas established in the agreements. Such formulas are generally based upon fully burdened cost, as defined in the agreements.

     Technology licensing fees and engineering and development services paid by joint ventures to the Company are recorded as revenue when there is no recourse to the Company for these amounts or any commitment by the Company to fund the obligations of the venture. Total revenues recorded by the Company relating to the joint ventures and alliances, or their principals, for technology licensing fees and royalties, engineering and development services and product sales were as follows (in thousands):

                                                Years ended December 31,
                                          -------------------------------------
      Joint Venture/Alliance                   1997         1998         1999
----------------------------------------  -----------  -----------   ----------
Walker Noise Cancellation Technologies      $    61     $      -      $     -
Ultra Electronics, Ltd.                           -           68           40
Siemens Medical Systems, Inc.                   172          102           14
AB Electrolux                                    34            -            -
Oki Electric Industry Co., Ltd.                   -            8           80
VLSI Technology, Inc.                             -          285            -
STMicroelectronics S.A. &
    STMicroelectronics S.r.l                      -          246        2,156
Lernout & Hauspie Speech Products N.V.            -            -          800
New Transducers Ltd.                          3,000            -          500
                                          -----------  -----------   ----------
                 Total                       $3,267         $709       $3,590
                                          ===========  ===========   ==========

     Outlined below is a summary of the nature and terms of selected joint ventures and other strategic alliances:

     Ultra Electronics Ltd. ("Ultra") (formerly Dowty Maritime Limited) and the Company entered into a teaming agreement in May 1993 to collaborate on the design, manufacture and installation of products to reduce noise in the cabins of various types of aircraft. In accordance with the agreement, the Company provided informational and technical assistance relating to the aircraft quieting system and Ultra reimbursed the Company for expenses incurred in connection with such assistance. Ultra was responsible for the marketing and sales of the products. The Company was to supply Ultra with electronic components required for the aircraft quieting system, at a defined cost, to be paid by Ultra. In March 1995, the Company and Ultra amended the teaming agreement and concluded a licensing and royalty agreement for $2.6 million and a future royalty of 1.5% of sales commencing in 1998. Such $2.6 million technology license fee was recognized as revenue in 1995. Under the agreement, Ultra also acquired the Company's active aircraft quieting business based in Cambridge, England, leased a portion of the Cambridge facility and employed certain of the Company's employees. The Company recognized $68,000 and $40,000 in royalty revenue in 1998 and 1999, respectively.

     New Transducers Ltd. ("NXT"), a wholly-owned subsidiary of NXT plc (formerly, Verity Group plc) and the Company executed a cross licensing agreement (the "Cross License") on March 28, 1997. Under the terms of the Cross License, the Company licensed patents and patents pending which relate to FPTTM technology to NXT, and NXT licensed patents and patents pending which relate to parallel technology to the Company. In consideration of the license, during the first quarter 1997, NCT recorded a $3.0 million license fee receivable from NXT and royalties on future licensing and product revenue. The Company also executed a security deed (the "Security Deed") in favor of NXT granting NXT a conditional assignment in the patents and patents pending licensed to NXT under the Cross License in the event a default in a certain payment to be made by the Company under the Cross License continued beyond fifteen days. Concurrently with the Cross License, the Company and NXT plc executed agreements granting each an option for a four year period commencing on March 28, 1998, to acquire a specified number of shares of common stock of the other, subject to certain conditions and restrictions. With respect to the Company's option to NXT plc (the "NXT plc Option"), 3.8 million shares of common stock (approximately 3.4% of the then issued and outstanding common stock) of the Company were covered by such option and the Company executed a registration rights agreement (the "Registration Rights Agreement") covering such shares. Five million ordinary shares (approximately 2.0% of the then issued and outstanding ordinary shares) of NXT plc were covered by the option granted by NXT plc to the Company. The exercise price under each option was the fair value of a share of the applicable stock on March 28, 1997, the date of grant. On April 15, 1997, NXT plc, NXT and the Company executed several agreements and other documents (the "New Agreements") terminating the Cross License, the Security Deed, the NXT plc Option and the Registration Rights Agreement and replacing them with new agreements (respectively, the "New Cross License," the "New Security Deed," the "New NXT plc Option" and the "New Registration Rights Agreement"). The material changes effected by the New Agreements were the inclusion of NXT plc as a party along with its wholly-owned subsidiary NXT; providing that the license fee payable to NCT could be paid in ordinary shares of NXT plc stock; and reducing the exercise price under the option granted to NXT plc to purchase shares of the Company's common stock to $0.30 per share. The subject license fee was paid to the Company in ordinary shares of NXT plc stock which were subsequently sold by the Company. On September 27, 1997, NXT plc, NXT, NCT Audio and the Company executed several agreements and other documents, terminating the New Cross License and the New Security Deed and replacing them with other agreements (respectively, the "Cross License Agreement dated September 27, 1997" and the "Master License Agreement"). The material changes effected by these replacement agreements were an expansion of the fields of use applicable to the exclusive licenses granted to NXT plc and NXT, an increase in the royalties payable on future licensing and product revenues, cancellation of the New Security Deed covering the patents licensed by the Company, and the acceleration of the date on which the parties could exercise their respective stock purchase option to September 27, 1997.

     On April 30, 1998, the Company completed the sale of five million ordinary shares of NXT plc acquired upon the Company's exercise on April 7, 1998 of the option (described above) it held to purchase such shares at a price of 50 pence per share. The Company realized a $3.2 million gain from the exercise and sale of the shares under such option, which is included in other income in 1998.

     On February 9, 1999, NCT Audio and NXT expanded the Cross License Agreement dated September 27, 1997 to increase NXT's fields of use to include aftermarket ground-based vehicles and aircraft sound systems and increased the royalties due NCT Audio from NXT to 10% from 6% and increased the royalties due NXT from NCT Audio to 7% from 6%. In consideration for granting NXT these expanded licensing rights, NCT Audio received a $0.5 million license fee. Also on February 9, 1999, NCT Audio and NXT amended the Master License Agreement to include a minimum royalty payment of $160,000. NCT Audio recorded royalty expense of $160,000 in 1999, and a liability of $64,000 ($160,000 royalty expense less patent expense reimbursement of $96,000) at December 31, 1999.

     VLSI Technology, Inc. ("VLSI"). On February 5, 1998, the Company entered into a license, engineering and royalty agreement with VLSI. Under the terms of the agreement, the Company has granted a non-exclusive license to VLSI for certain patents and patents pending which relate to the Company's ClearSpeech(R) technologies. In 1998, the Company recorded $0.3 million in related engineering services. The Company will recognize royalties on future products sold by VLSI incorporating the ClearSpeech(R) technology. The Company recognized no royalty revenue in 1999.

     STMicroelectronics SA & STMicroelectronics S.r.l ("ST"). On November 16, 1998, Advancel Logic Corporation ("Advancel"), a majority-owned subsidiary acquired by the Company in September 1998, and ST executed a license agreement. Under the terms of the agreement, which included a license fee, a minimum royalty within two years and future per unit royalties, ST licensed Advancel's tiny2J(TM) for Java(TM) ("t2J-Processor Core") to combine it with its proven secure architecture and advanced nonvolatile memory technology. Advancel recorded a $0.2 million license fee in 1998. In 1999, Advancel recorded an additional $0.2 million license fee, $0.9 million non-refundable royalty and $1.1 million engineering and development services funding.

     Lernout & Hauspie Speech Products N.V. ("L&H"). On March 31, 1999, the Company signed a license agreement with L&H. The agreement provides the Company with a worldwide, non-exclusive, non-transferable license to selected L&H technology for use in NCT's ClearSpeech(R) products. The Company recorded a prepaid royalty of $0.9 million. On April 12, 1999, the Company granted a worldwide non-exclusive, non-transferable license to L&H. The agreement provides L&H access to NCT's present and future noise and echo cancellation algorithms for use in L&H's technology. In consideration of the Company's grant of a license to L&H, the Company recognized a non-refundable royalty fee of $0.8 million. During the third quarter of 1999, the Company and L&H agreed to offset the balances owed each other. Consequently, the Company's balance due L&H at December 31, 1999 is $0.1 million.

     Oki Electric Industry Co., Ltd. ("Oki"). In October 1997, the Company and Oki executed a license agreement. Under the terms of the agreement, which included an up-front license fee and future per unit royalties, Oki licensed the Company's ClearSpeech(R) noise cancellation algorithm for integration into large-scale integrated circuits for communications applications. The Company has granted Oki the right to manufacture, use and sell products incorporating the algorithm. The algorithm is specifically designed to remove background noise from speech and other transmitted signals, greatly improving intelligibility and clarity of communications. The Company recognized $0.1 million in royalty revenue in 1999.

4.   Accounts Receivable:

      Accounts receivable comprise the following (in thousands):

                                                      December 31,
                                               ----------------------------
                                                   1998            1999
                                               --------------   -----------

  Technology license fees and royalties          $   192         $    -
  Joint ventures and affiliates                        -             33
  Other trade receivables                            691            287
  Unbilled receivables                                61              -
                                               --------------   -----------
                                                 $   944         $  320
  Allowance for doubtful accounts                   (228)           (83)
                                               --------------   -----------
  Accounts receivable, net                       $   716         $  237
                                               ==============   ===========

5.   Inventories:

      Inventories comprise the following (in thousands):

                                                      December 31,
                                               ----------------------------
                                                   1998            1999
                                               --------------   -----------

  Components                                     $    745        $    360
  Finished goods                                    3,083           2,434
                                               --------------   -----------
                                                 $  3,828        $  2,794
  Reserve for obsolete & slow moving inventory       (508)           (529)
                                               --------------   -----------
  Inventories, net of reserves                   $  3,320        $  2,265
                                               ==============   ===========

6.   Property and Equipment:

      Property and equipment comprise the following (in thousands):

                                 Estimated         December 31,
                                Useful Life   ----------------------
                                 (Years)        1998        1999
                               -------------  ---------   ----------

   Machinery and equipment         3-5        $  1,935    $  1,965
   Furniture and fixtures          3-5           1,057       1,070
   Leasehold improvements          7-10          1,038       1,038
   Tooling                         1-3             181           -
   Other                           5-10             60          60
                                              ---------   ----------
                                              $  4,271    $  4,133
   Accumulated depreciation                     (3,274)     (3,684)
                                              ---------   ----------
   Property and equipment, net                $    997         449
                                              =========   ==========

     Depreciation expense for the years ended December 31, 1997, 1998 and 1999 was $ 0.6 million, $0.5 million and $0.4 million, respectively.

7.   Other Assets:

     Other assets primarily comprise the Company's investment in affiliates and notes receivable and interest thereon, as described herein.

     On August 14, 1998, NCT Audio agreed to acquire substantially all of the assets of Top Source Automotive, Inc. ("TSA"), an automotive audio system supplier. Earlier on June 11, 1998, NCT Audio had paid a non-refundable deposit of $1,450,000 towards the purchase price. The total purchase price was $10,000,000 and up to an additional $6,000,000 in possible future cash contingent payments. NCT Audio then paid Top Source Technologies, Inc. ("TST") $2,050,000 on July 31, 1998. The money was held in escrow with all of the necessary securities and documents to evidence ownership of 20% of the total equity rights and interests in TSA. When the shareholders of TST approved the transaction on December 15, 1998, the $2,050,000 was delivered to TSA and NCT Audio took ownership of the documentation and securities held in escrow. NCT Audio had an exclusive right, as extended, to purchase the assets of TSA through July 15, 1999. Under the terms of the original agreement, NCT Audio was required to pay TST $6.5 million on or before March 31, 1999 to complete the acquisition of TSA's assets. As consideration for an extension of such exclusive right from March 31, 1999 to May 28, 1999, NCT Audio agreed to pay TST a fee of $350,000, consisting of $20,685 in cash, $125,000 of NCT Audio's minority interest in TSA earnings, and a $204,315 note payable due April 16, 1999. Due to the non-payment of the note by April 30, 1999, (a) the note would begin to accrue interest on April 17, 1999 at the lower of the rate of two times prime rate or the highest rate allowable by law; (b) the $20,685 and $125,000 portion of the extension fee would no longer be credited toward the $6.5 million purchase price due at closing; and (c) the $204,315 portion of the extension fee would no longer be credited toward the $6.5 million closing amount due. To date, NCT Audio has not paid the note. In addition, due to NCT Audio's failure to close the transaction by March 31, 1999, NCT Audio was required to pay a penalty premium of $100,000 of NCT Audio's preferred stock. Since NCT Audio failed to close the contemplated transaction by May 28, 1999, NCT Audio has forfeited its minority earnings in TSA for the period June 1, 1999 through May 30, 2000. In exchange for an extension from May 28, 1999 to July 15, 1999, NCT Audio relinquished 25% of its minority equity ownership in TSA. As a result, NCT Audio now has a 15% minority interest in TSA. On or about July 15, 1999, NCT Audio determined it would not proceed with the purchase of the assets of TSA, as structured, due primarily to its difficulty in raising the requisite cash consideration. Consequently, NCT Audio reduced its net investment in TSA to $1.2 million, representing its 15% minority interest, net of the above noted penalties, and recorded a $2.4 million charge in the quarter ended June 30, 1999 for the write-down of its investment to its estimated net realizable value. On September 30, 1999, Onkyo America purchased substantially all of the assets of TSA and certain assets of TST used in TSA's operations. NCT Audio is claiming and seeks its pro rata share of the consideration paid by Onkyo America, less the penalties described above. The amount which TST owes NCT Audio is in dispute; consequently, receipt of the funds is contingent on the outcome of the arbitration between the Company, TST and TSA. (See Note 15.)

     On August 17, 1998, NCT Audio agreed to acquire all of the members' interest in Phase Audio LLC (doing business as Precision Power, Inc. or "PPI"), a supplier of custom-made automotive audio systems. NCT Audio intended to acquire such interest in exchange for shares of its common stock having an aggregate value of $2,000,000. NCT Audio also agreed to retire $8.5 million of PPI debt, but NCT Audio needed to obtain adequate financing before the transaction could be completed. NCT Audio provided PPI a working capital loan on June 17, 1998 in the amount of $500,000, evidenced by a demand promissory note. On August 18, 1998, NCT Audio provided PPI a second working capital loan in the amount of $1,000,000, also evidenced by a demand promissory note. The unpaid principal balance of these notes bears interest at a rate equal to the prime lending rate plus one percent (1.0%). As noted, the transaction was contingent on NCT Audio obtaining outside financing to retire the PPI debt. On January 6, 1999, the PPI members notified NCT Audio that, while they remained willing to do the transaction, they may choose at some point to abandon the transaction because NCT Audio had not obtained the financing in a timely manner. The Company has not been able to obtain the financing to consummate this transaction, and PPI has experienced significant organizational changes which has resulted in abandonment of the proposed acquisition. During the third quarter of 1999, the Company fully reserved the $1.5 million due from PPI plus interest and pre-acquisition costs thereon amounting to $0.3 million. The Company continues to seek repayment of the notes. During the fourth quarter of 1999, NCT Audio suspended its acquisition strategy.

8.   Convertible Notes:

     On January 26, 1999, Carole Salkind, spouse of a former director and an accredited investor (the "Holder"), subscribed and agreed to purchase secured convertible notes of the Company in an aggregate principal amount of $4.0 million. The secured convertible notes are collateralized by the Company's inventory, machinery, equipment, stocks, bonds, notes, accounts receivable, any rights or claims that they may have against any other person, firm, or corporation for monies, choses in action, any bank accounts, checking accounts, certificates of deposit or any financial instrument, patents and intellectual property rights or any other assets owned by Borrower as of the date of the agreement, or hereafter acquired. A secured convertible note (the " Note") for $1.0 million was signed on January 26, 1999, and proceeds were received on January 28, 1999. The Note is to mature on January 25, 2001 and earn interest at the prime rate as published from day to day in The Wall Street Journal from the issue date until the Note becomes due and payable. The Holder shall have the right at any time on or prior to the day the Note is paid in full, to convert at any time, all or from time to time, any part of the outstanding and unpaid amount of the Note into fully paid and non-assessable shares of common stock of the Company at the conversion price. The conversion price, as amended by the parties on September 19, 1999, on the Note and any other notes, shall be the lesser of (i) the lowest closing transaction price for the common stock on the securities market on which the common stock is being traded, at any time during September 1999; (ii) the average of the closing bid prices for the common stock on the securities market on which the common stock is being traded for five (5) consecutive trading days prior to the date of conversion; or (iii) the fixed conversion price of $0.17. In no event will the conversion price be less than $0.12 per share. The Company and Holder have agreed to extend the date for the purchase of the remaining installments of secured convertible notes to April 15, 2000. On each of June 4, 1999, June 11, 1999, July 2, 1999, July 23, 1999,
August 25,  1999 and  September  19,  1999,  the  Company  received  proceeds of
$250,000,  $250,000,  $500,000,  $250,000, $500,000 and $250,000,  respectively, from the Holder for other secured convertible notes with the same terms and conditions of the Note described above. At December 31, 1999, the Company has an aggregate of $3.0 million of secured convertible notes. The Company recorded a beneficial conversion feature of $0.2 million in connection with the convertible notes in 1999.

     On July 19, 1999, DistributedMedia.com ("DMC"), a wholly-owned subsidiary of the Company, signed a convertible guaranteed term promissory note ("PRG Note") with Production Resource Group ("PRG") in the amount of $1.0 million. PRG will provide lease financing to DMC for its Sight and Sound(TM) systems (the "Systems") and will provide integration, installation and maintenance services to DMC. DMC received a portion of the PRG Note ($125,000) on July 22, 1999. Of the $1,000,000 note proceeds, $750,000 was deposited into an escrow account and be used to pay rental and installation costs due from DMC with respect to the Systems. Further, DMC may draw an additional $125,000 provided that PRG continues to have a good faith belief that the Systems are functioning properly and that DMC has obtained at least one network-wide advertising client providing annual advertising revenues of at least $250,000. At December 31, 1999, the balance in the escrow account and classified as restricted cash was $667,000. The PRG Note matures on July 19, 2001 and earns interest at ten percent (10%) per annum. PRG may convert the PRG Note in whole or in part at its election into shares of DMC's common stock, without par value, at any time during the period commencing on the date of issuance and ending on the maturity date. DMC also has the right to lease from PRG additional Systems with an aggregate value of up to $9.5 million, provided that PRG is reasonably satisfied with the success of the DMC business, including the technology and economics thereof and its likelihood of the continued success. In connection with the PRG Note, PRG was granted a common stock warrant (see Note 12). In accordance with SFAS No. 123, "Accounting for Stock-Based Compensation", the Company estimated the fair value of this warrant to be $0.8 million, using the following assumptions in applying the Black-Scholes valuation method: risk-free interest rates of 5.61%, volatility of 1%, and a term of three years. Such amount is being amortized to interest expense over the two-year period of the related promissory note. Amortization amounted to $0.1 million during the year ended December 31, 1999. Unamortized discount of $0.3 million has been reflected as a reduction of the notes payable amount in the accompanying December 31, 1999 financial statements.

9.   Other Liabilities:

     On June 5, 1998, Interactive Products, Inc. ("IPI") entered into an agreement with the Company granting the Company a license to, and an option to purchase a joint ownership interest in, patents and patents pending which relate to IPI's speech recognition technologies, speech compression technologies and speech identification and verification technology. The aggregate value of the patented technology is $1,250,000, which was paid by a $150,000 cash payment and delivery of 1,250,000 shares of the Company's common stock valued at $0.65625 per share on June 5, 1998. At such time as IPI sells any of such shares, the proceeds thereof will be allocated towards a fully paid-up license fee for the technology rights noted above. In the event that the proceeds from the sale of shares are less than the $1,100,000, the Company will record a liability representing the cash payment due. On July 5, 1998, the Company paid IPI $50,000, which was held in escrow as security for the fulfillment of the Company's obligations, towards the liability. The Company recorded a liability representing the difference between the Company's payment obligations and the IPI net proceeds from its sale of shares of the Company's common stock. Such liability was $0.5 million at December 31, 1998 and 1999.

     On September 4, 1998, the Company acquired the issued and outstanding common stock of Advancel, a Silicon Valley-based developer of microprocessor cores that execute Sun Microsystems' Java(TM) code. The acquisition was pursuant to a stock purchase agreement dated as of August 21, 1998 (the "Stock Purchase Agreement") among the Company, Advancel and certain shareholders of Advancel (the "Advancel Shareholders"). The consideration for the acquisition of the Advancel common stock consisted of an initial payment of $1.0 million payable by the delivery of 1,786,991 shares of the Company's treasury stock (see Note 10) together with future payments, payable in cash or in common stock of the Company at the election of the Advancel Shareholders (individually, an "earnout payment" and collectively, the "earnout payments") based on Advancel's earnings before interest, taxes, depreciation and amortization, as defined in the Stock Purchase Agreement, for each of the calendar years 1999, 2000, 2001 and 2002 (individually, an "earnout year" and collectively, the "earnout years"). While each earnout payment may not be less than $250,000 in any earnout year, there is no maximum earnout payment for any earnout year or for all earnout years in the aggregate. In connection therewith the Company's liabilities include an earnout obligation of $0.1 million and $0.2 million at December 31, 1998 and 1999 (see
Note 15). In addition, the Company's liabilities include a $100,000 note payable to a former employee of Advancel at December 31, 1998 and 1999. The note bears interest at a rate of 8.25%, compounded annually and was due in two equal installments on December 1, 1998 and March 1, 1999. The note has not been paid.

10.  Common Stock Subject to Resale Guarantee:

     On September 24, 1999, the Company issued 12,005,847 shares of common stock to suppliers and consultants to settle current obligations of $1.8 million and future or anticipated obligations of $0.5 million. On October 27, 1999, the Company issued an additional 1,148,973 shares of common stock to suppliers and consultants to settle obligations of $0.2 million. On October 28, 1999, the Company filed a pre-effective amendment to the Form S-1 resale registration statement to include such additional shares. The registration statement (File No. 333-87757) was declared effective by the SEC on November 2, 1999 (see Note
11). During the fourth quarter, suppliers and vendors traded $1.5 million of such shares and as a result the Company recorded $1.0 million common stock subject to resale guarantee.

     The Company has certain contingent obligations under a securities purchase agreement, dated as of December 27, 1999 (the "Purchase Agreement"), among the Company, Austost, Balmore and Nesher, Inc. ("Nesher"). Based on an offer as of November 9, 1999, the Company, Austost, Balmore and Nesher entered into the Purchase Agreement whereby the Company, on December 28, 1999, issued a total of 3,846,155 shares (the "SPA Shares") to Austost, Balmore and Nesher for a total purchase price of $500,000. The price of the SPA Shares was $0.13 per share, which was $0.03, or 19%, less than the closing bid price of the Company's common stock as reported by the OTC Bulletin Board on November 8, 1999, and $0.015, or 10%, less than the closing bid price of the Company's common stock as reported by the OTC Bulletin Board on December 27, 1999. This per share price may be subject to decrease upon the application of a reset provision contained in the Purchase Agreement (see Note 11). Due to the provision, the Company recorded the purchase price ($500,000) plus the guaranteed return on investment of 20% ($100,000) as common stock subject to resale.

     Common stock subject to resale guarantee was $1.6 million at December 31, 1999, which represented the outstanding shares of common stock valued at the date of issuance to suppliers and consultants ($1.0 million) and the purchase price plus guaranteed return on investment related to the Purchase Agreement ($0.6 million).

11.  Common Stock:

Private Placements and Stock Issuances:

     Between January 15, 1997 and March 25, 1997, the Company issued and sold an aggregate amount of $3.4 million of non-voting subordinated convertible debentures (the "Debentures") in a private placement pursuant to Regulation S of the Securities Act of 1933, as amended, (the "Securities Act") to five unrelated investors (the "Investors") through multiple dealers from which the Company realized $3.2 million of net proceeds. The Debentures were to mature between January 15, 2000 and March 25, 2000 and earn 8% interest per annum, payable quarterly in either cash or the Company's common stock at the Company's option. Subject to certain common stock resale restrictions, the Investors, at their discretion, had the right to convert the principal due on the Debentures into the Company's common stock at any time after the 45th day following the date of the sale of the Debentures to the Investors. In the event of such a conversion, the conversion price was the lesser of 85% of the closing bid price of the Company's common stock on the closing date of the Debentures' sale or between 75% to 60% (depending on the Investor and other conditions) of the average closing bid price for the five trading days immediately preceding the conversion. The Company reserved 15 million shares of the Company's common stock for issuance upon such conversion and payment of interest. Subject to certain conditions, the Company also had the right to require the Investors to convert all or part of the Debentures under the above noted conversion price conditions after February 15, 1998. As of June 6, 1997, the Investors had converted all $3.4 million of the Debentures into 16.5 million shares of the Company's common stock. At the Company's election, interest due through the conversion dates of the Debentures was paid through the issuance of an additional 0.2 million shares of the Company's common stock. In conjunction with the Debentures, the Company granted a warrant to purchase 75,000 shares of common stock to one investor. During the year ended December 31, 1997, the Company valued this warrant, using the Black-Scholes pricing model at $34,000, which was expensed as debt discount. The Company recorded a $1.4 million non-cash interest expense attributable to the conversions of the Debentures in 1997. If shares of common stock had been issued in lieu of debt at the respective issuance dates of the debt, supplementary basic and diluted net loss per share for the year ended December 31, 1997 would have been a loss of $0.08 per share.

     On July 30, 1997 the Company sold 2.9 million shares, in the aggregate, of its common stock at a price of $0.175 per share in a private placement that provided net proceeds to the Company of $0.5 million.

     On September 4, 1997, the Company transferred $5,000 cash and all of the business and assets of its Audio Products Division as then conducted by the Company and as reflected on the business books and records of the Company to a newly incorporated company, NCT Audio Products, Inc., in consideration for 5,867 shares of NCT Audio common stock whereupon NCT Audio became a wholly-owned subsidiary of the Company. The Company also granted NCT Audio an exclusive worldwide license with respect to all of the Company's relevant patented and unpatented technology relating to FPT(TM) and FPT(TM)-based audio speaker products for all markets for such products excluding (a) markets licensed to or reserved by NXT plc and NXT under the Company's cross licensing agreements with NXT plc and NXT, (b) all markets for hearing aids and other hearing enhancing or assisting devices, and (c) all markets for headsets, headphones and other products performing functions substantially the same as those performed by such products in consideration for a license fee of $3.0 million (eliminated in consolidation) to be paid when proceeds are available from the sale of NCT Audio common stock and on-going future royalties payable by NCT Audio to the Company as provided in such license agreement. In addition, the Company agreed to transfer all of its rights and obligations under its cross licensing agreements with NXT plc and NXT to NCT Audio (see Note 3).

     Between October 10, 1997 and December 4, 1997, NCT Audio issued 2,145 shares of its common stock (including 533 shares issued to NXT plc) for an aggregate purchase price of $4.0 million in a private placement pursuant to Regulation D under the Securities Act. NCT Audio has not met certain conditions regarding the filing of a registration statement for NCT Audio common stock. As such, holders of NCT Audio common stock have a right to exchange their NCT Audio common stock into a sufficient number of restricted shares of NCT common stock to equal their original cash investment in NCT Audio, plus a 20% discount to market price at date of conversion. During 1998, two NCT Audio shareholders exercised their right to exchange 296 shares of NCT Audio common stock into 1,135,542 shares of NCT common stock. During 1999, three NCT Audio shareholders exercised their right to exchange 559 shares of NCT Audio common stock into 17.7 million shares of NCT common stock. In connection therewith the Company recorded goodwill of $0.6 million and $6.1 million during 1998 and 1999, respectively. The Company recorded a non-cash charge of $3.1 million in 1999 to write down goodwill to its estimated realizable value.

     Between October 28, 1997 and December 11, 1997, the Company entered into a series of subscription agreements (the "Series C Subscription Agreements") to sell an aggregate amount of $13.3 million of Series C Convertible Preferred Stock (the "Series C Preferred Stock") in a private placement, pursuant to Regulation D of the Securities Act, to 32 unrelated accredited investors through two dealers (the "1997 Series C Preferred Stock Private Placement"). The total 1997 Series C Preferred Stock Private Placement was completed on December 11, 1997. The aggregate net proceeds to the Company of the 1997 Series C Preferred Stock Private Placement were $11.9 million. Each share of the Series C Preferred Stock has a par value of $.10 per share and a stated value of one thousand dollars ($1,000) with an accretion rate of four percent (4%) per annum on the stated value. Each share of Series C Preferred Stock is convertible into fully paid and non-assessable shares of the Company's common stock subject to certain limitations. The shares of Series C Preferred Stock become convertible into shares of common stock at any time commencing after the earlier of (i) the effective date of the Series C registration statement; or (ii) ninety (90) days after the date of filing of the Series C registration statement. Each share of Series C Preferred Stock is convertible into a number of shares of common stock of the Company as determined in accordance with the Series C Conversion Formula as set forth in the agreement using a conversion price equal to the lesser of
(x) 120% of the five (5) day average closing bid price of common stock immediately prior to the closing date of the Series C Preferred Stock being converted or (y) 20% below the five (5) day average closing bid price of common stock immediately prior to the conversion date thereof. The conversion terms of the Series C Preferred Stock also provide that in no event shall the average closing bid price referred to in the Series C Conversion Formula be less than $0.625 per share and in no event shall the Company be obligated to issue more than 26.0 million shares of its common stock in the aggregate in connection with the conversion of the Series C Preferred Stock. Accordingly, 26.0 million shares of common stock have been registered by the Company. Under the terms of the Series C Subscription Agreements, the Company may be subject to a penalty if the Series C registration statement is not declared effective within one hundred twenty (120) days after the first closing of any incremental portion of the offering of Series C Preferred Stock, such penalty to be in an amount equal to one and one half percent (1.5%) per month of the aggregate amount of Series C Preferred Stock sold in the offering up to a maximum of ten percent (10%) of such aggregate amount. The Series C Subscription Agreements also provide that for a period commencing on the date of the signing of the Series C Subscription Agreements and ending ninety (90) days after the closing of the offering the Company will be prohibited from issuing any debt or equity securities other than Series C Preferred Stock, and that the Corporation will be required to make certain payments in the event of its failure to effect conversion in a timely manner or in the event it fails to reserve sufficient authorized but unissued common stock for issuance upon conversion of the Series C Preferred Stock. On December 30, 1998, 1,700 shares of the Series C Preferred Stock were exchanged for the Company's Series E Preferred Stock. At December 31, 1998, 10,850 shares of Series C Preferred Stock had been converted into 20,665,000 shares of NCT common stock. The 700 remaining Series C Preferred Stock shares were subject to mandatory conversion as of November 30, 1999. As such, on November 30, 1999, these 700 shares were converted to 1,512,000 shares of common stock of the Company. At December 31, 1999, there were no outstanding shares of Series C Preferred Stock.

     During 1998, the Board of Directors authorized the issuance of a total of 125,000 shares of the Company's common stock to an employee, two directors and a consultant in connection with their services to the Company. The Company valued these shares at $97,000, representing the fair value on the date of issuance.

     On July 15, 1998 the Company transferred $5,000 and all of the business and assets of its Hearing Products Division as then conducted by the Company and as reflected on the business books and records of the Company to a newly incorporated subsidiary company, NCT Hearing Products, Inc. ("NCT Hearing") in consideration for 6,400 shares of NCT Hearing common stock whereupon NCT Hearing became a wholly-owned subsidiary of the Company. The Company also granted NCT Hearing an exclusive worldwide license with respect to all of the Company's relevant patented and unpatented technology relating to Hearing Products in consideration for a license fee of $3.0 million, eliminated in consolidation, to be paid when proceeds are available from the sale of NCT Hearing common stock and running royalties payable with respect to NCT Hearing's sales of products incorporating the licensed technology and its sublicensing of such technology. It is anticipated that NCT Hearing will issue additional shares of its common stock in transactions exempt from registration in order to raise additional working capital.

     On July 27, 1998, the Company entered into subscription agreements (the "Series D Subscription Agreements") to sell 6,000 shares of the Company's Series D Convertible Preferred Stock ("Series D Preferred Stock") having an aggregate stated value of $6.0 million in a private placement, pursuant to Regulation D of the Securities Act, to six unrelated accredited investors through one dealer (the "1998 Series D Preferred Stock Private Placement"). The sale of 6,000 shares of Series D Preferred Stock having an aggregate $6.0 million stated value was completed on August 6, 1998. $5.2 million net proceeds were received by the Company from the 1998 Series D Preferred Stock Private Placement. Each share of the Series D Preferred Stock has a par value of $.10 per share and a stated value of one thousand dollars ($1,000) with an accretion rate of four percent (4%) per annum on the stated value. Each share of Series D Preferred Stock is convertible into fully paid and non-assessable shares of the Company's common stock subject to certain limitations. Under the terms of the Series D Subscription Agreements, the Company is required to file a registration statement covering the resale of all shares of common stock of the Company issuable upon conversion of the Series D Preferred Stock then outstanding within sixty (60) days after the completion of the 1998 Series D Preferred Stock Private Placement (respectively, the "Series D Filing Date" and the "Series D Closing Date"). The shares of Series D Preferred Stock become convertible into shares of common stock at any time commencing after the earlier of (i) ninety
(90) days after the Series D Closing Date; (ii) five (5) days after the Company receives a "no review" status from the Securities and Exchange Commission ("SEC") in connection with the Series D registration statement; or (iii) the effective date of the Series D registration statement. The Series D registration statement became effective on October 30, 1998, and shares of Series D Preferred Stock became convertible on that date. Each share of Series D Preferred Stock is convertible into a number of shares of common stock of the Company as determined in accordance with the Series D Conversion Formula as set forth in the agreement using a conversion price equal to the lesser of (x) 120% of the five (5) day average closing bid price of common stock immediately prior to the closing date of the Series D Preferred Stock being converted or (y) 20% below the five (5) day average closing bid price of common stock immediately prior to the conversion date thereof. The conversion terms of the Series D Preferred Stock also provide that in no event shall the conversion price referred to in the Series D Conversion Formula be less than $0.50 per share and in no event shall the Company be obligated to issue more than 12,000,000 shares of its common stock in the aggregate in connection with the conversion of the 6,000 shares of Series D Preferred Stock issued under the 1998 Series D Preferred Stock Private Placement. The Series D Subscription Agreements also provide that the Company will be required to make certain payments in the event of its failure to effect conversion in a timely manner. Including shares of common stock issued for accretion, as of March 12, 1999, all shares of Series D Preferred Stock had been converted into 12,273,685 shares of NCT common stock.

     On July 27, 1998, NCT Audio entered into subscription agreements (the "NCT Audio Subscription Agreements") to sell 60 shares of NCT Audio's Series A Convertible Preferred Stock ("NCT Audio Series A Preferred Stock") having an aggregate stated value of $6.0 million in a private placement, pursuant to Regulation D of the Securities Act, to six unrelated accredited investors through one dealer (the "1998 NCT Audio Series A Preferred Stock Private Placement"). The sale of 60 shares of NCT Audio Series A Preferred Stock having an aggregate $6.0 million stated value was completed on August 17, 1998. NCT Audio received net proceeds of $5.2 million from the 1998 NCT Audio Series A Preferred Stock Private Placement. Each share of the NCT Audio Series A Preferred Stock has a par value of $.10 per share and a stated value of one hundred thousand dollars ($100,000) with an accretion rate of four percent (4%) per annum on the stated value. Each share of NCT Audio Series A Preferred Stock is convertible into fully paid and non-assessable shares of NCT Audio's common stock subject to certain limitations. Under the terms of the NCT Audio Subscription Agreements, NCT Audio is required to file a registration statement covering the resale of all shares of common stock of NCT Audio issuable upon conversion of the NCT Audio Series A Preferred Stock then outstanding by a date (the "Series A Filing Deadline") which is not later than thirty (30) days after the NCT Audio becomes a "reporting company" under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The shares of NCT Audio Series A Preferred Stock become convertible into shares of NCT Audio common stock at any time after the date the NCT Audio becomes a "reporting company" under the Exchange Act. Each share of Series A Preferred Stock is convertible into a number of shares of common stock of NCT Audio as determined in accordance with the Series A Conversion Formula as set forth in the agreement using a conversion price equal to the lesser of (x) 120% of the five (5) day average closing bid price of common stock immediately prior to the closing date of the Series A Preferred Stock being converted or (y) 20% below the five (5) day average closing bid price of common stock immediately prior to the conversion date thereof. The conversion terms of the NCT Audio Series A Preferred Stock also provide that in the event that NCT Audio has not become a "reporting company" under the Exchange Act by December 31, 1998, or the NCT Audio registration statement has not been declared effective by the SEC by December 31, 1998, the holder shall be entitled to exchange each share of NCT Audio Series A Preferred Stock for 100 shares of the Company's Series D Convertible Preferred Stock and thereafter shall be entitled to all rights and privileges of a holder of the Company's Series D Preferred Stock. As of December 31, 1998, no NCT Audio Series A Preferred Stock shareholders had exercised their right to exchange NCT Audio Series A Preferred Stock into the Company's Series D Convertible Preferred Stock. On March 30, 1999, holders of 57 shares of NCT Audio Series A Preferred Stock exercised this election and converted their shares into 11,699,857 shares of the Company's common stock. At December 31, 1999, 3 shares of NCT Audio Series A Preferred Stock were outstanding. On January 10, 2000, the remaining 3 shares of NCT Audio Series A Preferred Stock were converted into 634,915 shares of the Company's common stock.

     On July 29, 1998, the Company initiated a plan to repurchase from time to time up to 10 million shares of the Company's common stock in the open market pursuant to Rule 10b-18 under the Exchange Act or through block trades. As of December 31, 1998, the Company had repurchased 5,607,100 shares of the Company's common stock at per share prices ranging from $0.3438 to $0.6563. The stock repurchase program was terminated on December 30, 1998.

     On September 4, 1998, the Company acquired the issued and outstanding common stock of Advancel. The acquisition was pursuant to the Stock Purchase Agreement. The consideration for the acquisition of the Advancel common stock consisted of an initial payment of $1.0 million payable by the delivery of 1,786,991 shares of the Company's treasury stock together with future payments, payable in cash or in common stock of the Company at the election of the Advancel Shareholders based on Advancel's earnings before interest, taxes, depreciation and amortization for each of the calendar years 1999, 2000, 2001 and 2002. While each earnout payment may not be less than $250,000 in any earnout year, there is no maximum earnout payment for any earnout year or for all earnout years in the aggregate. To determine the number of shares of the Company's common stock issuable in connection with an earnout payment, each earnout payment is to be calculated using the average of the closing prices of the Company's common stock for each of the twenty (20) business days following the 21st day after the release of Advancel's audited year-end financials for an earnout year. At that time, Advancel Shareholders will elect to receive payment in cash or common stock of the Company. In the event that the Company is unable to maintain the registration statement covering the resale of 1,786,991 shares effective for at least thirty (30) days, each Advancel Shareholder shall have the right, until April 15, 1999, to have the Company redeem up to one-third of the initial payment shares acquired by such Advancel Shareholder by paying in cash therefor a sum calculated by using the formula used to determine the number of shares of the Company's common stock to be delivered in payment of the initial payment of $1.0 million. The acquisition was accounted for as a purchase and, accordingly, the accompanying consolidated financial statements include the accounts of Advancel from the date of acquisition. The cost of the acquisition was allocated to the assets acquired and liabilities assumed based on their fair values as follows:

            Current assets                                          $   368,109
            Property and equipment                                        4,095
            Goodwill                                                  1,018,290
            Other assets                                                 13,486
            Current liabilities                                        (485,040)
            Unearned portion of compensatory stock                      141,251
                                                                    ------------

            Cost of acquisition (including expenses of $60,191)     $ 1,060,191
                                                                    ============

     At the annual meeting of Stockholders held on October 20, 1998, the stockholders approved an amendment to the Company's Restated Certificate of Incorporation to increase the authorized number of shares of common stock from 185 million to 255 million shares. Such action was deemed by the Board of Directors to be in the best interest of the Company to make additional shares of the Company's common stock available for an increase in the number of shares of common stock covered by the 1992 Plan (see Note 12) pursuant to an amendment of the 1992 Plan approved by the stockholders at such annual meeting, and for acquisitions, public or private financings involving common stock or preferred stock or other securities convertible to common stock, stock splits and dividends, present and future employee benefit programs and other corporate purposes.

     On  November  24,  1998,   the  Company  paid  $1,000   consideration   for
incorporation of DMC which was formed to develop, install and provide an audio/visual advertising medium within commercial/professional settings.

     On December 30, 1998, the Company entered into a series of subscription agreements (the "Series E Subscription Agreements") to sell an aggregate stated value of up to $8.2 million of Series E Convertible Preferred Stock (the "
Series E Preferred Stock") in consideration of $4.0 million, in a private placement, pursuant to Regulation D of the Securities Act, to six accredited investors through one dealer (the "1998 Series E Preferred Stock Private Placement"). The $4.0 million subscription receivable at December 31, 1998 represents a receivable due from the Series E Subscription Agreements. In addition to the above noted Series E Subscription Agreements, the Company issued and sold an aggregate amount of $1.7 million of Series E Preferred Stock to three accredited investors through the above noted dealer, in exchange for an aggregate stated value of $1.7 million of the Company's Series C Preferred Stock held by the three accredited investors. The Company also issued and sold an aggregate amount of $0.7 million of Series E Preferred Stock to four accredited investors through the above noted dealer, in exchange and consideration for an aggregate of 2.1 million shares of the Company's common stock held by the four accredited investors and received net proceeds of $1.8 million. On April 13, 1999, the Company entered into a subscription agreement to sell 1,874 shares of Series E Preferred Stock, with a stated value of up to $1.9 million in consideration of $1.9 million to four accredited investors through one dealer. Each share of the Series E Preferred Stock has a par value of $.10 per share and a stated value of one thousand dollars ($1,000) with an accretion rate of four percent (4%) per annum on the stated value. Each share of Series E Preferred Stock is convertible into fully paid and non-assessable shares of the Company's common stock subject to certain limitations. Under the terms of the Series E Subscription Agreements, the Company is required to file a registration statement on (i) Form S-3 on or prior to the date which is no more than sixty
(60) days from the date that the Company has issued a total of 7,438 shares of Series E Preferred Stock if filed or (ii) Form S-1 on or prior to a date which is no more than ninety (90) days from the date that the Company has issued a total of 7,438 shares of Series E Preferred Stock, covering the resale of all of the registrable securities. The shares of Series E Preferred Stock become convertible into shares of common stock at any time commencing after the earlier of (i) ninety (90) days after the Series E Closing Date; (ii) five (5) days after the Company receives a "no review" status from the SEC in connection with the registration statement; or (iii) the effective date of the Series E registration statement. Each share of Series E Preferred Stock is convertible into a number of shares of common stock of the Company as determined in accordance with the Series E Conversion Formula as set forth in the agreement using a conversion price equal to the lesser of (x) 120% of the five (5) day average closing bid price of common stock immediately prior to the closing date of the Series E Preferred Stock being converted or (y) 20% below the five (5) day average closing bid price of common stock immediately prior to the conversion date thereof. The conversion terms of the Series E Preferred Stock also provide that in no event shall the Company be obligated to issue more than 30,000,000 shares of its common stock in the aggregate in connection with the conversion of the 10,580 shares of Series E Preferred Stock issued under the 1998 Series E Preferred Stock Private Placement. The Company may be obligated to redeem the excess of the stated value over the amount permitted to be converted into common stock. Such obligation would be triggered in the event that the Company issues 30,000,000 shares on conversion of Series E Preferred Stock. The Series E Subscription Agreements also provide that the Company will be required to make certain payments in the event of its failure to effect conversion in a timely manner. The Company registered an aggregate of 26,648,696 shares of the Company's common stock for the conversion of the issued and outstanding shares of Series E Preferred Stock. The Company is given the right to pay the accretion in either cash or common stock. The conversion terms further provide that the Company will be required to make certain payments if it fails to effect a conversion in a timely manner and may have to redeem the excess of the stated value over the amount permitted to be converted into common stock. As of December 31, 1998, no shares of Series E Preferred Stock had been converted into NCT common stock. During 1999, holders of 3,828 shares of Series E Preferred Stock elected to convert their shares into 26,608,942 shares of common stock of the Company. On March 31, 1999, the Company signed a license agreement to exchange 3,600 shares of Series E Preferred Stock for four DMC network affiliate licenses. During the three months ended March 31, 1999, the Company, in accordance with its revenue recognition policy, realized only $2.0 million on the issuance of such licenses in consideration of the receipt of 3,600 shares of its Series E Convertible Preferred Stock. Subsequently, during the three months ended June 30, 1999, the Company adjusted such revenue to $0.9 million due to the valuation of additional shares of Series E Preferred Stock issued during the period. On December 15, 1999, holders of the remaining 5,026 shares of the Company's Series E Preferred Stock and holders of 974 shares of the Company's Series F Convertible Preferred Stock (see below), an aggregate stated value of $6 million, exchanged such shares for eight DMC network affiliate licenses. No shares of Series E Preferred Stock were outstanding at December 31, 1999.

     On January 25, 1999, the Company granted DMC, a wholly owned subsidiary of the Company formed on November 24, 1998, an exclusive worldwide license with respect to all of the Company's relevant patented and unpatented technology relating to DMC products in consideration for a license fee of $3.0 million (eliminated in consolidation). Such license fee is to be paid when proceeds are available from the sale of DMC common stock. In addition, running royalties will be payable to the Company with respect to DMC's sales of products incorporating the licensed technology and its sublicensing of such technology. It is anticipated that DMC will issue shares of its common stock in transactions exempt from registration in order to raise additional working capital.

     At the annual meeting of stockholders of the Company on June 24, 1999, the stockholders approved an amendment to increase the number of shares of common stock the Company is authorized to issue from 255,000,000 to 325,000,000. This amendment became effective on July 29, 1999, when the Company filed the appropriate amendment to its Certificate of Incorporation with the Office of the Secretary of State of Delaware.

     On June 24, 1999, the Board of Directors approved the issuance of up to 15,000,000 shares of the Company's common stock to be used to settle certain obligations of the Company. In 1999, the Company issued 13,154,820 shares of common stock to suppliers and consultants to settle current obligations of $1.8 million and future or anticipated obligations of $0.7 million.

     On August 10, 1999, the Company entered into a subscription agreement (the "Series F Subscription Agreement") to sell an aggregate stated value of up to $12.5 million (12,500 shares) of Series F Convertible Preferred Stock (the "Series F Preferred Stock"), in a private placement pursuant to Regulation D of the Securities Act, to five unrelated accredited investors through one dealer (the "1999 Series F Preferred Stock Private Placement"). On August 10, 1999, the Company received $1.0 million for the sale of 8,500 shares of Series F Preferred Stock having an aggregate stated value of $8.5 million. At the Company's election, the investors may invest up to an additional $4.0 million in cash or in kind at a future date. Each share of the Series F Preferred Stock has a par value of $.10 per share and a stated value of one thousand dollars ($1,000) with an accretion rate of four percent (4%) per annum on the stated value. Each share of Series F Preferred Stock is convertible into fully paid and non-assessable shares of the Company's common stock, subject to certain limitations. Under the terms of the Series F Subscription Agreement, the Company was required to file a registration statement on Form S-1 on or prior to a date which is no more than forty-five (45) days from the date that the Company has issued a total of 1,000 shares of Series F Preferred Stock, covering the resale of all of the registrable securities (the "Series F Closing Date"). The shares of Series F Preferred Stock become convertible into shares of common stock at any time commencing after the earlier of (i) forty-five (45) days after the Series F Closing Date; (ii) five (5) days after the Company receives a "no review" status from the SEC in connection with the Series F registration statement; or (iii) the effective date of the Series F registration statement. Each share of Series F Preferred Stock is convertible into a number of shares of common stock of the Company as determined in accordance with a formula (the "Series F Conversion Formula"), as defined in the agreement. The conversion formula provides that the stated value of the preferred stock plus 4% accretion thereon for the number of days between (i) the Series F Closing Date and (ii) the conversion date be divided by the amount obtained by multiplying the 80% times the average market price for the Company's common stock for the five (5) consecutive trading days immediately preceding such date. The conversion terms of the Series F Preferred Stock also provide that in no event shall the Company be obligated to issue more than 35,000,000 shares of its common stock in the aggregate in connection with the conversion of up to 12,500 shares of Series F Preferred Stock. In the interest of investor relations of the Company, the maximum number of conversion shares was increased to 77,000,000 shares of the Company's common stock. The Company is also obligated to pay a 4% per annum accretion on the stated value of Series F Preferred Stock in either cash or common stock, at the Company's election. The Company registered an aggregate of 25,744,000 shares of common stock issuable upon conversion and payment for accretion. In connection with the Series F Preferred Stock, the Company may be obligated to redeem the excess of the stated value over the amount permitted to be converted into common stock. Such additional amounts will be treated as obligations of the Company. On September 10, 1999, the Company received $4.0 million for four DMC network affiliate licenses from four accredited investors. While the investors agreed upon the exchange of 8,500 shares of Series F Preferred Stock having aggregate stated value of $8.5 million, for consideration of $1.0 million, the Company has treated the additional $4.0 million for the DMC licenses as additional consideration for the Series F Preferred Stock. As of December 31, 1999, 2,811 shares of Series F Preferred Stock have been converted into 25,306,557 shares of the Company's common stock. On December 15, 1999, 974 shares of the Company's Series F Preferred Stock, together with 5,026 shares of the Company's Series E Preferred Stock, were exchanged for eight DMC network affiliate licenses. At December 31, 1999, there are 4,715 shares of Series F Preferred Stock outstanding.

     The Company has certain contingent obligations under a securities exchange agreement, dated as of October 9, 1999 (the "Exchange Agreement"), among the Company, Austost and Balmore. Pursuant to the Exchange Agreement, on October 26, 1999 the Company issued a total of 17,333,334 shares to Austost and Balmore (the "Exchange Shares") in exchange for 532 shares of common stock of NCT Audio held by Austost and Balmore. The effective per share price of the Exchange Shares received by Austost and Balmore was $0.06 per share (representing the total purchase price originally paid by Austost and Balmore for the NCT Audio shares of $1.0 million divided by 17,333,334). This effective per share price was $0.115, or 65.7%, less than the closing bid price of the Company's common stock as reported by the OTC Bulletin Board on October 25, 1999. This effective per share price may be subject to increase upon the application of an exchange ratio adjustment provision contained in the Exchange Agreement on February 15, 2000 (or an earlier date agreed to by all the parties) and may be subject to decrease upon the application of a reset provision contained in the Exchange Agreement, as described below.

     Under the exchange ratio adjustment provision, the Company has the right to re-determine the price of the Exchange Shares issued to each of Austost and Balmore on February 15, 2000 (or another date that is not later than February 15, 2000 and is mutually agreed upon by the Company, Austost and Balmore). If the aggregate value of the Exchange Shares issued to Austost and Balmore is greater than $2,600,000 based upon the closing bid price of the Company's common stock as reported on the OTC Bulletin Board on such date, Austost and Balmore are required to return to the Company any such Exchange Shares representing the excess amount. Under the reset provision contained in the Exchange Agreement, on April 24, 2000, and again on July 24, 2000, the Company may be required to issue additional shares to either Austost or Balmore or both if the sum of certain items on those dates is less than $2,600,000. Those items are: (i) the aggregate market value of the Exchange Shares held by Austost and Balmore (based on the per share closing bid price on those dates); (ii) the market value of any Exchange Shares transferred by Austost and Balmore as permitted under the Exchange Agreement (based on the per share closing bid price on the date of transfer); and (iii) any amounts realized by Austost and Balmore from sales of any such shares prior to April 24, 2000 or July 24, 2000, as the case may be. The number of additional shares of common stock that the Company would be obligated to issue in such case would be a number of shares having an aggregate market value (based on the per share closing bid price on such date) that, when added to the sum of items (i), (ii) and (iii) set forth above, would equal $2,600,000. The Company recorded step-up acquisition goodwill of $2.6 million. This transaction contributed to the Company's recording of a $3.1 million impairment of goodwill.

     On March 7, 2000, the Company, Austost and Balmore agreed to amend certain of the terms and conditions of the Exchange Agreement in order to (1) allow Austost and Balmore to retain 3,611,111 Returnable Shares in exchange for an additional 533 shares of Audio common stock from a third party investor (the "Third Party Shares"), which Austost and Balmore shall deliver to NCT, and (2) substitute cash payments by Austost and Balmore to the Company in lieu of Austost's and Balmore's obligation to return the remaining Returnable Shares to the Company pursuant to the Exchange Agreement.

     The Company agreed that Austost and Balmore would retain 10,060,251 shares of the Company's Common Stock (the "Remaining Returnable Shares"), and Austost and Balmore would agree to pay the Company up to $10,000,000 in cash subject to monthly limitations from proceeds Austost and Balmore would realize from their disposition of such Remaining Returnable Shares. Balmore and Austost will realize a 10% commission on the proceeds from the sale of shares.

     The Company has certain contingent obligations under a securities purchase agreement, dated as of December 27, 1999 (the "Purchase Agreement"), among the Company, Austost, Balmore and Nesher, Inc. ("Nesher"). Based on an offer as of November 9, 1999, the Company, Austost, Balmore and Nesher entered into the Purchase Agreement whereby the Company, on December 28, 1999, issued a total of 3,846,155 shares (the "SPA Shares") to Austost, Balmore and Nesher for a total purchase price of $500,000. The price of the SPA Shares was $0.13 per share, which was $0.03, or 19%, less than the closing bid price of the Company's common stock as reported by the OTC Bulletin Board on November 8, 1999, and $0.015, or 10%, less than the closing bid price of the Company's common stock as reported by the OTC Bulletin Board on December 27, 1999. This per share price may be subject to decrease upon the application of a reset provision contained in the Purchase Agreement as described below.

     Under the reset provision, on June 26, 2000, and again on September 25, 2000, the Company may be required to issue additional shares to one or more of Austost, Balmore or Nesher if the sum of certain items on those dates is less than 120% of the total purchase price paid by Austost, Balmore and Nesher for the SPA Shares. Those items are: (i) the aggregate market value of the SPA Shares held by Austost, Balmore and Nesher (based on the per share closing bid price on those dates); (ii) the market value of any SPA Shares transferred by Austost, Balmore and Nesher as permitted under the Purchase Agreement (based on the per share closing bid price on the date of transfer); and (iii) any amounts realized by Austost, Balmore and Nesher from sales of any such shares prior to June 26, 2000 or September 25, 2000, as the case may be. The number of additional shares of common stock that the Company would be obligated to issue in such case would be a number of shares having an aggregate market value (based on the per share closing bid price on such date) that, when added to the sum of items (i), (ii) and (iii) set forth above, would equal 120% of the total purchase price paid for the SPA Shares. The 20% of the total purchase price paid ($100,000) is deemed a dividend.

Common shares available for common stock options, warrants and convertible securities:

     At December 31, 1999, the number of shares required to be reserved for the exercise of options and warrants was 38.8 million. The aggregate number of shares of common stock required to be reserved for issuance upon the exercise of all outstanding options and warrants granted was 37.9 million shares of which options and warrants to purchase 24.7 million shares were currently exercisable (see Note 12). The aggregate number of shares of common stock required to be reserved for issuance upon conversion of issued and outstanding shares of Series F Preferred Stock was 51.7 million shares. The Company has reserved 22.4 million shares of common stock for issuance to certain holders of NCT Audio common stock upon exchange of their shares of NCT Audio common stock for shares of the Company's common stock. The Company has reserved 0.6 million shares of common stock for issuance upon conversion of the remaining Series A Preferred Stock into Series D Preferred Stock. The Company also reserved 30.7 million shares of common stock for issuance upon conversion of the secured convertible notes. Common shares issued and required to be reserved for issuance exceed the number of shares authorized. However, should the aggregate of the number of issued and outstanding shares and shares required to be reserved for future issuance reach the authorized limit, shares in excess of the limit will be borrowed from the 1992 Plan.

12.  Common Stock Options and Warrants:

     The Company applies APB 25 in accounting for its various employee stock option incentive plans and warrants and, accordingly, recognizes compensation expense as the difference, if any, between the market price of the underlying common stock and the exercise price of the option on the date of grant. The effect of applying SFAS No. 123 on 1997, 1998 and 1999 pro forma net loss as stated above is not necessarily representative of the effects on reported net loss for future periods due to, among other factors, (i) the vesting period of the stock options, and (ii) the fair value of additional stock option grants in future periods. If compensation expense for the Company's stock option plans and warrants had been determined based on the fair value of the options or warrants at the grant date for awards under the plans in accordance with SFAS No. 123, the Company's net loss would have been $15.8 million, $19.0 million and $27.4 million, or $(0.14), $(0.16) and $(0.20) per share in 1997, 1998 and 1999, respectively. The fair value of the options and warrants granted in 1997, 1998 and 1999 are estimated in the range of $0.16 to $4.07, $0.24 to $0.81, and $0.26 to $0.64 per share, respectively, on the date of grant using the Black-Scholes option-pricing model utilizing the following assumptions: dividend yield 0%; volatility of 1.289, 1.307 and 1.0 in 1997, 1998 and 1999, respectively; risk free interest rates in the range of 5.79% to 6.63%, 5.28% to 5.55%, and 4.56% to 6.14% for 1997, 1998 and 1999, respectively; and expected life of 3 years. The weighted average fair value of options and warrants granted during 1997, 1998 and 1999 are estimated in the range of $0.13 to $0.58, $0.53, and $0.28 to $0.48 per share, respectively, also using the Black-Scholes option-pricing model.

Stock Options:

     The Company's 1987 Stock Option Plan (the "1987 Plan") provides for the granting of up to 4,000,000 shares of common stock as either incentive stock options or nonstatutory stock options. Options to purchase shares may be granted under the 1987 Plan to persons who, in the case of incentive stock options, are full-time employees (including officers and directors) of the Company; or, in the case of nonstatutory stock options, are employees or non-employee directors of the Company. The exercise price of all incentive stock options must be at least equal to the fair market value of such shares on the date of the grant and may be exercisable over a ten-year period. The exercise price and duration of the nonstatutory stock options are to be determined by the Board of Directors. Options granted under the 1987 Plan generally vest 20% upon grant and 20% per annum thereafter as determined by the Board of Directors.

      1987 Plan activity is summarized as follows:

                                                             Years Ended December 31,
                                       -------------------------------------------------------------------
                                                1997                  1998                    1999
                                       ---------------------- ---------------------- ---------------------
                                                    Weighted               Weighted              Weighted
                                                    Average                Average               Average
                                                    Exercise               Exercise              Exercise
                                          Shares     Price       Shares     Price     Shares       Price
                                       ------------ --------- ------------ --------- ----------- ---------
Outstanding at beginning of year        1,500,000   $  0.54     1,350,000  $  0.51    1,350,000   $  0.51
Options granted                         1,350,000   $  0.51             -        -    1,350,000   $  0.51
Options exercised                                -        -             -        -            -         -
Options canceled, expired or forfeited (1,500,000)  $  0.54             -        -   (1,350,000)  $  0.51
                                       ------------           ------------           -----------
Outstanding at end of year              1,350,000   $  0.51     1,350,000  $  0.51    1,350,000   $  0.51
                                       ============           ============           ===========

Options exercisable at year-end         1,350,000   $  0.51     1,350,000  $  0.51    1,350,000   $  0.51
                                       ============           ============           ===========

     As of December 31, 1999, options for the purchase of 217,821 shares were available for future grant under the 1987 Plan.


     The Company's non-plan options are granted from time to time at the discretion of the Board of Directors. The exercise price of all non-plan options generally must be at least equal to the fair market value of such shares on the date of grant and generally are exercisable over a five to ten year period as determined by the Board of Directors. Vesting of non-plan options varies from
(i) fully vested at the date of grant to (ii) multiple year apportionment of vesting as determined by the Board of Directors.

      Non-plan stock option activity is summarized as follows:

                                                             Years Ended December 31,
                                       -------------------------------------------------------------------
                                                1997                  1998                    1999
                                       ---------------------- ---------------------- ---------------------
                                                    Weighted               Weighted              Weighted
                                                    Average                Average               Average
                                                    Exercise               Exercise              Exercise
                                          Shares     Price       Shares     Price     Shares       Price
                                       ------------ --------- ------------ --------- ----------- ---------
Outstanding at beginning of year          372,449    $  1.08    4,319,449   $  0.36   4,319,449   $  0.36
Options granted                         7,844,449    $  0.41            -         -           -         -
Options exercised                               -          -            -         -           -         -
Options canceled, expired or forfeited (3,897,449)   $  0.53            -         -     (35,449)  $  4.86
                                       ------------           ------------           ----------- -
Outstanding at end of year              4,319,449    $  0.36    4,319,449   $  0.36   4,284,000   $  0.33
                                       ============           ============           ===========

Options exercisable at year-end         4,319,449    $  0.36    4,319,449   $  0.36   4,284,000   $  0.33
                                       ============           ============           ===========

     On October 6, 1992, the Company adopted a stock option plan (as amended, the "1992 Plan") for the granting of options to purchase up to 10,000,000 shares of common stock to officers, employees, certain consultants and certain directors. The exercise price of all 1992 Plan options must be at least equal to the fair market value of such shares on the date of the grant and 1992 Plan options are generally exercisable over a five to ten year period as determined by the Board of Directors. Vesting of 1992 Plan options varies from (i) fully vested at the date of grant to (ii) multiple year apportionment of vesting as determined by the Board of Directors. On October 20, 1998, the stockholders approved an amendment to the 1992 Plan to increase the aggregate number of shares of common stock reserved for grants of restricted stock and grants of options to purchase shares of common stock to 30,000,000 shares. The 1992 Plan was also amended to eliminate the automatic grant of 75,000 shares of the Company's common stock upon a new director's initial election to the Board of Directors and to eliminate the automatic grant of 5,000 shares of the Company's common stock to each non-employee director for services as a director of the Company for each subsequent election.

      1992 Plan activity is summarized as follows:

                                                             Years Ended December 31,
                                       -------------------------------------------------------------------
                                                1997                  1998                    1999
                                       ---------------------- ---------------------- ---------------------
                                                    Weighted               Weighted              Weighted
                                                    Average                Average               Average
                                                    Exercise               Exercise              Exercise
                                          Shares     Price       Shares     Price     Shares       Price
                                       ------------ --------- ------------ --------- ----------- ---------
Outstanding at beginning of year         6,022,765   $  0.86     9,029,936  $  0.72   19,831,821  $  0.52
Options granted                          4,652,222   $  0.55    21,989,000  $  0.69    9,398,538  $  0.43
Options exercised                       (1,141,795)  $  0.64        (1,561) $  0.27       (5,000) $  0.27
Options canceled, expired or forfeited    (503,256)  $  0.99   (11,185,554) $  1.03   (1,201,122) $  0.60
                                       ------------            ------------           -----------
Outstanding at end of year               9,029,936   $  0.72    19,831,821  $  0.52   28,024,237  $  0.47
                                       ============            ============           ===========

Options exercisable at year-end          6,592,436   $  0.73    12,053,571  $  0.60   14,751,044  $  0.55
                                       ============            ============           ===========

     As of December 31, 1999, options for the purchase of 318,360 shares were available for future grants of restricted stock awards and for options to purchase common stock under the 1992 Plan.

     On November 15, 1994, the Board of Directors adopted the NCT Group, Inc. Option Plan for Certain Directors (as amended, the "Directors Plan"). Under the Directors Plan, 821,000 shares have been approved by the Board of Directors for issuance. The options granted under the Directors Plan have exercise prices equal to the fair market value of the common stock on the grant dates, and expire five years from date of grant. Options granted under the Directors Plan are fully vested at the grant date.

      Directors Plan activity is summarized as follows:


                                                             Years Ended December 31,
                                       -------------------------------------------------------------------
                                                1997                  1998                    1999
                                       ---------------------- ---------------------- ---------------------
                                                    Weighted               Weighted              Weighted
                                                    Average                Average               Average
                                                    Exercise               Exercise              Exercise
                                          Shares     Price       Shares     Price     Shares       Price
                                       ------------ --------- ------------ --------- ----------- ---------
Outstanding at beginning of year          746,000    $  0.73      746,000   $  0.73     746,000   $  0.73
Options granted                                 -          -            -         -     538,500   $  0.73
Options exercised                               -          -            -         -           -         -
Options canceled, expired or forfeited          -          -            -         -    (746,000)  $  0.73
                                       ------------           ------------            -----------
Outstanding at end of year                746,000    $  0.73      746,000   $  0.73     538,500   $  0.73
                                       ============           ============            ===========

Options exercisable at year-end           746,000    $  0.73      746,000   $  0.73     538,500   $  0.73
                                       ============           ============            ===========

     As of December 31, 1999, there were 282,500 options for the purchase of shares available for future grants under the Directors Plan.

     The following summarizes information about the Company's stock options outstanding at December 31, 1999:

                                          Options Outstanding             Options Exercisable
                                   ----------------------------------  -------------------------
                                                Weighted
                                                 Average
                                                Remaining   Weighted                   Weighted
                                                 Contract   Average                    Average
                     Range of         Number       Life     Exercise       Number      Exercise
    Plan         Exercise Price    Outstanding  (In Years)  Price        Exercisable    Price
----------------------------------------------------------------------  ------------------------
1987 Plan        $0.50 to $0.63    1,350,000       2.06     $ 0.51        1,350,000     $ 0.51
                                  ===========                            ===========

Non-Plan         $0.27 to $3.69    4,284,000       2.16     $ 0.33        4,284,000     $ 0.33
                                  ===========                            ===========

1992 Plan        $0.22 to $0.56   21,093,391       7.07     $ 0.35        7,927,698     $ 0.33
                 $0.64 to $1.50    6,620,491       2.80     $ 0.71        6,512,991     $ 0.71
                 $2.38 to $4.00      310,355       0.70     $ 3.01          310,355     $ 3.01
                                  -----------                            -----------
Total 1992 Plan                   28,024,237                             14,751,044
                                  ===========                            ===========

Director's Plan  $0.66 to $0.75      538,500       0.53     $ 0.73          538,500     $ 0.73
                                  ===========                            ===========

Warrants:

     The Company's warrants are granted from time to time at the discretion of the Board of Directors. The exercise price of all warrants generally must be at least equal to the fair market value of such shares on the date of grant. Generally, warrants are exercisable over a five to ten year period as determined by the Board of Directors and vest on the grant date.

     In July 1999, in connection with the PRG Note, PRG was granted a common stock warrant equal to either (i) the number of shares of the Company's common stock (6,666,667) which may be purchased for an aggregate purchase price of $1,250,000 at the fair market value on July 19, 1999 or (ii) the number of shares representing five percent of the fully paid non-assessable shares of common stock of DMC at the purchase price per share equal to either (x) if a DMC qualified sale (a sale in one transaction in which the aggregate sales proceeds to DMC equal or exceed $5,000,000) had closed on or before December 31, 1999, the purchase price per share determined by multiplying the price per share of DMC common stock or security convertible into DMC common stock by seventy-five percent (75%) or (y) if a DMC qualified sale had not closed on or before December 31, 1999, at an aggregate price of $1,250,000.

      Warrant activity is summarized as follows:

                                                             Years Ended December 31,
                                       -------------------------------------------------------------------
                                                1997                  1998                    1999
                                       ---------------------- ---------------------- ---------------------
                                                    Weighted               Weighted              Weighted
                                                    Average                Average               Average
                                                    Exercise               Exercise              Exercise
                                          Shares     Price       Shares     Price     Shares       Price
                                       ------------ --------- ------------ --------- ----------- ---------
Outstanding at beginning of year         3,888,539   $  0.72     3,146,920   $ 0.81    4,372,684   $  0.82
Warrants granted                         2,846,923   $  0.76     1,588,164   $ 0.92    2,587,875   $  0.75
Warrants exercised                        (854,119)  $  0.41             -   $    -            -   $     -
Warrants canceled, expired or forfeited (2,734,423)  $  0.75      (362,400)  $ 1.16   (3,225,145)  $  0.82
                                       ------------            ------------           -----------
Outstanding at end of year               3,146,920   $  0.81     4,372,684   $ 0.82    3,735,414   $  0.77
                                       ============            ============           ===========

Warrants exercisable at year-end         3,146,920   $  0.81     4,172,684   $ 0.86    3,735,414   $  0.77
                                       ===========             ============           ===========

      The following table summarizes information about warrants outstanding at December 31, 1999:

                           Options Outstanding             Options Exercisable
                     ----------------------------------  -----------------------
                                   Weighted
                                    Average
                                   Remaining  Weighted                  Weighted
                                   Contract   Average                   Average
      Range of         Number        Life     Exercise      Number      Exercise
   Exercise Price    Outstanding  (In Years)  Price       Exercisable    Price
------------------------------------------------------  ------------------------
   $0.50 to $0.69     263,914        2.94     $0.62        263,914       $0.62
   $0.75 to $1.66   3,471,500        2.32     $0.78      3,471,500       $0.78

13.  Related Parties:

     Between 1993 and 1994, the Company entered into five agreements with Quiet Power Systems, Inc. ("QSI"). Environmental Research Information, Inc. ("ERI") owns 33% of QSI and Jay M. Haft, Chairman of the Board of Directors of the Company, owns another 2% of QSI. Michael J. Parrella, President of the Company, owns 12% of the outstanding capital of ERI and shares investment control over an additional 24% of its outstanding capital. In March 1995, the Company entered into a master agreement with QSI which granted QSI an exclusive worldwide license to market, sell and distribute various quieting products in the utility industry. Subsequently, the Company and QSI executed four letter agreements, primarily revising payment terms. On December 24, 1999, the Company executed a final agreement with QSI in which the Company agreed to write-off $239,000 of indebtedness owed by QSI in exchange for the return by QSI to the Company of its exclusive license to use NCT technology in various quieting products in the utility industry. Such amount, originally due on January 1, 1998, had been fully reserved by the Company.

     The Company's President and Chief Executive Officer, who, at December 31, 1999, holds options and warrants for the right to acquire an aggregate of 15,237,000 shares of the Company's common stock, receives an incentive bonus equal to 1% of the cash received by the Company upon the execution of agreements or other documentation evidencing transactions with unaffiliated parties. For the year ended December 31, 1997, 1998 and 1999, approximately $243,000, $206,000 and $169,000 was incurred in connection with this arrangement.

     During 1997, 1998 and 1999, the Company purchased $0.7 million, $0.2 million and $0, respectively, of products from its various manufacturing joint venture entities.

14.  Income Taxes:

     The Company provides for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes". Accordingly, deferred tax assets and liabilities are established for temporary differences between tax and financial reporting bases of assets and liabilities. A valuation allowance is established when the Company determines that it is more likely than not that a deferred tax asset will not be realized. The Company's temporary differences primarily result from depreciation related to machinery and equipment and compensation expense related to warrants, options and reserves.

     At December 31, 1999, the Company had available net operating loss carryforwards of approximately $101.2 million and research and development credit carryforwards of $1.7 million for federal income tax purposes, which expire as follows (in thousands):

                                            Research
                               Net             and
                            Operating      Development
               Year          Losses          Credits
           -------------   ------------   -------------
               2000         $      129      $        -
               2001                787               -
               2002              2,119               -
               2003              1,974               -
               2004              1,620               -
               2005              3,870             141
               2006              1,823             192
               2007              6,866             118
               2008             13,456             321
               2009             16,293             413
               2010              9,415              61
               2011              9,051              67
               2012              4,525 (1)         267
               2018             14,183 (2)         167
               2019             15,079 (3)           -
                           ------------   -------------
              Total         $  101,190      $    1,747
                           ============   =============

(1) Includes approximately $1.2 million net operating loss relating to NCT Audio Products, Inc.

(2) Includes approximately $4.4 million net operating loss relating to NCT Audio Products, Inc.

(3) Includes approximately $6.5 million net operating loss relating to NCT Audio Products, Inc.

     The Company's ability to utilize its net operating loss carryforwards may be subject to an annual limitation. The difference between the statutory tax rate of 34% and the Company's effective tax rate of 0% is due to the increase in the valuation allowance of $3.0 million, $1.4 million and $3.3 million in 1997, 1998 and 1999, respectively.

     The types of temporary differences that give rise to significant portions of the deferred tax assets and the federal and state tax effect of those differences, as well as federal net operating loss and research and development credit, at December 31, 1998 and 1999 were as follows (in thousands):

                                                  December 31,
                                            -------------------------
                                               1998          1999
                                            -----------    ----------
   Accounts receivable                      $    157       $     13
   Inventory                                     173            180
   Property and equipment                         68             82
   Accrued expenses                               65             58
   Stock compensation                          2,711          2,924
   Other                                         349            414
                                            -----------    ----------
      Total temporary differences           $  3,523       $  3,671
   Federal net operating losses               27,258         30,285
   Federal research and development credits    1,580          1,747
                                            -----------    ----------
                                            $ 32,361       $ 35,703
   Less: Valuation allowance                 (32,361)       (35,703)
                                            -----------    ----------
      Deferred taxes                        $      -              -
                                            ===========    ==========

15.  Litigation:

     On or about June 15, 1995, Guido Valerio filed suit against the Company in the Tribunal of Milan, Milan, Italy. Mr. Valerio alleged that (1) the Company is guilty of breach of contract; (2) certain amounts and commissions are allegedly owed to him; and (3) he had suffered damage to his image and reputation among other injuries alleged. The Company retained an Italian law firm specializing in litigation and, through its counsel, filed a reply brief responding to Mr. Valerio's allegations. The Company argued that even if the Tribunal were the appropriate forum for the suit, Mr. Valerio's claim is groundless because a valid contract was never formed. Further, the Company argued that Mr. Valerio is not enrolled in the official Register of Agents and, thus, under applicable Italian law is not entitled to any compensation. Since the submission, the Tribunal has held a pretrial discovery hearing and a hearing before a Discovery Judge. The Discovery Judge held another hearing on May 19, 1998 and established deadlines for final pleadings and a trial date. The Tribunal of Milan, sitting in full bench, heard the case on September 22, 1998. On May 4, 1999, the Company's Italian law firm informed the Company that the Tribunal of Milan had granted the Company's objection to lack of venue and had consequently rejected Mr. Valerio's claim and awarded the Company expenses in the amount of approximately $7,000.

     By a letter dated September 9, 1997, counsel to competitor Andrea Electronics Corporation ("AECorp.") informed the Company that AECorp. believed NCT was improperly using the term "ANR Ready" and infringing upon a trademark owned by AECorp. Representatives of existing and/or potential customers also have informed the Company that AECorp. has made statements claiming that the Company's manufacture and/or sale of certain in-flight entertainment system products infringe a patent owned by the competitor. The Company received a notice dated March 24, 1998 from AECorp.'s intellectual property counsel notifying the Company of its concerns but did not confirm any intention to file suit against NCT. The Company, through special outside counsel, exchanged correspondence with AECorp. but the parties could not come to any resolution. The Company was informed by representatives of existing and/or potential customers that AECorp. was continuing to infer that the Company was infringing.

     On October 9, 1998, the Company's Board of Directors authorized litigation against AECorp. On November 17, 1998, the Company and NCT Hearing filed a complaint against AECorp. in the U.S. District Court, Eastern District of New York. The complaint requested that the court enter judgment in our favor as follows: (1) declare that the two AECorp. patents at issue are invalid and unenforceable and that the Company's products do not infringe upon them; (2) declare that the two AECorp. patents at issue are unenforceable due to misuse by AECorp.; (3) award the Company compensatory damages of no less than $5 million and punitive damages of $50 million for AECorp.'s tortious interference with the Company's prospective contractual advantages; (4) enjoin AECorp. from stating or inferring that the Company's products or their use are infringing any
AECorp.-owned   patents;  and  (5)  award  any  other  relief  the  court  deems appropriate.

     On or about December 30, 1998, AECorp. filed its answer to the Company's complaint. AECorp. generally denied the above allegations and brought counterclaims against the Company. These include claims that the Company has: infringed the two AECorp. patents at issue and the "ANR Ready" trademark; violated the Lanham Act through NCT's use of the trademark; and unfairly competed with AECorp. by using the trademark.

     The Company and NCT Hearing have since filed a Reply and requested that the court dismiss the counterclaims and enter judgment in favor of the Company and NCT Hearing. The Company also argued that AECorp. is prevented from recovering under certain equitable theories and defenses. Discovery in this suit commenced in mid-1999 and is continuing, although a trial date has not yet been set. In the opinion of management, after consultation with outside counsel, resolution of this suit should not have a material adverse effect on the Company's financial position or operations. However, in the event that the lawsuit does result in a substantial final judgment against the Company, said judgment could have a material effect on quarterly or annual operating results.

     On June 10, 1998, Schwebel Capital Investments, Inc. ("SCI") filed suit in a Maryland state court against the Company and Michael J. Parrella, its Chief Executive Officer and Director. The complaint alleges that the Company breached, and Mr. Parrella interfered with, a purported contract entered into "in 1996" between the Company and SCI. SCI claims that under the contract, the Company agreed to pay SCI commissions when NCT received capital from its investors. The complaint further alleged that SCI is due commissions totaling $1.5 million because the Company refused to honor SCI's right of first refusal. SCI seeks $1,673,000 in compensatory damages, $50,000 in punitive damages and $50,000 in attorneys fees from the Company. SCI also seeks $150,000 in compensatory damages, $500,000 in punitive damages and $50,000 in attorneys fees from Mr. Parrella. The Company has filed and the Court has granted two motions to strike or dismiss some of the plaintiff's claims. No further developments in this suit have occurred. Management believes it has many meritorious defenses and intends to conduct a vigorous defense. In the event the case results in a substantial judgment against the Company, however, the judgment could have a severe material effect on quarterly or annual operating results.

     On June 25, 1998, Mellon Bank FSB ("Mellon") filed suit against Alexander Wescott & Co., Inc. ("AWC") and the Company in a district court in the Southern District of New York. Mellon alleged that either the Company or AWC owe it $326,000, a sum Mellon purportedly paid to both entities when it acted as escrow agent for the Company in a private placement of securities with certain institutional investors. The Company retained counsel and on or about July 27, 1998, AWC filed its answer, counterclaim and cross-claim against Mellon and NCT. AWC specifically requested that the court: (1) dismiss Mellon's amended complaint against AWC; (2) grant AWC commissions totaling $688,000 owed to AWC by the Company; (3) order the Company to issue 784,905 shares of its common stock; (4) declare that AWC is entitled to keep the $326,000 sought by Mellon; and (5) order the delivery of a warrant to purchase 461.13 shares of the common stock of NCT Audio.

     On or about August 20, 1998, the Company filed its reply to AWC's cross-claims. Discovery is currently scheduled to take place in the action. In the opinion of management, after consultation with outside counsel, resolution of this suit should not have a material adverse effect on the Company's financial position or operations. However, in the event that the lawsuit does result in a substantial final judgment against the Company, said judgment could have a material effect on quarterly operating results.

     On December 15, 1998, Balmore and Austost filed suit against NCT Audio and the Company in New York Supreme Court. The complaint alleged breach of contract, common law fraud, negligent misrepresentation, deceptive trade practices, and money had and received. These claims all allegedly arose in connection with an agreement the Company entered into with Balmore and Austost for the sale of shares of NCT Audio common stock in a private placement in December 1997.
Specifically, the complaint alleged that: NCT Audio breached an agreement to register shares of its common stock that Balmore and Austost purchased or, in the alternative, shares of the Company's common stock exchangeable for NCT Audio's shares under certain circumstances, and to pay penalties if it failed to do so; NCT Audio made materially false and misleading representations when it faxed non-negotiated agreements instead of executed agreements to Balmore and Austost; NCT Audio and the Company acted negligently and violated duties of full and fair disclosure; and NCT Audio and the Company engaged in deceptive trade practices.

     Balmore and Austost further argued that as a result of these alleged actions, NCT Audio and the Company owed Balmore and Austost compensatory damages not less than $1,819,000 and punitive damages of $3 million. Balmore and Austost also requested that the court require NCT Audio and the Company to register the shares it holds of NCT Audio common stock or rescind the agreement and return to Balmore and Austost the $1 million purchase price. Finally, Balmore and Austost requested treble damages, reasonable attorneys fees, costs and any other relief the court deemed appropriate.

     On January 14, 1999, the Company and NCT Audio filed removal papers to remove the suit from state court to federal court. On January 22, 1999, the Company and NCT Audio filed their answer, affirmative defenses, counterclaims and a third-party complaint. On October 9, 1999, the Company, Balmore and Austost agreed, in principle, on a mutual release and settlement, subject to court approval, whereby all charges, claims and counterclaims which have been individually or jointly asserted against the parties will be dropped. Court approval is pending.

     On September 16, 1999, certain former shareholders and optionees (the "Claimants") of Advancel filed a Demand for Arbitration against the Company with the American Arbitration Association in San Francisco, California. The primary remedy the Claimants seek is rescission of the Stock Purchase Agreement, the return of the Advancel stock surrendered in conjunction with the purchase of Advancel by the Company and damages to be determined by arbitration. The Company filed a response and counterclaim on October 13, 1999. After consultation with outside legal counsel, management recognizes that the Company may lose some or all of its claims, encountering significant liability. In the event this Demand for Arbitration does result in a substantial judgment against the Company, said judgment could have a material effect on the Company's quarterly or annual operating results. Outside legal counsel has indicated that it is impossible to estimate a range of potential liability at this early stage with any degree of certainty. The parties have agreed on an arbitrator who has scheduled late May 2000 for an arbitration hearing. Discovery is currently scheduled to take place in the action.

     On September 16, 1999, NCT Audio filed a Demand for Arbitration before the American Arbitration Association in Wilmington, Delaware, against TST and TSA (the "Respondents") alleging, among other things, breach of the asset purchase agreement by which TSA was to sell its assets to NCT Audio, breach of fiduciary duty as a majority shareholder owed to NCT Audio which holds 15% of the outstanding stock of TSA, and breach of obligation of good faith and fair dealing. NCT Audio seeks rescission of the purchase agreement and recovery of monies paid to TST for TSA's assets. Concurrently, NCT Audio commenced a preliminary injunction proceeding in the Delaware Court of Chancery, seeking to prevent TST from selling TSA's assets to Onkyo America pending completion of the arbitration proceeding. Such court action was subsequently withdrawn by NCT Audio. On December 8, 1999, Respondents filed an answer and counterclaim in connection with the arbitration proceeding. Respondents asserted their counterclaim to recover (i) the monies and stock owned under the extension agreements; (ii) the $1 million differential between the $9 million purchase price paid by Onkyo America for TSA's assets and the $10 million purchase price that NCT Audio had been obligated to pay; (iii) expenses associated with extending NCT Audio's time to close the transaction; and (iv) certain legal expenses incurred by Respondents.

     The Company believes there are no other patent infringement claims, litigation, matters or unasserted claims other than the matters discussed above that could have a material adverse effect on financial position and results of operations of the Company.

16.  Commitments and Contingencies:

     The Company is obligated for minimum annual rentals (net of sublease income) under operating leases for offices, warehouse space and laboratory space, expiring through March 2010 with various renewal options, as follows (in thousands):

                     Year Ending
                      December 31,         Amount
                -----------------------  -----------
                         2000               $   862
                         2001                   841
                         2002                   380
                         2003                   380
                         2004                   380
                      Thereafter              2,038
                                         -----------
                        Total              $  4,881
                                         ===========

     Rent expense (net of sublease income) was $0.4 million, $0.6 million and $0.6 million for the years ended December 31, 1997, 1998 and 1999, respectively.

     In April 1996, the Company established the Noise Cancellation Employee Benefit Plan (the "Benefit Plan") which provides, among other coverage, certain health care benefits to employees and directors of the Company's United States operations. The Company administers this modified self-insured Benefit Plan through a commercial third-party administrative health care provider. The Company's maximum aggregate benefit exposure in each Benefit Plan fiscal year is limited to $1.0 million, while combined individual and family benefit exposure in each Benefit Plan fiscal year is limited to $40,000. Benefit claims in excess of these individual or maximum aggregate stop loss limits are covered by a commercial insurance provider to which the Company pays a nominal premium for such stop loss coverage. The Company records benefit claim expense in the period in which the benefit claim is incurred. As of February 25, 2000, the Company was not aware of any material benefit claim liability.

     As of December 31, 1999, the Company is obligated under various agreements for minimum royalty payments as follows: $335,000, $220,000, $240,000 and $60,000 for 2000, 2001, 2002 and 2003.

     In connection with the acquisition of Advancel, the Company entered into employment agreements with four employees. The Company is obligated under these agreements for $471,500 per annum through 2002, subject to the outcome of the arbitration between the parties (see Note 15).

   17.Business Segment Information:

                                      (in thousands of dollars)
                                      -------------------------

                                         NCT      NCT       Communi-                    Advancel                            Grand
                                        Audio    Hearing    cations   Europe    DMC    Logic Corp   Segments    Other       Total
                                      ----------------------------------------------------------------------------------------------
1999
Net Sales - External                  $    856  $    708    $   874   $    4  $     -  $  1,069    $  3,511   $     -    $    3,511
Net Sales - Other Operating Segments         4         -          -      866        -         -         870      (870)            -
License Fees and royalties                 506       157        906        -      850     1,100       3,519        33         3,552
Interest Income                            167         -          -        1        -         -         168      (142)           26
Depreciation/Amortization                   10         -          -       43        4        16          73     1,897         1,970
Operating Income (Loss)                (10,679)   (3,414)    (2,643)      86   (2,739)   (1,453)    (20,842)   (2,929)      (23,771)
Segment Assets                           2,228     1,791        897      164      963       728       6,771     6,606        13,377
Capital Expenditures                         -         -          1        4       26         3          34        17            51

1998
Net Sales - External                  $    383  $  1,191    $   780   $   28  $     -  $     69    $  2,451   $    71    $    2,522
Net Sales - Other Operating Segments         2        23          6    1,113        -         -       1,144    (1,144)            -
License Fees and royalties                 350        86         18        -        -       200         654       148           802
Interest Income                            110         -          -       15        -         -         125       313           438
Depreciation/Amortization                    5         -          -       38        -         8          51       979         1,030
Operating Income (Loss)                 (4,359)   (3,697)    (4,326)     (12)       -      (658)    (13,052)   (1,131)      (14,183)
Segment Assets                           6,752     2,449        301      218        -       922      10,642     4,823        15,465
Capital Expenditures                        33         8         21      102        -        34         198       350           548

1997
Net Sales - External                  $      4  $  1,709    $   127   $   67  $     -  $      -    $  1,907   $   181    $    2,088
Net Sales - Other Operating Segments         -         -          -      847        -         -         847      (847)            -
License Fees                             3,000         -        345        -        -         -       3,345       285         3,630
Interest Income                              -         -          -       18        -         -          18        99           117
Depreciation/Amortization                    -         -          -       44        -         -          44       855           899
Operating Income (Loss)                    785    (3,618)    (2,582)    (411)       -         -       (5,826)  (4,022)       (9,848)
Segment Assets                           2,333     1,227        397      301        -         -        4,258   13,103        17,361
Capital Expenditures                        12         5         13       26        -         -           56      188           244


      NCT Audio:

     NCT Audio is engaged in the design, development and marketing of products which utilize innovative FPT technology. The products available by NCT Audio are the Gekko(TM) flat speaker and ArtGekko(TM) printed grille collection. The Gekko(TM) flat speaker is marketed primarily to the home audio market, with potential in many other markets including the professional audio systems market, the automotive audio aftermarket, the aircraft industry, other transportation markets, the multimedia markets and as an audio/visual advertising medium. The principal NCT Audio customers are end users, automotive OEM's, manufacturers of integrated cabin management systems and DMC.

      NCT Hearing:

     NCT Hearing designs, develops and markets active noise reduction headset products to the communications headset market and the telephony headset market. The products consist of the NoiseBuster(R) product line and the ProActive(R) product line. The NoiseBuster(R) products consist of the NoiseBuster Extreme!(TM), a consumer headset, the NB-PCU, a headset used for in-flight passenger entertainment systems and communications headsets for cellular, multimedia and telephony. The ProActive(R) products consist of noise reduction headsets and communications headsets for noisy industrial environments. The majority of NCT Hearing's sales are in North America. Principal customers consist of end-users, retail stores, OEMs and the airline industry.

      Communications:

     The communications division of the Company focuses on the telecommunications market and in particular the hands-free market. The communications technology includes ClearSpeech(R)-Acoustic Echo Cancellation and ClearSpeech(R)-Compression. ClearSpeech(R)-Acoustic Echo Cancellation removes acoustic echoes in hands-free full-duplex communication systems. Applications for this technology are cellular telephony, audio and video teleconferencing, computer telephony and gaming, and voice recognition. ClearSpeech(R)-Compression maximizes bandwidth efficiency in wireless, satellite and intranet and internet transmissions and creates smaller, more efficient voice files while maintaining speech quality. Applications for this technology are intranet and internet telephony, audio and video conferencing, PC voice and music, telephone answering devices, real-time multimedia multitasking, toys and games, and playback devices. The communications products include the ClearSpeech(R)-Microphone and the ClearSpeech(R)-Speaker. The majority of Communications' sales are in North America. Principal markets for Communications are the telecommunications industries and principal customers are OEM's, system integrators and end-users.

      Europe:

     The principal activity of NCT Europe is the provision of research and engineering services in the field of active sound control technology to the Company. NCT Europe provides research and engineering to Audio, Hearing and Communications as needed. NCT Europe also provides a marketing and sales support service to the Company for European sales.

      DMC:

     DMC is a new microbroadcasting media company that delivers licensed CD-quality music as well as on-air and billboard advertising to out-of-home commercial and professional venues via a digital network of placed-based microbroadcasting stations, called Sight and Sound(TM). The Sight and Sound(TM) system consists of a central control network that communicates to a digital broadcast station, which plays music selections and advertisements through flat panel speakers. The speaker grilles double as visual billboards. The speakers will be provided by NCT Audio.

      Advancel Logic Corp.:

     Advancel is a participant in the native Java(TM) embedded microprocessor market. The purpose of the Java(TM) platform is to simplify application development by providing a platform for the same software to run on many different kinds of computers and other smart devices. Advancel has been developing a family of processor cores, which will execute instructions written in both Java bytecode and C (and C++), significantly enhancing the rate of instruction execution, which opens up many new applications. The potential for applications consists of the next generation home appliances and automotive applications, manufacturers of smartcard processors, hearing aids and mobile communications devices.

      Other:

     The "Net Sales - Other Operating Segments" primarily consists of inter-company sales, which are eliminated in consolidation. "Segment Assets" consists primarily of corporate assets. "Operating Income/(Loss)" primarily includes corporate charges.


18. Geographical Information (by country of origin) - Total Segments (in thousands):

                                           December 31,
                              ----------------------------------------
                                 1997          1998          1999
                              ------------  ------------  ------------
     Revenues
        United States              $2,089        $3,209        $3,174
        Europe                      3,270            71         3,755
        Far East                      359            44           134
                              ------------  ------------  ------------
             Total                 $5,718        $3,324        $7,063
                              ============  ============  ============
     Net (Income) Loss
        United States              $9,211       $13,728       $23,353
        Europe                        411            12          (86)
        Far East                      226           443           504
                              ------------  ------------  ------------
           Total                   $9,848       $14,183       $23,771
                              ============  ============  ============
     Identifiable Assets
         United States            $17,060       $15,166       $13,174
         Europe                       301           218           164
         Far East                       -            81            39
                              ------------  ------------  ------------
             Total                $17,361       $15,465       $13,377
                              ============  ============  ============

19.  Subsequent Events:

     On January 25, 2000, the Board of Directors designated a new series of preferred stock based upon a negotiated term sheet. The Series G Preferred Stock consists of 5,000 designated shares, par value of $0.10 per share and a stated value of one thousand dollars ($1,000) per share with a cumulative dividend of four percent (4%) per annum on the stated value payable upon conversion in either cash or common stock. On March 6, 2000, the Company and an accredited investor entered into an agreement under which the Company sold an aggregate stated value of $2.004 million (2,004 shares) of Series G Preferred Stock, in a private placement pursuant to Regulation D of the Securities Act for an aggregate of $1.750 million. The Company received $1.0 million for the sale at the closing and will receive the balance of $750,000, upon the registration of shares of common stock for resale upon the conversion of the Series G Preferred Stock. Each share of Series G Preferred Stock is convertible into fully paid and nonassessable shares of the Company's common stock pursuant to a predetermined conversion formula which provides that the conversion price will be the lesser of (i) the weighted average of the closing bid price for the common stock on the securities market on which the common stock is being traded for five (5) consecutive trading days prior to the date of conversion; or (ii) the fixed conversion price of $0.777. The Company plans to register shares of common stock for the conversion of the Series G Preferred Stock.

     On January 27, 2000, the Series F Preferred Stock Certificate of Designations was amended to obligate the Company to issue up to 77,000,000 shares of its common stock upon the conversion of the 12,500 designated shares of Series F Preferred Stock, as noted above. Such increase in the number of shares of common stock was made in the interest of investor relations of the Company. The Company intends to register additional shares of common stock for the conversion of the amended Series F Preferred Stock Certificate of Designations.

20.  Subsequent Events (unaudited):

     On March 27, 2000, the Company's subsidiary, DMC, has entered into a joint venture for the development of a DMC microbroadcasting media market in Israel. DMC has entered into a license agreement for $2.0 million in connection with this transaction. The joint venture is equally owned by DMC and its investment partners. DMC's investor partners are responsible for funding the venture.

     On March 27, 2000, the Company received $1.0 million from Carole Salkind for an additional collateralized convertible note with the same terms and conditions of the Note received on January 26, 1999 (see Note 8).

     On April 3, 2000, the Company's subsidiary, DMC, has entered into a license agreement for $2.0 million to develop a portion of the DMC affiliate network in the New York region.

NCT GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Note 1)
(Unaudited)

                                                     (In thousands except per share amounts)
                                                      Three Months              Nine Months
                                                   Ended September 30,      Ended September 30,
                                                 ----------------------   ----------------------
                                                     1999        2000         1999        2000
                                                 ----------  ----------   ----------  ----------
REVENUES:
   Technology licensing fees and royalties       $       8   $   7,316    $   3,509   $   7,906
   Product sales, net                                  574         422        1,802       1,205
   Advertising revenue                                   -         242            -         242
   Engineering and development services                128          29        1,303          59
                                                 ----------  ----------   ----------  ----------
          Total revenues                         $     710   $   8,009    $   6,614   $   9,412
                                                 ==========  ==========   ==========  ==========

COSTS AND EXPENSES:
   Cost of product sales                         $     634   $     268    $   1,717   $   1,045
   Royalty expense                                       -         177            -         363
   Cost of media sales                                   -         410            -         410
   Cost of engineering and development servies         761          27        1,664          54
   Selling, general and administrative               2,318       2,705        7,981       5,380
   Research and development                          1,644         720        5,102       3,351
   Other (income)/expense, net                       2,292        (222)       2,599       2,920
   Write down of investment in unconsolidated
      affiliate (Note 7)                                 -           -        2,385           -
   Interest (income)/expense                            16         284          (41)      1,655
                                                 ----------  ----------   ----------  ----------
          Total costs and expenses               $   7,665   $   4,369    $  21,407   $  15,178
                                                 ----------  ----------   ----------  ----------

NET (LOSS)/INCOME                                $  (6,955)  $   3,640    $ (14,793)  $  (5,766)
                                                 ==========  ==========   ==========  ==========

   Preferred stock beneficial conversion feature $       -   $   3,569    $       -   $   3,569
   Preferred stock dividend requirement              5,327         375       10,567       1,104
   Accretion of difference between carrying
      amount and redemption amount of
      redeemable preferred stock                       131          15          315          87
                                                 ----------  ----------   ----------  ----------

NET LOSS ATTRIBUTABLE TO
COMMON STOCKHOLDERS                              $ (12,413)  $    (319)   $ (11,436)  $ (10,526)
                                                 ==========  ==========   ==========  ==========

Basicand diluted income/(loss) per share         $   (0.06)  $   (0.00)   $   (0.14)  $   (0.04)
                                                 ==========  ==========   ==========  ==========

Weighted average common shares outstanding -
   basic and diluted                               188,009     296,377      173,453     281,815
                                                 ==========  ==========   ==========  ==========


NCT GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS
(in thousands, unaudited)
                                                      Three Months              Nine Months
                                                   Ended September 30,      Ended September 30,
                                                 ----------------------   ----------------------
                                                     1999        2000         1999        2000
                                                 ----------  ----------   ----------  ----------

NET (LOSS)/INCOME                                $  (6,955)  $   3,640    $ (14,793)  $  (5,766)
Other comprehensive income:
   Currency translation adjustment                       9          28           30           3
   Unrealized loss on marketable securities              -        (397)           -        (397)
                                                 ----------  ----------   ----------  ----------

COMPREHENSIVE (LOSS)/INCOME                      $  (6,946)  $   3,271    $ (14,763)  $  (6,160)
                                                 ==========  ==========   ==========  ==========

The  accompanying  notes  are an  integral  part of the  condensed  consolidated financial statements.

NCT GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (Note 1)

                                                                     (in thousands of dollars)
                                                                   December 31,     September 30,
                                                                       1999             2000
                                                                  --------------   --------------
ASSETS                                                                              (Unaudited)
Current assets:
     Cash and cash equivalents (Note 1)                            $     1,126      $       367
     Restricted cash                                                       667                -
     Accounts receivable, net of reserves (Note3)                          237            5,835
     Investment in marketable securities                                     -            2,081
     Inventories, net of reserves (Note 4)                               2,265            2,309
     Other current assets(Note 7)                                          152              313
                                                                  --------------   --------------
                     Total current assets                                4,447           10,905

Property and equipment, net                                                449              595
Goodwill, net                                                            3,497           11,978
Patent rights and other intangibles, net (Note7)                         2,296            5,231
Other assets (Note 6)                                                    2,688            9,227
                                                                  --------------   --------------
                                                                   $    13,377      $    37,936
                                                                  ==============   ==============
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
     Accounts payable                                              $     3,647      $     2,410
     Accrued expenses                                                    3,253            5,675
     Current maturities of convertible notes (Note 8)                        -            2,323
     Deferred income                                                         -            2,142
     Other liabilities (Notes 2 and 7)                                     828            2,119
     Notes Payable(Note 7)                                                   -              458
                                                                  --------------   --------------
                     Total current liabilities                           7,728           15,127
                                                                  --------------   --------------

Long term liabilities:
     Deferred income                                                         -            1,945
     Royalty payable                                                         -            1,150
     Convertible notes  (Note 8)                                         4,107            2,500
                                                                  --------------   --------------
                     Total long term liabilities                         4,107            5,595
                                                                  --------------   --------------

Commitments and contingencies

Common stock subject to resale guarantee (Note11)                        1,592              191
                                                                  --------------   --------------

Minority interest in consolidated subsidiary                                 -             1,472
Preferred stock in subsidiary,  $.10 par value, 1,000 shares authorized; issued and outstanding, 60 and 0 shares, respectively
(redemption amount $6,102,110 and $0, respectively)                        317                -
Preferred stock in subsidiary,  $.10 par value, 1,500 share
authorized; issued and outstanding, 0 and 1,500 shares,
respectively (redemption amount $0 and $1,500,329, respectively)             -            1,500

Stockholders' equity(deficit) (Note 6):
Preferred stock, $.10 par value, 10,000,000 Series Fshares and
24,000,000 Series G shares authorized:
  Series F preferred stock, issued and outstanding, 2,790 and 0 shares, respectively (redemption amount $4,789,407 and $0,
   respectively                                                          2,790                -
  Series G preferred stock, issued and outstanding, 0 and
   924 shares respectively (redemption amount $0 and $936,213,
   respectively                                                              -              745
Common stock, $.01 par value, authorized 255,000,000 and
  450,000,000 shares, respectively; issued 268,770,739 and
  329,428,500 shares, respectively                                       2,688            3,294
Additional paid-in-capital                                             130,865          153,122
Unearned portion of compensatory stock, warrants and options               (55)             (41)
Unrealized loss on marketable securities                                     -             (397)
Expenses to be paid with common stock                                   (1,282)            (574)
Accumulated deficit                                                   (131,475)        (137,241)
Cumulative translation adjustment                                           65               68
Stock subscriptions receivable                                          (1,000)          (1,962)
Treasury stock, 6,078,065 shares of common stock                        (2,963)          (2,963)
                                                                  --------------   --------------
                     Total stockholders' equity(deifict)                  (367)          14,051
                                                                  --------------   --------------
                                                                   $    13,377      $    37,936
                                                                  ==============   ==============
The  accompanying  notes  are an  integral  part of the  condensed  consolidated financial statements.

NCT GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Note 1)
(Unaudited)

                                                                        (in thousands of dollars)
                                                                      Nine months ended September 30,
                                                                      -------------------------------
                                                                            1999             2000
                                                                      ---------------  --------------
   Cash flows from operating activities:
   Net (loss)                                                          $  (14,793)     $     (5,766)
   Adjustments to reconcile net loss to net cash
    (used in) operating activities:
      Depreciation and amortization                                         1,389             1,323
      Common stock options and warrants issued as
       consideration for:
        Compensation                                                          167                14
        Operating expenses                                                      -                75
      Provision for tooling costs                                              69                 -
      Provision for doubtful accounts                                          92               (10)
      Loss on disposition of fixed assets                                       -                31
      Write down of investment in unconsolidated
       affiliate (Note 7)                                                   2,385                 -
      Preferred stock received for license fees                              (850)                -
      Impairment of goodwill (Note 12)                                          -             3,073
      Reserve for note receivable                                           1,624                 -
      Beneficial conversion feature on convertible
       note (Note 8)                                                          204             1,000
      Common stock received for license fee                                     -            (6,030)
      Amortization of debt discount                                            47                 -
      Changes in operating assets and liabilities:
        (Increase) decrease in accounts receivable                             64              (345)
        (Increase) decrease in license fees receivable                       (265)           (4,633)
        (Increase) decrease in inventories, net                               460               512
        (Increase) decrease in other assets                                    37               177
        Increase (decrease) in accounts payable and
          accrued expenses                                                  2,351            (2,448)
        Increase (decrease) in other liabiliti                                453             5,728
                                                                      ---------------  --------------
           Net cash (used in) operating activities                    $    (6,566)     $     (7,299)
                                                                      ---------------  --------------

Cash flows from investing activities:
      Capital expenditures                                                   (136)             (108)
      Decerase in restricted cash                                               -               667
      Acquisition of patent rights                                           (900)                -
      Deferred charges                                                          -              (411)
      Cash  and cash equivalents received from acquisitions           $         -      $         88
                                                                      ---------------  --------------
        Net cash (used in) investing activities                       $    (1,036)     $        236
                                                                      ---------------  --------------

Cash flows from financing activities:
      Proceeds from:
        Convertible notes (net) (Note8)                                     4,000             1,000
        Notes payable                                                           -             1,250
        Sale of preferred stock (net) (Note 12)                             4,435             2,004
        Sale of subsidiary common stock                                         -             1,000
        Sale of common stock (net)                                              1                 -
        Sale of common stock subject to resale (Note 11)                        -               620
        Collection of subscription receivable                                   -             1,000
        Exercise of stock options, net                                          -               748
      Repayment of:
        Promissory notes                                                        -            (1,325)
                                                                      ---------------  --------------
        Net cash provided by financing activities                     $     8,436      $      6,297
                                                                      ---------------  --------------
Effect of exchange rate changes on cash                               $        31      $          7
                                                                      ---------------  --------------

Net increase (decrease) in cash and cash equivalents                  $       865      $       (759)
Cash and cash equivalents - beginning of period                               529             1,126
                                                                      ---------------  --------------
Cash and cash equivalents - end of period                             $     1,394      $        367
                                                                      ===============  ==============

Supplemental  disclosures  of cash flow  information:
Cash paid during the year for:
   Interest                                                           $         1      $          -
                                                                      ===============  ==============

Supplemental disclosures of non-cash investing and
 financing activities:
  Unrealized holding loss on available-for-sale
     securities                                                       $         -      $       (398)
                                                                      ===============  ==============

  Issuances of common stock for acquisition of
    Midcore Sofware, Inc.                                             $         -      $      4,817
                                                                      ===============  ==============
  Issuances of common stock for acquisition of
    DMC Cinema, Inc.                                                  $         -      $      2,500
                                                                      ===============  ==============

The  accompanying  notes  are an  integral  part of the  condensed  consolidated financial statements.

NCT GROUP, INC.
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL
STATEMENTS (UNAUDITED)

1.  Basis of Presentation:

     The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and pursuant to instructions and rules of the Securities and Exchange Commission (the "SEC"). Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals and certain adjustments to reserves and allowances) considered necessary for a fair presentation have been included. Operating results for the three months and nine months ended September 30, 2000 are not necessarily indicative of the results that may be expected for the year ending December 31, 2000. For further information, refer to the consolidated financial statements and footnotes thereto included in the NCT Group, Inc. (the "Company" or "NCT") Annual Report on Form 10-K, for the year ended December 31, 1999, filed on April 14, 2000.

     The Company has incurred substantial losses from operations since its inception, which have been recurring and amounted to $137.2 million on a cumulative basis through September 30, 2000. These losses, which include the cost for development of products for commercial use, have been funded primarily from (1) the sale of common stock, including the exercise of warrants or options to purchase common stock, (2) the sale of preferred stock convertible into common stock, (3) technology licensing fees, (4) royalties, (5) product sales and (6) engineering and development funds received from strategic partners and customers.

     During the second quarter of 2000, retroactive to January 1, 2000, the Company adopted the accounting policies of SEC Staff Accounting Bulletin No. 101 "Revenue Recognition in Financial Statements" ("SAB 101"). Adopting SAB 101 effective January 1, 2000, required the Company to restate its first quarter 2000 revenues, deferring recognition of $3.9 million of previously recognized license fees. Such deferred revenue will be amortized over the next three years in accordance with the Company's interpretation of SAB 101.

     Cash, cash equivalents and short-term investments amounted to $0.4 million at September 30, 2000, decreasing from $1.1 million at December 31, 1999. Management believes that currently available funds will not be sufficient to sustain the Company at present levels for the next 12 months. The Company's ability to continue as a going concern is dependent on funding from several Internal sources, including available cash, cash from the exercise of warrants and options, and cash inflows generated from the Company's revenue sources: technology licensing fees and royalties, product sales, and engineering and development services. The level of realization of funding from the Company's revenue sources is presently uncertain. In the event that anticipated technology licensing fees and royalties, product sales, and engineering and development services do not generate sufficient cash, management believes additional working capital financing must be obtained. There is no assurance any such financing is or would become available.

     In the event that funding from internal sources is insufficient, the Company would have to substantially cut back its level of spending which could substantially curtail the Company's operations. These reductions could have an adverse effect on the Company's relations with its strategic partners and customers. Uncertainty exists about the adequacy of current funds to support the Company's activities until positive cash flow from operations can be achieved, and uncertainty exists about the availability of financing from other sources to fund any cash deficiencies. See Notes 8, 11 and 12 with respect to recent financing.

     The accompanying condensed consolidated financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates continuity of operations, realization of assets and satisfaction of liabilities in the ordinary course of business. The propriety of using the going concern basis is dependent upon, among other things, the achievement of future profitable operations and the ability to generate sufficient cash from operations, public and private financing and other funding sources to meet its obligations. The uncertainties described above raise substantial doubt at September 30, 2000, about the Company's ability to continue as a going concern. The accompanying condensed consolidated financial statements do not include any adjustments relating to the recoverability of the carrying amount of recorded assets or the amount of liabilities that might result from the outcome of these uncertainties.


2.  Acquisitions:

     On August 18, 2000, the Company acquired 100% of the outstanding capital stock of Theater Radio Network, Inc. ("TRN"), a provider of entertainment audio programming in multiplex cinemas nationwide, through a merger with DMC Cinema, Inc. ("Cinema"), a newly formed subsidiary of the Company's wholly- owned subsidiary, Distributed Media Corporation ("DMC"). The acquisition included the Company's issuance of 7,405,214 restricted shares of its common stock based upon a trailing market price (as defined in the stock purchase agreement) of $0.3376 per share, for a total value of $2.5 million and a 7.5% equity interest in Cinema. The acquisition was accounted for using the purchase method and resulted in goodwill of approximately $2.8 million which is being amortized over 20 years on a straight-line basis. Cinema produces a radio show that is broadcast in movie theaters nationwide. Theaters that are part of the Cinema network include Sony, Loews, Cineplex Odeon, Regal, United Artists and others. Advertisers include America Online, ABC Television, DreamWorks, Warner Bros., IBM, and Amoco, among others.

     On August 29, 2000, the Company acquired 100% of the outstanding capital stock of Midcore Software, Inc. ("MSI"), provider of Internet infrastructure software for business networks, through a merger with NCT Midcore, Inc., a newly formed, wholly-owned subsidiary of the Company, and now known as Midcore Software, Inc. ("Midcore"). In connection therewith, the Company issued 13,913,355 restricted shares of its common stock based upon a 10-day weighted average closing bid price of $0.34626 per share, for an aggregate value of $4.8 million. In addition, the purchase consideration includes $1.7 million to be paid by the Company in cash based upon earned royalties, as defined in the merger agreement, over 36 months. If after 36 months, the total royalty has not been earned then the parties have the right to collect the remaining unpaid balance through the issuance of the Company's common stock. The acquisition was accounted for using the purchase method, and the resulting goodwill of approximately $6.4 million is being amortized over 20 years on a straight-line basis. Midcore is a developer of innovative software-based solutions that address the multitude of challenges facing businesses implementing Internet strategies. Its MidPoint product is a single, scalable software package that provides on-demand Internet connections, a software router, a high performance shared cache, content control, scheduled retrieval of information and e-mail and usage accounting, among other features.

     On September 12, 2000, the Company's wholly-owned subsidiary, NCT Hearing Products, Inc. ("NCT Hearing"), granted an exclusive license to Pro Tech Communications, Inc. ("Pro Tech") for rights to certain NCT technologies for use in light weight cellular, multimedia and telephony headsets. In consideration for this license, NCT Hearing received 23.4 million shares of Pro Tech's common stock representing approximately 84% of the common shares issued and outstanding. During the quarter ended September 30, 2000, the Company recognized approximately $2.5 million of license fee revenue with respect to this transaction. Such amount represents the license fee revenue applicable to the minority interest shareholders. As a condition precedent to the transaction, NCT Hearing had arranged $1.5 million in equity financing for Pro Tech in the form of convertible preferred stock of Pro Tech. Such convertible preferred stock is convertible into shares of Pro Tech's common stock or exchangeable for shares of NCT's common stock, at the investors' election. The acquisition was accounted for using the purchase method and the resulting negative goodwill of approximately $0.1 million is being amortized over 20 years on a straight-line basis.

     The operating  results of these acquired  businesses  have been included in
the  Condensed   Consolidated   Statement  of  Operations   from  the  dates  of
acquisition. All material intercompany balances have been eliminated.

3.  Accounts Receivable:

      Accounts receivable comprise the following:

          (thousands of dollars)
                                                   December 31,    September 30,
                                                       1999            2000
                                                  --------------  --------------
   Technology license fees and royalties           $       -       $   4,633
   Advertising                                             -             160
   Engineering and development services                   33               8
   Trade                                                 287           1,107
   Allowance for doubtful accounts                       (83)            (73)
                                                  --------------  --------------
       Accounts receivable, net                    $     237       $   5,835
                                                  ==============  ==============


     On March 7, 2000, the Company and DMC signed an agreement to license the use of Digital Broadcasting Station Software ("DBSS") systems and related technology in two station areas in the New York DMA territory to Eagle Assets Limited. The total amount of the license fee was $2.0 million of which approximately $1.6 million has been deferred at September 30, 2000. At September 30, 2000, the amount remaining in accounts receivable totaled $1.5 million.

     On March 30, 2000, the Company and DMC signed an agreement to license the use of DBSS systems and related technology in Israel to Brookepark Limited. The amount of the license fee was $2.0 million of which approximately $1.6 million has been deferred at September 30, 2000. At September 30, 2000, the amount remaining in accounts receivable totaled $1.0 million.

     On September 29, 2000, the Company and DMC signed separate agreements to license the use of certain technology for $1.0 million each with Vidikron of America, Inc. ("Vidikron"). The total amount of the license fees were $2.0 million and is included in accounts receivable at September 30, 2000. The License fee revenue recognized was limited to $1.0 million due to the Company's compliance with EITF 86-29 "NonMonetary Tranactions: Magnitude of Boot and the Exceptions to the use of the Fair Value".

4.  Inventories:

        Inventories comprise the following:

          (thousands of dollars)
                                                   December 31,    September 30,
                                                      1999            2000
                                                  --------------  --------------
   Components                                      $     360       $     491
   Finished goods                                      2,434           2,416
                                                  --------------  --------------
   Gross inventories                               $   2,794       $   2,907
   Reserve for obsolete & slow moving inventory         (529)           (598)
                                                  --------------  --------------
       Inventories, net of reserves                $   2,265       $   2,309
                                                  ==============  ==============

     The reserve for obsolete and slow moving inventory at September 30, 2000 has increased to $0.6 million primarily due to a $0.3 million charge for slow moving hearing product inventory recorded during the first nine months of 2000, net of applications of reserve.


5.  Recent Accounting Pronouncements:

     In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" (SFAS 133"). As amended by SFAS No. 137, the Company is required to adopt SFAS 133 for the year ending December 31, 2001. SFAS 133 establishes methods of accounting for derivative financial instruments and hedging activities related to those instruments as well as other hedging activities. Because the Company currently holds no derivative financial instruments and does not currently engage in hedging activities, adoption of SFAS 133 is expected to have no material impact on the Company's financial condition or results of operations.


     In December 1999, the SEC issued Staff Accounting Bulletin ("SAB") No. 101, "Revenue Recognition in Financial Statements" ("SAB 101"). SAB 101 summarizes certain of the SEC's views in applying generally accepted accounting principles to revenue recognition in financial statements. In March 2000, the SEC issued SAB No. 101A to defer for one quarter the effective date of implementation of SAB 101 and in June 2000, issued SAB 101B to further defer its implementation until no later than the fourth fiscal quarter of fiscal years beginning after December 15, 1999 with earlier application encouraged. As noted in Note 1, the Company elected early application of SAB 101 in the quarter ended March 2000.

     The effect of the adoption of SAB 101 in the first quarter of 2000 was a reduction of revenue and net income of $3.9 million and a corresponding increase in deferred revenue.


6.  Stockholders' Equity:

     The changes in stockholders' equity during the nine months ended September 30, 2000, were as follows:

(in thousands)
                                                                                      Unearned        Expenses
                                                    Accretion    Net                   Compen-          To be    Trans-
                Balance    Sale of     Exchange/   Dividend of Sale of    Stock        satory         paid with  lation    Balance
                  at     Preferred  Conversion of   Preferred  Common   Subscription  Options/   Net    Common    Adjust-     At
               12/31/99    Stock   Preferred Stock    Stock     Stock    Receivable   Warrants   Loss    Stock    ment      9/30/00
              ---------- --------- --------------- ----------- -------- ------------  -------- -------- ---------  ------ ----------
Series F
Preferred:
Stock:
     Shares          5         -             (5)                                                                                 -
     Amount   $  2,790   $     -    $    (2,871)   $      81   $     -  $        -    $     -  $     -   $     -   $   -  $      -

Series G
Preferred:
Stock:
     Shares          -         2             (1)                     -           -          -        -         -       -          1
     Amount          -   $ 1,709           (985)          21         -           -          -        -         -       -        745

Common Stock:
     Shares    268,771         -              -            -    60,650           -          -        -         -       -    329,421
     Amount  $   2,688         -              -            -       607           -          -        -         -       -  $   3,294

Treasury Stock:
     Shares      6,078         -              -            -         -           -          -        -         -       -     6,078
     Amount  $  (2,963)        -              -            -         -           -          -        -         -       -  $ (2,963)

Additional
Paid in
 Capital     $ 130,865         -          3,886         (101)   17,872           -          -        -       600       -  $ 153,122

Accumulated
(Deficit)    $(131,475)        -              -            -         -           -          -   (5,766)        -       -  $(137,241)

Cumulative
Translation
Adjustment   $      65         -              -            -         -           -          -        -         -       3  $      68

Stock
Subscription
Receivable   $  (1,000)        -              -            -         -        (962)         -        -         -       -  $  (1,962)

Expenses to be
Paid with
Common Stock $  (1,282)        -              -            -         -           -          -        -       708       -  $    (574)

Unearned
Compensatory
Stock Option $     (55)        -              -            -         -           -         14        -         -       -  $     (41)


7.   Other Assets:

     On August 14, 1998, NCT Audio Products, Inc. ("NCT Audio") agreed to acquire substantially all of the assets of Top Source Automotive, Inc. ("TSA"), an automotive audio system supplier. In 1998, NCT Audio had paid deposits of $3.5 million towards the purchase price. On or about July 15, 1999, NCT Audio determined it would not proceed with the purchase of the assets of TSA, as structured, due primarily to its difficulty in raising the requisite cash consideration. Consequently, NCT Audio reduced its investment in TSA to $1.5 million, representing its 15% minority interest. In addition the Company recorded a penalty premium of $0.1 million, and a note payable of $0.2 million, and recorded a $2.4 million charge in the quarter ended June 30, 1999 for the write-down of its investment to its estimated net realizable value. The $0.1 million is included on the balance sheet at September 30, 2000 in accrued expenses and the $0.2 million is included in notes payable.

     On May 10, 2000, the Company announced a license agreement with Infinite Technology Corporation ("ITC"). Under the agreement, Advancel Logic Corporation ("Advancel"), a majority owned subsidiary of the Company, granted ITC exclusive rights to create, make, market, sell and license products and intellectual property based upon Advancel's Java Turbo-J(TM) technology. Advancel also granted ITC non-exclusive rights to Advancel's Java smartcard core. In consideration for this license, the Company received 1.2 million shares of ITC's common stock valued at $6.0 million and on-going unit royalties. With the exception of certain rights granted to ST Microelectronics in 1998, the license granted ITC an exclusive irrevocable worldwide license to design, make, use, transfer, market and sell products and intellectual property incorporating or based upon Advancel's TJ and T2J technology.

     Effective June 30, 2000, the Company, Advancel and ITC entered into a Strategic Alliance and Technology Development Amendment pursuant to which the Company will fund specific product application research and engineering development related to microprocessor and semiconductor chips for which the Company will pay ITC $2.5 million. On September 7, 2000, the Company issued 9,523,810 shares of its common stock having a market value of $3.0 million to ITC as prepaid research and engineering costs. In the event ITC does not receive $2.5 million in proceeds from the sale of the Company shares, the Company is required to make up any shortfall in cash or return to ITC a sufficient number of ITC shares of common stock received by the Company as outlined above. Conversely, if ITC receives $2.5 million in proceeds from the sale of the Company shares and there are Company shares remaining, ITC must return the unsold share excess to the Company. Though the forementioned license agreement and the Strategic Alliance and Technology Development Amendment, both with ITC, are separate and unrelated it has been determined that they should be accounted for as a single transaction, thereby, both agreements are combined for financial reporting purposes. At September 30, 2000 the Company recognized $3.6 million of license fee revenue which represents the net of the two transactions and $0.5 million as amounts due from ITC.

     On September 29, 2000, NCT Video Displays, Inc. ("NCT Video"), a newly formed, wholly-owned subsidiary of the Company, entered into a product development and license agreement with Advanced Display Technologies, LLP ("ADT"). Under the agreement, NCT Video is granted by ADT exclusive right and license to make, have made, use, sell, lease, license, or otherwise commercially dispose of all Licensed Products and Components, as defined in the agreement. Such Licensed Products are defined as ViewBeam(TM) Display(s), which employ the Licensed Technology, as defined in the agreement. In addition, as part of this agreement, NCT Video and ADT have entered into a product development arrangement whereby work is to be performed by ADT in developing the Prototype and production design for the Licensed Products. In return, NCT Video agreed to pay a "development fee" of $0.9 million for performing such development work. At September 30, 2000, such $0.9 million was included in other current liabilities.


8.   Convertible Notes:

     On January 26, 1999, Carole Salkind, spouse of a former director and an accredited investor (the "Holder"), subscribed to and agreed to purchase secured convertible notes of the Company in an aggregate principal amount of $4.0 million. The Company entered into secured convertible notes (the "Notes") for $4.0 million between January 26, 1999 and March 27, 2000. The Notes mature two years from their respective inception dates and earn interest at the prime rate as published from day to day in The Wall Street Journal. At September 30, 2000, $1.5 million was included in current maturities of convertible notes with the balance of $2.5 million included as part of the long-term portion of convertible notes. The Company recorded a beneficial conversion feature of $1.0 million in connection with the March 27, 2000 convertible note recorded during the first quarter of 2000, classified as interest expense.

     On July 19, 1999, DMC entered into a convertible guaranteed term promissory note ("PRG Note") with Production Resource Group ("PRG") in the amount of $1.0 million. Of the $1.0 million note, $750,000 was deposited into an escrow account restricted in its use to pay rental and installation costs of DBSS systems. At September 30, 2000, the balance in the escrow account, classified as restricted cash, was $0. The PRG Note matures on July 19, 2001 and earns interest at ten percent (10%) per annum. PRG may convert the PRG Note in whole or in part at its election into shares of DMC's common stock, without par value, at any time during the period commencing on the date of issuance and ending on the maturity date. In connection with the PRG Note, PRG was granted a common stock warrant. In accordance with SFAS No. 123, "Accounting for Stock-Based Compensation"("FAS 123"), the Company estimated the fair value of this warrant to be $0.4 million. Such amount is being amortized to interest expense over the two-year period of the related promissory note. Amortization amounted to $0.2 million for the nine months ended September 30, 2000. Unamortized discount of $0.2 million has been reflected as a reduction of the related note payable amount in the accompanying September 30, 2000 condensed consolidated financial statements. Such note payable balance included as part of the current portion of convertible notes at September 30, 2000 was $0.8 million.


9.   Commitments:

     In connection with the acquisition of MIS by Midcore, the Company entered into employment agreements ("the agreements") with Jerry Metcoff, David Wilson and Barry Marshall-Johnson, the principal shareholders of MSI. The agreements are each for a term of three years. Compensation and benefits called for in the agreements for Jerry Metcoff and David Wilson are an annual base salary of $100,000, an annual bonus of at least $50,000, subject to the achievement of certain bonus criteria and at the discretion of the board of directors of NCT, granting of incentive stock options to purchase common shares of NCT. Compensation and benefits called for in the agreement for Barry Marshall-Johnson include an annual base salary of (pound)52,236, commissions of 5% of the face amount of purchase orders for Midcore's or affiliates' products or services derived from a predetermined territory and at the discretion of the board of directors of NCT, and granting of incentive stock options to purchase common shares of NCT.


10.  Litigation:

     Reference is made to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1999, for a discussion of the following matters:

     On June 10, 1998, Schwebel Capital Investments, Inc. ("SCI") filed suit against the Company and Michael J. Parrella, then the President, Chief Executive Officer and a Director of the Company, in the Circuit Court for Anne Arundel County, Maryland. During the second quarter of 2000, the Company and SCI have had verbal discussions regarding a settlement. The Court has scheduled a pre-trial conference in this case for March 2001. Aside from such verbal settlement discussions, there were no material developments in this matter during the period covered by this report.

     On November 17, 1998, the Company and NCT Hearing filed suit against Andrea Electronics Corporation in the United States District Court, Eastern District of New York. There were no material developments in this matter during the period covered by this report.

     On September 16, 1999, NCT Audio filed a Demand for Arbitration before the American Arbitration Association in Wilmington, Delaware, against Top Source Technologies, Inc. and TSA (the "Respondents") alleging, among other things, breach of the asset purchase agreement by which TSA was to sell its assets to NCT Audio, breach of fiduciary duty to a majority shareholder, NCT Audio, which holds 15% of the outstanding stock of TSA, and breach of obligation of good faith and fair dealing. There were no material developments in this matter during the period covered by this report.

     The Company believes there are no other patent infringement litigation matters or unasserted claims other than the matters discussed above that could have a material adverse effect on the consolidated financial position and consolidated results of operations.


11.  Common Stock Subject to Resale Guarantee:

     During 2000, the Company issued 912,674 shares of common stock to certain consultants and suppliers to settle current obligations of $0.1 million and future or anticipated obligations of $0.3 million due to them by the Company.

     On September 24, 1999, the Company issued 12,005,847 shares of common stock to suppliers and consultants to settle current obligations of $1.8 million and future or anticipated obligations of $0.5 million. On October 27, 1999, the Company issued an additional 1,148,973 shares of common stock to suppliers and consultants to settle obligations of $0.2 million. During 1999, suppliers and vendors sold $1.5 million of such shares. During the nine months ended September 30, 2000, suppliers and vendors sold $0.9 million and surrendered 776,316 previously issued shares. At September 30, 2000, common stock subject to resale guarantee included $0.1 million for suppliers and vendors.

     The Company had certain contingent obligations under a securities purchase agreement, dated as of December 27, 1999 (the "Purchase Agreement"), among the Company, Austost Anstalt Schaan("Austost"), Balmore S.A.("Balmore") and Nesher, Inc. ("Nesher"). Based on an offer as of November 9, 1999, the Company, Austost, Balmore and Nesher entered into the Purchase Agreement whereby the Company, on December 28, 1999, issued a total of 3,846,155 shares (the "SPA Shares") to Austost, Balmore and Nesher for a total purchase price of $500,000. In addition, the Company issued 288,461 shares of its common stock to the placement agent for the transaction. The price of the SPA Shares was $0.13 per share, which was $0.03, or 19%, less than the closing bid price of the Company's common stock as reported by the OTC Bulletin Board on November 8, 1999, and $0.015, or 10%, less than the closing bid price of the Company's common stock as reported by the OTC Bulletin Board on December 27, 1999. At September 30, 2000 the shares were no longer subject to a resale quarantee provision.

     Under a reset provision contained in the Purchase Agreement, on June 26, 2000, and again on September 25, 2000, the Company might have been required to issue additional shares to one or more of Austost, Balmore or Nesher if the sum of certain items on those dates was less than 120% of the total purchase price paid by Austost, Balmore and Nesher for the SPA Shares. Those items were: (i) the aggregate market value of the SPA Shares held by Austost, Balmore and Nesher (based on the per share closing bid price on those dates); (ii) the market value of any SPA Shares transferred by Austost, Balmore and Nesher as permitted under the Purchase Agreement (based on the per share closing bid price on the date of transfer); and (iii) any amounts realized by Austost, Balmore and Nesher from sales of any such shares prior to June 26, 2000 or September 25, 2000, as the case may be. The number of additional shares of common stock that the Company would have been obligated to issue in such case would have been a number of shares having an aggregate market value (based on the per share closing bid price on such date) that, when added to the sum of items (i), (ii) and (iii) set forth above, would equal 120% of the total purchase price paid for the SPA Shares. The 20% of the total purchase price paid ($100,000) was deemed a preferred return over the initial reset period. At both June 26 and September 25, 2000, no additional shares were required to be issued in accordance with such reset provision and the 20% of the total purchase price paid ($100,000) is no longer considered a preferred return.

     Common stock subject to resale guarantee was $0.2 million at September 30, 2000, which represented the outstanding shares of common stock valued at the date of issuance to suppliers and vendors.


12.  Capital Stock:

     On January 19, 2000, the Board of Directors amended the NCT Group, Inc. Stock Incentive Plan (the "1992 Plan"), subject to stockholder approval, to increase the aggregate number of shares of the Company's common stock reserved for issuance upon the exercise of stock options granted under the 1992 Plan from 30,000,000 shares to 50,000,000 shares (the "1992 Plan Amendment"). At the annual meeting of stockholders held on July 13, 2000, the stockholders approved such amendment.

     On January 19, 2000, the Board of Directors granted options to purchase 9.9 million shares of the Company's common stock to certain officers and employees of the Company, subject to the approval by the Company's stockholders of an increase in the number of shares authorized and subject to the approval by the Company's stockholders of an increase in the number of shares covered by the 1992 Plan. Such increases were approved by the Stockholders at the Company's annual meeting on July 13, 2000. Options to purchase 3.9 million of such shares vest upon approval by the stockholders of the above noted increases. Options to purchase 6.0 million of such shares will not become vested or exercisable until the satisfaction of additional vesting requirements based on profitability of the Company or the passage of time. The foregoing options were granted with the exercise price equal to the fair market value of the Company's common stock on January 18, 2000, or $0.41 per share, as determined from the last sale price as reported by the NASDAQ OTC Bulletin Board.

     During the first quarter of 2000, the Board of Directors also granted options to purchase 2.9 million shares of the Company's common stock to certain new employees and consultants of the Company for services rendered to the Company, subject to the approval by the Company's stockholders of an increase in the number of shares authorized and subject to the approval by the Company's stockholders of an increase in the number of shares covered by the 1992 Plan. Such options were granted at or above the fair market value of the Company's common stock on the date of grant.

     On January 25, 2000, the Board of Directors designated a new series of preferred stock based upon a negotiated term sheet, the Series G Convertible Preferred Stock ("Series G Preferred Stock"). The Series G Preferred Stock consists of 5,000 designated shares, par value of $0.10 per share and a stated value of one thousand dollars ($1,000) per share with a cumulative dividend of four percent (4%) per annum on the stated value payable upon conversion in either cash or common stock. On March 6, 2000, as amended March 10, 2000, the Company and an accredited investor entered into an agreement under which the Company sold an aggregate stated value of $2.0 million (2,004 shares) of Series G Preferred Stock, in a private placement pursuant to Regulation D of the Securities Act of 1933 (the "Securities Act") for an aggregate of $1.750 million. The Company received proceeds, net of expenses, of $1.7 million. Each share of Series G Preferred Stock is convertible into fully paid and nonassessable shares of the Company's common stock pursuant to a predetermined conversion formula which provides that the conversion price will be the lesser of (i) the average of the closing bid price for the common stock on the securities market on which the common stock is being traded for five (5) consecutive trading days prior to the date of conversion; or (ii) the fixed conversion price of $0.71925. The Company filed a registration statement on April 20, 2000, (amended on June 13, 2000), to register such shares of common stock for the conversion of the Series G Preferred Stock and the related warrant. In connection with the Series G Preferred Stock transaction, on March 6, 2000, the Company granted a warrant for 150,000 shares of the Company's common stock with an expiration date of March 31, 2005 and an exercise price of $0.71925. In accordance with SFAS No. 123, the Company estimated the fair market value of this warrant to be $0.1 million, using the following assumptions in applying the Black-Scholes valuation method: risk-free interest rates of 6.14%, volatility of 1, and a term of three years. Such amount is included in the preferred stock dividend requirement for the nine months ended September 30, 2000.

     During the nine months ended September 30, 2000, the Company issued 23,470,081 shares of the Company's common stock in connection with the conversion of 4,715 shares of the Company's Series F Convertible Preferred Stock ("Series F Preferred Stock") which had been issued in the third quarter of 1999 in a private placement exempt from registration pursuant to Regulation D of the Securities Act. At September 30, 2000 all Series F Preferred Stock have been converted to common shares of the Company. . In March 2000, 3 shares of NCT Audio Series A Convertible Preferred Stock, which had been issued in the third quarter of 1998 in a private placement exempt from registration pursuant to Regulation D of the Securities Act, were exchanged for 3,000 shares of the Company's Series D Preferred Stock, which were converted into 634,915 shares of the Company's common stock. Subsequently, the Company recorded a one-time, non-cash charge of $0.2 million for the impairment of goodwill based on the valuation of NCT Audio, which is included in other expense.

     On March 7, 2000, the Company, Balmore and Austost agreed to amend certain of the terms and conditions of the exchange agreement. Under the exchange agreement, Austost and Balmore were obligated to return to the Company 13,671,362 shares of NCT common stock ("Returnable Shares"). This amendment was agreed to in order to (1) allow Austost and Balmore to retain 3,611,111 Returnable Shares in exchange for an additional 533 shares of NCT Audio common stock from a third party investor (the "Third Party Shares"), which Austost and Balmore would deliver to NCT, and (2) substitute cash payments by Austost and Balmore to the Company in lieu of Austost's and Balmore's obligation to return the remaining Returnable Shares to the Company pursuant to the exchange agreement. Austost and Balmore would agree to pay the Company up to $10,000,000 in cash subject to monthly limitations from proceeds Austost and Balmore would realize from their disposition of such remaining Returnable Shares. Balmore and Austost would realize a 10% commission on the proceeds from the sale of shares. Subsequently, the Company recorded a one-time, non-cash charge of $2.9 million for the impairment of goodwill based on the valuation of NCT Audio, which is included in other expense. During the quarter ending September 30, 2000, the Company sold approximately 4.2 million Returnable Shares totaling $1.4 million of which $0.8 million was used to repay three promissory notes and the balance of $0.6 million was used to meet working capital requirements.

     On April 21, 2000, the Board of Directors approved the re-granting of replacement grants for forfeit options that would otherwise expire in 2000. Such replacement grants totaled approximately 565,000 options.

     On June 2, 2000, the Company granted a common stock warrant to Roth Bros, Inc. ("Roth") to purchase 0.3 million shares of the Company's common stock in connection with the installation of DBSS systems for DMC by Roth. In accordance with SFAS No. 123, the Company estimated the fair value of this warrant to be $0.1 million. Such amount is being amortized to interest expense over the three-year period of the related work agreement between Roth and DMC. Amortization amounted to approximately $10,000 for the nine months ended September 30, 2000.

     On July 13, 2000 at the Company's annual meeting of shareholders, the stockholders approved an amendment to increase the number of shares of common stock the Company is authorized to issue from 325 million to 450 million. Such amendment became effective on July 18, 2000 when the Company filed a Certificate of Amendment to its Restated Certificate of Incorporation with the Office of the Secretary of State of Delaware to comply with applicable Delaware General Corporation Law.

     Also on July 13, 2000, the Company's stockholders approved an amendment to the 1992 Plan to increase the number of shares thereunder from 30 million to 50 million.

     On August 10, 2000, the Company entered into an agreement with three accredited investors for the financing of its subsidiary, Connect Clearly.com, Inc.("CCC"). In connection with the initial funding of CCC, the Company issued 1,000 shares of CCC common stock to these investors in consideration for $0.5 million in cash and conversion of promissory notes payable, due to two of the investors, totaling $0.5 million. These investors have agreed to acquire 1,000 additional shares of CCC common stock for another $1.0 million in August 2001. These CCC common shares are exchangeable for shares of NCT common stock.

     On August 18, 2000, the Company acquired 100% of the outstanding capital stock of TRN, through a merger with Cinema. In connection with this acquisition, the Company issued 7,405,214 restricted shares of its common stock based upon a trailing market price (as defined in the stock purchase agreement) of $0.3376 per share, for a total value of $2.5 million and a 7.5% equity interest in Cinema. (see Note 2 to the Condensed Consolidated Financial Statements for further details).

     On August 29, 2000, the Company acquired all of the outstanding capital stock of MSI through a merger with Midcore. In connection therewith, the Company issued 13,913,355 restricted shares of its common stock. (See Note 2 to the Condensed Consolidated Financial Statements for further details).

     On September 7, 2000, the Company issued 9,523,810 shares of its common stock having a market value of $3.0 million to ITC with respect to the Strategic Alliance and Technology Development Amendment with ITC. Such shares are subject to adjustment as outlined in Note 8 to these Condensed Consolidated Financial Statements.

     As described in Note 2, NCT Hearing had arranged $1.5 million in equity financing for Pro Tech in the form of convertible preferred stock. Such convertible preferred stock is convertible into shares of Pro Tech's common stock or exchangeable for shares of NCT's common stock, at the investors' election.

     On September 26, 2000, the Company's Board of Directors approved an amendment to the Series G Certificate of Designations, Rights and Preferences to increase the maximum share issuance amounts thereunder from 10 million shares to 24 million shares. This action was considered in the best interest of the Company and its investor relationships. The amendment became effective on September 27, 2000 when the Company filed it with the Office of the Secretary of State of Delaware.

     On September 27, 2000, the Company entered into a private equity line with Crammer Road LLC ("Crammer"), pursuant to which the Company may issue its common stock to be sold by Crammer and Crammer would retain a portion of the proceeds received for NCT common stock sold. In conjunction with this transaction, the Company issued Crammer a warrant for 250,000 shares of the Company's common stock. In accordance with SFAS No. 123, the Company estimated the fair value of this warrant to be $0.1 million, using the following assumptions in applying the Black-Scholes valuation method: risk-free interest rates of 6.03%, volatility of 1, and a term of three years. The Company and Crammer are currently in renegotiations regarding amendments to certain details of the Private Equity Credit Agreement.

     On September 29, 2000, Pro Tech entered into a Securities Purchase and Supplemental Exchange Rights Agreement with the Company, Austost, Balmore and Zakeni Limited, (Austost, Balmore and Zakeni Limited collectively the "Pro Tech Investors") to consummate the $1.5 million financing arranged by the Company for Pro Tech in connection with its sale of 1,500 shares of Pro Tech Series A Convertible Preferred Stock ("Pro Tech Preferred") to the Pro Tech Investors. The Pro Tech Preferred consists of 1,500 designated shares, par value $0.01 per share and a stated value of one thousand dollars ($1,000) per share with an accretion rate of four percent (4%) per annum on the stated value. Each share of such stock, in addition to being exchangeable for shares of the Company's common stock, is convertible into fully paid and nonassessable shares of the Pro Tech's common stock pursuant to a predetermined conversion formula. In connection with the execution of the Securities Purchase and Supplemental Exchange Rights Agreement, Pro Tech issued warrants to the Pro Tech Investors to acquire 4.5 million shares of Pro Tech's common stock. Such warrants are exercisable at $0.50 per share and expire on October 28, 2003. In addition, Pro Tech has the right to require the warrant holders to exercise upon a call from Pro Tech. In accordance with SFAS No. 123, Pro Tech estimated the fair value of this warrant to be $3.6 million, using the following assumptions in applying the Black-Scholes valuation method: risk-free interest rates of 5.97%, volatility of 1, and a term of three years. Such amount is included in the preferred stock beneficial conversion feature at September 30, 2000.

     Pursuant to a consulting agreement dated as of March 15, 1999, as amended as of June 1, 1999, and as modified as of July 29, 1999, between Pro Tech and Union Atlantic LC("UALC"), Pro Tech would be obligated to issue two percent (2%) of its outstanding common stock to UALC upon the consummation of the Pro Tech transaction with NCT Hearing. In order to comply with the consulting agreement, Pro Tech agreed to issue 279,688 shares and NCT Hearing agreed to issue 279,687 shares of Pro Tech's common stock to UALC, totaling an aggregate of 559,375 shares in full settlement of all obligations under the consulting agreement between Pro Tech and UALC.

     At September 30, 2000, the number of shares required to be reserved for the exercise of options and warrants was 60.1 million. The aggregate number of shares of common stock required to be reserved for issuance upon the exercise of all outstanding options and warrants granted was 59.6 million shares, of which options and warrants to purchase 41.1 million shares were currently exercisable. The aggregate number of shares of common stock required to be reserved for issuance upon conversion of issued and outstanding shares of Series G Preferred Stock was 3.8 million. The Company has reserved 5.9 million shares of common stock for issuance to certain holders of NCT Audio common stock upon exchange of their shares of NCT Audio common stock for shares of the Company's common stock. The Company also reserved 32.1 million shares of common stock for issuance upon conversion of the Notes. Common shares issued and required to be reserved for issuance exceed the number of shares authorized at September 30, 2000. Pro Tech has reserved 5.5 million shares of common stock for issuance upon the exercise of all-outstanding options and warrants granted, of which options and warrants to purchase 5.5 million shares were currently exercisable.

     In September 2000, the Company issued warrants for 10 million shares of common stock to the placement agent for certain of the Company's recent financing transactions.


13.  Business Segment Information:

     During 1998, the Company adopted the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 131, "Disclosure About Segments of an Enterprise and Related Information" ("SFAS No. 131"). The provisions of SFAS No. 131 require the Company to disclose the following information for each reporting segment: general information about factors used to identify reportable segments, the basis of organization, and the sources of revenues; information about reported profit or loss and segment assets; and reconciliation of certain reported segment information to consolidated amounts.

Segment Information follows:


                                                              (In thousands of dollars)
                                                                       Segment
                                       --------------------------------------------------------------------
                                                                              Total                 Grand
                                         Media   Communication   Technolgy   Segments    Other      Total
                                       --------------------------------------------------------------------
For the nine months ended
September 30, 2000:
Net Sales - External                   $   533    $     850      $     -    $   1,383   $   123  $   1,506
Net Sales - Other Operating
  Segments                                 131          434            -          565      (565)         -
License Fees and Royalti1ties            1,724        2,851        3,550        8,125      (219)     7,906
Interest Income/(Expense) net             (258)          (5)        (115)        (378)   (1,277)    (1,655)
Depreciation/Amortization                  (18)         (55)         (17)         (90)   (1,233)    (1,321)
Operating Income (Loss)                 (4,024)      (2,864)       3,349       (3,539)   (2,227)    (5,766)
Segment Assets                          11,921       17,645        6,644       36,210     1,726     37,936
Capital Expenditures                        17            -            -           17        91        108

For the nine months ended
September 30, 1999:
Net Sales - External                  $    627   $    1,402     $  1,070    $   3,099   $     6  $   3,105
Net Sales - Other Operating
  Segments                                  11          650            -          661      (661)         -
License Fees and Royalties               1,354        1,019        1,100        3,473        36      3,509
Write down of Investment in
 Unconsolidated Subsidiary              (2,385)           -            -       (2,385)        -     (2,385)
Interest Income, net                       127            1            -          128       (87)        41
Depreciation/Amortization                    9           33           12           54     1,335      1,389
Operating Income (Loss)                (10,042)      (4,334)        (397)     (14,773)      (20)   (14,793)
Segment Assets                           7,515        2,504        1,360       11,379     7,916     19,295
Capital Expenditures                        11            6           35           52        84        136


MEDIA:


     NCT Audio:

     NCT Audio is engaged in the design, development and marketing of products, which utilize innovative flat panel transducer technology. The products available from NCT Audio include the Gekko(TM) flat speaker and ArtGekko(TM) printed grille collection. The Gekko(TM) flat speaker is marketed primarily to the home audio market, with potential in other markets, including the professional audio systems market, the automotive audio aftermarket, the aircraft industry, other transportation markets and multimedia markets. The principal customers are DMC, end-users, automotive original equipment manufacturers ("OEMs") and manufacturers of integrated cabin management systems.

     DMC:

     DMC provides place-based broadcast and billboard advertising through a microbroadcasting network of Sight and Sound(TM) systems within commercial/professional settings. The Sight and Sound(TM) systems consist of flat panel transducer-based speakers (provided by NCT Audio), a personal computer containing DMC's Sight and Sound DBSS software, telephone access to the Internet, amplifiers and related components. The DBSS software schedules advertisers' customized broadcast messages, which are downloaded via the Internet, with the respective music genre choice to the commercial/professional establishments. DMC will develop private networks for large customers with multiple outlets such as large fast food chains and retail chains.

     Cinema:

     Cinema provides entertainment audio programming in multiplex cinemas nationwide All programming now being delivered to each theater will be converted to the Sigh and Sound system which allows for remote delivery of programming and advertising to all sites, improving efficiency and enabling the quick execution of programming changes. The Site and Sound system also continually adjusts volume based on background noise so that the audio is always maintained at a foreground level.


COMMUNICATIONS:


     NCT Hearing:

     NCT Hearing designs, develops and markets active noise reduction ("ANR") headset products to the communications headset market and the telephony headset market. The product lines include the NoiseBuster(R) product line and the ProActive(R) product line. The NoiseBuster(R) products consist of the NoiseBuster Extreme!(TM), a consumer headset, the NB-PCU, a headset used for in-flight passenger entertainment systems and communications headsets for cellular, multimedia and telephony. The ProActive(R) products consist of noise reduction headsets and communications headsets for noisy industrial environments. The majority of NCT Hearing's sales are in North America. Principal customers consist of end-users, retail stores, OEMs and the airline industry.

     Pro Tech:

     The principal activity of Pro Tech is the design, development and manufacture of light-weight telecommunications headsets and new audio technologies for applications in fast food, telephone and other commercial applications. It currently has marketing agreements with major companies in the fast food industry and catalog and Internet site distributors of telephone equipment, primarily in North America.

     Europe:

     The principal activity of NCT Europe is the provision of research and engineering services in the field of active sound control technology to the Company. NCT Europe provides research and engineering to NCT Audio, NCT Hearing, DMC and other business units as needed. NCT Europe also provides a marketing and sales support service to the Company for European sales.

     Midcore:

     The principal activity of Midcore is as a developer of innovative software based solutions that address the multitude of challenges facing businesses implementing Internet strategies. Midcore is the provider of MidPoint Internet infrastructure software that allows multiple users to share one Internet connection without degrading efficiency and provides on-demand connections, a software router, a high-performance shared cache, content control, scheduled retrieval of information and e-mail and usage accounting. Midcore sales are derived from North America and Europe.

     ConnectClearly:

     CCC was established for the purpose of focusing on the telecommunications market and in particular the hands-free market. The technology includes ClearSpeech(R)-Acoustic Echo Cancellation and ClearSpeech(R)-Compression and Turbo Compression and ClearSpeech(R) Adaptive Speech Filter(R). ClearSpeech(R)-Acoustic Echo Cancellation removes acoustic echoes in hands-free full-duplex communication systems. Applications for this technology are cellular telephony, audio and video teleconferencing, computer telephony and gaming and voice recognition. ClearSpeech(R)-Compression maximizes bandwidth efficiency in wireless, satellite and intra- and Internet transmissions and creates smaller, more efficient voice files while maintaining speech quality. Applications for this technology are intranet and internet telephony, audio and video conferencing, PC voice and music, telephone answering devices, real-time multimedia multitasking, toys and games and playback devices. CCC products include the ClearSpeech(R)-Microphone and the ClearSpeech(R)-Speaker. The majority of CCC's sales are in North America. Principal markets for CCC are the telecommunications industries and principal customers are OEMs, system integrators and end-users.


TECHNOLOGY:


     Advancel Logic Corporation:

     Advancel is a participant in the native Java(TM) (Java(TM) is a trademark of Sun Microsystems, Inc.) embedded microprocessor market. The purpose of the Java(TM) platform is to simplify application development by providing a platform for the same software to run on many different kinds of computers and other smart devices. Advancel has been developing a family of processor cores, which will execute instructions written in both Java bytecode and C/C++ significantly enhancing the rate of instruction execution, which opens up many new applications. The potential for applications consists of the next generation home appliances and automotive applications, smartcards for a variety of applications, hearing aids and mobile communications devices. (See Note 6 - Notes to the Condensed Consolidated Financial Statements above for further details.)


     Other:

     The Net Sales - Other Operating Segments primarily consist of inter-company sales and items eliminated in consolidation.

     Certian items are maintained at the Company's corporate headquarters (Corporate) and are not allocated to the segments. They primarily include most of the Company's debt and related cash and equivalants and related net interest expense, certain litigation liabilities and certain non operating fixed assets. With respect to depreciation and amortization the differneces between the segment totals and consolidated totals relates to assets maintained at corporate.

UNDERTAKINGS


      (a)   Rule 415 Offering.  Registrant hereby undertakes:

     (1) To file, during any period in which offers securities or sales are being made, a post-effective amendment to this registration statement:

     (i) To include any prospectus required by section 10(a)(3) of the Securities Act;

     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) adopted under the Securities Act if, in the aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) That, for determining liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement of the securities offered herein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering.

     (3) To file a post-effective amendment to remove from registration any of the securities being registered that remain unsold at the end of the offering.

     (h) Request for acceleration of effective date. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of competent jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Westport, Connecticut, on this 12th day of December, 2000.

NCT GROUP, INC.

By:   /s/ MICHAEL J. PARRELLA
      -----------------------
      Michael J. Parrella, Chairman and
      Chief Executive Officer

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

          Signature                   Capacity          Date
 ----------------------------------------------------------------------------


 /s/ MICHAEL J. PARRELLA      Chairman of the Board of    December 12, 2000
 -----------------------------
      Michael J. Parrella           Directors and
                               Chief Executive Officer
                                (Principal Executive
                                      Officer)

 /s/ CY E. HAMMOND            Senior Vice President and   December 12, 2000
 -----------------------------
      Cy E. Hammond            Chief Financial Officer
                              (Principal Financial and
                                 Accounting Officer)


 /s/ JAY M. HAFT                      Director            December 12, 2000
 -----------------------------
      Jay M. Haft


 /s/ JOHN J. MCCLOY                   Director            December 12, 2000
 -----------------------------
      John J. McCloy II


 /s/ SAMUEL A. OOLIE                  Director            December 12, 2000
 -----------------------------
      Samuel A. Oolie

INDEPENDENT AUDITORS' REPORT ON SCHEDULE II

Board of Directors and Stockholders of
  NCT Group, Inc.

Our audits were conducted for the purpose of forming an opinion on the basic consolidated financial statements of NCT Group, Inc. as of December 31, 1998 and 1999 and for each of the years in the three-year period ended December 31, 1999 taken as a whole. The information included on Schedule II is presented for purposes of additional analysis and is not a required part of the basic consolidated financial statements. Such information has been subjected to the auditing procedures applied in the audits of the basic consolidated financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic consolidated financial statements taken as a whole.

/s/ Richard A. Eisner & Company, LLP

New York, New York
February 25, 2000

               SCHEDULE II
NCT GROUP, INC. AND SUBSIDIARIES
VALUATION AND QUALIFYING ACCOUNTS
(In thousands of
dollars)

-------------------------------------------------------------------------------------------------------
        Column A                     Column B           Column C               Column D      Column E
-------------------------------------------------------------------------------------------------------
                                                     (1)           (2)
                                                                Charged to
                                     Balance at  Charged in      other                       Balance at
                                     beginning   costs and      accounts-      Deductions-      end of
        Description                  of period   expenses       describe        describe        period
----------------------------------  -----------  ----------  --------------  ---------------  ----------

Year ended December 31, 1997        $    123     $    130    $    (65) (2)    $    (150) (3)   $    38
Year ended December 31, 1998              38          232         (42) (2)            -            228
Year ended December 31, 1999             228           77         (83) (2)         (139)            83
Allowance for doubtful accounts

Year ended December 31, 1997        $    262     $    210    $      -         $       -            472
Year ended December 31, 1998             472          365        (329) (1)            -            508
Year ended December 31, 1999             508           21           -  (1)            -            529
Allowance for inventory obsolence

Year ended December 31, 1997        $  2,873     $    574    $      -         $       -        $ 3,447
Year ended December 31, 1998           3,447          482           -              (655) (4)     3,274
Year ended December 31, 1999           3,274          410           -                 -          3,684
Accumulated depreciation

Year ended December 31, 1997        $      -     $      -    $      -         $       -        $     -
Year ended December 31, 1998               -           68           -                 -             68
Year ended December 31, 1999              68          970       3,125 (5)             -          4,163
Amortization of goodwill

Year ended December 31, 1997        $  1,478     $    335    $      -         $       -        $ 1,813
Year ended December 31, 1998           1,813          480           -                 -          2,293
Year ended December 31, 1999           2,293          585           -                 -          2,878
Amortization of patents


Attention is directed to the foregoing accountants' reports and to the accompanying Notes to Financial Statements.

(1)  To write off reserves applied to prior year-end inventory.

(2)  To write off fully reserved accounts receivable deemed uncollectible.

(3)  To reduce reserve for accounts collected.

(4)  To write off tooling against reserve.

(5)  To write down goodwill to estimated net realizable value.